     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 14, 2000



                                                      REGISTRATION NO. 333-30178

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 1 TO


                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                FUTURELINK CORP.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

               DELAWARE                                 7371                                95-4763404
     (STATE OR OTHER JURISDICTION           (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
  OF INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)                IDENTIFICATION NO.)

                              6 MORGAN, SUITE 100
                            IRVINE, CALIFORNIA 92618
                                 (949) 837-8252
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                              6 MORGAN, SUITE 100
                            IRVINE, CALIFORNIA 92618
(ADDRESS OF PRINCIPAL PLACE OF BUSINESS OR INTENDED PRINCIPAL PLACE OF BUSINESS)

                              PHILIP R. LADOUCEUR
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                FUTURELINK CORP.
                              6 MORGAN, SUITE 100
                            IRVINE, CALIFORNIA 92618
                                 (949) 837-8252
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:

       STEPHEN D. COOKE, ESQ.                 THOMAS R. POLLOCK, ESQ.               PAMELA B. KELLY, ESQ.
PAUL, HASTINGS, JANOFSKY & WALKER LLP  PAUL, HASTINGS, JANOFSKY & WALKER LLP           LATHAM & WATKINS
  695 TOWN CENTER DRIVE, 17TH FLOOR         399 PARK AVENUE, 31ST FLOOR        633 WEST 5TH STREET, SUITE 4000
    COSTA MESA, CALIFORNIA 92626           NEW YORK, NEW YORK 10022-4697      LOS ANGELES, CALIFORNIA 90071-2007
           (714) 668-6200                         (212) 318-6000                        (213) 485-1234

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED APRIL 14, 2000


PRELIMINARY PROSPECTUS
                                5,000,000 SHARES

                               [FUTURELINK LOGO]

                                  COMMON STOCK

                           -------------------------

This is a public offering of 5,000,000 shares of common stock of FutureLink
Corp.


Our common stock currently trades on the Nasdaq National Market under the symbol "FTRL."



SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                                                                PER
                                                               SHARE      TOTAL
                                                              --------   --------
Public offering price.......................................  $          $
Underwriting discounts and commissions......................  $          $
Proceeds, before expenses, to us............................  $          $

                           -------------------------


Under certain circumstances, the underwriters may purchase up to an additional 750,000 shares of common stock from us at the public offering price, less underwriting discounts and commissions.


The underwriters are severally underwriting the shares being offered. The underwriters expect to deliver the shares against payment in New York, New York
on                  , 2000.

                           -------------------------

BEAR, STEARNS & CO. INC.
                ROBERTSON STEPHENS
                                CIBC WORLD MARKETS
                                             C. E. UNTERBERG, TOWBIN

             The date of this prospectus is                  , 2000

                                 [FRONT COVER]



           [INSERT GRAPHIC DISPLAYING LIGHT SWITCH, TELEPHONE OUTLET,


            THERMOSTAT AND COMPUTER DISPLAYING HOW OUR SERVICES ARE

           INTENDED TO BE OFFERED WITH THE RELIABILITY OF A UTILITY]


                              [INSIDE FRONT COVER]



 [INSERT GRAPHIC SHOWING COMPONENTS OF APPLICATION HOSTING SERVICES, INCLUDING THE METHODS OF DELIVERY OF SOFTWARE APPLICATIONS FROM OUR DATA CENTERS TO OUR
                                   CUSTOMERS]

                               PROSPECTUS SUMMARY


     You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" and our financial statements and related notes included elsewhere in this prospectus.

OUR COMPANY


     We provide server-based computing services and are an application service provider, or ASP. Our services enable software applications to be deployed, managed, supported and upgraded from centrally located servers, rather than on individual desktop computers. We are North America's largest integrator of server-based computing systems using Citrix software, which is deployed in conjunction with Microsoft Windows NT Terminal Server software. Customers for our server-based computing services have included Cicso Systems, The Walt Disney Company, Allied Signal, General Motors, Ford Motor Company, Bank of America, Apple Computer and Delta Airlines.


     We believe that the following factors are driving the growth of our server-based computing and ASP services:


     - the increasing complexity of software applications, the constant need to upgrade software applications and the growing demand for faster software integration and deployment, which necessitate more centralized information management systems,


     - the scarcity of information technology professionals, making it expensive and difficult for companies to operate and manage software on their own,

     - the decline in telecommunication costs and the increasing availability of bandwidth, making it less costly to connect remote users to a central data center,

     - the growing demand for remote and shared access to software applications, and


     - the increasing number of software applications and types of computer devices requiring integration expertise that is not available to, or is increasingly expensive for, many companies.



     We intend to leverage our existing server-based computing capabilities to build our ASP business into a larger portion of our business. The ASP market is growing and is expected to continue to grow at a rapid rate. Forrester Research, Inc. projects that the ASP market will grow to over $11.0 billion in 2003 from less than $1.0 billion in 1999. Forrester Research, Inc. also projects that 22% of all U.S.-based application revenue will flow through ASPs in 2003.



     Our goal is to provide our ASP services with the speed, simplicity and reliability of a utility service. By outsourcing all or part of their information technology needs, our customers are able to reduce their information technology staff and can focus on their core competencies. Our secure, reliable and high-performance system for delivering software applications to multiple users over a variety of hardware systems provides a flexible, cost-effective solution for our customers.


OUR ADDRESS AND TELEPHONE NUMBER


     The address of our principal executive office is 6 Morgan, Suite 100, Irvine, California 92618. Our telephone number is (949) 837-8252. Our website address is www.futurelink.net. Information contained on our website does not constitute part of this prospectus.


                           -------------------------

     This prospectus contains trademarks and names of persons other than FutureLink, which are the property of their respective owners.

                                  THE OFFERING



     The share numbers in the following table assume that we have issued all the shares of our common stock included in the purchase price for Charon Systems Inc. They do not include the following securities outstanding as of April 3, 2000: (a) options to purchase 8,009,134 shares of our common stock at a weighted average exercise price of $11.91 per share, (b) warrants to purchase 7,805,955 shares of our common stock at a weighted average exercise price of $12.12 per share, and (c) debentures convertible into 744,370 shares of our common stock at a weighted average conversion price of $0.94 per share.



Common stock being offered by us....     5,000,000 shares



Common stock outstanding after this
offering............................     65,101,054 shares assuming the
                                         underwriters do not exercise their
                                         over-allotment option to purchase
                                         750,000 shares



Use of proceeds.....................     We intend to use the net proceeds from
                                         this offering to fund part of the cash
                                         portion of current and possible future
                                         acquisitions, to retire debt incurred
                                         to finance our acquisitions, to fund
                                         our operations, to develop our ASP data
                                         centers and for working capital and
                                         other general corporate purposes. See
                                         "Use of Proceeds."


Nasdaq National Market symbol.......     FTRL

                      SUMMARY CONSOLIDATED FINANCIAL DATA



     In the table below, we provide you with our actual and pro forma summary consolidated financial data. We have prepared this information using our consolidated financial statements for the years ended December 31, 1998 and 1999.



     When you read this summary consolidated financial data, it is important that you also read our financial statements and our pro forma condensed consolidated financial information and notes to that financial information included elsewhere in this prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     The pro forma column in the table of Consolidated Statements of Operations Data gives effect to the following as if each had occurred on January 1, 1999:



     - our pending and completed acquisitions,



     - repayment of $14.0 million of shareholder notes issued to finance our acquisitions of KNS Holdings Limited and Madison Group Holdings,



     - our $50.0 million private placement of equity securities with Pequot Private Equity Fund II, L.P. and other investors in October 1999,



     - conversion of $22.5 million of convertible debt from August 23, 1999 through November 8, 1999,



     - Pequot Private Equity Fund II, L.P.'s and other investors' exercise of warrants to purchase 2,401,041 shares of our common stock in February 2000,



     - the payment of $5.0 million cash and the issuance of warrants to purchase 3,000,000 shares of our common stock for the March 2000 settlement of the SmallCaps litigation, and



     - this offering.



     The pro forma column in the table of Consolidated Balance Sheet Data gives effect to the following as if each had occurred at December 31, 1999:



     - our acquisitions completed subsequent to December 31, 1999,



     - our pending acquisition of Charon Systems Inc.,



     - repayment of $14.0 million of shareholder notes issued to finance our acquisitions of KNS Holdings Limited and Madison Group Holdings,



     - Pequot Private Equity Fund II, L.P.'s and other investors' exercise of warrants to purchase 2,401,041 shares of our common stock,



     - the payment of $5.0 million cash and the issuance of warrants to purchase 3,000,000 shares of our common stock for the March 2000 settlement of the SmallCaps litigation, and



     - this offering.

                                                                   YEARS ENDED DECEMBER 31,
                                                          -------------------------------------------
                                                                                             PRO
                                                                    ACTUAL                  FORMA
                                                          ---------------------------    ------------
                                                             1998            1999            1999
                                                          -----------    ------------    ------------
                                                           (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenue.................................................   $   2,437      $   13,600      $  114,959
Expenses:
  Cost of hardware and software.........................         880           7,013          64,766
  Cost of service delivery..............................       1,548          10,527          24,793
  Selling, general and administrative...................       3,064          12,611          39,290
  Goodwill and other intangibles amortization...........         668           4,981          62,835
  Depreciation and amortization.........................         203           1,709           1,919
                                                           ---------      ----------      ----------
Loss from operations....................................      (3,926)        (23,241)        (78,644)
Interest expense, net(1)................................       1,333          11,658          11,880
Equity in loss of investee..............................         826              --              --
                                                           ---------      ----------      ----------
Loss before benefit for income taxes and extraordinary
  item..................................................      (6,085)        (34,899)        (90,524)
Provision (benefit) for income taxes....................        (205)             --             126
                                                           ---------      ----------      ----------
Loss before extraordinary item..........................      (5,880)        (34,899)        (90,650)
Extraordinary item......................................          --            (845)             --
                                                           ---------      ----------      ----------
Net loss................................................   $  (5,880)     $  (35,744)     $  (90,650)
                                                           =========      ==========      ==========
Loss per share -- basic and diluted:
  Loss before extraordinary item........................   $   (1.86)     $    (2.44)     $    (2.45)
  Extraordinary item....................................          --           (0.06)             --
                                                           ---------      ----------      ----------
Net loss................................................   $   (1.86)     $    (2.50)     $    (2.45)
                                                           =========      ==========      ==========
Weighted average shares(2)..............................   3,169,413      14,279,647      37,070,797
                                                           =========      ==========      ==========
OTHER DATA:
EBITDA(3)...............................................   $  (3,881)     $  (16,551)     $  (13,890)



                                                                DECEMBER 31, 1999
                                                              ----------------------
                                                                              PRO
                                                               ACTUAL        FORMA
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 19,185     $ 98,670
Total assets................................................   240,678      443,702
Total debt..................................................    15,201       12,258
Stockholders' equity........................................   202,748      406,110


-------------------------

(1) Includes amortization of deferred financing fees and debt discount.



(2) Gives effect to a 5 for 1 reverse stock split on June 1, 1999 as if it had occurred as of January 1, 1999.



(3) EBITDA is defined as net loss plus:



     - extraordinary items,



     - provision (benefit) for income taxes,



     - interest expense, net, and



     - depreciation and amortization.



     EBITDA is presented not as an alternative measure of operating results or cash flows from operations as determined in accordance generally accepted accounting principles, but because it is a widely accepted financial indicator of a company's ability to incur and service debt.

                                  RISK FACTORS


     An investment in our common stock involves a high degree of risk. You should read the following risk factors carefully before purchasing our common stock. The risks and uncertainties described below are not the only ones we face. Other risks and uncertainties, including those that we do not currently consider material, may impair our business. If any of the risks discussed below actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.


WE INTEND THAT OUR ASP SERVICES WILL BECOME AN INCREASING PERCENTAGE OF OUR OVERALL BUSINESS. IF WE ARE NOT SUCCESSFUL IN GROWING OUR ASP BUSINESS OUR PROSPECTS WILL BE ADVERSELY AFFECTED AND OUR STOCK PRICE MAY DECLINE.



     To date, most of our revenues have come from computer consulting, software integration, hardware installation and training services. Our ASP services were introduced in March 1999 and are therefore a relatively new line of business for us. Our business strategy includes the expansion of our ASP services. In the future, we expect that revenue from ASP services will comprise a greater portion of our revenue. However, we cannot assure you that our business plan will be successful or that we will be able to increase our ASP revenues. We may not be successful in addressing these risks, and if we are not successful, our business, results of operations and financial condition will be materially adversely affected.



BECAUSE WE HAVE A LIMITED OPERATING HISTORY AND OUR BUSINESS MODEL IS STILL EVOLVING, WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE OUR BUSINESS OR ACHIEVE PROFITABILITY.



     Our business is new, evolving and unproven, and our range of services continues to change. In order to achieve our business plan we must:



     - convince customers to purchase our ASP services,


     - increase awareness and market penetration of our brand,

     - attract, retain and motivate qualified personnel,

     - maintain our existing, and develop new, relationships with software providers and vendors,

     - raise additional capital, and

     - convince customers that we can provide reliable and cost-effective services.


     Because we have limited operating history and our business model is evolving, investors will have difficulty evaluating us and our prospects.



OUR PAST FINANCIAL RESULTS MAY NOT BE REPRESENTATIVE OF OUR FUTURE FINANCIAL RESULTS AND THEREFORE INVESTORS WILL HAVE DIFFICULTY EVALUATING US AND OUR PROSPECTS.



     We commenced our current business plan in September 1998 and since that time have grown our business rapidly through acquisitions. Because we have grown through acquisitions, our pro forma financial results cover periods when we did not control or manage our subsidiaries and may not be indicative of our future financial results. Investors will have difficulty evaluating us and our prospects and therefore our stock prices may be adversely affected as well as our ability to raise money in the future.

WE HAVE A HISTORY OF SUBSTANTIAL LOSSES AND NEGATIVE CASH FLOWS. WE EXPECT THESE LOSSES AND NEGATIVE CASH FLOWS TO CONTINUE AND INCREASE IN THE FUTURE. IF WE ARE UNABLE TO MAKE A PROFIT, WE MAY NOT BE ABLE TO CONTINUE TO OPERATE OUR BUSINESS, AND YOU MAY LOSE YOUR INVESTMENT.


     We have experienced net losses and negative cash flows since we began implementing our current business plan. We expect that the ongoing implementation of our current business plan will increase our net losses and our negative cash flows for the foreseeable future as we invest in personnel, technology and other assets to support our expected growth. In addition, our business plan includes expansion through acquisitions. As of December 31, 1999, on a pro forma basis, after giving effect to our completed and pending acquisitions, we had approximately $300 million in goodwill as a result of our acquisitions. The respective amount from each acquisition will be amortized over a five year period and will substantially increase our net losses. In addition, acquisitions are likely to increase our cash needs. We cannot assure you that we will operate profitably in the future or generate positive cash flows. If we cannot operate profitably or generate positive cash flows, we may be unable to continue to operate our business, and you may lose your investment.


THE GROWTH IN DEMAND FOR OUR ASP SERVICES IS HIGHLY UNCERTAIN. THE ASP MARKET MAY NOT DEVELOP AS WE ANTICIPATE AND, ACCORDINGLY, WE MAY NOT BE ABLE TO EXPAND OUR BUSINESS OR OPERATE IT PROFITABLY.


     The market for ASP services has only recently begun to develop and is evolving rapidly. Future demand for these services is highly uncertain. We believe that many of our potential customers are not fully aware of the benefits of ASP services. We must educate potential customers regarding these benefits and convince them of our ability to provide complete and reliable services. We cannot be certain that the market for ASP services will become viable or grow. If the market for our ASP services does not grow or grows more slowly than we currently anticipate, our business, financial condition and operating results will be materially adversely affected.



OUR INTERNAL ACCOUNTING AND FINANCIAL CONTROLS HAVE WEAKNESSES RESULTING PRIMARILY FROM THE GROWTH OF OUR BUSINESS. IF WE ARE UNABLE TO RECRUIT AND RETAIN QUALIFIED ACCOUNTING AND FINANCIAL STAFF, WE MAY CONTINUE TO EXPERIENCE WEAKNESSES IN THESE MANAGEMENT SYSTEMS.



     When auditing our consolidated financial statements for the year ended December 31, 1999, our independent auditors reported to us conditions they believed to be material weaknesses in our system of internal accounting and financial controls related to the financial statement close process and the reconciliation and analysis of general ledger account balances. In response to this report, in early 2000 we hired a new vice president controller, financial reporting manager, assistant controller, and additional subsidiary accounting personnel. We have begun to identify measures to improve our system of internal controls, implement more rigorous internal accounting policies, procedures and controls, and conduct accounting systems training. However, we cannot assure you that these measures will be successful in correcting the noted deficiencies or that we will not experience similar or other deficiencies in the future as we continue to further expand our operations. If we are unable to establish and maintain effective internal accounting and financial controls, we will not be able to timely and accurately account for and monitor the operations of our business and we therefore may not be able to properly execute our business plan, which could materially adversely affect our business, results of operations and financial condition.

WE ARE INVOLVED AND MAY BECOME INVOLVED IN LEGAL PROCEEDINGS WITH FORMER EMPLOYEES, CONSULTANTS AND SERVICE PROVIDERS WHICH, IF DETERMINED AGAINST US, COULD CAUSE US TO ISSUE A SIGNIFICANT AMOUNT OF OUR SHARES OF COMMON STOCK AND PAY A SIGNIFICANT AMOUNT OF DAMAGES. THE ISSUANCE OF A SIGNIFICANT NUMBER OF SHARES OF OUR COMMON STOCK ESPECIALLY IF AT A LARGE DISCOUNT TO THE THEN CURRENT MARKET PRICE, WILL DILUTE OUR STOCKHOLDERS AND THE PAYMENT OF SIGNIFICANT DAMAGES WILL MATERIALLY ADVERSELY AFFECT OUR FINANCIAL CONDITION AND THEREFORE OUR ABILITY TO ACHIEVE OUR BUSINESS PLAN.



     On January 20, 2000, we commenced a lawsuit against Cameron Chell, the founder and former chief executive officer of FutureLink, David Bolink, our former director of business development, Kevin Sebastian, our former manager of client services, Colin B. Curwen, our former Director of Channel Sales, other former employees of our company, and various entities organized by these former employees, including C Me Run Corp. The suit alleges that the defendants, while many were employed by us, misappropriated our plans to develop certain ASP services in breach of fiduciary and contractual obligations. We seek, among other things, damages in the amount of $54.0 million. On January 27, 2000, Mr. Chell filed a counterclaim for $28.3 million, alleging improper termination, interference of ongoing economic interests, defamation of character and damages concerning his ability to exercise 100,000 options to purchase our common stock which had previously vested and his ability to enjoy the vesting of an additional 700,000 unvested options he claims to hold in our company. We do not dispute Mr. Chell's right to exercise 275,000 of these options that vested prior to his termination, all of which he recently exercised. On January 31, 2000, C Me Run Corp. and its affiliates filed a counterclaim for $84.0 million, alleging conspiracy to cause economic harm, unlawful interference with its economic interests, interference with contractual relations and abuse of process. On January 31, 2000, Mr. Sebastian filed a counterclaim seeking damages of $0.4 million primarily for the loss of 16,000 options that either did not vest or that he alleges were promised to him but were not granted. On February 7, 2000, Mr. Bolink filed a counterclaim against us seeking damages of $0.8 million, primarily for 53,000 options that he alleges were promised to him by us, but were not granted. On March 17, 2000, Mr. Curwen filed a counterclaim against us seeking damages of $1.0 million, primarily for 50,000 to 100,000 options that he alleges were promised by us to him but never granted and for commissions allegedly payable to him for services rendered to us.



     Other defendants formerly in our employ have also filed counterclaims against us seeking, in the aggregate, damages of $0.1 million, primarily for 3,750 options that either did not vest or were allegedly promised to them but not granted.



     On January 7, 2000, Tony Bryson, an individual who had previously been employed by us, filed a lawsuit against us seeking $180,000 for the value of lost stock options, salary and benefits we allegedly promised him, and other damages he allegedly sustained as a result of our alleged actions.


     Each of the above lawsuits has been filed under Canadian law. Canadian law provides for severance pay to any employee of our Canadian operations in an amount that is appropriate based on, among other things, the nature of the position held by the employee and the length of time the employee worked for the company, unless the employer can establish that the termination was for just cause. The exact amount of severance pay is often disputed between employers and employees in Canada. Accordingly, there is a risk that in addition to the lawsuits described above, one or more other former employees will make claims for cash severance pay as well as options.


     We are currently aware of other former employees, consultants and service providers who may make claims against us relating to the payment for past services that represent, in the aggregate, $3.9 million in damages which includes approximately 272,000 stock options and monetary damages.



     On January 26, 2000, Michael Chan, an individual who had provided managerial services on a contractual basis for us in the past, commenced a lawsuit against us and Cameron Chell seeking options to purchase 50,000 shares of our common stock that he alleges Mr. Chell promised him for services he allegedly provided to us or in the alternative $1.5 million in cash. Mr. Chan also seeks general damages of $200,000 and punitive damages of $200,000.

     In the past, we have entered into contracts with third parties in the normal course of business and with advisors and consultants based on business plans that we are no longer pursuing. We believe that those contracts are no longer effective. However, it is possible that the other parties to those contracts could claim that we did not fulfill our obligations under the contracts. If a court found that we are obligated under any of those contracts we could be liable for an undeterminable amount of compensation.



     Our stockholders may suffer material dilution if a material number of options or other securities are awarded. If awarded, the options or securities may have a strike price that is at a significant discount to the current market price. All of these litigations are likely to be expensive for us. If such suits are determined against us and a court awards a material amount of cash damages, our business, results of operations and financial condition will be materially adversely affected. In addition, any such litigation could divert management's attention and resources.



PERSONS FORMERLY ASSOCIATED WITH OUR BUSINESS MAY HAVE ENGAGED IN UNLAWFUL ACTIVITIES DESIGNED TO MANIPULATE OUR STOCK. WE MAY BE SUBJECT TO CRIMINAL AND CIVIL SANCTIONS, FINES AND PENALTIES BECAUSE OF THEIR ACTIONS. IF WE ARE FOUND TO HAVE LIABILITY RELATING TO THE ACTIVITIES OF THESE PERSONS, WE MAY HAVE TO PAY SIGNIFICANT MONETARY FINES AND PENALTIES AND WE COULD BE SUBJECT TO MATERIAL SANCTIONS THAT WOULD BOTH MATERIALLY ADVERSELY AFFECT OUR STOCK AND OUR ABILITY TO OPERATE OUR BUSINESS.



     In the past, persons formerly associated with us may have engaged in activities as part of an effort to profit from unlawful trading activity in our stock. As a result, we may be subject to civil or criminal actions, fines or penalties. If any proceedings are commenced against us, we will need to spend significant money and management time in our defense. If a court determined that we participated in these activities, we could be liable for damages or penalties that would have a material adverse effect on our financial condition.



     In October 1998, the SEC announced the filing of an enforcement action against the publisher of an internet newsletter called The Future Superstock, written by Jeffrey Bruss. According to the SEC's litigation release, the SEC's complaint alleged that The Future Superstock recommended to the newsletter's more than 100,000 subscribers and to visitors to the newsletter's website the purchase of approximately 25 microcap stocks which it predicted to double or triple in the next three to twelve months. According to the SEC's release, in most instances, the prices of recommended securities increased for a short period of time after The Future Superstock newsletter made a recommendation, after which the prices of those stocks dropped substantially. The SEC alleged that in making its recommendations, the internet newsletter:



     - failed to adequately disclose compensation it had received from profiled companies,



     - failed to disclose that it had sold stock in many of the issuers it recommended shortly after disseminating such recommendation,



     - had conducted little, if any, research into companies it recommended, and



     - made false and misleading statements about the success of certain prior stock picks.



According to press reports, Jeffrey C. Bruss claimed that he received $300,000 from FutureLink to promote its stock. The SEC sought civil penalties against the publisher of the newsletter. The SEC did not bring any action against FutureLink. We believe that we made no payments to Mr. Bruss, but one or more persons who were associated with our predecessor company prior to 1998 may have made payments. We are unable to determine whether, as a result of the alleged activities of Mr. Bruss, any stockholder suffered any losses for which we might be liable.



     We recently received a subpoena from the SEC requesting any documentation in our possession with respect to a confidential investigation regarding internet newsletters. We have responded to the SEC's request for documents.

WE HAVE GROWN AND PLAN TO CONTINUE TO GROW, IN PART, THROUGH THE ACQUISITION OF OTHER COMPANIES. HOWEVER, WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE THE COMPLETED AND PENDING ACQUISITIONS OR IDENTIFY, ACQUIRE AND SUCCESSFULLY INTEGRATE FUTURE ACQUISITIONS INTO OUR OWN OPERATIONS, WHICH MAY MATERIALLY ADVERSELY AFFECT OUR GROWTH AND OUR OPERATING RESULTS.



     We have made a number of significant acquisitions within the last six months. These acquisitions have increased our revenue from $2.4 million for the year ended December 31, 1998 to $115.0 million for the year ended December 31, 1999, on a pro forma basis after giving effect to our pending and completed acquisitions as if each had occurred as of January 1, 1999. We cannot assure you that the pending acquisition of Charon Systems Inc. will close. If the acquisition of Charon Systems Inc. does not close, pro forma annual revenue for 1999 would decrease by $13.5 million. We have not yet fully integrated any of these companies. There is no assurance that we will successfully integrate these acquisitions into our business. Our failure to acquire suitable companies or to successfully integrate any acquired companies into our operations could have a material adverse effect upon our business, operating results and financial condition.



OUR INDUSTRY IS CHARACTERIZED BY RAPIDLY CHANGING TECHNOLOGY WITH CONTINUOUS IMPROVEMENTS IN BOTH COMPUTER HARDWARE AND SOFTWARE. IF WE DO NOT RESPOND EFFECTIVELY AND ON A TIMELY BASIS TO RAPID TECHNOLOGICAL CHANGE IN OUR INDUSTRY, WE WILL NOT BE ABLE TO EFFECTIVELY SELL OUR SERVICES AND OUR SALES WILL MATERIALLY DECLINE.



     We must continually buy new computer hardware and license new computer software systems to effectively compete in our industry. In addition, our software delivery applications must be able to support changes in the underlying software applications that are delivered to our customers. The rapid development of new technologies increases the risk that current or new competitors could develop products or services that would reduce the competitiveness of our products or services. We rely on software providers to produce software applications that keep pace with our customers' demands.



     We cannot assure you that we will successfully develop or adopt new technologies, introduce new services or enhance our existing services on a timely basis, or that new technologies, new services or enhancements we use or develop will achieve market acceptance. If we fail to address these developments, we will lose sales to our competitors and our business, operating results and financial condition will be materially adversely affected.



OUR CURRENT DATA CENTERS ARE LOCATED IN ONLY TWO LOCATIONS, IRVINE, CALIFORNIA AND CALGARY, CANADA, WHICH LEAVES US VULNERABLE TO DISRUPTIONS THAT AFFECT OUR DATA CENTERS. IF OUR DATA CENTERS ARE DISRUPTED, WE COULD LOSE OUR CUSTOMERS AND FAIL TO ATTRACT NEW CUSTOMERS, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.



     Our ASP business strategy depends on the consistent performance of our two data centers located in Irvine, California, and in Calgary, Canada. We offer back-up storage of data for customers that elect this service, including back-up at our other data center. We plan to develop additional data centers in the eastern United States and in Europe. However, our current data centers are vulnerable to interruption from fire, earthquake, flood, power loss, telecommunications failure, break-ins and other events beyond our control. If a customer storing data at one of our data centers has not elected to back up their data at the other data center, there is a risk that the data may be lost if such data center is damaged. If either of our existing data centers were damaged, the loss of data may affect a significant portion of our customers. We have experienced periodic systems disruptions in the past and anticipate that such disruptions will occur in the future. In the event that we experience significant disruptions that affect our data centers, we could lose customers and fail to attract new customers, and our business, results of operations and financial condition would be materially adversely affected.

WE RELY ON SOFTWARE APPLICATION AND SOFTWARE SYSTEMS INTEGRATION COMPANIES TO REFER MANY OF OUR CLIENTS TO US. ANY FAILURE BY THESE THIRD PARTIES TO PROVIDE US WITH THESE REFERRALS WILL CAUSE OUR SALES TO MATERIALLY DECLINE.



     We rely on referrals from software application and technology integrators for a portion of our business. These software application and software integrators refer their customers to us because we can provide an array of services which complement the products and services they offer. However, we cannot assure you that these software application and software integrators will continue to refer business to us or that these software application and software integrators will not cooperate with our competitors. If these third party referrals cease or materially decline, our sales will materially decline and our business, results of operations and financial condition will be materially adversely affected.



WE MUST LICENSE THE SOFTWARE APPLICATIONS WE PROVIDE TO OUR CUSTOMERS FROM THIRD PARTIES. IF WE CANNOT OBTAIN THESE SOFTWARE APPLICATIONS WE WILL NOT BE ABLE TO OFFER ASP SERVICES.



     We depend on third-party software manufacturers agreeing to allow their software applications to be hosted or run at our data centers and provided to our customers. We have entered into non-exclusive agreements with Microsoft, Onyx, Great Plains, SalesLogix and others that allow us to host some of their software applications at our data centers or re-license their software applications to our customers. Under most of these agreements, the software manufacturer can terminate its relationship with us for any reason by giving us as little as 30 days notice. In these instances, the software manufacturer is not liable to us or our customers for any damages resulting from termination. If our relationships with these software manufacturers are terminated or if these or other software manufacturers do not allow our customers to obtain a license to operate the software application on our data centers, our business, operating results and financial condition could be materially adversely affected.



IF WE ARE UNABLE TO OBTAIN CITRIX OR MICROSOFT PRODUCTS, AS WELL AS OTHER KEY HARDWARE COMPONENTS AND SOFTWARE APPLICATIONS FROM OTHER VENDORS, WE WOULD BE UNABLE TO DELIVER OUR SERVICES, AND UNTIL WE REPLACE THESE PRODUCTS, OUR BUSINESS WOULD BE MATERIALLY ADVERSELY AFFECTED.



     We depend on third-party suppliers to provide us with key hardware components and software applications for our infrastructure and with sufficient communications lines to allow our customers to access their software applications. Some components or applications are only available from limited sources. Citrix Systems, Inc. and Microsoft Corporation are our key suppliers of software that we utilize to connect our customers to software applications. Although there are other competing software applications on the market, we believe that Citrix software, deployed with Windows NT Terminal Server software from Microsoft, is currently best suited to serve this function. If we are unable to obtain these products or services such as telecommunications services from other vendors, in a timely manner, at an acceptable cost or at all, we would be unable to deliver our services. Until we replace these products, our business, results from operations and financial condition will be materially adversely affected.



IF THE SOFTWARE WE UTILIZE CONTAINS DEFECTS, OUR CUSTOMERS' SERVICE COULD BE DISRUPTED AND THEIR DATA COULD BE LOST. THIS COULD RESULT IN OUR INCURRING LIABILITY AND LOSING CUSTOMERS FOR OUR SERVICES, WHICH WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS.



     Our service offerings depend on complex software which may contain defects, particularly when first introduced or when new versions are released. Although we test software applications prior to deployment, we may not discover software defects that affect our new or current services or enhancements until after they are deployed. These defects could cause service interruptions or data loss which could damage our reputation or increase our service costs, cause us to lose revenue, delay market acceptance or divert our development resources. Any software modifications we perform as part of our integration services could cause problems in application delivery. Also, because we offer a one-source solution to our customers, they are likely to hold us accountable for any problems associated with their software, even if the problem results from software defects the manufacturer causes. Typically, software manufacturers disclaim liability for any damages suffered as a result of software defects or provide only limited warranties. As a result, we may have no recourse against the providers of defective software applications.


BREACHES OF OUR SECURITY COULD DISRUPT THE OPERATION OF OUR DATA CENTERS AND JEOPARDIZE OUR SECURE TRANSMISSION OF CONFIDENTIAL INFORMATION. THESE BREACHES COULD CAUSE OUR CUSTOMERS TO LOSE CONFIDENCE IN OUR SERVICES AND CANCEL THEIR CONTRACTS WITH US OR PROSPECTIVE CUSTOMERS NOT TO PURCHASE OUR SERVICES.


     The growth of our business depends upon our ability to securely transmit confidential information to and from our data centers or the servers of our customers. Despite our design and implementation of a variety of delivery system security measures, unauthorized access, computer viruses and accidental or intentional disturbances could occur. We may need to devote substantial capital and resources to protect against the threat of unauthorized penetration of our delivery system or to remedy any problems that the penetration of our delivery system security creates. The occurrence of any of these events could cause us to lose customers and expose us to liability, all of which could have a material adverse effect on us.



MANY OF OUR CONSULTING CONTRACTS HAVE FIXED PRICES, WHICH EXPOSE US TO COST OVERRUNS. IF WE ARE NOT ABLE TO CONTROL COST OVERRUNS, OUR OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED.



     We undertake certain consulting projects on a fixed-price basis rather than billing on a time and materials basis or on a per employee or user basis. The failure to complete these projects without cost overruns would cause our expenses to increase and materially adversely affect our business, operating results and financial condition.



OUR ASP SERVICE CONTRACTS GUARANTEE CERTAIN SERVICE LEVELS. IF WE DO NOT MEET SUCH SERVICE LEVELS, WE MAY BE REQUIRED TO GIVE OUR CUSTOMERS CREDIT FOR FREE SERVICE AND OUR CUSTOMERS MAY BE ENTITLED TO CANCEL THEIR ASP SERVICE CONTRACTS, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.



     Our ASP contracts contain service level guarantees which obligate us to provide our hosted applications at a guaranteed level of performance. To the extent we fail to meet those service levels, we may be obligated to provide our customers credit for free service. If we continue to fail to meet these service levels, our ASP customers have the right to cancel their contracts with us. These credits or cancellations will cost us money, damage our reputation with our customers and prospective customers and could materially adversely affect our business, results of operations and financial condition.



IF WE ARE UNABLE TO RETAIN OUR KEY EMPLOYEES AT ALL LEVELS OF OUR BUSINESS, WE WILL NOT BE ABLE TO GROW OUR BUSINESS AND MEET OUR BUSINESS PLAN. IF WE FAIL TO ACHIEVE OUR BUSINESS PLAN WE WILL NOT BE ABLE TO CONTINUE TO OPERATE OUR BUSINESS AND YOU MAY LOSE YOUR INVESTMENT.



     Our success depends in significant part on the continued services of our key officers. Losing one or more of our key personnel will seriously impair our ability or could cause us to fail to successfully implement our business plan. This will have a material adverse effect on our business, results of operations and financial condition and you could lose your investment.



WE OPERATE IN AN INDUSTRY WHERE IT IS DIFFICULT TO ATTRACT AND RETAIN QUALIFIED PERSONNEL. IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL, OUR OPERATIONS WOULD SUFFER AND WE COULD LOSE OUR CUSTOMERS OR FAIL TO ATTRACT NEW CUSTOMERS.



     Our business is labor-intensive, and our success depends in large part upon our ability to attract, develop, motivate and retain highly skilled personnel. We are currently experiencing rapid growth in personnel and intend to continue expanding. We have grown from over 100 employees as of December 31, 1998 to approximately 500 employees as of April 3, 2000. We believe that we will need to hire a significant number of additional personnel. Qualified technical employees are in great demand and are likely to remain a limited resource for the foreseeable future. There can be no assurance that we will be able to engage the services of such personnel or retain our current personnel. If we do not succeed in attracting new, qualified personnel or successfully retain our current personnel, our business could suffer.


MANY COMPANIES USE THE NAME "FUTURELINK." INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US FOR THE USE OF THE "FUTURELINK" NAME, EVEN IF WITHOUT MERIT, COULD BE EXPENSIVE TO DEFEND AND DIVERT MANAGEMENT'S ATTENTION FROM OUR BUSINESS. IF A CLAIM TO STOP US FROM USING OUR NAME IS SUCCESSFUL, WE WILL HAVE TO EITHER BUY THE RIGHT TO USE OUR NAME OR CHANGE OUR NAME, WHICH IN EITHER CASE MAY BE EXPENSIVE.



     We are aware that other companies have claimed prior use of the name "FutureLink" for products or services similar to our own. We are in the process of investigating the rights, if any, others may have to the name. In addition, we are attempting to register "FutureLink" as a service mark in the United States, Canada and the United Kingdom. However, we may not be able to obtain proprietary rights to the use of this name. We will incur expenses if called to defend our use of the "FutureLink" name. Any litigation, even if without merit, may be time consuming and expensive to defend. It also could divert management's attention and resources and require us to enter into costly royalty or licensing agreements. In addition, if any company in our industry is able to establish a use of the "FutureLink" name that is prior to our use, we could be liable for damages and could be forced to stop using the name unless we are able to buy the right to use the name. If we are unable to buy the right to use our name after we lose an infringement claim, we would have to change our name, which may require us to spend money to build new brand recognition and incur other costs. Third parties may assert other infringement claims against us. Any of these events could have a material adverse effect on our business, financial condition and results of operations.



OUR PREVIOUS BUSINESS ACTIVITIES INCLUDED NATURAL RESOURCE MINING AND EXPLORATION. AS A RESULT WE MAY BE EXPOSED TO UNKNOWN ENVIRONMENTAL LIABILITY THAT COULD REQUIRE US TO EXPEND OUR FINANCIAL RESOURCES AND MATERIALLY ADVERSELY AFFECT OUR FINANCIAL CONDITION.



     We merged with a publicly-traded company that prior to 1992 was engaged in the natural resource exploration and development business, including mining and oil and gas. We no longer own any mining or oil and gas-related assets. The mining, mineral processing and oil and gas industries are subject to extensive governmental regulations for the protection of the environment, including regulations relating to air and water quality, site reclamation, solid and hazardous waste handling and disposal and the promotion of occupational safety. We could be held responsible for any liabilities relating to our previous involvement in mining or oil and gas exploration and development, which liabilities would result in our spending our cash resources and could have a material adverse effect on our business, financial condition and results of operations.



                           FORWARD-LOOKING STATEMENTS



     This prospectus contains forward-looking statements. We have identified forward-looking statements in this prospectus using words such as "believes," "intends," "expects," "may," "will," "should," "plan," "projected," "contemplates," "anticipates," and similar statements. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause these differences include those discussed in the Risk Factors section of this prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

                                USE OF PROCEEDS



     The net proceeds to us from this offering are estimated to be approximately
$97.9 million, or $     million if the underwriters exercise their overallotment
option in full, after deducting underwriting discounts and commissions and estimated offering expenses. We have allocated only $18.2 million of the net proceeds from this offering for the following purposes:



     - fund approximately $6.9 million of the purchase price for Charon Systems Inc.,



     - retire $4.0 million aggregate principal amount of indebtedness we incurred to finance in part our acquisition of KNS Holdings Limited, which is due and payable June 20, 2000 and bears interest at a rate equal to the London Interbank Offering Rate plus 1%, and



     - retire $7.3 million aggregate principal amount of indebtedness we incurred to finance in part our acquisition of MicroLAN Systems, Inc. and its affiliates, which is due and payable July 29, 2000 and bears interest at a rate increasing from 9% to 12%.



     We currently have no commitments as to how we will spend the remaining $79.7 million of the net proceeds but our current estimates are:



     - $21 million to fund our operations and working capital needs during 2000,



     - $18 million to develop our ASP data centers,



     - $30 million to acquire additional businesses, and



     - $10.7 million for general corporate uses.



     The amounts and timing of our actual expenditures of these proceeds will depend upon numerous factors, including the number and size of our acquisitions, our marketing activities, the response of the market to our introduction of products and services and the amount of cash our operations generate. In addition, because we have allocated only $18.2 million of the net proceeds from this offering, our management will have significant flexibility in applying most of the net proceeds of this offering with respect to the items set forth above or for other purposes at their discretion. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition and operating results. Pending application of the net proceeds, we intend to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.



                                DIVIDEND POLICY


     We currently intend to retain all of our future earnings, if any, for use in our business and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, restrictions contained in our agreements and other factors which our board of directors deems relevant.

                        PRICE RANGE OF OUR COMMON STOCK


     On January 4, 2000, our common stock began trading on the Nasdaq National Market under the trading symbol "FTRL." Before our listing on the Nasdaq National Market, our common stock traded on the OTC Bulletin Board under the trading symbol "FLNK" from 1998 through 1999 and under the trading symbol "CVNK" from 1995 to 1998. Trading activity in our common stock has been limited, sporadic and highly volatile. The high and low closing sales prices, as adjusted to reflect the one-for-five reverse stock split effected June 1, 1999, are as follows:


                                                              HIGH      LOW
                                                             ------    ------
2000
2nd Quarter (through April 13, 2000).......................  $21.50    $15.88
1st Quarter................................................  $35.88    $17.31
1999
4th Quarter................................................  $35.75    $ 8.50
3rd Quarter................................................  $ 9.31    $ 6.06
2nd Quarter................................................  $ 8.69    $ 1.35
1st Quarter................................................  $ 2.60    $ 1.45
1998
4th Quarter................................................  $ 4.00    $ 1.25
3rd Quarter................................................  $ 8.45    $ 1.95
2nd Quarter................................................  $21.10    $ 3.30
1st Quarter................................................  $21.25    $ 7.50



     On April 13, 2000, the last reported sale price of our common stock was $15.88 per share. As of April 3, 2000, there were 59,028,114 shares of our common stock issued and outstanding and approximately 700 holders of record of our common stock.



     Prior to this offering, the public market for our common stock has been limited, sporadic and highly volatile. Between January 1, 1999 and April 13, 2000, the closing trading price of our common stock ranged from a low of $1.35 to a high of $35.88 per share. There can be no assurance that a more active trading market for our common stock will develop or be sustained. Even if a more active trading market does develop, the market price of the common stock is likely to be highly volatile and could fluctuate widely in response to factors such as:



     - actual or anticipated variations in our revenues, earnings and cash flow,



     - announcements of new products and services by us or our competitors and consumer acceptance of such new products and services,



     - changes in the information technology environment,



     - announcements of mergers or acquisitions by ourselves or our competitors,



     - sales of shares of our common stock by existing shareholders,



     - financial estimates by securities analysts,



     - fluctuations in the market price of our competitors' publicly-traded stock,



     - adoption of new accounting standards affecting our industry, and



     - general market conditions and other factors.

     Further, the stock markets have recently experienced extreme price and volume fluctuations that have affected the market prices of equity securities of many companies, including many companies in our industry. Some of these fluctuations have been unrelated or disproportionate to the operating performance of such companies. These broad market factors may adversely affect the market price of our common stock. Such fluctuation may adversely affect our ability to raise additional capital and your ability to liquidate your investments at a favorable price.

                                 CAPITALIZATION



     The following table sets forth at December 31, 1999:


     - our actual cash and cash equivalents and capitalization,


     - our cash and cash equivalents and capitalization, after giving pro forma effect to each of the following as if each had occurred on December 31, 1999:



        - our acquisitions completed subsequent to December 31, 1999,



        - our pending acquisition of Charon Systems Inc.,



        - repayment of $2.7 million of shareholder notes issued to finance in part the acquisition of KNS Holdings Limited, and



        - Pequot Private Equity Fund II, L.P.'s and other investors' exercise of warrants to purchase 2,401,041 shares of our common stock,



        - cash paid of $5.0 million for the March 2000 settlement of the SmallCaps litigation,



     - our cash and cash equivalents and capitalization, on the pro forma basis described above, as adjusted to reflect:



        - the estimated net proceeds from this offering after deducting underwriting discounts and commissions and estimated offering expenses, and



        - repayment of $11.3 million of shareholder notes to finance in part our acquisitions of KNS Holdings Limited and Madison Group Holdings.



     This table should be read with "Use of Proceeds," "Pro Forma Condensed Consolidated Financial Information" and related notes and our consolidated financial statements and related notes included elsewhere in this prospectus.



                                                                     DECEMBER 31, 1999
                                                            ------------------------------------
                                                                                      PRO FORMA
                                                             ACTUAL     PRO FORMA    AS ADJUSTED
                                                            --------    ---------    -----------
                                                                   (DOLLARS IN THOUSANDS)
Cash and cash equivalents.................................  $ 19,185    $ 12,120      $ 98,670
                                                            ========    ========      ========
Total long-term obligations...............................  $  4,990    $  5,427      $  5,427

Stockholders' equity:
Preferred stock, no par value; 20,000,000 shares
  authorized, none issued or outstanding..................        --          --            --
Common stock, $0.0001 par value, 300,000,000 shares
  authorized, 52,743,169 issued and outstanding;
  60,101,054 issued and outstanding, pro forma; and
  65,101,054 issued and outstanding, pro forma as
  adjusted................................................         7           7             7
Common stock issuable for completed acquisitions..........    42,636      42,636        42,636
Additional paid-in capital................................   146,150     251,662       349,512
Deferred compensation.....................................    (1,393)     (1,393)       (1,393)
Loan receivable from officer..............................    (1,500)     (1,500)       (1,500)
Issuable warrants.........................................    60,000      60,000        60,000
Accumulated deficit.......................................   (43,075)    (43,075)      (43,075)
Cumulative foreign currency translation adjustment........       (77)        (77)          (77)
                                                            --------    --------      --------
Total stockholders' equity................................   202,748     308,260       406,110
                                                            --------    --------      --------
          Total capitalization............................  $207,738    $313,687      $411,537
                                                            ========    ========      ========

                                    DILUTION



     The pro forma net tangible book value per share of common stock as of December 31, 1999 was $8.1 million or $0.25 per share. Net tangible book value per share represents the amount of our stockholders' equity, less intangible assets, divided by the weighted average pro forma number of shares of common stock outstanding.



     Pro forma net tangible book value dilution per share represents the difference between the following:



     - the amount purchasers of common stock pay per share in this offering, and



     - the adjusted pro forma net tangible book value per share of purchasers of common stock in this offering immediately after completion of this offering



     After giving effect to our sale of 5,000,000 shares of common stock in this offering, our adjusted pro forma net tangible book value as of December 31,
1999, based on the initial public offering price of $          per share, was
$     or $     per share of common stock. This represents an immediate increase
in net tangible book value of $     per share to existing stockholders and an
immediate dilution of net tangible book value of $     per share to you. The
following table illustrates this dilution:



Public offering price per share of common stock.............          $
Pro forma net tangible book value per share of common stock
  as of December 31, 1999...................................  $
Net increase in net tangible book value per share of common
  stock attributable to cash payment from this offering.....  $
                                                              -----
Pro forma as adjusted net tangible book value per share as
  of December 31, 1999 after giving effect to this
  offering..................................................          $
                                                                      -----
Immediate dilution per share to new investors...............          $
                                                                      =====



     For purposes of the table above, the pro forma net tangible book value per share of common stock as of December 31, 1999 is based on the net tangible book value per share as of December 31, 1999, as adjusted for:



     - the acquisitions that we completed subsequent to December 31, 1999,



     - the pending acquisition of Charon Systems Inc.,



     - Pequot Private Equity Fund II, L.P.'s and certain other investors' exercise of warrants to purchase 2,401,041 shares of our common stock,



     - the payment of $14.0 million of shareholder notes issued to finance the acquisitions of KNS Holdings Limited and Madison Group Holdings, and



     - payment of $5.0 million cash for the March 2000 settlement of the SmallCaps litigation.



     In addition, the table above assumes no exercise of outstanding options or warrants or conversion of debt. As of April 3, 2000, there were 8,009,134 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $11.91 per share, 7,805,955 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $12.12 per share and 744,370 shares of common stock issuable upon the conversion of $698,660 aggregate principal amount of our convertible debentures outstanding at a weighted average conversion price of $0.94 per share. The tables above also assume no exercise of the underwriters' overallotment option. To the extent that any shares are issued upon exercise or conversion of outstanding options, warrants, convertible debentures or the underwriters' overallotment option, you will experience further dilution.

                                  ACQUISITIONS



     As part of our growth strategy, from October 15, 1999 through March 10, 2000, we acquired six businesses. In addition, we have announced a definitive agreement to acquire Charon Systems Inc. The following table presents certain information with respect to these completed and pending acquisitions.



                                                                                         REVENUE FOR THE
                                                                                           YEAR ENDED
COMPLETED ACQUISITIONS                       CLOSING DATE        PURCHASE PRICE         DECEMBER 31, 1999       PRIMARY MARKETS
----------------------                       ------------     ---------------------   ---------------------     ---------------
                                                              (DOLLARS IN MILLIONS)   (DOLLARS IN MILLIONS)

Executive LAN Management, Inc.,            October 15, 1999           $86.0                   $20.7           Southern California
  doing business as Micro Visions

CN Networks, Inc.                          November 5, 1999           $19.9                   $ 8.2           Northern California

Async Technologies, Inc.                   November 26, 1999          $35.0                   $ 9.4           Midwest

KNS Holdings Limited                       December 22, 1999          $44.0                   $19.2           United Kingdom

Vertical Software, Inc.                    January 31, 2000           $27.6                   $13.1           Mid-Atlantic

MicroLAN Systems, Inc., doing business as  February 29, 2000          $57.5                   $23.6           New York and New
  Madison Technology Group, Madison                                                                           Jersey
  Consulting Resources, Inc. and Madison
  Consulting Resources NJ, Inc.

PENDING ACQUISITION
-----------------------------------------

Charon Systems Inc.                        Pending                    $31.2                   $13.5           Canada



     The figures under the column "Purchase Price" comprise the total purchase price, including cash paid, notes payable and common stock issued, the dollar values of which were valued using the quoted market price on the date of the signing of the definitive agreement for each respective acquisition. The purchase price for each of Executive LAN Management, Inc. and Async Technologies, Inc. includes the value of the shares of our common stock earned upon the satisfaction of specified performance criteria in 1999.


COMPLETED ACQUISITIONS


Executive LAN Management, Inc.



     On October 15, 1999, we acquired Executive LAN Management, Inc., which conducted business as Micro Visions, for total consideration of $86.0 million, consisting of $12.0 million in cash, 6,000,000 shares of our common stock, contingent consideration of 2,400,000 shares of our common stock valued in the aggregate at $71.2 million to be issued upon the satisfaction of specified performance criteria in 1999 and options to acquire 475,000 shares of our common stock valued at $2.8 million. At December 31, 1999, 1.2 million of the contingent shares had been issued and the remaining 1.2 million shares had been earned but not yet issued. Executive LAN Management, Inc., was founded in Irvine, California in 1993 and was a leading reseller and service provider of thin client/server-based computing systems. Its principal markets were in California, Arizona, Nevada, Georgia and North Carolina. Executive LAN Management, Inc. was among North America's leading server-based computing integrators using Citrix products in 1998. It is headquartered in Irvine, California which we recently made our corporate head offices.



CN Networks, Inc.



     On November 5, 1999, we acquired CN Networks, Inc. for total consideration of $19.9 million, consisting of $3.9 million in cash, 1,181,816 shares of our common stock valued at $9.1 million, and options to acquire 500,000 shares of common stock valued at $6.9 million. CN Networks, Inc. was founded in 1991. It was headquartered in Pleasanton, California. CN Networks was one of the leading server-based computing integrators using Citrix products in Northern California.

Async Technologies, Inc.



     On November 26, 1999, we acquired Async Technologies, Inc. for total consideration of $35.0 million, consisting of $6.0 million in cash, 1,298,705 shares of our common stock issued upon closing and contingent consideration of 439,850 shares of our common stock valued in the aggregate at $21.4 million, and options to acquire 500,000 shares of our common stock valued at $7.6 million. The selling shareholders earned the contingent shares as of December 31, 1999, but we have not yet issued them the shares. Async Technologies, Inc. was founded in 1994 in Walled Lake, Michigan. It provided computer software and hardware installation, maintenance services and technical training to medium and large businesses located in the mid-western United States. Async Technologies, Inc. was one of the leading server-based computing integrators using Citrix products in the Great Lakes region of the United States.



KNS Holdings Limited



     On December 22, 1999, we acquired KNS Holdings Limited, which conducted business as KNS Distribution, for a total consideration of $44.0 million consisting of $5.0 million in cash, 2,160,307 shares of our common stock valued at $32.3 million, and notes payable in the amount of $6.7 million. KNS Holdings Limited was incorporated in 1997 in the United Kingdom. It was the largest distributor of Citrix products and related services outside of the United States and distributed other services including video internet teleconferencing.


Vertical Software, Inc.


     On January 31, 2000, we acquired Vertical Software, Inc. for total consideration of $27.6 million, consisting of $8.1 million in cash and 1,026,316 shares of our common stock valued at $19.5 million. Vertical Software, Inc. was a U.S. mid-Atlantic regional provider of system integration and information technology services. Vertical Software, Inc. was among the leading server-based computing integrators using Citrix products in the metropolitan Washington, D.C. area.



MicroLAN Systems, Inc.



     On February 29, 2000, we acquired MicroLAN Systems, Inc., doing business as Madison Technology Group, Madison Consulting Resources, Inc. and Madison Consulting Resources NJ, Inc. for total consideration of $57.5 million, consisting of $6.5 million in cash, a note payable in the amount of $7.3 million and 1,975,170 shares of our common stock valued at $43.7 million. MicroLAN Systems, Inc., doing business as Madison Technology Group, installed, serviced and provided integration services for computer hardware systems, software systems and networks. It was an authorized dealer for Novell, Microsoft, Citrix, Cisco and various other major companies. Madison Consulting Resources, Inc. provided information technology through placement of computer consultants on a temporary and permanent basis to Fortune 1000 companies. Madison Consulting Resources NJ, Inc. was a leading provider of information technology through placement of computer consultants on a temporary and permanent basis to Fortune 1000 companies. These companies were among the leading server-based computing integrators using Citrix products in the New York and New Jersey markets.



PENDING ACQUISITION



Charon Systems Inc.



     We have a definitive agreement to acquire Charon Systems Inc. for a total consideration of $31.2 million consisting of approximately $6.9 million in cash and 1,072,940 shares of our common stock valued at $24.3 million. Charon Systems Inc. was incorporated in Ontario, Canada in 1991 and is headquartered in Toronto, Canada. Charon Systems Inc. is a leading server-based computing integrator using Citrix products in central and eastern Canada.

FUTURE ACQUISITIONS



     As part of our general growth strategy, we intend to identify and acquire other distributors and resellers of Citrix and other products. To successfully grow our business through acquisitions, our management must:



     - integrate any acquired businesses into our operations,



     - identify appropriate acquisition candidates and negotiate acquisitions on favorable terms,



     - obtain financing on favorable terms,



     - continue to operate our current businesses,



     - retain and expand the key personnel and key customers of any acquired company, and



     - properly identify and account for all liabilities we assume in each acquisition.



     Our primary criterion in considering acquisition opportunities is the financial return we expect to ultimately realize. Other specific factors we consider in acquiring a company include:



     - the customer base and the extent to which we believe we can leverage those customers to build our ASP business,



     - the market share held in a geographic region,



     - revenues and operating cash flow,



     - the qualifications and industry experience of management and key employees, and



     - the extent to which we believe we can successfully integrate the operations of a company into our operations.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION



     The following Unaudited Pro Forma Condensed Consolidated Balance Sheet (the "Pro Forma Balance Sheet") has been prepared based upon the historical condensed consolidated balance sheet of FutureLink Corp. as of December 31, 1999, and the balance sheets as of December 31, 1999 of the companies whose acquisitions we had completed or which were pending completion at April 3, 2000. The Pro Forma Balance Sheet gives effect to the following as if each had occurred as of December 31, 1999:



     - our pending and completed acquisitions,



     - repayment of $14.0 million shareholder notes issued to finance in part our acquisitions of KNS Holdings Limited and Madison Group Holdings,



     - our $50.0 million private placement of equity securities with Pequot Private Equity Fund II, L.P. and other investors in October 1999,



     - conversion of $22.5 million of convertible debt from August 23, 1999 through November 8, 1999,



     - Pequot Private Equity Fund II, L.P.'s and certain other investors' exercise of warrants to purchase 2,401,041 shares of common stock in February 2000,



     - the payment of $5.0 million cash and the issuance of warrants to purchase 3,000,000 shares of common stock for the March 2000 settlement of the SmallCaps litigation, and



     - this offering.



     The Unaudited Pro Forma Condensed Consolidated Statement of Operations (the "Pro Forma Statement of Operations") for the year ended December 31, 1999 gives effect to the following as if each had occurred as of January 1, 1999:



     - the acquisitions we completed subsequent to December 31, 1999,



     - our pending acquisition of Charon Systems Inc.,



     - repayment of $14.0 million of shareholder notes issued to finance in part the acquisitions of KNS Holdings Limited and Madison Group Holdings,



     - Pequot Private Equity Fund II, L.P.'s and certain other investors' exercise of warrants to purchase 2,401,041 shares of common stock in February 2000,



     - the payment of $5.0 million cash and the issuance of warrants to purchase 3,000,000 shares of common stock for the March 2000 settlement of the SmallCaps litigation, and



     - this offering.



     Pro forma adjustments are described in the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.



     The Pro Forma Condensed Consolidated Statement of Operations does not necessarily indicate the actual results of operations that we would have reported if the events described above had occurred as of January 1, 1999, nor does it necessarily indicate the results of our future operations. Furthermore, the pro forma results do not give effect to any cost savings or incremental costs that may occur as a result of the integration and consolidation of our completed or pending acquisitions. In the opinion of management, we have made all adjustments necessary to fairly present this pro forma financial information.


     We have accounted for all of our acquisitions using the purchase method of accounting.


     The Pro Forma Financial Information should be read with the related notes, the "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus, and the financial statements and the notes to financial statements for us and our completed or pending acquisitions included elsewhere in this prospectus.

                                FUTURELINK CORP.


            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET


                               DECEMBER 31, 1999


                             (DOLLARS IN THOUSANDS)


                                                      COMPLETED                                            PENDING
                                                     TRANSACTIONS                       PRO FORMA WITH   TRANSACTION
                                                 --------------------                     COMPLETED      -----------
                                                 VERTICAL    MADISON                     ACQUISITIONS      CHARON
                                    FUTURELINK   SOFTWARE,    GROUP      PRO FORMA         AND THIS        SYSTEMS      PRO FORMA
                                      CORP.        INC.      HOLDINGS   ADJUSTMENTS        OFFERING         INC.       ADJUSTMENTS
                                    ----------   ---------   --------   -----------     --------------   -----------   -----------
ASSETS
Current assets....................   $ 42,068     $2,693      $7,446     $ 82,861(A)       $135,068        $3,320        $(6,757)(C)
Property and equipment, net.......     10,972        141         410           --            11,523           192             --
Goodwill and other intangibles....    186,866         --          --       82,940(A)        269,806            --         30,390(C)
Other long-term assets............        772          6          53         (500)(A)           331            --           (171)(C)
                                     --------     ------      ------     --------          --------        ------        -------
        Total assets..............   $240,678     $2,840      $7,909     $165,301          $416,728        $3,512        $23,462
                                     ========     ======      ======     ========          ========        ======        =======
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Line of credit....................   $  1,657     $   --      $2,900     $     --          $  4,557        $   --        $    --
Other current liabilities.........     30,695      1,661       3,630      (11,685)(B)        24,301         2,664             --
Long-term debt, net of current
  portion.........................      4,116         --         437           --             4,553            --             --
Convertible debentures, net.......        874         --          --           --               874            --             --
Deferred income taxes.............        588         --          --           --               588            55             --
Stockholders' equity..............    202,748      1,179         942      176,986(B)        381,855           793         23,462(D)
                                     --------     ------      ------     --------          --------        ------        -------
        Total liabilities and
          stockholders' equity....   $240,678     $2,840      $7,909     $165,301          $416,728        $3,512        $23,462
                                     ========     ======      ======     ========          ========        ======        =======

                                    PRO FORMA WITH
                                    COMPLETED AND
                                       PENDING
                                     ACQUISITIONS
                                       AND THIS
                                       OFFERING
                                    --------------
ASSETS
Current assets....................     $131,631
Property and equipment, net.......       11,715
Goodwill and other intangibles....      300,196
Other long-term assets............          160
                                       --------
        Total assets..............     $443,702
                                       ========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Line of credit....................     $  4,557
Other current liabilities.........       26,965
Long-term debt, net of current
  portion.........................        4,553
Convertible debentures, net.......          874
Deferred income taxes.............          643
Stockholders' equity..............      406,110
                                       --------
        Total liabilities and
          stockholders' equity....     $443,702
                                       ========



     The Madison Group Holdings column reflects the consolidated amounts of MicroLAN Systems, Inc., dba Madison Technology Group, Madison Consulting Resources, Inc., and Madison Consulting Resources NJ, Inc. All material intercompany transactions have been eliminated.



     The functional currency of Charon Systems Inc. is the Canadian Dollar. Accordingly, we have translated the assets and liabilities into U.S. dollars at an exchange rate of CDN $1.4513 per U.S. $1.00, the exchange rate in effect at December 31, 1999. We included gains and losses that result from translation assets and liabilities into U.S. dollars in stockholders' equity as a cumulative foreign currency translation adjustment.

                                FUTURELINK CORP.


       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


                      FOR THE YEAR ENDED DECEMBER 31, 1999


                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)



                                                   PRO FORMA WITH                                PRO FORMA WITH
                                                     COMPLETED        PENDING                    COMPLETED AND
                                                    ACQUISITIONS    ACQUISITION                     PENDING
                                                      AND THIS      ------------                  ACQUISITIONS
                                                      OFFERING         CHARON       PRO FORMA       AND THIS
                                                    (SCHEDULE 1)    SYSTEMS INC.   ADJUSTMENTS      OFFERING
                                                   --------------   ------------   -----------   --------------
Revenue:
  Hardware and software..........................    $   67,770      $   9,807       $    --       $   77,577
  Service delivery...............................        33,713          3,669            --           37,382
                                                     ----------      ---------       -------       ----------
                                                        101,483         13,476            --          114,959
Operating expenses:
  Cost of hardware and software..................        56,413          8,353            --           64,766
  Cost of service delivery.......................        22,630          2,163            --           24,793
  Selling, general and administrative............        36,621          2,669            --           39,290
  Depreciation and amortization..................        58,635             41         6,078(F)        64,754
                                                     ----------      ---------       -------       ----------
Income (loss) from operations....................       (72,816)           250        (6,078)         (78,644)
Interest expense, net............................        11,875              5            --           11,880
                                                     ----------      ---------       -------       ----------
Income (loss) before provision for income
  taxes..........................................       (84,691)           245        (6,078)         (90,524)
Provision for income taxes.......................            46             80            --              126
                                                     ----------      ---------       -------       ----------
Income (loss) from continuing operations.........    $  (84,737)     $     165       $(6,078)      $  (90,650)
                                                     ==========      =========       =======       ==========
Loss per share from continuing operations --basic
  and diluted....................................                                                  $    (2.45)
                                                                                                   ==========
Weighted average shares..........................    35,997,857      1,072,940            --       37,070,797
                                                                                                   ==========



     The functional currency of Charon Systems Inc. is the Canadian Dollar. Accordingly, we have translated the revenue and expenses into U.S. dollars at an exchange rate of CDN $1.4854 per U.S. $1.00, the average exchange rate in effect for the year ended December 31, 1999.



     The amounts related to the pending acquisition of Charon Systems Inc., include amortization of deferred financing fees and debt discount.



     The weighted average number of shares outstanding and the loss per share have been adjusted to reflect a 5 for 1 reverse stock split on June 1, 1999.

                                   SCHEDULE 1
                                FUTURELINK CORP.



       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


                      FOR THE YEAR ENDED DECEMBER 31, 1999


                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


                                                                               COMPLETED ACQUISITIONS
                                                     ---------------------------------------------------------------------------
                                                      EXECUTIVE
                                                         LAN          CN           ASYNC          KNS      VERTICAL     MADISON
                                        FUTURELINK   MANAGEMENT,   NETWORKS,   TECHNOLOGIES,   HOLDINGS    SOFTWARE,     GROUP
                                          CORP.         INC.         INC.          INC.         LIMITED      INC.      HOLDINGS
                                        ----------   -----------   ---------   -------------   --------    ---------   ---------
Revenue:

 Hardware and software................  $   6,748     $  11,204     $ 5,706      $   6,540     $  19,082   $  8,357    $  10,133

 Service delivery.....................      6,852         6,181       1,233          1,232            --      4,761       13,454
                                        ----------    ---------     -------      ---------     ---------   ---------   ---------

                                           13,600        17,385       6,939          7,772        19,082     13,118       23,587

Operating expenses:

 Cost of hardware and software........      7,013         9,576       4,446          4,884        15,560      6,657        8,277

 Cost of service delivery.............     10,527         1,720         414            696            --        316        8,957

 Selling, general and
   administrative.....................     12,611         6,913       1,946          1,477         2,686      4,822        6,166

 Depreciation and amortization........      6,690            84          --             35            --         50           --
                                        ----------    ---------     -------      ---------     ---------   ---------   ---------

Income (loss) from operations.........    (23,241)         (908)        133            680           836      1,273          187

Interest expense, net.................     11,658            12          35             36            --          3          131
                                        ----------    ---------     -------      ---------     ---------   ---------   ---------

Income (loss) before provision for
 income taxes.........................    (34,899)         (920)         98            644           836      1,270           56

Provision for income taxes............         --            --          27             --            --         --           19
                                        ----------    ---------     -------      ---------     ---------   ---------   ---------

Income (loss).........................  $ (34,899)    $    (920)    $    71      $     644     $     836   $  1,270    $      37
                                        ==========    =========     =======      =========     =========   =========   =========

Loss per share -- basic and diluted...  $    2.44

Weighted average shares...............  14,279,647    6,623,077     999,998      1,585,715     2,106,893   1,026,316   1,975,170

                                                       PRO FORMA
                                                          WITH
                                                       COMPLETED
                                                      ACQUISITIONS
                                         PRO FORMA      AND THIS
                                        ADJUSTMENTS     OFFERING
                                        -----------   ------------
Revenue:
 Hardware and software................   $      --     $   67,770
 Service delivery.....................          --         33,713
                                         ---------     ----------
                                                --        101,483
Operating expenses:
 Cost of hardware and software........          --         56,413
 Cost of service delivery.............          --         22,630
 Selling, general and
   administrative.....................          --         36,621
 Depreciation and amortization........      51,776(E)      58,635
                                         ---------     ----------
Income (loss) from operations.........     (51,776)       (72,816)
Interest expense, net.................          --         11,875
                                         ---------     ----------
Income (loss) before provision for
 income taxes.........................     (51,776)       (84,691)
Provision for income taxes............          --             46
                                         ---------     ----------
Income (loss).........................   $ (51,776)    $  (84,737)
                                         =========     ==========
Loss per share -- basic and diluted...
Weighted average shares...............   7,401,041     35,997,857



     For acquisitions completed prior to December 31, 1999, the amounts represent the statements of operations from January 1, 1999 to the date of acquisition.



     The functional currency of KNS Holdings Limited is the United Kingdom Pound Sterling. Accordingly, we have translated the revenue and expenses into U.S. dollars at an exchange rate of L0.6189 per U.S. $1.00, the average exchange rate during the period translated.



     The Statement of Operations for Madison Group Holdings reflects a combination of MicroLAN Systems, Inc., dba Madison Technology Group, Madison Consulting Resources, Inc., and Madison Consulting Resources NJ, Inc. All material intercompany transactions have been eliminated.



     Interest expense includes amortization of deferred financing fees and debt discount.



     The weighted average number of shares outstanding and the loss per share have been adjusted to reflect a 5 for 1 reverse stock split on June 1, 1999.

                          NOTES TO UNAUDITED PRO FORMA


                  CONDENSED CONSOLIDATED FINANCIAL INFORMATION


BALANCE SHEETS


     We paid aggregate consideration of $85.1 million for the acquisitions completed from January 1, 2000 through April 3, 2000 and will pay $31.2 million for the acquisition of Charon Systems Inc. We have allocated the excess of the purchase price over the book value of the net assets acquired for each of the acquisitions to tangible and intangible assets, based on our estimate of the fair value of the net assets acquired. It is not practicable at this time for us to determine the fair value of each asset acquired and liability assumed in these acquisitions. As a result, we have used the net book value of certain assets and liabilities as an estimate of fair value for pro forma purposes. Accordingly, the allocation of the aggregate purchase price illustrated below should be considered preliminary and may be further adjusted upon completion of all procedures necessary to determine the fair value of the assets acquired and liabilities assumed (in millions).


Completed Acquisitions:


Current assets..............................................  $10.1
Property and equipment, net.................................    0.6
Goodwill....................................................   82.9
Current liabilities.........................................   (8.1)
Other long-term liabilities.................................   (0.4)
                                                              -----
          Purchase price of completed acquisitions..........  $85.1
                                                              =====



Pending Acquisition:



Current assets..............................................  $ 3.3
Property and equipment, net.................................    0.2
Goodwill....................................................   30.4
Current liabilities.........................................   (2.7)
                                                              -----
          Purchase price of pending acquisition.............  $31.2
                                                              =====



     We have assumed our completed and pending acquisitions have been or will be financed with cash, notes, common stock, exercise of warrants, net proceeds from our 1999 private equity placement and this offering, as follows (in millions):


Completed Acquisitions:


Fair value of common stock issued...........................  $63.3
Issuance of notes to former shareholders (Madison Group
  Holdings).................................................    7.2
Proceeds from the Pequot private placement offering.........   12.2
Proceeds from exercise of Pequot warrants...................    2.4
                                                              -----
          Purchase price of completed acquisitions..........  $85.1
                                                              =====

Pending Acquisition:



Fair value of common stock issued...........................  $24.3
Proceeds from the public offering...........................    6.9
                                                              -----
          Purchase price of pending acquisition.............  $31.2
                                                              =====



     The accompanying Pro Forma Balance Sheet as of December 31, 1999 reflects the following pro forma adjustments:



          (A) Pro forma adjustments to assets consist of the following (in millions):



                                                              ASSETS    GOODWILL
                                                              ------    --------
Acquisition Adjustment:
Record goodwill related to acquired companies...............  $   --     $82.9
                                                              ------     -----
          Total acquisition adjustments.....................      --      82.9
                                                              ------     -----
Capital Financing Adjustments:
Receipt of funds from public equity offering, net of
  offering costs............................................    97.9        --
Proceeds received from exercise of warrants related to the
  Pequot private placement..................................    18.0        --
Cash paid for SmallCaps settlement..........................    (5.0)       --
                                                              ------     -----
          Total capital financing adjustments...............   110.9        --
                                                              ------     -----
Use of Proceeds Adjustments:
Record cash used in acquisition.............................   (14.1)       --
Reversal of deposits paid to acquired entities..............    (0.5)       --
Cash paid for notes payable -- KNS Holdings Limited and
  Madison Group Holdings....................................   (13.9)       --
                                                              ------     -----
          Total use of proceeds adjustment..................   (28.5)       --
                                                              ------     -----
          Total proforma adjustments........................  $ 82.4     $82.9
                                                              ======     =====



          (B) Pro forma adjustments to liabilities and stockholders' equity consist of the following (in millions):



                                                                CURRENT      STOCKHOLDERS'
                                                              LIABILITIES       EQUITY
                                                              -----------    -------------
Acquisition Adjustments:
Eliminate equity of acquired companies......................    $   --          $ (2.2)
Note payable issued to Madison Group Holdings in
  consideration for completed transaction...................       7.2              --
Stock issued as consideration for completed acquisitions....        --            63.3
                                                                ------          ------
          Total acquisition adjustments.....................       7.2            61.1
                                                                ------          ------

Use of Proceeds Adjustments:
Cash paid for SmallCaps settlement..........................      (5.0)             --
Repayment of notes payable -- KNS Holdings Limited and
  Madison Group Holdings....................................     (13.9)         $   --
                                                                ------          ------
          Total use of proceeds adjustments.................     (18.9)         $   --
                                                                ------          ------

                                                                CURRENT      STOCKHOLDERS'
                                                              LIABILITIES       EQUITY
                                                              -----------    -------------
Capital Financing Adjustments:
Exercise of warrants to purchase 2,401,041 shares...........        --            18.0
Record common stock issued in public offering, net..........        --            97.9
                                                                ------          ------
          Total capital financing adjustments...............        --           115.9
                                                                ------          ------
          Total pro forma adjustments.......................    $(11.7)         $177.0
                                                                ======          ======



          (C) Pro forma adjustments to assets consist of the following (in millions):



                                                              ASSETS     GOODWILL
                                                              -------    --------
Acquisition Adjustments:
Record goodwill related to acquired company.................   $  --      $30.4
Reversal of deposits paid to acquired company...............    (0.2)        --
                                                               -----      -----
          Total acquisition adjustments.....................    (0.2)      30.4
                                                               -----      -----
Use of Proceeds Adjustment:
Record cash used in acquisition.............................    (6.7)        --
                                                               -----      -----
          Total use of proceeds adjustment..................    (6.7)        --
                                                               -----      -----
          Total pro forma adjustments.......................   $(6.9)     $30.4
                                                               =====      =====



          (D) Pro forma adjustments to liabilities and stockholders' equity consist of the following (in millions):



                                                              STOCKHOLDERS'
                                                                 EQUITY
                                                              -------------
Acquisition Adjustments:
Eliminate equity of Charon Systems Inc. ....................      $(0.8)
Stock issued as consideration for pending acquisition.......       24.3
                                                                  -----
          Total acquisition adjustments.....................       23.5
                                                                  -----
          Total pro forma adjustments.......................      $23.5
                                                                  =====


STATEMENT OF OPERATIONS

Pro Forma Adjustments


     The accompanying Pro Forma Statement of Operations for the 12 months ended December 31, 1999 reflects the following pro forma adjustments (in millions):



                                                                   EXPENSES
                                                                   --------
(E)  To adjust goodwill amortization based on an amortization       $51.8
     rate of five years for the 12 months ended December 31, 1999 for closed acquisitions
(F)  To adjust goodwill amortization based on an amortization       $ 6.1
     rate of five years for the 12 months ended December 31, 1999 for Charon Systems Inc.

WEIGHTED AVERAGE SHARES


     The weighted average number of shares outstanding has been adjusted to give effect to the shares issued upon the acquisitions of Vertical Software, Inc., and Madison Group Holdings as though the shares had been outstanding from the beginning of the period. The weighted average number of shares outstanding has also been adjusted for the exercise of warrants related to the Pequot private placement as though the shares had been outstanding from the beginning of the period or the date of issuance, if later. The weighted average number of shares outstanding includes all contingent share consideration as if all performance criteria had been met. The weighted average shares -- basic and diluted, has been calculated as follows:



                                                              NUMBER OF SHARES
                                                               FOR YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              -----------------
FutureLink..................................................     14,279,647
Executive LAN Management, Inc. .............................      6,623,077
CN Networks, Inc. ..........................................        999,998
Async Technologies, Inc. ...................................      1,585,715
KNS Holdings Limited........................................      2,106,893
Vertical Software, Inc. ....................................      1,026,316
Madison Group Holdings......................................      1,975,170
Warrant exercises...........................................      2,401,041
Public offering.............................................      5,000,000
                                                                 ----------
          Total.............................................     35,997,857
                                                                 ==========



BALANCE SHEET -- PENDING ACQUISITION



PENDING ACQUISITION



     The weighted average number of shares outstanding has been further adjusted to give effect to the shares issued upon acquisition of Charon Systems Inc. as though they had been outstanding as at the beginning of the period. The weighted average number of shares outstanding has been calculated as follows:



                                                              NUMBER OF SHARES
                                                               FOR YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              -----------------
Charon Systems Inc. ........................................      1,072,940
                                                                  =========

                      SELECTED CONSOLIDATED FINANCIAL DATA



     The following historical selected consolidated financial data are derived from the consolidated financial statements of FutureLink Corp. which Ernst & Young LLP, Independent Auditors, have audited. This data should be read with the consolidated financial statements, related notes, and other financial information included in this prospectus.



                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1998         1999
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS,
                                                              EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenue.....................................................  $   2,437    $  13,600
                                                              ---------    ---------
Expenses:
  Cost of hardware and software.............................        880        7,013
  Cost of service delivery..................................      1,548      10,527]
  Selling, general and administrative.......................      3,064       12,611
  Goodwill and other intangibles amortization...............        668        4,981
  Depreciation and amortization.............................        203        1,709
                                                              ---------    ---------
Loss from operations........................................     (3,926)     (23,241)
Interest expense, net(1)....................................      1,333       11,658
Equity in loss of investee..................................        826           --
                                                              ---------    ---------
Loss before benefit for income taxes and extraordinary
  item......................................................     (6,085)     (34,899)
Benefit for income taxes....................................       (205)          --
                                                              ---------    ---------
Loss before extraordinary item..............................     (5,880)     (34,899)
Extraordinary item..........................................         --         (845)
                                                              ---------    ---------
Net loss....................................................  $  (5,880)   $ (35,744)
                                                              =========    =========
Loss per share -- basic and diluted:
  Loss before extraordinary item............................  $   (1.86)   $   (2.44)
  Extraordinary item........................................         --        (0.06)
                                                              ---------    ---------
  Net loss..................................................  $   (1.86)   $   (2.50)
                                                              =========    =========
  Weighted average shares(2)................................  3,169,413    14,279,647
                                                              =========    =========
OTHER DATA:
  EBITDA(3).................................................  $  (3,881)   $ (16,551)



                                                                   DECEMBER 31,
                                                              -----------------------
                                                                1998          1999
                                                              ---------    ----------
                                                              (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................   $     7      $ 19,185
Total assets................................................    10,646       240,678
Total debt..................................................     3,002        15,201
Stockholders' equity........................................     2,837       202,748


-------------------------
(1) Includes amortization of deferred financing fees and debt discount.


(2) Gives effect to a reverse stock split of 5 to 1 on June 1, 1999 as if it had occurred on January 1, 1999.



(3) EBITDA is defined as net loss plus:


    - extraordinary items,


    - benefit for income taxes,


    - interest expense, net,


    - depreciation and amortization, and


    - goodwill and other intangibles amortization.



EBITDA is presented not as an alternative measure of operating results or cash flow from operations as determined in accordance generally accepted accounting principles, but because it is a widely accepted financial indicator of a company's ability to incur and service debt.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF


                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS



     The following discussion of our financial condition and results of operations should be read with the consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements the accuracy of which involves risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including, but not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus. We disclaim any obligation to update information contained in any forward-looking statement.


OVERVIEW


     We provide server-based computing services and are an application service provider, or ASP. Our services enable software applications to be deployed, managed, supported and upgraded from centrally located servers, rather than on individual desktop computers. For our server-based computing customers, we install and integrate software applications on our customers' servers. For our ASP customers, we host software applications on our servers at our data centers, and rent computing services to our customers for a monthly fee. Our ASP customers connect to our facilities over the Internet, through a dedicated telecommunications line or by wireless connection. Our goal is to provide our ASP services with the speed, simplicity and reliability of a utility service.



     We had no significant active operations in 1997.



     On January 20, 1998, we acquired a 46% interest in FutureLink Distribution Corp., a private Alberta corporation, which we refer to as FutureLink Alberta, and changed our name from Core Ventures, Inc. to FutureLink Distribution Corp. Effective November 23, 1998, we acquired a further 50.4% interest in FutureLink Alberta, bringing our total ownership to 96.4%. FutureLink Alberta focused on providing ASP services to mid-sized businesses. We accounted for our investment in FutureLink Alberta for the period January 20, 1998 to November 23, 1998 using the equity method of accounting for investments. As such, results from operations for our 46% ownership percentage of FutureLink Alberta's losses is included in our statement of operations under the caption "Equity in Loss of Investee." Subsequent to November 23, 1998, FutureLink Alberta's results are consolidated into our results. On February 26, 1999, FutureLink Alberta became our wholly owned subsidiary when we acquired the remaining 3.6% minority shares.



     Effective August 24, 1998, we acquired all of the outstanding shares of Riverview Management Corporation, which we renamed FutureLink/SysGold Ltd. This company was a western Canadian information technology services company focused on outsourcing information technology services to mid-sized companies in the oil and gas sector. We consolidated the results of operations of FutureLink/ SysGold Ltd. into our results of operations upon our acquisition of FutureLink/SysGold Ltd. on August 24, 1998.



     On August 1, 1999, we merged FutureLink Alberta and FutureLink/SysGold Ltd. into a single operating subsidiary continuing under the FutureLink Alberta name.



     We introduced our ASP services in March 1999 and launched our sales program for ASP services in July 1999. Since then, we have built our server-based computing business through six acquisitions that we closed between October 15, 1999, and February 29, 2000 as follows:



     - On October 15, 1999, we acquired Executive LAN Management, Inc. for total consideration of $86.0 million.



     - On November 5, 1999, we acquired CN Networks, Inc. for total consideration of $19.9 million.



     - On November 26, 1999, we acquired Async Technologies, Inc. for total consideration of $35.0 million.

     - On December 22, 1999, we acquired KNS Holdings Limited, for total consideration of $44.0 million.



     - On January 31, 2000, we acquired Vertical Software, Inc. for total consideration of $27.6 million.



     - On February 29, 2000, we acquired MicroLAN Systems, Inc., doing business as Madison Technology Group, Madison Consulting Resources, Inc. and Madison Consulting Resources N.J., Inc. for total consideration of $57.5 million.



     In addition, we have a definitive agreement to acquire Charon Systems Inc. for approximately $6.9 million in cash and 1,072,940 shares of our common stock.



     The completed and pending acquisitions will result in approximately $300 million of purchase price in excess of net assets acquired that we have allocated to goodwill. We believe that in respect of our acquisitions we will be able to realize the value of the goodwill acquired through the overall expansion of our ASP business based on our strategic business plan. We will periodically evaluate the goodwill based upon the future undiscounted cash flows using the forecasts in our strategic business plan. If our estimate of future undiscounted cash flow should change or our strategic business plan is not achieved, future analyses may indicate insufficient future undiscounted cash flows to recover the carrying value the goodwill, in which case the goodwill would be written down to fair value.



     Our historical financial statements as of and for the year ended December 31, 1998 reflect FutureLink's historical Canadian consulting business and Canadian ASP operations and only reflect the results of FutureLink Alberta and FutureLink/SysGold Ltd. for the periods after our acquisition of them. Our historical financial statements as of and for the two years ended December 31, 1999 do not reflect any United States server-based computing, ASP business or server-based computing distribution business until the effective dates of the acquisitions listed above. These acquired businesses now represent a significant portion of our revenue, operations and employees.



     Our analysis of operations for the years ended December 31, 1998 and 1999 follows. We have omitted a comparison of operations from year to year as our significant acquisition activity during 1999 distorts the comparison.



RESULTS OF OPERATIONS



     We have and expect to continue to experience significant fluctuations in our operating results because of a variety of factors, many of which are outside of our control, including:



     - size and timing of customer installations and related payments,



     - fluctuations in data and voice communications costs,



     - timing and magnitude of capital expenditures,



     - costs relating to the expansion of operations,



     - costs and revenue fluctuations due to acquisitions,



     - the timing of delivery of services under new ASP contracts,



     - customer discounts and credits,



     - changes in our pricing policies or those of our competitors, and



     - economic conditions specific to our industry, as well as general economic conditions.



     Our revenues are subject to further variations from period to period because a large portion of our current revenues are non-recurring. For these and other reasons, in some future periods, our results of operations may fluctuate and fall below the expectations of securities analysts or investors, which could materially adversely affect the market price of our common stock.

Revenue


     The components of our revenue for the years ending December 31, 1998 and 1999 were as follows (dollars in millions):



                                                             DECEMBER 31,    DECEMBER 31,
                                                                 1998            1999
                                                             ------------    ------------
Information technology outsourcing, consulting and other...      $1.4           $ 6.9
Sale of hardware/software..................................       1.0             6.7
                                                                 ----           -----
                                                                 $2.4           $13.6
                                                                 ====           =====



     Revenue for the year ended December 31, 1998 consisted of $1.4 million of information technology outsourcing and business consulting revenue, and $1.0 million of hardware and software sales. The revenue for this period reflects the operations of our FutureLink/SysGold Ltd. subsidiary, which we acquired on August 24, 1998, and our FutureLink Alberta subsidiary for the period November 23, 1998 to December 31, 1998. Prior to that date, we only held a 46% interest in FutureLink Alberta, and we accounted for those results under the equity method of accounting and reflected those results in loss of investee.



     Revenue for the year ended December 31, 1999 consisted of $1.7 million of information technology, outsourcing and ASP service revenue generated by the United States companies that we acquired during the year, and $5.2 million of information technology outsourcing and consulting services that our Canadian companies generated, which they provided to mostly oil and gas industry customers. We also purchase and resell hardware and software to our customers as part of our services, which accounted for $6.7 million of revenue in 1999, of which $4.7 million related to revenues generated by the acquired companies.


Cost of Service Delivery


     Our cost of service delivery for the year ended December 31, 1998 was $1.5 million. This includes amounts related to the cost of delivering our outsourcing services and the direct cost related to the development of our ASP services, including operating a "beta test" data center for early customers. The costs of service delivery for this period reflects costs resulting from the operations of our FutureLink/ SysGold Ltd. subsidiary, which we acquired on August 24, 1998, and from Futurelink Alberta for the period November 23, 1998 to December 31, 1998. Prior to that date, we only held a 46% interest in FutureLink Alberta, and we accounted for those results under the equity method of accounting and reflected those results in loss of investee.



     Our cost of service delivery for the year ended December 31, 1999 was $10.5 million. Our cost of service delivery reflects payroll and benefit costs for our outsourcing consultants who support the information technology activities of our clients and payroll, benefit, and operational costs related to testing and operating our data center and installing and supporting software applications related to our ASP and information technology outsourcing businesses.



Cost of Goods Sold



     Cost of goods sold reflects costs of hardware and software purchased for resale to customers. Cost of goods sold for the year ended December 31, 1998 was $0.9, or 91% of hardware and software sales.



     Our cost of goods sold for the year ended December 31, 1999 was $7.0 million, or 103% of related hardware and software sales. The cost of sales for the year ended December 31, 1999 exceeded related revenue primarily because we wrote off $232,000 of inventory during the period that existed on the books of the companies we acquired.

Selling, General and Administrative


     Our selling, general and administrative expenses for the year ended December 31, 1998 were $3.1 million and included selling, general and administrative costs resulting from the operations of our FutureLink/SysGold Ltd. subsidiary, which we acquired on August 24, 1998. The 1998 amount includes selling, general and administrative costs from our FutureLink Alberta subsidiary for the period November 23, 1998 to December 31, 1998. Prior to that date, we only held a 46% interest in FutureLink Alberta, and we accounted for those results under the equity method of accounting and reflected those results in loss of investee. The 1998 amount also includes $2.1 million of non-cash compensation charges relating to the issuance of our common stock, options and warrants.



     Our selling, general and administrative expenses include travel, payroll, operations, advertising, and marketing expenses to secure customers and to develop business partnerships, as well as for meeting and developing relationships with industry analysts and financiers. Selling, general and administrative expenses for the year ended December 31, 1999 increased $9.5 million to $12.6 million, from $3.1 million in the comparable period in 1998. The increase in such costs results from the expansion of our ASP business which resulted in increased payroll and operating costs, additional costs to our financing and marketing activities, and $4.6 million additional selling, general and administrative costs of the subsidiaries that we acquired during the year. The 1999 amount also includes $3.3 million of non-cash compensation charges relating to the issuance of our common stock, options and warrants.


Interest Expense


     Our 1998 interest expense of $1.3 million includes a non-cash charge related to amortization of deferred financing fees of $1.2 million.



     Our interest expense, including amortization of deferred financing fees and debt discount, of $12.1 million for the year ended December 31, 1999, reflects non-cash charges of $11.1 million related to, among other factors, the difference between the market value of the debt conversion features on the date of the debt agreement and the price of conversion. The cash interest expense of $1.0 million relates to interest on bank indebtedness and lines of credit, capital lease obligations and convertible debt and promissory notes outstanding during the year.



Depreciation and Amortization of Goodwill and Other Intangible Assets



     Our depreciation and amortization costs for the years ended December 31, 1998 and 1999 are comprised of the following (dollars in millions):



                                                              1998    1999
                                                              ----    ----
Depreciation and amortization...............................  $0.2    $1.7
Amortization of goodwill and other intangible assets........   0.7     5.0
                                                              ----    ----
                                                              $0.9    $6.7
                                                              ====    ====



     Our amortization of intangible assets for the year ending December 31, 1998 relates to the amortization of the assembled workforce that we acquired during 1998.



     Our depreciation for the year ended December 31, 1999 includes depreciation on the expansion of our Canadian data center, software user licenses, and office and leasehold improvements. Our amortization of intangible assets for the year ending December 31, 1999 relates to the amortization of goodwill on the acquisitions made during the year and from the assembled workforce acquired during the year ended December 31, 1998.

Equity in Loss of Investee



     On January 20, 1998, we acquired a 46% interest in FutureLink Alberta. Effective November 23, 1998, we acquired a further 50.4% interest in FutureLink Alberta, bringing our total ownership to 96.4%. We accounted for our investment in FutureLink Alberta for the period January 20, 1998 to November 23, 1998 using the equity method of accounting for investments, and included 46% of FutureLink Alberta's net loss on our statement of operations as "equity in loss of investee." Upon the November 24, 1998 acquisition of the additional 50.4% interest, we consolidated FutureLink Alberta's results of operations into our results of operations. In 1999, we consolidated FutureLink Alberta's operations with our operations for the full year.


Extraordinary Item


     During the year ended December 31, 1999, we renegotiated the terms of our 10% convertible debentures having an original aggregate principal amount of $6.0 million. We issued additional warrants to holders of our convertible debentures and also retired a portion of the principal amount of these convertible debentures at a premium. As a result of this series of transactions, we recorded an extraordinary loss of $0.8 million.



RESULTS OF OPERATIONS -- PRO FORMA


Revenue


     Revenue for the year ended December 31, 1998 on a pro forma basis was $78.5 million, comprised of $19.3 million of service revenue and $59.2 million of revenue from hardware and software sales. Revenue for the year ended December 31, 1999 on a pro forma basis was $115.0 million, comprised of $37.4 million of service revenue and $77.6 million of revenue from hardware and software sales. The increase in revenue was a result of the overall increase in demand for Citrix products, as well as for service-based computing services, particularly as they related to delivering software applications from remote locations.


Cost of Service Delivery


     Our cost of service delivery for the year ended December 31, 1998 on a pro forma basis was $5.2 million or 26.9% of service revenue as compared to $24.8 million or 66.3% of service revenue on a pro forma basis for the year ended December 31, 1999. The increase in cost of service delivery percentage is due primarily to the 1999 amount including a substantial amount of ASP service development and engineering costs, which had a limited amount of offsetting revenue.



Cost of Goods Sold



     Our cost of goods sold for the year ended December 31, 1998 on a pro forma basis was $53.2 million, or 89.7% of pro forma hardware and software sales. Our cost of goods sold for the year ended December 31, 1999 on a pro forma basis was $64.8 million, or 83.5% of pro forma hardware and software sales. The change in the cost of goods sold percentage was due primarily to a change in product mix and better pricing in 1999.


Selling, General and Administrative Expenses


     Our selling, general and administrative expenses for the year ended December 31, 1998 on a pro forma basis were $20.5 million, as compared to $39.3 million on a pro forma basis for the year ended December 31, 1999. The increase in expenses was mainly attributable to the increased payroll, operations, marketing and administrative costs incurred by us in 1999 to secure customers and to develop business partnerships, as well as for meeting and developing relationships with industry analysts and financiers. The increase in costs is also consistent with the overall increase in operations resulting from the increased sales activity.



Depreciation and Amortization of Goodwill and Other Intangible Assets



     Our depreciation and amortization of goodwill and other intangible assets for the year ended December 31, 1998 on a pro forma basis was $61.8 million as compared to $64.8 million on a pro forma basis for the year ended December 31, 1999.


LIQUIDITY AND CAPITAL RESOURCES


     During the year ended December 31, 1999, we had net cash outflows from operating activities of $16.4 million and utilized another $28.4 million for acquisitions. These outflows related to the expansion of our ASP business, expansion into the United States and significant acquisition activity. In addition, during 1999 we invested $3.2 million in property and equipment, mostly in building a new Canadian data center, and for the acquisition of software, hardware and other infrastructure costs necessary to host our ASP customers. These net cash outflows are significantly greater than net cash outflows for the same period in 1998.



     During the year ended December 31, 1999, we acquired four companies, and have since acquired two more. The total consideration for these acquisitions was $270.0 million consisting of $41.5 million cash; 16,482,164 shares of common stock valued at $197.3 million; 1,475,000 options to acquire shares of common stock valued at $17.2 million; and notes payable of $13.9 million, which are all due in 2000. Shortly after this offering, we expect to file a registration statement covering the sale of up to 5,000,000 shares of our common stock that we may use in connection with our acquisition of other companies in the future.



     We used the following sources of financing to fund operations, our acquisitions, expansion of our ASP business, expansion into the United States, investments in property and equipment, and for the acquisition of software, hardware and other infrastructure costs necessary to host our ASP customers:



     Issuance of common stock and warrants -- During 1999, we completed a private placement of $50.0 million of common equity with institutional private equity investors. We received net proceeds of approximately $46.1 million after deducting commissions and fees. As part of this placement, we issued warrants to acquire 2,401,041 shares of common stock to the investors and the placement agent. Holders exercised these warrants in February 2000, resulting in net proceeds to the Company of $18.0 million.



     Issuance of convertible debt and promissory notes -- During the year we completed a number of convertible debt offerings as follows:



     - in the first quarter of 1999, we issued $3.3 million aggregate principal amount of our 10% convertible debenture financing, bringing the total outstanding principal amount of these notes to $5.5 million. In April 1999, we repaid $1.5 million of these 10% convertible debentures, and holders converted the balance into 4,170,759 shares of common stock;



     - in April and May 1999, we issued $8.0 million aggregate principal amount of our 8% senior subordinated convertible promissory notes. The net cash proceeds of this issuance, after fees and expenses, were $7.3 million. Holders converted substantially all of these notes into 8,579,019 shares of our common stock in the second half of the year; and



     - in July 1999, we issued $15.0 million aggregate principal amount of our 8% senior subordinated convertible promissory notes. The net cash proceeds of this issuance of securities were $13.6 million after fees and expenses. In October 1999, holders converted these convertible notes into 2,727,172 shares of our common stock plus warrants.

     Lease Financing -- During the year ended December 31, 1999, we obtained several capital asset lease lines with financial lenders and computer hardware vendors. These lines allow us to lease up to $22.5 million of computer hardware and related infrastructure. As of December 31, 1999, we have used $3.1 million of these lines. Aggregate monthly payments under these lines are currently $195,000, including interest implicit in the lease at rates ranging from 9% to 14% per annum. We have available borrowings of $19.4 million under the various lease lines as of December 31, 1999. These lines have been partially used to build our Irvine data center and expand and refinance our Canadian data center.



     Bank Financing -- We have various lines of credit with banks and financial institutions that allow us to borrow up to $5.4 million. As of December 31, 1999, we had aggregate borrowings outstanding of $1.7 million under the various lines. The lines bear interest at various rates ranging from prime plus 1%, to prime plus 3% per annum, and mature at various intervals ending November 30, 2000. The prime rate was 8.5% at December 31, 1999. Certificates of deposit aggregating $3.1 million, receivables and other assets of certain of our subsidiaries secure these lines. We have available borrowings of $3.7 million under the various lines of credit as of December 31, 1999.



     Upon completion of this offering, we believe that our available cash will be sufficient to meet our anticipated cash needs to fund our operating losses, working capital and capital expenditures for at least the next twelve months. However, we may need additional capital to fund our operations and our expansion. This financing may involve incurring debt or selling equity securities. We cannot assure you that additional financing will be available to us on commercially reasonable terms or at all. If we incur debt, the risks associated with our business and with owning our common stock could increase. If we raise capital through the sale of equity securities, the percentage ownership of our shareholders would be diluted. In addition, any new equity securities may have rights, preferences or privileges senior to those of our common stock. If we are unable to obtain additional financing, our ability to fund our operations and meet our current plans for expansion could be materially adversely affected.


Foreign Currency Translation and Hedging


     We are exposed to foreign currency fluctuations through our operations in Canada and the United Kingdom. At December 31, 1999, on a pro forma basis adjusted for all closed and pending acquisitions, approximately 24% of our revenue and 18% of our receivables are in Canadian dollars and approximately 17% of our revenue and 22% of our receivables are in British pounds. We do not enter into forward exchange contracts or any derivative financial investments for trading purposes. Thus, we do not currently hedge our foreign currency exposure.

                                    BUSINESS


OUR COMPANY


     We provide server-based computing services and are an application service provider, or ASP. Our services enable software applications to be deployed, managed, supported and upgraded from centrally located data centers, rather than on individual desktop computers. For our server-based computing customers, we install and integrate software applications on our customers' servers. For our ASP customers, we host applications on our servers at our data centers, and rent computing services to our customers for a monthly fee. Our ASP customers connect to our facilities over the Internet, through a dedicated telecommunications line or by wireless connection. Our goal is to provide our ASP services with the speed, simplicity and reliability of a utility service. We introduced our ASP services in March 1999 and our goal is to make our ASP services a much larger portion of our overall business.



     We are the largest integrator in North America of server-based computing systems using Citrix software. Citrix software is one of the leading technologies for delivering software applications from remote locations. We typically install Citrix software along with Windows NT Terminal Server software from Microsoft. Customers for our server-based computing services have included Cisco Systems, The Walt Disney Company, Allied Signal, General Motors, Ford Motor Company, Bank of America, Apple Computer and Delta Airlines. We are building upon our server-based computing expertise to develop our ASP services.


     We believe that through our experience in the server-based computing business, we have developed a number of strengths that position us to successfully grow our ASP business, including:

     - a recognizable customer base, lending credibility to our ASP services,

     - technical expertise in enabling a variety of software applications to operate in a server-based computing environment, and

     - relationships with sales channels, including software vendors and software application integrators.


     In addition to our operations in the United States, we currently conduct business in Canada and the United Kingdom. A material part of our growth strategy is based on expanding our operations internationally. We anticipate that Canadian and European sales will account for a significant amount of our future revenue.



     There are certain risks inherent in doing business in international markets, such as:



     - different telecommunications access fees,



     - different technology standards,



     - different liability standards,



     - less protective intellectual property laws,



     - changes in political conditions,



     - changes in regulatory requirements,



     - increased expenses due to tariffs and other trade barriers,



     - fluctuations in currency exchange rates,



     - restrictions on currency transfers,



     - potentially adverse tax consequences, and



     - difficulties in managing or overseeing foreign operations.



     Any of these risks may have a material adverse effect on our current or future international operations and, consequently, on our business, results of operations and financial condition.

OUR MARKET OPPORTUNITY

     The ASP and server-based computing markets are growing and are expected to continue to grow at a rapid rate. Forrester Research, Inc. projects that the ASP market will grow to over $11 billion in 2003 from less than $1 billion in 1999. Forrester Research, Inc. also projects that 22% of all U.S.-based application revenue will flow through ASPs in 2003.

     We believe that the following factors are driving the growth of our server-based computing and ASP services:


     - the increasing complexity of software applications, the constant need to upgrade software applications and the growing demand for faster software integration and deployment, which necessitate more centralized information management systems,


     - the scarcity of information technology professionals, making it expensive and difficult for companies to operate and manage software on their own,

     - the decline in telecommunication costs and the increasing availability of bandwidth, making it less costly to connect remote users to a central data center,

     - the growing demand for remote and shared access to software applications, and

     - the increasing number of software applications and types of computer devices requires integration expertise that is not available to, or is increasing expensive for, many companies.

OUR SOLUTIONS

     Our solutions offer the following key benefits:


     - Reliable service. By offering service level agreements and utilizing the latest technology, we are able to provide increased levels of service which our customers cannot easily replicate.


     - Reduce dependency on information technology staff. The maintenance of a complete, professionally-managed information technology team necessary to effectively manage complex software and information technology infrastructures is increasingly expensive and difficult. By outsourcing all or part of their information technology needs, our customers are able to reduce their information technology staff and can focus on their core competencies.


     - Lower costs. By spreading information technology costs among many customers, we are able to achieve economies of scale not possible for our target customers and as a result offer our customers significant cost savings. Customers of our server-based computing services are able to reduce their information technology costs. Our ASP customers realize the same benefits, and are able to forecast and budget their ongoing information technology costs and reduce their upfront information technology investment.


     - Rapid deployment. By having their software applications hosted at central locations, our customers are able to rapidly deploy and quickly upgrade their software, allowing them to more rapidly realize returns on their information technology expenditures. For our ASP customers, we are able to offer applications installed at our servers to customers almost immediately.

     - Ability to run on a variety of hardware systems. We can integrate different computer systems and devices, including a company's existing personal computer terminals, without the need for significant hardware upgrades. This allows our customers to implement our solutions without replacing existing computer hardware, extending the useful life of their existing computer systems.

     - Flexibility. We are not committed to any particular software package or linked to any single software manufacturer. Instead, we seek to deliver software applications best suited for our customers. We can accommodate virtually any software application. Our customers have the flexibility to host some or all of their software application on our servers.

OUR STRATEGY

     We seek to build a global ASP and continue to develop our server-based computing business by:

     - Leveraging our existing server-based computing capabilities to build our ASP business. Our expertise in providing server-based computing solutions makes us well-positioned to provide ASP services. Through our acquisitions, we have built a strong base of technical experts. We plan to continue to build this base, and to transition technical professionals from server-based computing services to ASP services in order to implement our business plan.

     - Rapidly penetrating the market through our third-party distribution channels. We market our ASP services primarily through third-party distribution channels, including software application and system integrators. We believe these distribution channels will allow us to rapidly increase our market penetration without incurring significant capital expenditures. This should also allow us to shorten the sales cycle for our service offerings by targeting the customer closer to the time of the customer's decision to purchase software. We also believe this strategy gives us access to market leading products and technology and allows us to focus on service delivery rather than software development. We currently maintain relationships with over 60 software applications and systems integrators.


     - Broadening our relationships with software vendors. We have established relationships with software application vendors in key application areas, including Microsoft, Great Plains Software, Onyx Software and SalesLogix. Our agreements with software application providers generally enable us to deploy software applications for a monthly fee, without the need to establish a separate licensing arrangement for each customer. Our relationships with these providers also enable us to provide our customers with an economically attractive service offering, and afford us co-marketing and co-branding opportunities. We plan to enter into relationships with other software application providers. This will enable us to expand our portfolio of software applications and reduce our reliance on any one software application provider.



     - Expanding through acquisitions. We intend to expand our business through both internal growth and strategic acquisitions in the United States and abroad. Our acquisitions allow us to accelerate our penetration of key geographical markets, broaden our service offerings, and expand our trained technical staff and our sales force. Our acquisition plan is to acquire leading Citrix resellers in several geographic areas that enable us to gain the market presence, technical expertise, and superior management capabilities of implementing this software that enables us to connect customers to our software applications hosted in centrally managed data centers.


OUR SERVICE OFFERINGS


Server-Based Computing Services



     Our server-based computing services are aimed at customers who have or wish to install their own data centers and operate these with their own information technology staff, but need expertise to assist in addressing certain aspects of their information technology needs. For the year ended December 31, 1999, on a pro forma basis, after giving effect to our completed and pending acquisitions, our server-based computing services accounted for a substantial portion of our revenues on a pro forma basis and we expect these services to account for a substantial portion of our revenues for the year ending December 31, 2000. We currently serve customers which range from small organizations to Fortune 100 companies. Our server-based computing services include the following:


     - installing and integrating software applications on our customers' servers using Citrix server-based computing software,

     - maintaining, onsite and remotely, our customers' server-based computing environments, and

     - training information technology professionals to use Citrix and Microsoft operating software.

     Our typical contract for server-based computing services provides for the installation of one or more servers to deliver software applications to our customers' desktops through their own local area network and the integration of software at their servers. Depending on the type and length of the project, pricing for these services is based on an hourly rate, at a daily rate, on a project by project basis, on a monthly price per consultant or on a monthly fee per employee or user. We also offer maintenance services and training. Maintenance services are typically charged on a fixed fee basis or on an hourly rate for employees who maintain the system. Our direct sales force sells our server-based computing services.



ASP Services



     Our ASP services involve deploying, managing and supporting software applications hosted at our data centers for our customers. Our ASP services are designed so that our customers can choose the combination of software applications that best meet their business requirements, technical needs and financial resources. Depending on the requirements of our software providers, we sometimes enter into sublicensing agreements with our customers granting the right to use certain software applications.



     Most of our ASP customers are small to mid-sized businesses having 5 to 200 employees. Our customers are primarily in the oil and gas and in the financial services industries. To date, our ASP services have accounted for a small portion of our business. However, we expect our ASP services to account for an increasingly larger portion of our business in the future. We typically enter into three year agreements with our customers and charge them a flat monthly fee depending on the software applications we host for them. Our customers pay for our ASP services on a monthly basis. Our prices are based on the number of users, types of applications hosted and number of support services that our customers use.



     Growth in the demand for our ASP services is dependent upon the following factors:



     - the compatability between our ASP services and technology that our customers use,



     - our ability to reliably deliver ASP services to our customers,



     - other ASP providers providing quality services so as not to diminish consumer confidence in ASP services,



     - mitigating the effects of defects in software applications delivered from our data centers that are beyond our control,



     - our ability to strengthen awareness of our brand and differentiate the services we offer from those of our competitors,



     - our ability to market our services in a cost-effective manner to new customers, and



     - satisfying customer concerns over data security and user privacy.


Other Services

     We provide video conferencing for our European customers. We also provide consulting and other complementary services to our customers, usually as a supplementary service to our server-based computing and ASP offerings.

SOFTWARE APPLICATIONS

     We have assisted our server-based computing customers with the hosting and delivery of the following software applications, among others:


    SOFTWARE APPLICATION
          PROVIDER                        PRODUCT                    TYPE OF SOFTWARE APPLICATION
    --------------------                  -------                    ----------------------------
Microsoft                     Exchange                         Messaging
                              FoxPro                           Database
                              Microsoft Office                 Office productivity suite
                              Microsoft Publisher              Desktop publishing
Adobe Systems                 Adobe Acrobat Reader             PDF reader
                              Adobe PageMaker                  Desktop publishing
Autodesk                      AutoCAD                          Computer aided design
Clarify                       Clarify Client 5.0               Customer relationship management
Epicor                        Platinum                         Accounting
Great Plains                  Dynamics                         Accounting
Hyperion                      Enterprise                       Financial reporting
JD Edwards                    One World                        Enterprise Resource Planning
Lotus                         Lotus Notes                      Messaging
NetObjects                    Fusion                           Web design
Oracle                        Oracle Financials                Financial and enterprise resource
                                                               planning
PeopleSoft                    PeopleSoft Financials            Financial reporting
                              PeopleSoft HR                    Enterprise resource planning
Sage                          Mas 90                           Accounting
SAP                           R/3                              Enterprise resource planning
Solomon                       Solomon IV                       Accounting
Wall Data                     Rhumba                           Terminal emulation


     Our experience in delivering a variety of software applications to our server-based computing customers gives us the expertise to host such software applications for our ASP customers. Among the software applications already offered for delivery as part of our ASP services are the following:


    SOFTWARE APPLICATION
          PROVIDER                        PRODUCT                    TYPE OF SOFTWARE APPLICATION
    --------------------                  -------                    ----------------------------
Microsoft                     Office 2000                      Office productivity software, including
                              Exchange Project                   word processing, e-mail, project
                              SQL                                management, data base, and charting
                              Visio
Corel                         WordPerfect                      Word processing, spreadsheet, graphics
                              QuattroPro                         and other office productivity tools
                              Corel Draw
Great Plains                  Dynamics                         Integrated accounting software
                              e Enterprise
Onyx                          Customer Center 5.0              Customer relationship management
Pivotal                       eRelationship 2                  Customer relationship management
SalesLogix                    4.0                              Integrated customer contact management
Epicor                        Clientelle                       Integrated accounting software and
                              Era                                customer relationship management,
                              Vantage                            manufacturing resource planning

KEY RELATIONSHIPS

     In implementing our growth strategy, we have developed important commercial relationships with the following:

     CITRIX. Citrix Systems, Inc. provides technology that enables users to access software applications from virtually any computing device, including desktops, mobile computers, network computers, terminals, information appliances, palmtop or other device, across virtually any network. Citrix provides what we believe is the most advanced technology for delivering software applications to remote users as well as the most scalable and flexible tools for server-based computing. Citrix's software is designed to work within a Microsoft's Windows NT-compatible server environment, allowing virtually any computer terminal to access standard Windows applications running on the server. We are the largest integrator of server-based computing solutions using Citrix technology in North America.


     COMPAQ. In the fourth quarter of 1999, Compaq Computer Corporation invested $2.2 million in our company and extended us a $20.0 million lease line of credit to provide our data centers with Compaq servers on an exclusive basis. We have deployed Compaq's products in our Irvine and Calgary data centers. Compaq's equity investment will be used for joint marketing efforts to promote our ASP services featuring Compaq hardware. These promotions will principally occur through our joint participation at industry trade shows, the publication and distribution of marketing materials and the advertisement of these products in trade journals and other media. We also indicate in our product materials that our internal data centers operate on Compaq servers. We believe our joint marketing programs will allow us to align the strengths of our respective sales and distribution channels.



     SOFTWARE APPLICATION PROVIDERS. We have significant commercial relationships with a variety of leading software providers, including Microsoft, Citrix, Onyx Software, SalesLogix and Great Plains. We believe our ability to deliver a broad array of applications is a significant competitive advantage. Our agreements with these software suppliers allow us to deploy applications on a monthly subscription basis without the need to establish a separate licensing arrangement for each customer. The agreements also generally include co-marketing, specialized product training and preferred pricing on the licenses to the software.


     Certain important relationships with software application providers are described below.


     - Microsoft. We have been selected to participate in Microsoft Corporation's Back Office software pilot program to host its Back Office software for delivery to ASP customers. We have been approved to host Microsoft Office 2000 at our data centers as part of Microsoft's new service offering, Microsoft Office Online. In addition, we are a participant in Microsoft's Complete Commerce program which showcases our ASP offerings for Great Plains and Pivotal offerings. The term of our agreement with Microsoft expires June 30, 2001. Either party may terminate the agreement for cause by giving the other party 30 days written notice.



     - Citrix. We are a participant in Citrix's ASP license program. This allows us to use Citrix technology in our data centers to deliver applications to our ASP customers. We are the largest integrator of server-based computing solutions using Citrix technology in North America. Our subsidiaries are parties to several agreements with Citrix covering various geographic territories. These agreements typically have a one year term and may be terminated by either party for any reason by giving the other party 30 days written notice.



     - Onyx Software Corp. We have entered into a strategic relationship with Onyx Software. Onyx has agreed to provide us with ASP customers purchasing a minimum of $25,000 per month of our ASP services. We have agreed to spend $300,000 on joint marketing and advertising promoting Onyx products and our ASP services. The agreement may be terminated by either party on 30 days notice if the other party materially breaches the agreement and fails to cure the breach within 30 days.

     - SalesLogix. We have been approved to host SalesLogix software applications. Our agreement with SalesLogix terminates when either party gives the other party written notice of termination at least 60 days prior to November 1 of the then current year, in which case the agreement terminates on November 1 of such year.



     - Great Plains. We have been approved to host Great Plains software applications. Our agreement with Great Plains may be terminated by either party for any reason by giving the other party 180 days notice.


     SOFTWARE APPLICATION INTEGRATORS. Many companies rely on software application integrators with expertise in business software applications to evaluate, install, integrate, modify and customize software applications for them. We have developed significant commercial relationships with software integrators to provide us with an additional sales channel without requiring us to make a significant capital investment to develop an extensive direct sales force. Software application integrators desire to work with us so that they can expand their sales offerings.

SALES AND MARKETING


     We offer our services through our direct sales force, the sales forces of software application providers, and independent software distributors and application integrators. We are initially targeting our ASP services to small- to medium-sized businesses, which we believe represent a strong market opportunity, and market these services through our independent software distribution sales channel. We plan to expand our marketing to larger businesses in the future. We currently have strategic relationships with over 10 software application providers and over 60 independent resellers, software distributors and applications integrators. Our direct sales force consists of over 50 professionals, who are focused on offering our server-based computing services and ASP services to existing and new customers in the small- and medium-sized business markets. In 1999, we allocated $1.5 million for our advertising and promotional strategies. In 2000, we currently plan to increase this amount to approximately $8.0 million to build our brand name and create market awareness. We plan to use both traditional advertising and direct mail to target the customer base, as well as focus on specific horizontal and vertical industries through our sales channels. We also plan to leverage our relationships with brand name companies such as Microsoft and Compaq through co-marketing arrangements to extend the reach of our marketing message.


OUR ASP DELIVERY SYSTEM


     We have developed a secure, reliable and high-performance system for delivering software applications to multiple users, which we believe provides us with a significant competitive advantage. Our personnel in Irvine, California monitor our system on a continual basis. We combine internally created technology innovations with technologies from leading software and hardware providers, including, among others, Citrix delivery software, Compaq, IBM and Sun MicroSystems computer servers, Cisco Systems routers and firewall protection software, and EMC(2) storage devices. To address the diverse requirements of our customers, we offer our ASP services on all of the leading operating systems and computing platforms including Solaris, which operates on a Sun MicroSystems, Inc. platform, and Microsoft Windows NT Terminal Server software, which operates on an Intel personal computer platform. Our delivery system is scalable, allowing servers to be added to support additional users without disrupting other servers that are concurrently running software applications.


     We operate state-of-the-art data centers in Calgary, Canada and Irvine, California from which we deliver our ASP services. Each facility features separate, back-up network and power connections, cooling systems and on-site back-up diesel generators to ensure continuous power supply. We employ several security measures including:

     - 24-hour security guards,

     - electronic surveillance,

     - limited access electronic card key measures,

     - the physical separation of servers from administrative workstations, and

     - firewalls at each entry point to our data center.

     We offer connectivity to our systems from virtually anywhere in the world, providing customers with global access to software applications. Customers can access us:

     - via the Internet,


     - through high speed connections in more than 105 countries, and


     - over Frame Relay through AT&T Corp., Sprint Corporation and MCI Worldcom, Inc., or over dedicated, private lines.

     We have designed our network to minimize the effect of any interruptions. We monitor the performance and security of our entire infrastructure. We have also implemented security measures to identify potential sources of failure or interruption. Although we have attempted to build complete back-up into our network and hosting facilities, our delivery system is currently subject to several single points of failure, and a problem with one of our servers, routers or switches could cause an interruption in the services we provide to some of our customers.

     The design of our data centers enables systems administrators and support staff to be promptly alerted to problems and rapidly resolve any technical issues.


     Our success depends upon our ability to increase the capacity of our data centers and related communications systems in a timely and cost-effective manner. Expanding our delivery system significantly and rapidly in response to any increased demand for our ASP services will place additional stress upon our hardware, traffic management systems and hosting facilities as well as our financial, operational and management resources. We may be unable to manage our growth successfully, in which case our business, financial condition and results of operation could be materially adversely affected.


COMPETITION

     The markets for our services are extremely competitive. The tremendous growth and potential size of these markets have attracted many start-ups, as well as extensions of existing businesses from different industries. The principal competitive factors in this market include:

     - quality of service, including performance, scalability, reliability and functionality,

     - customer service and support,

     - variety of services offered,

     - price,

     - name recognition, and

     - network security.

     Our current and prospective competitors include other ASPs, systems integrators, Internet service providers, hardware and software suppliers and telecommunications companies.

     ASPS. We compete with other companies whose core business is providing ASP services. These competitors include, among others, USinternetworking, Corio, Interliant, Breakaway Solutions, and Telecomputing. Many of these competitors are targeting the same small and medium-sized enterprises that we are initially targeting.

     SYSTEMS INTEGRATORS. We compete with commercial systems integrators who bundle their services with software and hardware providers and perform an outsourcing role for the customer. Examples of these competitors include EDS, Andersen Consulting, PricewaterhouseCoopers and MCI Systemhouse, among others. These companies provide professional consulting services in the use and integration of software applications in single-project customer engagements. Systems integrators may establish strategic relationships with software application providers to offer services similar to our ASP offerings. Their strengths include local customer awareness and relationships with hardware and software companies. Additionally, regional systems integrators may align themselves with Internet service providers to offer complex website management combined with professional implementation services.

     INTERNET SERVICE PROVIDERS AND WEBSITE HOSTING COMPANIES. Our current competitors include business-focused Internet service providers and website hosting companies with a significant national presence, such as, among others, UUNet Technologies, GTE Internetworking, PSINet, Concentric, DIGEX, Frontier and Exodus Communications. These companies intend to expand their service offerings by bundling their Internet access and website hosting service offerings with the delivery of software applications on a subscription basis.

     HARDWARE AND SOFTWARE COMPANIES. We compete with hardware and software companies in providing software application solutions as well as delivery system infrastructure. In order to build market share, both hardware and software providers may establish strategic relationships to enhance their service offerings. IBM Solutions currently provides applications outsourcing of its Lotus Notes products and delivers the service via the IBM network infrastructure. J.D. Edwards & Company, a developer of enterprise resource planning software, has announced that it will offer its software in an outsourced model. SAP Aktiengesellschaft has formed an outsourcing organization to develop key partnerships with leading consulting firms with the intent of offering SAP software and PeopleSoft and Oracle have announced an ASP strategy. We believe that additional hardware and software providers, potentially including our current software partners, may enter the outsourcing market in the future.

     TELECOMMUNICATIONS COMPANIES. Many long distance companies, regional Bell operating companies and competitive local exchange carriers offer Internet access services. In order to address the Internet connectivity requirements of their current business customers, we believe that there is a move towards horizontal integration through acquisitions of, joint ventures with, and purchasing connectivity from, Internet service providers. Accordingly, we expect that we will experience increased competition from the traditional telecommunications carriers. Many of these telecommunications carriers, in addition to their substantially greater network coverage, market presence, and financial, technical and personnel resources, also have large existing commercial customer bases. We believe that our local presence, our strong technical and data-oriented sales force and our offering a single source computing solution are important features distinguishing us from the telecommunications companies.

     OTHER POTENTIAL COMPETITORS. It is possible that new competitors or alliances may emerge and gain market share. Such competitors could materially affect our ability to obtain new contracts. Further, competitive pressure could require us to reduce the price of our products and services thus affecting our business, financial condition and results from operations.

     Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. As a result, certain of these competitors may be able to develop and expand their service offerings more rapidly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisition and other opportunities more readily, devote greater resources to the marketing and sale of their services and adopt more aggressive pricing policies than we can.

INTELLECTUAL PROPERTY

     Our intellectual property is important to our business. We rely on a combination of copyright, trademark, and trade secret laws, confidentiality procedures and contractual provisions to protect our intellectual property. We have no patented technology, and patented technology is not material to our business.


     We enter into agreements with many of our employees giving us proprietary rights to certain technology these employees develop while we employ them. We cannot assure you that a court will enforce these agreements. In addition, we may be inadequately protected against the use of technology employees develop who have not entered into such agreements.



     We have applied for federal trademark or service mark registration of the names "FutureLink," "Flink," "FutureServe," "Wide Area Thin Client Hook-up," "W.A.T.C.H.," "Your Way Ahead," "The World's First Computer Utility Company," "ApplicationPortal," "The Computer Utility Company" and "Computer Utility" and for our various logos in both Canada, the United States and the United Kingdom. In addition, we may seek further trademarks and may in the future take other steps, such as seeking copyrights or patents on some of our intellectual property. We are aware of other companies using the "FutureLink" name, and are in the process of investigating the rights, if any, others may have in the name. If any such company engaged in businesses in our industry can establish prior use to such name and damages caused by our use of the name, we may incur liability and be forced to cease using the name.



     Our efforts to protect our intellectual property may not be adequate. We have commenced a lawsuit against Cameron Chell, our former Chief Executive Officer, and certain other former employees, for misappropriation of our plans to develop certain ASP services. We may need to commence additional lawsuits from time to time to protect our intellectual property.


     Our competitors may independently develop similar technology or duplicate our products or services. Unauthorized parties may infringe upon or misappropriate our products, services or proprietary information. In the future, litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Any such litigation could be time-consuming and costly.


     In order to safeguard the flow of personal information over the Internet, we intend to offer our customers various forms of encryption technology. The United States government regulates the export of this technology and may require a license or other authorization. There is no guarantee that we will be able to obtain such a license. In addition, many other countries regulate the export, import, or use of encryption technology. There is no guarantee that we will be able to obtain the necessary permission to engage in our contemplated activities.


FACILITIES


     We recently relocated our headquarters from Calgary, Alberta, Canada to Irvine, California, where we currently lease approximately 35,000 square feet of office space. We also lease approximately 1,000 square feet at another facility in Irvine, which serves as our primary data center. We also lease office facilities in Los Angeles and Pleasanton, California; Phoenix, Arizona; Atlanta, Georgia; Ft. Lauderdale, Florida; Walled Lake, Michigan; Cincinnati and Columbus, Ohio; Pittsburgh, Pennsylvania; Beltsville, Maryland; and Chantilly and Richmond, Virginia. In addition, we lease a 2,500 square foot training facility in Pleasanton, California. In Canada, we lease a facility that is approximately 31,500 square feet and contains both our offices and our Calgary data center. We also lease 9,000 square feet of office space in Newbury Berkshire, United Kingdom. Our leases have expiration dates ranging from 2000 to 2004. We believe our facilities are adequate for our current operations and that we can obtain additional leased space if needed.

EMPLOYEES

     As of December 31, 1999, we employed a total of 321 persons, including 156 information technicians, 66 sales and marketing personnel and 99 administration and management staff. We have never experienced work stoppages, and we are not a party to any collective bargaining agreement. We believe our employee relationships to be generally good.

LITIGATION


     From time to time we are a defendant or plaintiff in litigation arising in the ordinary course of our business. To date, other than litigation SmallCaps OnLine Group LLC brought and the subsequent settlement of that action, no litigation has had a material effect on us and, as of the date of this prospectus, we are not a party to any material litigation except as described below.



     SmallCaps OnLine Group LLC, previously known as Bridge Technology Group LLC, sued us on January 12, 2000 in the New York County Supreme Court to recover fees we allegedly owe for advisory and investor relations services. SmallCaps' complaint requested compensation for fees totaling $5.1 million, as well as warrants to purchase an aggregate of 3,289,689 shares of our common stock at exercise prices ranging from $1.00 to $8.50 per share. The total value of the damages SmallCaps claimed was $110.0 million. On February 11, 2000, we settled SmallCaps' complaint by agreeing to pay SmallCaps $5.0 million on or before March 14, 2000, and to issue to SmallCaps warrants to purchase an aggregate of 3,000,000 shares of our common stock at exercise prices ranging from $8.50 to $22.50 per share. We issued the warrants to SmallCaps on March 1, 2000 and paid SmallCaps the $5.0 million on March 14, 2000. The total value of the settlement on February 11, 2000 was $65.0 million which has been recorded on our financial statements as a charge to paid-in capital.



     On January 20, 2000, we commenced a proceeding in the Court of Queen's Bench of Alberta against Cameron Chell, our former chief executive officer, various other former employees of and consultants to our company, C Me Run Corp., a company that these former employees and various other defendants organized. The suit alleges that the defendants while we still employed many of them, misappropriated our plans to develop ASP services for individual computer users, small offices, home offices, and hotel guests and traveling computer users, in breach of fiduciary and contractual obligations. We seek, among other things, a permanent injunction restraining the defendants from developing and marketing the plans, an accounting for all revenues earned from the plans and damages in the amount of approximately $54.0 million. On January 27, 2000, Mr. Chell filed a counterclaim for $28.3 million, alleging interference of ongoing economic interests, defamation of character and damages concerning his ability to retain or exercise options he claims to hold in our company. On January 31, 2000, C Me Run filed a counterclaim for approximately $84.0 million, alleging conspiracy to cause economic harm, unlawful interference with its economic interests, interference with contractual relations and abuse of process. On January 31, 2000, Kevin Sebastian, one of our former employees that we sued in this lawsuit, counterclaimed for $0.4 million in damages alleging the loss of stock options. On February 7, 2000, David Bolink, another of our former employees that we sued in this lawsuit, also counterclaimed, seeking $0.8 million in damages relating to the alleged loss of stock options. On March 17, 2000, Colin Curwen, another former employee we sued in this lawsuit, filed a counterclaim against us seeking damages of $1.0 million, primarily for options he alleges we promised to him but never granted and for commissions allegedly payable to him for services rendered to us. Other defendants formerly in our employ have also filed counterclaims against us seeking, in the aggregate, damages of $0.1 million, primarily for 3,750 options that either did not vest or were allegedly promised to them but not granted. We believe these counterclaims are without merit, and we intend to contest such counterclaims in full while pursuing our action. It is possible that other defendants in our lawsuit may also assert counterclaims. We will vigorously defend against any such counterclaims.



     On November 6, 1998, Mr. Chell entered into a Settlement Agreement with The Alberta Stock Exchange to resolve a pending investigation into Mr. Chell's alleged breaches of Alberta Stock Exchange rules and by-laws. As part of the Settlement Agreement, Mr. Chell acknowledged that he had breached certain duties of supervision, disclosure, or compliance relating to various offers and sales of securities, and Mr. Chell was prohibited from receiving Alberta Stock Exchange approval in any capacity for a five year period, subjected to a CDN$25,000 fine and a three year period of enhanced supervision. We cannot be certain that the Settlement Agreement with the Alberta Stock Exchange ends all proceedings with regard to these matters.



     On January 26, 2000, Michael Chan filed a suit in the Court of Queen's Bench of Alberta, Judicial District of Calgary alleging that FutureLink Alberta breached its contract to deliver him options to purchase 250,000 shares of FutureLink Alberta at $1.00 per share. Mr. Chan seeks 50,000 shares of our common stock or, alternatively, damages of approximately $1.5 million in cash, general damages of approximately $200,000 and punitive damages of approximately $200,000. We are in the process of reviewing Mr. Chan's claim.

                                   MANAGEMENT


EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

     Our executive officers, key employees and directors are as follows:


                NAME                   AGE                           POSITION
                ----                   ---                           --------
Philip R. Ladouceur..................  59    Chairman, Chief Executive Officer and Director
Glen C. Holmes.......................  42    President, Chief Operating Officer and Director
Raghu N. Kilambi.....................  34    Executive Vice President, Chief Financial Officer and
                                             Director
Vincent L. Romano, Jr................  53    Executive Vice President, Application Service Provision
William R. Botti.....................  49    Senior Vice President, Server-Based Computing
Yuri M. Pasea........................  38    Managing Director (Europe)
Solveig Whittle......................  36    Senior Vice President, Marketing
Roger J. Gallego.....................  31    Senior Vice President, Operations Strategy
William V. Arnett....................  44    Senior Vice President and Chief Operating Officer
                                             (Canada)
Michael R. Krieger...................  49    Senior Vice President, Strategic Planning and Corporate
                                             Development
James A. Smith, Jr...................  51    Senior Vice President, Operations
Richard M. White.....................  55    Vice President, Administration
Kyle B.A. Scott......................  35    Vice President, Secretary and General Counsel
F. Bryson Farrill....................  71    Director
Michael S. Falk......................  38    Director
Timothy P. Flynn.....................  49    Director
Gerald A. Poch.......................  53    Director
James P. McNiel......................  37    Director



     MR. LADOUCEUR has served as our Chairman since June 1999, Chief Executive Officer since August 1999 and as a director since August 1998. From October 1996 to April 1998, Mr. Ladouceur was President, Chairman and Chief Executive Officer of MetroNet Communications Corp. and served as MetroNet's Executive Chairman until its merger with AT&T Canada in June, 1999. From February 1995 to October 1996, Mr. Ladouceur was Executive Vice President of Operations at Bell Canada International Inc. From October 1992 to February 1995, Mr. Ladouceur was the founding President and Chief Executive Officer of ISM Information Systems Management (Alberta) Ltd., a computer and network management outsourcing company which IBM Global Services acquired. Mr. Ladouceur founded, and from June 1990 to October 1992, was the Managing Director of HDL Capital Corporation, a private merchant bank specializing in business turnarounds, management buyouts and financing for companies in the telecommunications, technology, software and retail sectors. From 1986 to 1989, Mr. Ladouceur was Senior Vice President, Finance, Chief Financial Officer and a director of Rogers Communications Inc., one of the largest cable, cellular and broadcasting companies in North America. Mr. Ladouceur currently serves as a director of AT&T Canada, Cell-Loc Inc., Plan B Communications and Intellispan, Inc.


     MR. HOLMES was elected to our Board of Directors and has served as our President and Chief Operating Officer since September 1999. Mr. Holmes is the founder of Micro Visions, a leading server-based computing integrator, and served as its Chairman and President from 1987 until our acquisition of Micro Visions in October 1999.

     MR. KILAMBI has served as our Executive Vice President since October 1999, our Chief Financial Officer since March 1998 and as a director since June 1998. From November 1995 to March 1998, Mr. Kilambi invested in and arranged equity financing for high technology companies as President of New Economy Capital Inc., a merchant banking firm. From May 1993 to November 1995, Mr. Kilambi was an independent corporate finance consultant to public and private technology companies. From October 1990 until May 1993, Mr. Kilambi was the Director, Financial Services and Taxation and Corporate Secretary for Canada Starch Company Inc., a subsidiary of CPC International, now known as Bestfoods. From

November 1989 to July 1990, Mr. Kilambi was Chief Accountant of Morgan Financial Corporation. From June 1987 to November 1989, Mr. Kilambi was an accountant with Touche Ross & Co., now a part of Deloitte & Touche. Mr. Kilambi is a Chartered Accountant (Canada).


     MR. ROMANO has served as our Executive Vice President, Application Service Provision since December 1999. Prior to that, Mr. Romano served as our Executive Vice President, Sales and Marketing, from August 1999. From July 1998 to August 1999, Mr. Romano was Senior Vice President of World-Wide Sales at USinternetworking, Inc. From March 1989 to July 1998, Mr. Romano was Vice President and Director of Worldwide Sales Operations for Motorola's Computer Group.


     MR. BOTTI has served as our Senior Vice President, Server-Based Computing, since November 1999. Mr. Botti founded CN Networks, Inc. in November 1991, and, until we acquired that company in November 1999, he served as its President and Chief Executive Officer and as a director.

     MR. PASEA has served as the Managing Director of our European Operations since December 1999. Between March 1998 and December 1999, he served as Director for KNS Holdings, Limited. From January 1992 to February 1998, Mr. Pasea served as Associate Director for Kerridge Computer Company.


     MS. WHITTLE has served as our Senior Vice President, Marketing since January 2000. From October 1999 to December 1999, Ms. Whittle was a consultant with Duke Communications. From April 1992 until October 1999, Ms. Whittle served as Product Manager at Microsoft Corporation where she helped formulate Microsoft's ASP products strategy, and also served as Lead Product Manager for Microsoft's Terminal Server product line and as Product Manager for the Windows NT product line. From 1984 to 1992, Ms. Whittle held various technical and marketing positions at AT&T Bell Laboratories.


     MR. GALLEGO has served as our Senior Vice President, Strategic Business Unit, since October 1999. Between June 1992 and October 1999, he served in a variety of roles with Micro Visions, including Executive Vice President.


     MR. ARNETT has served as our Senior Vice President and Chief Operating Officer (Canada) since March 1999. Mr. Arnett served as Vice President of Operations for FutureLink Alberta from August 1998 through March 1999. He served as Vice President for SysGold Ltd. from August 1996 through August 1998, when FutureLink acquired it. From January 1995 to August 1996, Mr. Arnett served as Manager, Information Technology, for Numac Energy Inc.


     MR. KRIEGER has served as our Senior Vice President, Strategic Planning and Corporate Development since February 2000. Previously, from December 1996 to October 1999, he served as Vice President, PC Servers for Hitachi Data Systems. From May 1996 to December 1996, Mr. Krieger served as Senior Vice President, Business Development for J & L ChatCom, Inc. and from January 1996 to May 1996 he served as President and Chief Executive Officer of CommVision Corporation. From June 1995 to December 1995 he was Vice President, Marketing for CommVision Corporation and from May 1993 to May 1995 he was a Director for Ziff-Davis Magazine Networks.


     MR. SMITH has served as our Senior Vice President, Operations since the beginning of February 2000. From May 1998 until joining us, Mr. Smith was the Senior Vice President of Operations for AT&T Canada, which was formerly MetroNet Communications Corp. From October 1996 until May 1998, Mr. Smith was Senior Vice President of West Coast Operations and Senior Vice President of Long Distance Operations for Brooks Fiber Communications Inc. From October 1985 to October 1996, Mr. Smith served as the President of Execuline Inc., a long distance telephone company.



     MR. WHITE has served as our Vice President, Administration since January 2000. From August 1997 to January 2000, he served as Vice President Administration -- Telecommunications for AT&T Canada, which was formerly MetroNet Communications Corp. Between October 1995 and August 1997, he served as Executive Vice President and Chief Financial Officer for American Louver of Canada. From April 1994 to September 1995, he was a partner of Core Plus International. Mr. White is a Chartered Accountant (Canada) and was previously a partner with KPMG.

     MR. SCOTT has served as Vice President since October 1999 and as our Secretary and General Counsel since March 1999. From April 1998 to February 1999, Mr. Scott was an associate with the law firm of Howard Mackie, now Borden Ladner Gervais LLP., specializing in corporate and securities law. From April 1997 to March 1998, Mr. Scott served with the Listings Department of The Alberta Stock Exchange, now the Canadian Venture Exchange. From September 1996 to February 1997, Mr. Scott served as Associate (Corporate Finance) with Oxbow Capital Corporation, a venture capital company. From September 1993 to August 1996, Mr. Scott served as General Counsel for Kedon Waste Services.


     MR. FARRILL has been a director since January 1998. Since April 1989, Mr. Farrill has been a consultant and advisor to various companies unrelated to us. Since May 1996, Mr. Farrill has served as a director for Devine Entertainment, LTD. From January 1978 until March 1989, Mr. Farrill held various positions with Scotia McLeod and McLeod Young Weir, including acting as Chairman of Scotia McLeod (USA) Inc. and McLeod Young Weir Ltd. Since July 1997, Mr. Farrill has held the position of President and Chairman of Solar Pharmaceuticals Ltd. Mr. Farrill is currently a director of Power Technology, Inc., Devine Entertainment Inc. and Home Life Inc.

     MR. FALK has been a director since May 1999. Mr. Falk is the co-founder of Commonwealth Associates, a New York-based merchant bank and investment bank established in May 1988 that specializes in early stage investments in Internet, technology and telecommunications businesses. Mr. Falk has served as Commonwealth Associate's Chairman and Chief Executive Officer since 1995. Mr. Falk currently serves as a director of Intellispan Inc.


     MR. FLYNN has been a director since May 1999. Since August 1996, Mr. Flynn has been a principal at Flynn Corporation. Previously, Mr. Flynn co-founded and served as a director of Valujet Airlines from June 1993 until November 1996. Mr. Flynn also co-founded WestAir Holdings, Inc., a company which owned WestAir, a California-based commuter airline that operated as a United Express affiliate of United Airlines. Mr. Flynn served as an executive officer and a director of WestAir until its merger with Mesa Airlines in May 1992, and served as a director of Mesa Airlines until March 1993. Mr. Flynn currently serves on the board of directors of Mpower Communications Corp.


     MR. POCH has been a director since October 1999. Since August 1998, Mr. Poch has been a Manager Director/Portfolio Manager of Pequot Capital Management, Inc. From August 1996 to August 1998, Mr. Poch acted as Chairman and President of GE Capital Information Technology Solutions. From September 1992 to August 1998, Mr. Poch was President of AmeriData Technologies, Inc. Mr. Poch is co-chairman and director of MessageMedia, Inc. and serves as a director of Brite Smile, Inc. Channel Health, Inc., Elastic Networks, NewRiver Communications, Lucent Digital Radio, Everest Broadband Networks, Online Retail Partners, WatchMark and HomeSpace.com.

     MR. MCNIEL has been a director since October 1999. Since July 1999, Mr. McNiel has been a Senior Vice President at Pequot Capital Management. From May 1997 until joining Pequot, Mr. McNeil was President of McNeil Group Ltd., a technology consulting and investment firm. From March 1990 until May 1997, Mr. McNeil served at Cheyenne Software, initially as Vice President of Business Development, then as Executive Vice President of Business Development and ultimately as Executive Vice President of Corporate Development. Mr. McNeil is a member of the board of directors for Netegrity, Inc. and Asia Online.

APPOINTMENT OF DIRECTORS


     In an Agency Agreement we entered into with Commonwealth Associates on April 14, 1999, we granted Commonwealth the right, until April 2001, to appoint one person to serve on our board of directors. Commonwealth Associates also has the right to appoint a majority of our directors if we fail to repay the convertible debentures issued in the offerings of convertible debt Commonwealth Associates managed in April and May of 1999.

     In a Securities Purchase Agreement we entered into with Pequot Private Equity Fund II, L.P. and other investors on October 15, 1999 relating to a private placement of equity securities, we granted Pequot Private Equity Fund II, L.P. and the other investors in such financing the right to appoint two directors as long as they hold 50% or more of the common stock purchased in the private placement. Pequot Private Equity Fund II, L.P. and these investors will lose the right to appoint two directors if their ownership falls below 50% of the common stock purchased in the private placement. In such instance, Pequot Private Equity Fund II, L.P. and these investors will retain the right to appoint one director as long as they hold 25% or more of the common stock purchased in the private placement. Pequot Private Equity Fund II, L.P. and these investors can transfer these rights to other investors that purchased our common stock from us under the Securities Purchase Agreement of October 15, 1999.



     In the Agreement and Plan of Reorganization and Merger dated June 2, 1999, between us, The Holmes Trust and various other parties relating to our acquisition of Executive LAN Management, Inc., we agreed to elect to the board one director that The Holmes Trust designates to serve until the next annual meeting of shareholders or until a successor is appointed or elected.


COMMITTEES OF OUR BOARD OF DIRECTORS

     Our board of directors currently has three committees: an audit committee, a compensation committee and an executive committee.


     The audit committee consists of Timothy P. Flynn, who serves as Chairman, and Gerald A. Poch. The audit committee has the authority to review our financial reporting and financial statements and to sign quarterly and annual financial statements on behalf of the board of directors. The audit committee acts on and reports to the board of directors with respect to various auditing and accounting matters, including the engagement of our auditors, the scope of the annual audits, the reasonableness of fees to be paid to the auditors, the performance of our independent auditors and our accounting practices.



     The compensation committee consists of F. Bryson Farrill,who serves as Chairman, James P. McNiel and Timothy P. Flynn. The compensation committee has the authority to review and approve executive compensation, make recommendations for the appointment of executive officers and to act as the plan administrator of our stock option plan.



     The executive committee consists of Gerald A. Poch, who serves as Chairman, Philip R. Ladouceur, Glen C. Holmes and Michael S. Falk. The executive committee has the authority to approve:



     - our daily operational matters,



     - our corporate policies and strategy, and



     - our contractual commitments, payments of funds or issuances of securities up to a level of $1.0 million.


COMPENSATION OF OUR DIRECTORS


     The Company's outside directors currently receive compensation of $25,000 per year plus $5,000 for each committee of our board of directors on which they serve, payable in stock. They also receive $500 for each meeting of the board of directors or board committee they attend in person, and $250 for each meeting attended by telephone. We also reimburse our outside directors for their expenses in attending board of directors and committee meetings.



     At the time Mr. Ladouceur joined our board of directors he entered into an agreement dated July 16, 1998. Under the terms of this agreement, we paid Mardale Investments Ltd., of which Mr. Ladouceur is a principal, a fee of $68,000 and we granted Mr. Ladouceur options to purchase 100,000 shares of our common stock at an exercise price of $3.80 per share.

     We have granted options to each of the outside directors of the Company upon their election to our board of directors. We granted Mr. Falk, Mr. Farrill, Mr. Flynn, Mr. Poch and Mr. McNeil options to purchase 100,000 shares of common stock with exercise prices ranging from $3.15 to $8.97 per share. We expect to grant additional options to outside directors upon their joining the board of directors for the first time and their subsequent re-election as a director.


SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table summarizes the compensation earned by or paid to our chief executive officers and the other four most highly compensated executive officers whose total salary and bonuses exceeded $100,000 for services rendered in all capacities to us and our subsidiaries during 1999. We refer to these individuals as our named executive officers in other parts of this prospectus.

                           SUMMARY COMPENSATION TABLE


                                                                                              LONG-TERM
                                                                                            COMPENSATION
                                                                                               AWARDS
                                            ANNUAL COMPENSATION                           -----------------
                                     ----------------------------------    OTHER ANNUAL   SHARES UNDERLYING
    NAME AND PRINCIPAL POSITION      FISCAL YEAR   SALARY($)   BONUS($)    COMPENSATION      OPTIONS(#)
    ---------------------------      -----------   ---------   --------    ------------   -----------------
Cameron B. Chell(1)................     1999       $149,658          --            --           175,000(2)
  Former Chairman, President and        1998       $ 84,291          --      $  7,000           100,000
  Chief Executive Officer
Philip R. Ladouceur................     1999       $110,000    $200,000(3)         --         1,300,000
  Executive Chairman and Chief
  Executive Officer
Glen C. Holmes.....................     1999       $ 58,435    $ 90,000(4)         --           100,000
  President and Chief Operating
  Officer
Raghu N. Kilambi...................     1999       $146,771    $ 90,000(5)         --           500,000
  Executive Vice President and          1998       $ 67,433          --      $  4,700           100,000
  Chief Financial Officer
Vincent L. Romano, Jr..............     1999       $ 75,000    $185,000(6)   $255,000           250,000
  Executive Vice President,
  Application Service Provision


-------------------------

 (1) Mr. Chell served as Chief Executive Officer from April 1998 through August 1999 and was our President from March 1999 through August 1999. We no longer employ him in any capacity. Other annual compensation for 1998 includes consulting fees. On March 13, 2000, Mr. Chell exercised 275,000 vested stock options.


 (2) Excludes 525,000 shares underlying options granted in 1999 which expired under our Stock Option Plan when Mr. Chell's employment with us terminated.


 (3) Accrued in 1999 but paid in 2000.



 (4) Includes $50,000 accrued in 1999 but paid in 2000.



 (5) Accrued in 1999 but paid in 2000.



 (6) Includes $90,000 accrued in 1999 but paid in 2000.

OPTION GRANTS IN LAST FISCAL YEAR


     The following table provides information related to options granted to our named executive officers during fiscal year ended December 31, 1999. The information in this table reflects options granted under our Amended and Restated Stock Option Plan. We granted options to purchase 6,559,000 shares of our common stock to our employees and directors in 1999. We granted all options at an exercise price equal to the fair market value of our common stock on the date of grant as determined based on the closing price of our common stock on the day preceding the grant, except options granted to Mr. Holmes on May 14, 1999, which grant has an exercise price based on the average closing bid and ask prices for the ten trading days prior to the date of the grant. The options granted on May 14, 1999 have an exercise price that is 74% of the market value of the common stock on such date, on which date the average closing bid and ask price was $6.72. Options granted to our named executive officers during the 1999 fiscal year vest in either three or four yearly increments and expire between March 2000 and June 2004.



                                        OPTIONS GRANTED IN LAST FISCAL YEAR
                           -------------------------------------------------------------    POTENTIAL REALIZABLE
                                                PERCENT OF                                    VALUE AT ASSUMED
                                                  TOTAL                                         ANNUAL RATES
                                                 OPTIONS                                       OF STOCK PRICE
                               NUMBER OF        GRANTED TO                                    APPRECIATION FOR
                               SECURITIES       EMPLOYEES    EXERCISE                            OPTION TERM
                           UNDERLYING OPTIONS   IN FISCAL    PRICE PER                     -----------------------
          NAME                  GRANTED            YEAR        SHARE     EXPIRATION DATE       5%          10%
          ----             ------------------   ----------   ---------   ---------------   ----------   ----------
Cameron B. Chell.........       175,000(1)          3.0%       $3.15      March 14, 2000   $  380,029   $  414,830
Philip R. Ladouceur......       700,000            12.1%       $3.15        June 1, 2004   $2,388,750   $2,607,500
                                600,000            10.3%       $7.56     August 31, 2003   $  228,375   $  455,250
Glen C. Holmes...........       100,000             1.7%       $5.00        June 1, 2004   $  205,495   $  239,090
Raghu N. Kilambi.........       500,000             8.6%       $3.15        June 1, 2004   $1,706,250   $1,862,500
Vincent L. Romano,
  Jr. ...................       250,000(2)          4.3%       $6.08       June 30, 2004   $  169,844   $  250,313


-------------------------

(1) 525,000 of the options granted to Mr. Chell in 1999 expired under the Stock Option Plan when Mr. Chell's employment with us terminated. On March 13, 2000, Mr. Chell exercised 275,000 stock options.



(2) Mr. Romano exercised options to purchase 62,500 shares of common stock in early January 2000.



     The potential realizable values in the table above represent amounts, net of exercise price before taxes, that may be realized upon exercise of the options immediately prior to the expiration of their terms assuming appreciation of 5% and 10% over the option term. The 5% and 10% are calculated based on SEC rules and do not reflect our estimate of future stock price growth. The actual value realized may be greater or less than the potential realizable value set forth in the table.


AGGREGATED OPTION EXERCISES IN 1999 AND LAST FISCAL YEAR-END OPTION VALUES


     The following table shows the number of shares our named executive officers acquired upon exercise of stock options during 1999, the aggregate value received from those exercises, the number of shares underlying both exercisable and unexercisable options as of December 31, 1999 and the year-end value of exercisable and unexercisable options as of December 31, 1999.

     The value of unexercised in-the-money options at December 31, 1999, is based on a year-end stock price of $26.00, the last reported trade of our common stock on the OTC Bulletin Board on December 31, 1999.



                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                NUMBER                         OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                SHARES                      DECEMBER 31, 1999             DECEMBER 31, 1999
                               ACQUIRED      VALUE     ---------------------------   ---------------------------
            NAME              ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -----------   --------   -----------   -------------   -----------   -------------
Cameron B. Chell............    0            0           275,000              0(1)   $ 6,218,750    $        0
Philip R. Ladouceur.........    0            0           950,000        450,000      $20,981,000    $8,298,000
Glen C. Holmes..............    0            0            50,000         50,000      $ 1,050,000    $1,050,000
Raghu N. Kilambi............    0            0           225,000        375,000      $ 5,076,250    $8,568,750
Vincent L. Romano, Jr.(2)...    0            0            62,500        187,500      $ 1,245,000    $3,735,000


-------------------------

(1) During 1999, Mr. Chell held an additional 525,000 options that expired under the terms of our Stock Option Plan when Mr. Chell's employment with us terminated.



(2) Mr. Romano exercised options to purchase 62,500 shares of common stock in early January 2000.


EMPLOYMENT AGREEMENTS


     We have entered into employment agreements with each of our named executive officers. Each agreement provides for a fixed base salary and an annual performance bonus that our compensation committee or the board of directors determines.



     Our employment agreements with Mr. Ladouceur and Mr. Kilambi are at-will and either party can terminate the agreement at any time. Mr. Romano's agreement has a three-year term which expires on August 1, 2002. Mr. Ladouceur's and Mr. Kilambi's employment agreements provide that if there is a change in our control, and either of them is terminated without just cause within six months of a change in control of us, his level of responsibility or compensation is reduced and he elects within six months of such change in control to treat his employment as terminated, or he elects within three months of such change in control to terminate his employment, we must pay him an amount equal to one year's salary, his most recent performance bonus, and one year's premium contributions to our employee benefit plan paid on his behalf, provide up to $10,000 in relocation and financial consulting services, or, at his option, pay him $10,000, and cause his unvested stock options to accelerate and become exercisable for three months. If we terminate either Mr. Ladouceur's or Mr. Kilambi's employment without just cause or change his level of responsibility, and he elects to terminate, we must pay him an amount equal to one year's salary, his most recent performance bonus, and one year's premium contributions to our employee benefit plan paid on his behalf, and provide him with up to $10,000 in relocation and financial consulting services or, at his option, pay him $10,000.



     Mr. Ladouceur's employment agreement provides for an annual base salary of $200,000, and he is eligible to earn an annual performance bonus of up to $400,000.



     Mr. Holmes' employment agreement provides for an annual base salary of $200,000. Mr. Holmes is also entitled to receive a minimum bonus of $50,000 each quarter and is eligible to receive a discretionary bonus to be determined by the board of directors. His agreement also provides for 18 months severance pay (including the minimum bonus for such period), if we terminate Mr. Holmes without cause, his employment is terminated within 18 months of a change of our control, or Mr. Holmes voluntarily terminates because we materially reduce his duties or his compensation, or we move his place of business out of Orange County, California.



     Mr. Kilambi's employment agreement provides for an annual basic salary of $180,000, and he is eligible to earn an annual bonus of up to $180,000.

     Mr. Romano's employment agreement provides for an annual base salary of $180,000. He is eligible to earn an annual bonus of up to $180,000. Upon commencement of his employment, Mr. Romano received a signing bonus of $95,000, a one time payment of $5,000 to cover certain fees relating to his joining us, and 250,000 stock options. His employment agreement provides for a separate loan agreement between us and Mr. Romano under which we loaned Mr. Romano $2.0 million at an annual interest rate of 5.625% to purchase 232,829 shares of our common stock. The loan is forgiven in quarterly installments of $250,000. In October 1999, we forgave the first installment of $250,000 of this loan, comprising most of Mr. Romano's "other compensation" in 1999.


STOCK OPTION PLAN


     Our Stock Option Plan became effective on June 29, 1998, and we amended it on each of November 30, 1998, September 23, 1999, November 17, 1999 and December 10, 1999. Our Stock Option Plan provides for the issuance of incentive and non-qualified stock options. The aggregate number of shares which may be issued upon the exercise of options under the Stock Option Plan may not exceed twenty percent of our shares of common stock issued and outstanding on a fully diluted basis. Our board of directors recently fixed the maximum number of shares which may be issued upon the exercise of options at 11,000,000.



     Our board of directors administers our Stock Option Plan. Generally, our board may amend or terminate our Stock Option Plan if it does not cause any adverse affect on any then outstanding options or unexercised portions of any then outstanding options. Our board of directors must obtain the consent of the stockholders to increase the number of shares that the Stock Option Plan covers, to change the class of persons eligible to receive options, or to extend the term of the Stock Option Plan beyond 10 years. Our board of directors sets the consideration for each option award. All options must generally have an exercise price equal to at least 85% of the fair market value of the underlying common stock on the date of the grant. Incentive stock options must have an exercise price equal to at least 100% of the fair market value of the underlying common stock on the date of the grant, and options granted to a person who owns more than 10% of the voting power of our outstanding stock and any outstanding stock of our subsidiaries must have an exercise price equal to at least 110% of the fair market value of the underlying common stock on the date of the grant.


     Options granted under the Stock Option Plan are non-transferable except through will or the laws of descent and distribution upon the death of the option holder. If we liquidate, reorganize, merge or consolidate and we are not the surviving entity, each outstanding stock option shall become exercisable prior to such event unless the options are assumed in a merger.

401(k) PLAN


     We assumed several 401(k) plans as a result of our acquisitions in 1999. These 401(k) plans cover our full-time U.S. employees. These plans are intended to qualify under Section 401(k) of the Internal Revenue Code of 1986 so that we can deduct any contributions that we make to these plans at the time they are made. These plans provide that employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to these plans. These plans permit us, but do not require us to make, additional matching contributions to these plans on behalf of all participants in these plans. We have not made any contributions to these plans to date, and we do not currently have any plan to make contributions. We also operate a defined contribution pension plan on behalf of our directors and employees in the United Kingdom.


LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS


     Our certificate of incorporation provides that, to the fullest extent the Delaware General Corporation Law permits, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under Delaware law, the directors have a fiduciary duty to us that this provision of our certificate does not eliminate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of the director's duty of loyalty to us for acts or omissions which a court of competent jurisdiction finds to be not in good faith or that involve intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that Delaware law prohibits. This provision also does not affect the director's responsibilities under any other laws, such as federal securities laws.


     Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director:

     - for any breach of the director's duty of loyalty to a corporation or its stockholders,

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,


     - arising under Section 174 of the Delaware General Corporation Law as a result of unlawful payments of dividends or stock purchases or redemptions, or


     - for any transaction from which the director derived an improper personal benefit.


     Delaware law provides further that the indemnification that Delaware law permits is not exclusive of any other rights to which the directors and officers may be entitled under a corporation's bylaws, any agreement, a vote of stockholders or otherwise. Our bylaws provide that we shall indemnify, to the maximum extent and in the manner Delaware General Corporation Law permits, any person against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred as a result of any threatened, pending or completed action, suit or proceeding in which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was our director or officer, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director or officer of a corporation which was our predecessor corporation or of another enterprise at the request of such predecessor corporation.



     We have insured our directors, officers, employees and agents and persons serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such, regardless of whether indemnification would be permitted under Delaware law.


CERTAIN PROVISIONS OF DELAWARE LAW


     We are a Delaware corporation, and the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law, apply to us. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior, did own 15% or more of our voting stock.

                             PRINCIPAL STOCKHOLDERS



     The following table sets forth specified information with respect to the beneficial ownership of our common stock as of April 3, 2000 by:



     - each person or group of affiliated persons that we know beneficially owns 5% or more of our outstanding shares of common stock,


     - each of our directors,

     - each of our named executive officers, and

     - all of our directors and executive officers as a group.


     The number and percentage of shares beneficially owned are based on 59,028,114 shares of common stock outstanding as of April 3, 2000; 2,752,800 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 10, 2000; 7,805,955 shares issuable upon the exercise of warrants exercisable within 60 days of April 3, 2000 and 744,370 shares issuable upon the conversion of convertible debentures convertible within 60 days of April 3, 2000. Beneficial ownership is determined in accordance with the rules of the SEC. In general, a person who has voting power or investment power with respect to securities is treated as a beneficial owner of those securities. These rules treat the person holding any options, warrants or rights of the beneficial owner of the shares underlying these options, warrants or rights currently exercisable or exercisable within 60 days of April 3, 2000 as the beneficial owner. We believe the persons named in the table below have sole voting and investment power with respect to all shares beneficially owned unless otherwise indicated and except as otherwise may be affected by community property laws.



     The amounts reflected in the Ownership After Offering column of the table, assume the underwriters' overallotment option is not exercised and that we have issued 1,072,940 shares for the acquisition of Charon Systems Inc. prior to the completion of the offering. In the event that the underwriters' overallotment option is exercised in full, an additional 750,000 shares of our common stock will be sold in the offering.



                                                   OWNERSHIP PRIOR TO THE      OWNERSHIP AFTER THE
                                                          OFFERING                  OFFERING
                                                   -----------------------    ---------------------
     NAME AND ADDRESS OF BENEFICIAL OWNER            NUMBER       PERCENT       NUMBER      PERCENT
     ------------------------------------          -----------    --------    ----------    -------
The Holmes Trust(1)............................     8,400,000       14.2%      8,400,000      12.9%
Glen C. Holmes(1)(2)...........................     8,475,000       14.3%      8,475,000      13.0%
Pequot Capital Management, Inc.(3).............     8,041,776       13.6%      8,041,776      12.4%
Philip R. Ladouceur(4).........................       998,000        1.7%        998,000       1.5%
Raghu N. Kilambi(5)............................       570,563        1.0%        570,563       0.9%
F. Bryson Farrill(6)...........................       120,000        0.2%        120,000       0.2%
Michael S. Falk(7).............................     3,602,146        6.1%      3,602,146       5.5%
Timothy P. Flynn(8)............................       775,133        1.3%        775,133       1.2%
Gerald A. Poch(3)(9)...........................     8,066,776       13.7%      8,066,776      12.4%
James P. McNiel(3)(10).........................     8,066,776       13.7%      8,066,776      12.4%
Vincent Romano, Jr.............................       282,908        0.5%        282,908       0.4%
Cameron Chell..................................       754,733        1.3%        754,733       1.2%
Robert Priddy(11)..............................     3,495,885        5.9%      3,495,885       5.4%
All directors and executive officers as a group
  (19 persons)(12).............................    26,197,217       42.6%     26,197,217      38.8%


-------------------------

 (1) Includes 1,200,000 shares issuable, but not yet issued, to The Holmes Trust upon the satisfaction of certain performance criteria specified in the acquisition of Executive LAN Management, Inc., which criteria have been satisfied. The business address of Glen C. Holmes, the trustee of The Holmes Trust, is 6 Morgan, Suite 100, Irvine, California 92618.

 (2) Includes 75,000 shares issuable upon the exercise of stock options exercisable within 60 days of April 3, 2000. Also includes 7,200,000 shares of common stock held by The Holmes Trust as a result of Mr. Holmes' power to control The Holmes Trust.



 (3) The address of Pequot Capital Management, Inc., Gerald A. Poch and James P. McNiel is 500 Nyala Farm Road, Westport, Connecticut 06880.



 (4) Includes 950,000 shares issuable upon the exercise of currently exercisable stock options and 48,000 shares attributable to Mr. Ladouceur as a result of his power to control Mardale Investments Ltd.



 (5) Includes 350,000 shares issuable upon the exercise of stock options exercisable within 60 days of April 1, 2000.



 (6) Includes 75,000 shares issuable upon the exercise of stock options exercisable within 60 days of April 3, 2000.



 (7) Includes 50,000 shares issuable upon the exercise of stock options which are exercisable within 60 days of April 3, 2000. Also includes 82,574 shares attributable to Mr. Falk as a result of his control of the Michael Falk IRA. Also includes 34,353 shares issuable upon the exercise of warrants that Mr. Falk holds. Also includes 2,433,828 shares of common stock and 104,198 shares issuable upon the exercise of warrants that Commonwealth Associates, L.P. holds. Mr. Falk is Chairman and Chief Executive Officer of Commonwealth Associates, L.P. Mr. Falk disclaims beneficial ownership of the shares and warrants that Commonwealth Associates, L.P. holds.



 (8) Includes 50,000 shares issuable upon the exercise of stock options which are exercisable within 60 days of April 3, 2000, and 213,021 shares issuable upon the exercise of currently exercisable warrants.



 (9) Includes 25,000 shares issuable upon the exercise of stock options which are exercisable within 60 days of April 3, 2000. Also includes 8,041,776 shares of common stock that Pequot Private Equity Fund II, L.P., Pequot Partners Fund, L.P. and Pequot International Fund, Inc. hold. Pequot Capital Management, Inc. manages these entities. Mr. Poch is a principal of Pequot Capital Management, Inc. Mr. Poch disclaims beneficial ownership of the shares attributed to Pequot Capital Management, Inc.



(10) Includes 25,000 shares issuable upon the exercise of stock options which are exercisable within 60 days of April 3, 2000. Also includes 8,041,776 shares of common stock that Pequot Capital Management, Inc. manages. Mr. McNiel is a principal of Pequot Capital Management, Inc. Mr. McNeil disclaims beneficial ownership of the shares attributed to Pequot Capital Management, Inc.



(11) Includes 198,021 shares of common stock issuable upon the exercise of currently exercisable warrants. Also includes 2,433,828 shares of common stock and 104,198 shares issuable upon the exercise of warrants that Commonwealth Associates holds. Mr. Priddy disclaims beneficial ownership of the shares and warrants attributed to Commonwealth Associates, L.P.



(12) Includes shares listed in footnotes 4, 6-12, and 14 above, as well as 1,218,253 shares our other executives not listed in this table hold, 1,911,500 shares issuable upon the exercise of stock options which are exercisable within 60 days of April 3, 2000 and 588,939 shares issuable on exercise of currently exercisable warrants.



     Upon completion of this offering, our executive officers, directors and holders of over 5% of our common stock and their affiliates will own approximately 39% of the outstanding shares of our common stock, or 38% if the underwriters exercise their overallotment option in full. If these holders act as a group, they may be able to control us and direct our affairs, including the election of directors and approval of significant corporate transactions. This concentration of ownership also may delay, defer or prevent a change in control of our company, and make some transactions more difficult or impossible without the support of these shareholders. These transactions might include proxy contests, mergers, tender offers, open market purchase programs or other purchases of common stock that could give our shareholders the opportunity to realize a premium over the then-prevailing market price of our common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



     In 1997, Mr. Chell loaned FutureLink Alberta, approximately $137,000 at an annual interest rate equal to the prime rate plus 1%. FutureLink Alberta repaid the entire balance of the loan between April and June 1998.


     On January 20, 1998, Core Ventures, Inc., our predecessor-in-interest, purchased 46% of FutureLink Alberta in exchange for 308,000 shares of our common stock. On November 23, 1998, Core Ventures purchased another 50.4% of FutureLink Alberta in exchange for 334,755 shares of our common stock, and on February 26, 1999, it acquired the remaining 3.6% of FutureLink Alberta in exchange for 23,500 shares of our common stock. Cameron Chell was the President and Chief Executive Officer of FutureLink Alberta, and after the first purchase in January 1998, Mr. Chell became our President, a director and a significant shareholder. Mr. Chell resigned as our President and a director effective August 27, 1999.


     Mr. Chell and Robert Kubbernus were directors and shareholders of both us and JAWS Technology Inc. at the time we entered into an Alliance Partner Agreement dated February 12, 1999.



     On August 12, 1998, Mr. Chell loaned us approximately $145,000 at an annual interest rate equal of 8%. On February 22, 1999, we issued Mr. Chell a convertible debenture in the principal amount of approximately $150,000, the outstanding balance of his loan to us. This convertible debenture was convertible at $2.00 per share after adjustment for our five-for-one reverse stock split, for a total of 75,310 shares. Mr. Chell also received a warrant to acquire 75,310 shares at $2.00 per share for the first year, $3.00 per share for the second year, and $4.00 per share for the third year. On April 29, 1999, Mr. Chell surrendered his debenture having an outstanding balance of approximately $153,000, our notes payable having an outstanding balance of approximately $67,000 and our trade loans payable having an outstanding balance of $30,000 in return for a $250,000 aggregate principal amount 8% convertible note convertible at $1.50 per share and a warrant to acquire 125,000 shares at $1.50 per share. The conversion and exercise prices for these securities have since been reduced from $1.50 per share to $1.335 per share due to the effect of anti-dilution provisions.



     In May 1999, Commonwealth Associates privately placed our units consisting of 8% senior subordinated convertible notes convertible to shares of common stock at $1.00 per share after adjustment for our five-for-one reverse stock split and warrants to purchase 500 shares of common stock at $1.25 per share after adjustment for our five-for-one reverse stock split for each $1,000 invested. Mr. Chell purchased $250,000 of our units and Mr. Kilambi purchased $127,500 of our units.



     Michael Falk, Chief Executive Officer of Commonwealth Associates, was appointed to our board of directors on May 7, 1999 following the consummation of the private placement of our securities concluded in April 1999 for which we retained Commonwealth Associates as our placement agent. We subsequently retained Commonwealth Associates as placement agent on July 1, 1999.



     As of December 31, 1999, we have provided $550,000 in services and products to Willson Stationers Ltd. and e-Supplies Inc. At December 31, 1999, $543,000 remained due from these entities. An allowance for doubtful accounts has been recorded for the entire amount because of the uncertainty of collection. Cameron Chell was a director of both companies at the time some of the transactions took place. In addition, we have reason to believe that Mr. Chell was a principal of e-Supplies Inc., at the time of the transactions. Raghu Kilambi served on the board of directors of Willson Stationers, Ltd., as our representative, at the request of Willson Stationers, Ltd., for approximately one month in early 1999.



     On August 1, 1999, we loaned Vincent Romano, one of our executive officers, $2.0 million, which he used to purchase 232,829 shares of our common stock. Mr. Romano deposited the shares in escrow and the escrow agent releases approximately 12.5% of the shares quarterly as the loan is forgiven in quarterly installments of $250,000. We loaned the money to Mr. Romano under the terms of his employment agreement. As of January 31, 2000, we have forgiven $500,000 of this loan.

     In October 1999, we issued warrants to acquire 1,658,350 shares of common stock to Pequot Private Equity Fund II, L.P., Pequot Partners Fund and Pequot International Fund, which, after giving effect to anti-dilution adjustments since their issuance, entitled the holders to purchase 1,678,139 shares of common stock at $8.40 per share. On February 29, 2000, the funds exercised their warrants to acquire all 1,678,139 shares of our common stock, with net proceeds to FutureLink of approximately $12.6 million, taking into account the warrant exercise fee of $0.90 for each warrant exercised. Pequot Capital Management, Inc. manages the funds and therefore has the power to direct the vote of the common stock that the funds hold, which constitute more than 5% of our outstanding common stock both before and after this warrant exercise. In addition, James McNiel, one of our directors, is a Senior Vice President at Pequot Capital Management, Inc., and Gerald Poch, also a director, is a Manager Director/Portfolio Manager at Pequot Capital Management, Inc.

                          DESCRIPTION OF CAPITAL STOCK



     Our authorized capital stock consists of 300 million shares of common stock, par value $0.0001 per share, and 20 million shares of preferred stock, no par value.



     The following is a summary of certain provisions of our common stock, preferred stock, certificate of incorporation and bylaws. Copies of our articles and bylaws are available from us upon request.


COMMON STOCK


     As of December 31, 1999, there were 52,743,169 shares of common stock outstanding, held by approximately 700 shareholders of record. All outstanding shares of common stock are, and the common stock to be issued in this offering will be, fully paid and nonassessable.


     Each share of our common stock has identical rights and privileges in every respect. The holders of our common stock are entitled to vote upon all matters submitted to a vote of our shareholders and are entitled to one vote for each share of common stock held. There are no cumulative voting rights.


     The holders of our common stock are entitled to share equally in dividends and other distributions that our board of directors may declare from time to time out of funds legally available for that purpose, if any, after the satisfaction of any prior rights and preferences of any outstanding preferred stock.


     If we liquidate, dissolve or wind up, the holders of shares of common stock will be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities and the payment of the liquidation preference of any outstanding preferred stock.

     The holders of our common stock have no preemptive or other subscription rights to purchase shares of our stock, nor are they entitled to the benefits of any redemption or sinking fund provisions.

PREFERRED STOCK


     There are no shares of preferred stock outstanding. Our board of directors, however, has the authority to issue 20 million shares of preferred stock in one or more series, and to fix for each series, the designation of, and number of shares to be included in, each such series, and our board of directors is also authorized to set the powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions of the shares of each such series.



     Unless our board of directors provides otherwise, the shares of all series of preferred stock will rank on a parity with respect to the payment of dividends and to the distribution of assets upon liquidation. Although we have no present plans to issue any shares of or rights to purchase, preferred stock, such issuance may have the effect of delaying, deferring or preventing a change of our control or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock.


REGISTRATION RIGHTS


     The holders of an aggregate of 57,443,320 shares of common stock that are either outstanding or issuable upon the conversion of debentures or the exercise of currently exercisable warrants or options, or their transferees, are entitled to certain rights with respect to the registration of such shares under the Securities Act.



     We agreed to file a registration statement by April 30, 2000 in respect of 1,207,867 shares of common stock issued on exercise of warrants or issued for services that Thomson Kernaghan & Co. Limited provided. Nearly all of these shares will be eligible for resale under Rule 144 as of April 26, 2000. Additional shares that this entity holds have registration rights which must be waived if the underwriter of a public offering advises us to limit such rights. After May 1, 2000, Thomson Kernaghan & Co. Limited may demand that we file such a registration statement for their shares, and on or thereafter we must use our reasonable best efforts to effect such registration.



     We agreed to file a registration statement by June 29, 1999 in respect of 382,389 shares of our common stock underlying senior subordinated convertible debentures and warrants we issued to Augustine Fund LP in March 1999 all of which have converted into common stock. As of March 10, 2000, 26,553 of these shares remained entitled to registration rights. Augustine has waived its registration rights with respect to this offering and all penalties for failure to register.



     We agreed to use our best efforts to file a registration statement by January 31, 2000 covering 44,505 shares issuable upon exercise of warrants issued to Global Equity Partners Limited. Global also held a $278,160 debenture which has underlying shares also entitled to registration rights. Of this debenture, $200,000 of principal plus accrued interest recently converted into 189,160 shares of common stock. Global agreed not to sell any stock until one year following its initial investment on March 26, 1999. We are currently in breach of these obligations.



     Under the terms of various subscription agreements, we agreed to file a registration statement by September 7, 1999, covering securities issued in May 1999 to Commonwealth Associates, L.P. and various other investors, and to use our best efforts to cause such registration statement to become effective by November 3, 1999. As of April 3, 2000, 15,908,802 shares of common stock and 986,654 shares of common stock issuable upon conversion or exercise of outstanding convertible notes and warrants were subject to those rights.



     Under the terms of certain other subscription agreements, we agreed to file a registration statement by April 1, 2000 covering securities issued in July 1999 to Commonwealth Associates, L.P. and various other investors, and to use our best efforts to cause such registration statement to become effective as soon as practicable thereafter. As of April 3, 2000, 2,727,172 shares of common stock and 3,195,299 shares of common stock issuable upon exercise of warrants were entitled to those rights.



     We agreed to use our best efforts to file a registration statement by January 31, 2000 in respect of 232,829 shares of common stock that Vincent Romano owns and to use our best efforts to cause such registration statement to become effective by March 31, 2000.



     We agreed to file a registration statement by June 26, 2000 in respect of 2,160,307 shares of common stock that the former shareholders of KNS Holdings Limited acquired, and to use commercially reasonable efforts to cause this registration statement to become effective as soon after that date as practicable and no later than December 22, 2000. All of the former shareholders of KNS have waived their registration rights with respect to this offering.



     The holders of 8,041,776 shares of common stock issued at the time of an October 1999 investment by Pequot Private Equity Fund II, L.P. and other investors may make up to two demands after April 15, 2000 that we file a registration statement covering at least 3% of our outstanding shares of common stock, or the number of shares of common stock that have a combined market value of at least $5.0 million. If the holders make such a demand, they may select the underwriters for the offering, provided we consent to such selection. We also granted those holders piggyback registration rights allowing them to include their shares in a registered offering that we make. The holders of 3,450,174 shares of common stock acquired in October 1999 have the same registration rights as Pequot Private Equity Fund II, L.P. and the other investors. The holders of warrants to purchase 1,640,238 shares of common stock acquired in October 1999 have the same registration rights as Pequot Private Equity Fund II, L.P. and the other investors. Pequot Private Equity Fund II, L.P. and two other holders of shares or warrants issued in the October 1999 private placement have waived the registration rights of all holders of such shares and warrants with regard to this offering.

     At the same time we granted piggyback registration rights to Pequot Private Equity Fund II, L.P. and other investors, we granted registration rights under the same terms to the Holmes Trust and Glen C. Holmes, in respect of 8,400,000 securities held by or currently issuable to them. Mr. Holmes has waived his registration rights with respect to this offering.


     TBCC Funding Trust II has piggyback rights to require us to register 29,413 shares of common stock underlying its warrants if we file a registration statement for our common stock. However, TBCC Funding Trust II has agreed to waive any notice rights and any rights to participate in the offering. TBCC has waived their registration rights with respect to this offering.

     CPQ Holdings, Inc., has piggyback rights to require us to register 112,590 shares of common stock if we file a registration statement for our common stock.


     Sicola, Martin, Koons & Frank, Inc., the holder of 53,552 shares of common stock and warrants to purchase 33,467 shares of common stock, has the right to request up to four times that we register their securities. Sicola, Martin, Koons & Frank, Inc. has waived its registration rights with respect to this offering.



     EMC(2) Corporation has piggyback rights to require us to register 13,140 shares of common stock underlying warrants.



     We agreed to register 1,181,816 shares of common stock that the selling shareholders of CN Networks, Inc. hold by November 5, 2000. The principal selling shareholder has waived its registration rights with respect to this offering.



     We agreed to register 1,738,555 shares of our common stock that the selling shareholders of Async Technologies, Inc. hold by November 26, 2000.



     We also agreed to register 1,026,316 shares of common stock that the selling shareholders of Vertical Software, Inc. hold by January 31, 2001. The selling shareholders of Vertical Software, Inc. have waived their registration rights with respect to this offering.



     We also agreed to register 1,975,170 shares of common stock that the selling shareholders of MicroLAN Systems, Inc., doing business as Madison Technology Group, Madison Consulting Resources, Inc., and Madison Consulting Resources NJ, Inc. hold by February 28, 2001. The selling shareholders of these companies have waived their registration rights with respect to this offering.



     We granted registration rights to SmallCaps OnLine Group LLC with respect to 3 million shares of our common stock underlying warrants we issued to SmallCaps. SmallCaps is entitled to register all or a portion of these shares to the same extent we register shares that Pequot Private Investment Fund II, L.P., or Commonwealth Associates, L.P. hold upon exercise of registration rights we previously granted to such limited partnerships.



     We intend to fulfill our registration obligations as described above shortly after the offering. Even after registration, most shares will be restricted under lock up agreements from further sale for at least six months following the offering.


WARRANTS


     As of April 3, 2000, there were warrants outstanding to purchase 7,805,955 shares of our common stock. The warrants have exercise prices ranging from $1.11 per share to $24.38 per share. The weighted average exercise price of all currently outstanding warrants is $12.12 per share. The warrants have various expiration dates, ranging from April 2000 to April 2006. Most outstanding warrants have anti-dilution protection, and most provide for registration rights.

LISTING

     We are listed for quotation in the Nasdaq National Market under the symbol "FTRL."

TRANSFER AGENT AND REGISTRATION

     General Securities Transfer Agency of Albuquerque, New Mexico is the transfer agent and registrar for our common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE



     Sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of equity securities. Upon completion of this offering, we expect to have an aggregate of 65,101,054 shares of our common stock outstanding, which includes our anticipated issuance of 1,072,940 shares of our common stock issuable upon the closing of our acquisition of Charon Systems Inc., but excludes 750,000 shares issuable to the underwriters if they exercise their overallotment option.



     Upon completion of this offering, we also expect to have the following options, warrants and convertible debentures outstanding:



     - 8,009,134 shares of our common stock issuable upon exercise of stock options at a weighted average exercise price of $11.91 per share as of April 3, 2000,



     - 7,805,955 shares of our common stock issuable upon the exercise of warrants at a weighted average exercise price of $12.12 per share as of April 3, 2000, and



     - 744,370 shares of our common stock issuable upon the conversion of $0.7 million aggregate principal amount of our convertible debentures at a weighted average conversion price of $0.94 per share.



     All of the shares sold in this offering will be freely tradable.



     At this time, approximately 9.5 million shares of our common stock are freely trading or eligible to trade. The remaining 49.1 million shares are currently restricted. Approximately 2.1 million of these shares will become freely tradeable between March 26 and December 15, 2000, and will not be subject to any agreement restricting their sale. We currently plan to register under the Securities Act most of the remaining 47.0 million shares within six months following the date of this prospectus, and to keep this registration effective for up to six months after the SEC declares it effective although 45.0 million of such shares are either currently subject to or are expected to be subject to lock-up restrictions limiting their resale in the public market until 180 days after the date of this prospectus. We issued nearly 5.2 million shares of the
47.0 million shares we intend to register in recently completed acquisitions. These shares are subject to escrow restrictions with release of such shares staggered over the next three years. The earliest any of these shares may be released from escrow is November 5, 2000. The nearly 1.1 million shares which we expect to issue on closing of our proposed acquisition of Charon Systems Inc. will be subject to similar release restrictions imposed by the escrow.



     Most of the 8.2 million shares underlying our currently issued stock options are registered for resale under the Securities Act, and we intend to register the balance of the underlying shares under the Securities Act within six months following the date of this prospectus. Just over 2.3 million options are exercisable within 60 days of March 10, 2000 and a further 1.0 million currently outstanding options will vest between May 10 and December 15, 2000. Of these 3.3 million options, senior officers and directors hold 2.6 million and such securities will be locked up for a period of 180 days following the date of this prospectus.



     All of our currently outstanding warrants entitling holders to acquire 7.8 million shares of our common stock can now be exercised. Holders of warrants to purchase 6.7 million shares of our common stock agreed that they will not trade their warrants or underlying shares for a period of 180 days following the date of this prospectus. Warrants to purchase another 0.3 million shares of our common stock do not have registration rights and resales of the underlying shares would be restricted under Rule 144 commencing on their exercise. The remaining warrants to purchase 0.8 million shares are not subject to any lock-up agreement and contain provisions which may allow their holders to accelerate tradeability of the underlying stock in accordance with certain provisions of Rule 144.

     Of the 0.9 million shares issuable on conversion of outstanding convertible debt securities, 0.3 million shares are eligible for resale under Rule 144 after the end of March 1999. The remaining 0.6 million of these shares underlying convertible debt are subject to lock-up restrictions preventing their resale for a period of 180 days following the date of this prospectus.



     Shortly after this offering, we expect to file a registration statement covering the sale of up to 5,000,000 shares of our common stock that we may use in connection with our acquisition of other companies in the future.


RULE 144


     In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted securities for at least one year, including persons who may be deemed our "affiliates", would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the number of shares of common stock then outstanding or the average weekly trading volume of the common stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks immediately preceding the SEC filing with respect to such sale. Manner of sale provisions, notice requirements and the availability of current public information about us also apply to these sales. However, if a person is not deemed to have been our affiliate at any time during the 90 days immediately preceding the sale, he or she may sell his or her restricted shares under Rule 144(k) without regard to the limitations described above if at least two years have elapsed since the later of the date the shares were acquired from us or from our affiliate. This paragraph summarizes Rule 144 and is not intended to be a complete description of it.


RULE 701


     In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases shares from us pursuant to a compensatory stock or option plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

                                  UNDERWRITING



     The underwriters named below have agreed to purchase from us upon the terms and conditions of the underwriting agreement the number of shares of common stock set forth opposite its name below:


                        UNDERWRITERS                          NUMBER OF SHARES
                        ------------                          ----------------
Bear, Stearns & Co. Inc.....................................
                                                                 ---------
Fleet Boston Robertson Stephens Inc. .......................
                                                                 ---------
CIBC World Markets Corp. ...................................
                                                                 ---------
C.E. Unterberg, Towbin......................................
                                                                 ---------
          Total.............................................     5,000,000
                                                                 =========


     The underwriters have agreed to purchase all of the shares of common stock being sold upon the terms and conditions of the underwriting agreement if any of such shares are purchased. This obligation does not apply to shares covered by the overallotment option.



     The underwriters have advised us that they propose to offer the common stock to the public initially at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession of not more than $ per share. Additionally, the underwriters may
allow, and such dealers may reallow, a discount of not more than $          per
share on sales to certain other dealers. After the public offering of the shares, the underwriters may change the offering price and other selling terms.



     We have granted the underwriters an option to purchase up to 750,000 additional shares of common stock at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus, solely to cover overallotments, if any. This option may be exercised in whole or in part at any time within 30 days after the date of this prospectus. To the extent that the underwriters exercise this option, each underwriter will have a firm commitment to purchase upon the satisfaction of certain conditions a number of shares of common stock proportionate to such underwriter's purchase obligations set forth in the table above.



     The following table shows the per share and total underwriting discounts and commissions we must pay to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters option to purchase additional shares.


                                                              NO EXERCISE    FULL EXERCISE
                                                              -----------    -------------
Per share...................................................    $               $
Total.......................................................    $               $

     The offering of the shares is made for delivery, when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.


     Certain of our executive officers and directors, who beneficially own in
the aggregate                shares of common stock, have agreed that they will
not, without the prior written consent of Bear, Stearns & Co. Inc., directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, pledge, make any short sale of, maintain any short position with respect to, establish or maintain a "put equivalent position" with respect to, enter into any swap, derivative transaction or other arrangement that transfers any of the economic consequences of ownership of any shares of common stock or any securities convertible into, exercisable into or exchangeable for common stock they beneficially own during the 180-day period following the date of this prospectus. For these purposes, "put equivalent position" has the meaning set forth in Rule 16a-1(h) of the Securities Exchange Act of 1934.

     We have agreed that we will not, without the prior written consent of Bear, Stearns & Co. Inc., directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, pledge, make any short sale of, maintain any short position with respect to, establish or maintain a "put equivalent position" with respect to, enter into any swap, derivative transaction or other arrangement that transfers any portion of the economic consequences of any shares of common stock or any securities convertible into, exercisable into or exchangeable for common stock during the 180-day period following the date of this prospectus, except that we may issue shares of common stock and options to purchase common stock under our stock option and stock purchase plans and upon exercise of warrants issued and outstanding on the date of this prospectus, and may issue stock as part of strategic relationships and to acquire businesses, technologies or products complementary to those of our company, so long as the recipients of such stock agree to be bound by a lock-up agreement for the remainder of the 180-day lock-up period.


     In August of 1998, Canadian Imperial Bank of Commerce, the parent company of CIBC World Markets Corp., extended us a $680,000 credit line for general business purposes. In August of 1999, The Canadian Imperial Bank of Commerce increased our credit line to $1.4 million. The Canadian Imperial Bank of Commerce received customary fees under these arrangements.


     CEUT Capital Partners I, L.P., an affiliate of C.E. Unterberg, Towbin, holds 128,028 shares of our common stock and warrants to purchase 49,364 shares of our common stock. This resulted from the conversion of 8% senior subordinated notes and warrants which CEUT Capital Partners I, L.P. purchased from us in private offerings that Commonwealth Associates, Ltd. arranged between April and July of 1999. CEUT Capital Partners I, L.P. made these purchases upon the same terms and conditions as each of the other investors in the offerings.



     A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders.



     We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Exchange Act of 1934, and to contribute to payments the underwriters may be required to make in respect of these liabilities.



     The underwriters have advised us that, under Regulation M promulgated under the Securities Exchange Act of 1934, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of our common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of pegging, fixing or maintaining the price of the common stock. A "syndicate covering transaction" is a bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position created as part of the offering process. The underwriters may also cover all or a portion of such short position by exercising the overallotment option. A "penalty bid" is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to an underwriter or syndicate member as part of the offering if the common stock that such underwriter or syndicate member originally sold is purchased by the underwriters in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The underwriters have advised us such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.



     We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $2.1 million.

                                 LEGAL MATTERS



     Paul, Hastings, Janofsky & Walker LLP, Costa Mesa, California, will pass upon the validity of the shares of common stock offered by this prospectus for us. Latham & Watkins, Los Angeles, California will pass upon certain legal matters relating to this offering for the underwriters.



                                    EXPERTS



     The consolidated financial statements of FutureLink Corp. as of December 31, 1998 and 1999 and for each of the two years in the period ended December 31, 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.



     The financial statements of Vertical Software, Inc. as of December 31, 1997, 1998 and 1999 and for each of the three years in the period ended December 31, 1998, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.



     The financial statements of Madison Consulting Resources, Inc. and Microlan Systems, Inc. "DBA" Madison Technology Group as of December 31, 1998 and 1999 and for each of the two years in the period ended December 31, 1999 and Madison Consulting Resources NJ, Inc. as of December 31, 1998, its initial year of operations, appearing in this prospectus have been audited by Joel E. Sammet & Co., independent auditors, as set forth in their reports with respect to such audits appearing elsewhere in this prospectus, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.



     The financial statements of Charon Systems Inc. as of December 31, 1998 and 1999 and for each of the two years in the period ended December 31, 1999, appearing in this prospectus and registration statement have been audited by BDO Dunwoody LLP, independent auditors and chartered accountants, as set forth in their report with respect to such audit appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in account and auditing.



     The financial statements of Executive LAN Management, Inc., dba Micro Visions, as of December 31, 1997 and 1998 and for each of the two years in the period ended December 31, 1998 and at September 30, 1999 and for the nine months ended September 30, 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.



     The audited financial statements of CN Networks, Inc. included in this registration statement as at December 31, 1997 and 1998 and for the years then ended have been audited by Moreland & Davis, C.P.A.s, independent auditors, as indicated in their report with respect to such audit, and are included in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing.



     The audited financial statements of Async Technologies, Inc. included in this registration statement as at December 31, 1997 and 1998 and for the years then ended have been audited by M. Jevahirian & Co., independent auditors, as indicated in their report with respect to such audit, and are included in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing.



     The financial statements of KNS Holdings Limited as of February 28, 1998 and 1999 and for each of the two years in the period ended February 28, 1999, appearing in this prospectus have been audited by Ernst & Young, independent auditors and registered auditor, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION



     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copy of these documents filed as an exhibit to the registration statement or otherwise filed by us with the Securities and Exchange Commission for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.



     We must comply with the informational requirements of the Securities Exchange Act of 1934. In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission. The registration statement, including the attached exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60661. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. Copies of the registration statement and the reports, proxy and information statements and other information that we file with the Securities and Exchange Commission may be obtained from the Securities and Exchange Commission's Internet address at http://www.sec.gov.


     You may request a copy of these documents, at no cost, by writing or telephoning us at the following address:

                                FutureLink Corp.
                              6 Morgan, Suite 100
                           Irvine, California, 92618
                                 (949) 837-8252

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              -----
FINANCIAL STATEMENTS OF FUTURELINK CORP. ...................    F-3
  December 31, 1998 and 1999
     Report of Independent Auditors.........................    F-4
     Consolidated Balance Sheets............................    F-5
     Consolidated Statements of Operations..................    F-6
     Consolidated Statements of Stockholders' Equity........    F-7
     Consolidated Statements of Cash Flows..................    F-8
     Notes to Consolidated Financial Statements.............    F-9
  VERTICAL SOFTWARE, INC. ..................................   F-29
  December 31, 1997, 1998 and 1999
     Report of Independent Auditors.........................   F-30
     Balance Sheets.........................................   F-31
     Statements of Operations...............................   F-32
     Statements of Stockholders' Equity.....................   F-33
     Statements of Cash Flows...............................   F-34
     Notes to Financial Statements..........................   F-35
  MICROLAN SYSTEMS, INC. DBA MADISON TECHNOLOGY GROUP.......   F-40
  December 31, 1998 and 1999
     Independent Auditor's Report...........................   F-41
     Balance Sheets.........................................   F-42
     Statement of Operations................................   F-43
     Statement of Stockholders' Equity......................   F-44
     Statement of Cash Flows................................   F-45
     Notes to Financial Statements..........................   F-46
  MADISON CONSULTING RESOURCES, INC. .......................   F-51
  December 31, 1998 and 1999
     Independent Auditor's Report...........................   F-52
     Balance Sheets.........................................   F-53
     Statements of Income...................................   F-54
     Statement of Shareholders' Equity......................   F-55
     Statement of Cash Flows................................   F-56
     Notes to Financial Statements..........................   F-57
  MADISON CONSULTING RESOURCES NJ, INC. ....................   F-60
  December 31, 1998 and 1999
     Independent Auditor's Report...........................   F-61
     Balance Sheets.........................................   F-62
     Statements of Income...................................   F-63
     Statement of Shareholders' Equity......................   F-64
     Statement of Cash Flows................................   F-65
     Notes to Financial Statements..........................   F-66
  CHARON SYSTEMS INC. ......................................   F-68
  December 31, 1998 and 1999
     Auditors' Report.......................................   F-69
     Balance Sheets.........................................   F-70
     Statements of Operations and Retained Earnings.........   F-71
     Statements of Cash Flows...............................   F-72
     Summary of Significant Accounting Policies.............   F-73
     Notes to Financial Statements..........................   F-74
  EXECUTIVE LAN MANAGEMENT, INC. DBA MICRO VISIONS..........   F-77

                                                              PAGE
                                                              -----
  December 31, 1997 and 1998, and September 30, 1998 and
     1999
     Report of Independent Auditors.........................   F-78
     Balance Sheets.........................................   F-79
     Statements of Operations...............................   F-80
     Statements of Shareholders' Equity.....................   F-81
     Statements of Cash Flows...............................   F-82
     Notes to Financial Statements..........................   F-83
  CN NETWORKS, INC. ........................................   F-89
  December 31, 1997 and 1998
     Report of Independent Auditors.........................   F-90
     Balance Sheets.........................................   F-91
     Statements of Income...................................   F-92
     Statement of Stockholders' Equity......................   F-92
     Statements of Cash Flows...............................   F-93
     Notes to Financial Statements..........................   F-94
  September 30, 1998 and 1999
     Report of Independent Auditors.........................   F-98
     Balance Sheets.........................................   F-99
     Statements of Income and Retained Earnings.............  F-100
     Statements of Cash Flows...............................  F-101
     Notes to Financial Statements..........................  F-102
  ASYNC TECHNOLOGIES, INC. AND ASYNC TECHNICAL INSTITUTE,
     INC. ..................................................  F-106
  December 31, 1997 and 1998
     Independent Auditors' Report...........................  F-107
     Combined Balance Sheets................................  F-108
     Combined Statements of Operations and Retained
      Deficit...............................................  F-109
     Combined Statements of Cash Flows......................  F-110
     Notes to Combined Financial Statements.................  F-111
  September 30, 1998 and 1999
     Report of Independent Public Accountants...............  F-115
     Combined Balance Sheets................................  F-116
     Combined Statements of Operations and Retained
      (Deficit) Earnings....................................  F-117
     Combined Statements of Cash Flows......................  F-118
     Notes to the Combined Financial Statements.............  F-119
  KNS HOLDINGS LIMITED......................................  F-123
  February 28, 1998 and 1999, and November 30, 1999
     Report of the Independent Auditors.....................  F-125
     Combined Balance Sheets................................
     Consolidated Profit and Loss Account...................  F-126
     Consolidated Statement of Movements in Shareholders'
      Funds.................................................  F-128
     Consolidated Cash Flow Statements......................  F-129
     Reconciliation of Net Cash Flow to Movement in Net
      Debt..................................................  F-130
     Notes to the Accounts..................................  F-131

                                FUTURELINK CORP.
                              FINANCIAL STATEMENTS

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
FutureLink Corp.



     We have audited the accompanying consolidated balance sheets of FutureLink Corp. as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of FutureLink Corp. at December 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.


                                          /s/ ERNST & YOUNG LLP


Orange County, California


March 14, 2000,


except for Note 13, as to which the date is


March 17, 2000

                                FUTURELINK CORP

                          CONSOLIDATED BALANCE SHEETS

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)



                                                                 DECEMBER 31,
                                                              -------------------
                                                               1998        1999
                                                              -------    --------
ASSETS
Current assets:
Cash and cash equivalents...................................  $     7    $ 19,185
Restricted cash.............................................       --       3,099
Accounts receivable, less allowance for doubtful accounts of
  $115 and $1,363 in 1998 and 1999, respectively............    1,532      14,284
Inventory...................................................       22       4,964
Prepaid expenses............................................      116         536
                                                              -------    --------
          Total current assets..............................    1,677      42,068
Property and equipment, less accumulated depreciation of
  $203 and $2,276 in 1998 and 1999, respectively............    1,123      10,972
Goodwill and other intangibles, less accumulated
  amortization of $668 and $6,033 in 1998 and 1999,
  respectively..............................................    7,846     186,866
Deposits for acquisitions...................................       --         543
Other assets................................................       --         229
                                                              -------    --------
          Total assets......................................  $10,646    $240,678
                                                              =======    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Lines of credit.............................................  $   819    $  1,657
Accounts payable and accrued liabilities....................    3,595      15,811
Settlement payable..........................................       --       5,000
Current portion of long-term debt...........................       --       8,554
Deferred revenues...........................................       --       1,330
                                                              -------    --------
          Total current liabilities.........................    4,414      32,352
Long-term debt, less current portion........................       30       4,116
Convertible debentures, net.................................    2,153         874
Deferred taxes..............................................    1,212         588
                                                              -------    --------
          Total liabilities.................................    7,809      37,930
Commitments and contingencies...............................
Stockholders' equity:
  Preferred stock, no par value, 20,000,000 shares
     authorized,
     no shares issued and outstanding in 1998 and 1999......       --          --
  Common stock, $.0001 par value, 300,000,000 shares
     authorized,
     4,908,072 and 52,743,169 shares issued and outstanding
     at December 31, 1998 and 1999, respectively............        2           7
  Common stock issuable; 1,639,850 shares...................    2,600      42,636
  Additional paid-in capital................................    7,662     146,150
  Issuable warrants.........................................       --      60,000
  Deferred compensation.....................................       --      (1,393)
  Loan receivable from officer..............................       --      (1,500)
  Accumulated other comprehensive loss:
     Cumulative foreign currency translation adjustment.....      (96)        (77)
  Accumulated deficit.......................................   (7,331)    (43,075)
                                                              -------    --------
          Total stockholders' equity........................    2,837     202,748
                                                              -------    --------
          Total liabilities and stockholders' equity........  $10,646    $240,678
                                                              =======    ========



See notes to consolidated financial statements.

                                FUTURELINK CORP


                     CONSOLIDATED STATEMENTS OF OPERATIONS

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)



                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                1998          1999
                                                              ---------    ----------
Revenue:
Hardware and software.......................................  $     966    $    6,748
Service delivery............................................      1,471         6,852
                                                              ---------    ----------
                                                                  2,437        13,600
Expenses:
Cost of hardware and software...............................        880         7,013
Cost of service delivery....................................      1,548        10,527
Selling, general and administration.........................      3,064        12,611
Goodwill and other intangibles amortization.................        668         4,981
Depreciation and amortization...............................        203         1,709
                                                              ---------    ----------
                                                                  6,363        36,841
                                                              ---------    ----------
Loss from operations........................................     (3,926)      (23,241)
Interest expense............................................      1,333        12,095
Interest income.............................................         --          (437)
Equity in loss of investee..................................        826            --
                                                              ---------    ----------
Loss before income taxes and extraordinary item.............     (6,085)      (34,899)
Provision (benefit) for income taxes........................       (205)           --
                                                              ---------    ----------
Loss before extraordinary item..............................     (5,880)      (34,899)
Extraordinary item..........................................         --          (845)
                                                              ---------    ----------
Net loss....................................................  $  (5,880)   $  (35,744)
                                                              =========    ==========
Loss per share -- basic and diluted
  Loss before extraordinary item............................  $   (1.86)   $    (2.44)
  Extraordinary item........................................         --         (0.06)
                                                              ---------    ----------
Net loss....................................................  $   (1.86)   $    (2.50)
                                                              =========    ==========
Weighted average shares.....................................  3,169,413    14,279,647
                                                              =========    ==========



See notes to consolidated financial statements.

                                FUTURELINK CORP.
                           CONSOLIDATED STATEMENTS OF

                              STOCKHOLDERS' EQUITY


                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                                            LOAN       ACCUMULATED
                                    COMMON STOCK        COMMON    ADDITIONAL                             RECEIVABLE       OTHER
                                 -------------------    STOCK      PAID-IN     ISSUABLE     DEFERRED        FROM      COMPREHENSIVE
                                   SHARES     AMOUNT   ISSUABLE    CAPITAL     WARRANTS   COMPENSATION    OFFICER         LOSS
                                 ----------   ------   --------   ----------   --------   ------------   ----------   -------------
BALANCE AT JANUARY 1, 1998.....   2,040,700     $1     $    --     $  1,425    $    --      $    --       $    --         $  --
 Issuance of common stock on
   acquisitions................   1,158,000     --       2,550           15         --           --            --            --
 Forgiveness of stockholder
   debt........................          --     --          --           70         --           --            --            --
 Issuance of common stock......     751,163     --          --        2,963         --           --            --            --
 Warrants issued with issuance
   of convertible debt.........          --     --          --          563         --           --            --            --
 Common stock issued, net......     133,752     --          --          763         --           --            --            --
 Common stock to be issued upon
   conversion of loan..........          --     --         733           --         --           --            --            --
 Issuance of common stock......     824,457      1        (683)       1,907         --           --            --            --
 Financing fees associated with
   converted debentures........          --     --          --          (44)        --           --            --            --
 Foreign currency translation
   adjustment..................          --     --          --           --         --           --            --           (96)
 Net loss for the year.........          --     --          --           --         --           --            --            --
                                 ----------     --     -------     --------    -------      -------       -------         -----
BALANCE AT DECEMBER 31, 1998...   4,908,072      2       2,600        7,662         --           --            --           (96)
 Exchange of exchange shares...         424     --      (2,550)       2,550         --           --            --            --
 Shares issued or issuable for
   acquisitions................  13,542,490      1      42,636      109,568         --           --            --            --
 Shares issued for cash........   9,203,499      1          --       48,317         --           --            --            --
 Shares issued upon conversion
   of debt.....................  15,859,796      2          --       22,496         --           --            --            --
 Shares issued for services....      95,431     --         (50)         525         --           --            --            --
 Exercise of warrants..........   8,648,256      1          --          300         --           --            --            --
 Equity components of
   convertible debentures and
   warrants....................          --     --          --        7,290         --           --            --            --
 Value of warrants issued with
   convertible debentures......          --     --          --        5,649         --           --            --            --
 Value of options and warrants
   issued for services.........          --     --          --          923         --           --            --            --
 Shares issued under loan
   agreement to officer........     232,829     --          --        2,000         --           --        (1,500)           --
 Shares issued upon exercise of
   employee stock options......     252,372     --          --        1,103         --           --            --            --
 Cost of warrants to be issued
   on settlement...............          --     --          --      (65,000)    60,000           --            --            --
 Deferred compensation.........          --     --          --        2,767         --       (2,767)           --            --
 Amortization of deferred
   compensation................          --     --          --           --         --        1,374            --            --
 Foreign currency translation
   adjustment..................          --     --          --           --         --           --            --            19
 Net loss for the year.........          --     --          --           --         --           --            --            --
                                 ----------     --     -------     --------    -------      -------       -------         -----
BALANCE AT DECEMBER 31, 1999...  52,743,169     $7     $42,636     $146,150    $60,000      $(1,393)      $(1,500)        $ (77)
                                 ==========     ==     =======     ========    =======      =======       =======         =====


                                                   TOTAL
                                 ACCUMULATED   STOCKHOLDERS'   COMPREHENSIVE
                                   DEFICIT        EQUITY           LOSS
                                 -----------   -------------   -------------
BALANCE AT JANUARY 1, 1998.....   $ (1,451)      $    (25)       $     --
 Issuance of common stock on
   acquisitions................         --          2,565              --
 Forgiveness of stockholder
   debt........................         --             70              --
 Issuance of common stock......         --          2,963              --
 Warrants issued with issuance
   of convertible debt.........         --            563              --
 Common stock issued, net......         --            763              --
 Common stock to be issued upon
   conversion of loan..........         --            733              --
 Issuance of common stock......         --          1,225              --
 Financing fees associated with
   converted debentures........         --            (44)             --
 Foreign currency translation
   adjustment..................         --            (96)            (96)
 Net loss for the year.........     (5,880)        (5,880)         (5,880)
                                  --------       --------        --------
BALANCE AT DECEMBER 31, 1998...     (7,331)         2,837          (5,976)
                                                                 ========
 Exchange of exchange shares...         --             --              --
 Shares issued or issuable for
   acquisitions................         --        152,205              --
 Shares issued for cash........         --         48,318              --
 Shares issued upon conversion
   of debt.....................         --         22,498              --
 Shares issued for services....         --            475              --
 Exercise of warrants..........         --            301              --
 Equity components of
   convertible debentures and
   warrants....................         --          7,290              --
 Value of warrants issued with
   convertible debentures......         --          5,649              --
 Value of options and warrants
   issued for services.........         --            923              --
 Shares issued under loan
   agreement to officer........         --            500              --
 Shares issued upon exercise of
   employee stock options......         --          1,103              --
 Cost of warrants to be issued
   on settlement...............         --         (5,000)             --
 Deferred compensation.........         --             --              --
 Amortization of deferred
   compensation................         --          1,374              --
 Foreign currency translation
   adjustment..................         --             19              19
 Net loss for the year.........    (35,744)       (35,744)        (35,744)
                                  --------       --------        --------
BALANCE AT DECEMBER 31, 1999...   $(43,075)      $202,748        $(35,725)
                                  ========       ========        ========



See notes to consolidated financial statements.

                                FUTURELINK CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)



                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                               1998            1999
                                                              -------        --------
OPERATING ACTIVITIES
Net loss....................................................  $(5,880)       $(35,744)
Adjustments to reconcile net loss to net cash used in
  operating activities:
Depreciation and amortization...............................      871           6,690
Deferred income taxes.......................................     (205)             --
Amortization of deferred compensation.......................       --           1,374
Warrants issued with convertible debt.......................       --           5,649
Common stock, warrants and options issued for services......    2,125           1,898
Non-cash interest expense...................................    1,294           7,290
Loss on sale of assets......................................       48              --
Change in operating assets and liabilities,
  net of effect from business acquisitions:
  Accounts receivable.......................................   (1,406)            574
  Inventory.................................................      (22)         (2,393)
  Prepaid expenses..........................................     (116)           (247)
  Other assets..............................................       --            (229)
  Accounts payable and accrued expenses.....................    2,302          (2,556)
  Deferred revenue..........................................       --           1,330
                                                              -------        --------
  Net cash used in operating activities.....................     (989)        (16,364)
                                                              -------        --------
INVESTING ACTIVITIES
Purchases of property and equipment.........................     (819)         (3,244)
Disposition of assets.......................................       33              --
Business acquisitions, net of cash balances acquired........   (2,019)        (28,413)
Deposits for acquisitions...................................     (110)           (543)
Cash advances to investees..................................     (990)             --
Restricted cash.............................................       --          (3,099)
Other.......................................................      (69)             --
                                                              -------        --------
  Net cash used in investing activities.....................   (3,974)        (35,299)
                                                              -------        --------
FINANCING ACTIVITIES
Net cash advanced (paid) under lines of credit..............      819            (119)
Proceeds from issuance of common shares, net................      681          48,318
Proceeds from exercise of employee stock options............       --           1,103
Proceeds from exercise of warrants..........................       --             301
Repayment of capital lease obligations......................      (67)             --
Issuance of common shares upon debt conversion, net of
  costs.....................................................    2,447          22,498
Repayment of convertible debentures and promissory notes....       --          (1,279)
Other financing fees........................................       89              --
Advances from stockholders..................................    1,097              --
                                                              -------        --------
  Net cash provided by financing activities.................    5,066          70,822
                                                              -------        --------
Effect of currency rate changes.............................      (96)             19
                                                              -------        --------
Increase in cash............................................        7          19,178
Cash at beginning of period.................................       --               7
                                                              -------        --------
CASH AT END OF PERIOD.......................................  $     7        $ 19,185
                                                              =======        ========
NON CASH INVESTING AND FINANCING ACTIVITIES
Business acquisitions:
  Assets acquired...........................................  $ 8,999        $189,756
  Liabilities assumed.......................................    2,934           2,453
  Notes payable issued......................................      436           6,685
  Common stock and options issued...........................    3,610         152,205
                                                              -------        --------
    Cash paid for acquisitions..............................  $ 2,019        $ 28,413
                                                              =======        ========
SmallCaps settlement payable................................  $    --        $  5,000
Capital lease obligations...................................       --           5,763
Loan to officer for common stock............................       --           2,000
SUPPLEMENTAL INFORMATION, CASH PAID FOR:
Interest....................................................  $    38        $  1,007
Income taxes................................................       37              --



See notes to consolidated financial statements.

                                FUTURELINK CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                               DECEMBER 31, 1999


1. BASIS OF PRESENTATION

THE COMPANY


     FutureLink Corp. (the "Company") is a Delaware corporation headquartered in Irvine, California. The Company provides server-based computing services, and is an application services provider, or ASP. The Company's services enable software applications to be deployed, managed, supported and upgraded from centrally located servers, rather than on individual desktop computers. For server-based computing customers, the Company installs and integrates software applications on customers' servers. For our ASP customers, the Company hosts software applications on servers at data centers, and rents computing services to customers for a monthly fee. ASP customers connect to facilities over the Internet, through a dedicated telecommunications line or by wireless connection. ASP services were introduced in March 1999.



     The Company has experienced net losses over the past two years and had an accumulated deficit of approximately $43.1 million at December 31, 1999. Such losses are attributable to both cash losses resulting from costs incurred in the development of the Company's services and infrastructure, interest expense and non cash amortization charges. The Company expects operating losses to continue for the foreseeable future as it continues to develop and promote its services.


BASIS OF PRESENTATION


     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


REVENUE RECOGNITION



     The Company generates revenue from ASP services, information technology services, outsourcing contract services, and from the resale of computer hardware and software. Service revenue is recognized when the service is delivered, or over the term of the applicable contracts. Payments received in advance, even if non-refundable, are recorded as deferred revenue. ASP implementation fees are generally paid in advance, and are deferred and recognized ratably over the term of the ASP service contract, generally two to five years. Revenue from the resale of computer hardware and software is recorded upon shipment, or upon installation when required under contract terms.



FAIR VALUE OF FINANCIAL INSTRUMENTS



     Financial instruments consisting principally of cash, accounts receivable, payables, accrued liabilities, and short-term and long-term obligations, and their carrying values in the accompanying consolidated balance sheets approximate their fair value. It is management's opinion that the Company is not exposed to significant currency or credit risks arising from these financial instruments.


CONCENTRATION OF CREDIT RISK AND KEY SUPPLIER

     The Company sells the majority of its services and products throughout North America. Sales to the Company's recurring customers are generally made on an open account while sales to occasional customers

                                FUTURELINK CORP.

may be made on a prepaid basis. The Company performs periodic credit evaluations of its ongoing customers and generally does not require collateral. Reserves are maintained for potential credit losses.


     Citrix Systems, Inc. ("Citrix") is one of the Company's key suppliers. The Company uses Citrix software almost exclusively to connect its customers to software applications.


CASH AND CASH EQUIVALENTS



     Cash and cash equivalents consist of money market accounts and other short-term investments with a maturity of three months or less when purchased.


INVENTORY


     Inventory, consisting of computer hardware and software held for resale, is recorded at the lower of cost (first in, first out) or market.



SOFTWARE LICENSES



     The Company capitalizes the costs associated with the purchase of licenses for major business process application software used in providing ASP services. The licenses specify the maximum number of users permitted to utilize the license in connection with the Company's service. All amounts are non-refundable, regardless of the actual number of users assigned a license in connection with ASP services. The licenses are amortized over the life of the contract.



PROPERTY AND EQUIPMENT



     Property and equipment is carried at cost. Depreciation and amortization are provided using the straight-line method over the assets' estimated useful lives ranging from two to five years. Assets recorded under capital leases are depreciated over the shorter of their estimated useful lives or the related lease terms using the straight-line method. This depreciation is included in depreciation and amortization in the accompanying consolidated financial statements.


LONG-LIVED ASSETS


     The Company follows Financial Accounting Standards Board Statement ("FAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present.



     Long-lived assets and certain identifiable intangibles held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability test is performed at the individual entity level based on undiscounted cash flows. Based upon its analysis, the Company believes that no impairment of the carrying value of its long-lived assets, inclusive of goodwill, existed at December 31, 1999. The Company's analysis was based on an estimate of future undiscounted cash flows using forecasts contained in the Company's strategic plan. It is at least reasonably possible that the Company's estimate of future undiscounted cash flows may change during 2000. If the Company's estimate of future undiscounted cash flows should change or if the strategic plan is not achieved, future analyses may indicate insufficient future undiscounted cash flows to recover the carrying value of the Company's long-lived assets, in which case such assets would be written down to estimated fair value.

                                FUTURELINK CORP.

GOODWILL


     Goodwill is recorded at cost and is being amortized using the straight-line method over five years. The recoverability of goodwill is assessed periodically based on management estimates of undiscounted future operating cash flows from each of the acquired businesses to which the goodwill relates.



ASSEMBLED WORKFORCE



     Assembled workforce represents the valuation placed on the knowledge, expertise, and contacts of employees and consultants upon acquisition, and is being amortized using the straight-line method over three years.


FOREIGN CURRENCY TRANSLATION


     The assets and liabilities of the Company's foreign operations are generally translated into U.S. dollars at current exchange rates. Revenue and expenses are translated at average exchange rates in effect for the year. The resulting cumulative translation adjustments have been recorded as a separate component of consolidated stockholders' equity. Foreign currency transaction gains and losses, if any, are included in the consolidated net loss.


INCOME TAXES


     The Company utilizes the liability method of accounting for income taxes as set forth in FAS No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are recognized based on the anticipated future tax effects arising from the differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases of assets and liabilities using enacted tax rates.


STOCK-BASED COMPENSATION


     The Company accounts for stock-based awards to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations and has adopted the disclosure-only alternative of FAS No. 123, "Accounting for Stock-Based Compensation." Options granted to consultants, independent representatives and other non-employees are accounted for using the fair value method as prescribed by FAS No. 123.



STOCK SPLIT



     On June 1, 1999, the Company completed a 5 for 1 reverse stock split of its common stock. Accordingly, all share and per share amounts have been retroactively restated in the consolidated financial statements to reflect this split.



LOSS PER SHARE



     Basic loss per share is calculated by dividing the net loss by the average number of common shares outstanding during the year. Diluted loss per share is calculated by adjusting outstanding shares, assuming any dilutive effects of options, warrants, and convertible securities. For all years presented, the effect of stock options, warrants, and convertible securities were not included as the results would be anti-dilutive. Consequently, there is no difference between the basic and dilutive net loss per share.

                                FUTURELINK CORP.

SEGMENTS OF A BUSINESS ENTERPRISE


     FAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for the way that public business enterprises report information about operating segments in annual consolidated financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. FAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company operates in one segment, information technology solutions.


COMPREHENSIVE INCOME


     FAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting and displaying comprehensive income and its components in the consolidated financial statements. Comprehensive loss includes cumulative translation adjustments for the years ended December 31, 1998 and 1999. These adjustments are accumulated within the accompanying Consolidated Statements of Stockholders' Equity under the caption "Comprehensive Loss."


RECLASSIFICATIONS


     Certain amounts in the 1998 consolidated financial statements have been reclassified to conform to the current year presentation.


RECENT ACCOUNTING PRONOUNCEMENTS


     In June 1998, FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued, which establishes new standards for recording derivatives in interim and annual financial statements. This statement requires recording all derivative instruments as assets or liabilities, measured at fair value. Statement No. 133, as amended, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Management does not anticipate the adoption of the new statement will have a significant impact on the consolidated results of operations or financial position of the Company.



3. ACQUISITIONS



     The Company completed the following acquisitions during the years ended December 31, 1998 and 1999.


EXECUTIVE LAN MANAGEMENT, INC.


     On October 15, 1999, the Company finalized an Agreement and Plan of Reorganization and Merger with Executive LAN Management Inc. ("Micro Visions"). The agreement provided for a merger of Micro Visions with a subsidiary of the Company such that all of Micro Visions' outstanding stock was sold to the Company in exchange for total consideration of $86.0 million, consisting of $12.0 million cash, 6,000,000 common shares issued upon closing, and a further 2,400,000 common shares earned during 1999 as contingent consideration valued in the aggregate at $71.2 million and options to acquire 475,000 shares of common stock valued at $2.8 million. Of the contingent shares, 1,200,000 were earned as of December 31, 1999 but had not been issued. The value of the contingent shares, determined based on the share price of $31.2 million when earned, is included in stockholder's equity as common stock issuable. The acquisition was accounted for by the purchase method of accounting, and the excess purchase price of $85.9 million over the estimated fair value of net assets acquired was allocated to goodwill and is being amortized over five years.

                                FUTURELINK CORP.

CN NETWORKS, INC.


     On November 5, 1999, the Company finalized an Agreement and Plan of Reorganization and Merger with CN Networks, Inc. ("CNI"). The agreement provides for a merger of CNI with a subsidiary of the Company such that all of CNI's outstanding stock was sold to the Company in exchange for total consideration of $19.9 million consisting of $3.9 million cash and 1,181,816 common shares of the Company's common stock valued at $9.1 million, and options to acquire 500,000 shares of common stock valued at $6.9 million. The acquisition was accounted for by the purchase method of accounting, and the excess purchase price of $20.4 million over the estimated fair value of net assets acquired was allocated to goodwill and is being amortized over five years.



ASYNC TECHNOLOGIES, INC.



     On November 26, 1999, FutureLink finalized an Agreement and Plan of Reorganization and Merger with Async Technologies, Inc. and Async Technical Institute, Inc. The Agreement provides for an initial merger between Async Technologies, Inc. and Async Technical Institute, Inc., with Async Technologies, Inc. ("Async") being the surviving entity, and then a subsequent merger of Async with a subsidiary of the Company such that Async's outstanding stock was sold to the Company in exchange for total consideration of $35.0 million consisting of $6.0 million cash, 1,298,705 common shares issued upon closing, and a further 439,850 common shares earned during 1999 as contingent consideration valued in the aggregate at $21.4 million, and options to acquire 500,000 shares of common stock valued at $7.6 million. The contingent shares were earned as of December 31, 1999 but had not yet been issued. The value of the contingent shares of $11.4 million, determined based on the share price when earned, has been included in stockholders' equity as common stock issuable. The acquisition was accounted for by the purchase method of accounting, and the excess purchase price of $36.2 million over the estimated fair value of net assets acquired was allocated to goodwill and is being amortized over five years.



KNS HOLDINGS LIMITED



     On December 22, 1999, the Company finalized an Agreement for the Sale and Purchase of the entire issued share capital of United Kingdom based KNS Holdings Limited ("KNS"). The Agreement provided for a merger of KNS with a subsidiary of the Company such that all of KNS' outstanding stock was sold to the Company. The total purchase price was $44.0 million consisting of $5.0 million cash, 2,160,307 shares of the Company's common stock valued at $32.3 million and notes payable in the amount of $2.7 million and $4.0 million due April 6, 2000 and June 30, 2000, respectively. The acquisition was accounted for by the purchase method of accounting, and the excess purchase price of $42.7 million over the estimated fair value of net assets acquired was allocated to goodwill and is being amortized over five years.


FUTURELINK ALBERTA

     On January 20, 1998 the Company issued 308,000 common shares in exchange for 1,540,000 common shares (46%) of FutureLink Alberta. The total value ascribed to the investment was $15,400. Effective November 23, 1998, the Company issued 334,755 common shares in exchange for an additional 1,673,775 common shares (50.4%) of FutureLink Alberta. The total value ascribed to the investment was $987,527.


     On February 26, 1999, FutureLink Alberta became a wholly owned subsidiary when the Company purchased the remaining 117,500 shares (3.6%) of FutureLink Alberta in exchange for 23,500 common shares of the Company. FutureLink Alberta was consolidated from November 24, 1998. From January 20,

                                FUTURELINK CORP.

1998 to November 23, 1998 the Company's share in FutureLink Alberta's loss, accounted for using the equity method, was $860,000.



     The following pro forma results of operations give effect to the acquisition of the above companies as if the transactions had occurred January 1, 1998 (in thousands, except per share data):



                                                         YEAR ENDED DECEMBER 31,
                                                         ------------------------
                                                            1998          1999
                                                         ----------    ----------
Revenue................................................   $ 46,112      $ 64,778
Net loss...............................................   $(42,058)     $(68,681)
Loss per share.........................................   $ (13.27)     $  (4.81)



4. DEPOSITS ON ACQUISITIONS



     On December 2, 1999, the Company entered into an Agreement and Plan of Reorganization and Merger with Vertical Software, Inc. ("VSI"). The agreement provides for a merger of VSI with a subsidiary of the Company such that all of VSI's outstanding stock will be sold to the Company in exchange for consideration of $27.6 million consisting of $8.1 million cash and 1,026,316 common shares of the Company's common stock valued at $19.5 million. The transaction closed on January 31, 2000 (see Note 16). At December 31, 1999, the Company paid $543,000 relating to deposits and acquisition costs on the proposed acquisition of VSI.



5. PROPERTY AND EQUIPMENT



     Property and equipment are comprised of the following at December 31, 1998 and 1999 (in thousands):



                                                             1998      1999
                                                            ------    -------
Computers and equipment...................................  $  606    $ 3,932
Software licenses.........................................     185        678
Office and other equipment................................     181      1,136
Equipment under capital lease.............................     136      6,937
Leasehold improvements....................................     218        565
                                                            ------    -------
                                                             1,326     13,248
Less accumulated depreciation and amortization............    (203)    (2,276)
                                                            ------    -------
                                                            $1,123    $10,972
                                                            ======    =======



     Included in accumulated depreciation at December 31, 1998 and 1999 is $19,000 and $735,000 respectively, related to equipment under capital leases.

                                FUTURELINK CORP.

6. GOODWILL AND OTHER INTANGIBLES



     Goodwill and other intangible assets are comprised of the following at December 31, 1998 and 1999 (in thousands):



                                                            1998       1999
                                                           ------    --------
Goodwill.................................................  $5,314    $189,699
Assembled workforce......................................   3,200       3,200
                                                           ------    --------
                                                            8,514     192,899
Less accumulated amortization............................    (668)     (6,033)
                                                           ------    --------
                                                           $7,846    $186,866
                                                           ======    ========



7. LINE OF CREDIT AGREEMENTS



     The Company and its subsidiaries have various lines of credit allowing aggregate borrowings of $5.4 million. The lines bear interest at various rates ranging from prime (8.5% at December 31, 1999) plus 1% to prime plus 3% per annum, and mature at various intervals through November 30, 2000. The lines are secured by certificates of deposits aggregating $3.1 million (reflected as restricted cash on the accompanying consolidated balance sheet at December 31,
1999) and receivables and other assets of certain subsidiaries of the Company. Aggregate borrowings under the line of credit agreements at December 31, 1998 and 1999 were $819,000 and $1.7 million, respectively. At December 31, 1999, the aggregate unused amount under the agreements was approximately $3.7 million.



8. LONG-TERM DEBT



     Long-term debt consists of the following at December 31, 1998 and 1999 (in thousands):



                                                              1998     1999
                                                              ----    -------
Capital lease obligations, net of original issue discount of
  $727......................................................  $30     $ 5,985
Note payable to former KNS stockholders.....................   --       6,685
                                                              ---     -------
                                                               30      12,670
Less current portion of long-term debt......................   --       8,554
                                                              ---     -------
Long-term debt..............................................  $30     $ 4,116
                                                              ===     =======



     Capital lease obligations are for the lease of up to $22.5 million of computer hardware and related infrastructure costs. Aggregate monthly payments are currently $195,000 and are based upon thirty-six to forty-one month amortization periods, including interest implicit in the lease at rates ranging from 9% to 14% per annum. As of December 31, 1999, the Company had available borrowings of $19.4 million under the various lease lines. In addition to the lease payments, the Company issued to the lessors warrants valued at $727,000 to acquire 42,553 shares of common stock at $8.50 per share. The value of the warrants has been reflected as a discount of the related debt, and will be amortized to interest expense over the life of the debt.



     Notes payable to KNS consist of notes of $2.7 million and $4.0 million and are due April 6, 2000 and June 30, 2000, respectively. The notes are unsecured and bear interest at LIBOR plus 1% per annum which is payable at maturity.

                                FUTURELINK CORP.

     Principal maturities of long-term debt outstanding, including original issue discount of $727,000, at December 31, 1999 occur as follows (in thousands):



YEARS ENDING
DECEMBER 31,                                         AMOUNT
------------                                         -------
   2000............................................  $ 8,706
   2001............................................    2,147
   2002............................................    2,177
   2003............................................      367
                                                     -------
   Total...........................................  $13,397
                                                     =======



9. CONVERTIBLE DEBENTURES



     Convertible debentures consist of the following at December 31, 1998 and 1999 (in thousands);



                                                               1998     1999
                                                              ------    ----
10% TK convertible debentures...............................  $2,153    $ --
8% Senior subordinated convertible promissory notes.........      --     629
10% Convertible debentures..................................      --     245
                                                              ------    ----
                                                              $2,153    $874
                                                              ======    ====



10% TK CONVERTIBLE DEBENTURES



     During 1998, the Company entered into a 10% convertible debenture agreement with Thomson Kernaghan & Co. Ltd. ("TK") as agent, to provide up to $5.0 million of financing. The financing included the issuance of 208,333 share purchase warrants at an exercise price of $4.80 per share. During 1998, the Company received an aggregate $2.7 million under the financing arrangement, and $500,000 of this debt plus accrued interest was converted into 374,955 common shares.



     During 1999, the Company amended the terms of the 10% TK convertible debentures which increased the total available financing from $5.0 million to $6.0 million, of which the Company received an additional $3.3 million in 1999 bringing aggregate borrowings under the agreement to $5.5 million. An additional 129,534 warrants at an exercise price of $4.80 per share were issued in connection with the increase in available funding. The fair value of these warrants of $129,500 was recorded as additional paid-in capital with an offsetting entry to original issue discount on debt.



     Of the total principal amount of the debentures, approximately $1.7 million has been attributed to the intrinsic value of the beneficial conversion option. Of this amount, $911,990 related to debentures received during the year ended December 31, 1999. The amount attributed to the beneficial conversion option has been included in interest expense as the option was exercisable upon issuance.



     On April 26, 1999, the Company amended the terms of the 10% TK convertible debenture agreement. Previously, the debenture holders had the right to convert the debentures at a price equal to the lower of $3.75 per share and 78% of the average closing bid price of the Company's common stock for the three trading days immediately preceding the conversion. Following the amendment, the debenture conversion price was fixed at $1.00 per common share. In addition, the previously issued warrants were re-priced such that the exercise price of $4.80 became $1.25 per common share. An amount of $1.2 million has been included in additional paid-in capital as the estimated value attributed to the warrants as they were

                                FUTURELINK CORP.

exercisable upon issuance. The Company also issued an additional warrant to purchase 862,132 shares of common stock at an exercise price of $1.25 per share such that a total of 1,200,000 warrants were outstanding related to this convertible debenture agreement. An amount of $1.0 million attributable to the intrinsic value of the conversion feature of the amended debt was included as interest expense with a corresponding credit to additional paid-in capital as the conversion option was exercisable upon issuance.



     During 1999, $4.0 million of the convertible debentures were converted into 4,018,602 shares of common stock. In addition, the Company paid approximately $1.9 million as consideration for the cancellation of $1.5 million of the principal balance. The extinguishment of this debt resulted in an $844,552 extraordinary item during the year ended December 31, 1999. This amount includes charges of $259,318 for unamortized finance fees, $174,000 for unamortized debt discount associated with the $3.5 million of debt existing at the time, and $411,000 relating to the cost of settling $1.5 million of debt.



     During the year ended December 31, 1999, 1,291,921 shares of common stock were issued on the exercise of all the outstanding warrants issued to TK. In connection with the exercise of the warrants, the Company issued an additional 125,000 shares to the note holders for agreeing to a lock up provision.



8% SENIOR SUBORDINATED CONVERTIBLE PROMISSORY NOTES



     During 1999, the Company completed an $8.0 million financing of 8% senior subordinated convertible promissory notes, of which management and directors of the Company purchased $433,000. The notes were convertible at the option of the note holders at a conversion price of $1.00 per share, except those issued to management and directors, that were convertible at $1.50 per share, subject to a 12-month lock up provision. Issue costs of $780,000 were paid relating to the issuance of the debentures and were recorded as original issue discount on debt. $7.4 million of the notes were converted during the year ended December 31, 1999 into 8,579,019 shares of common stock. The remaining balance of the notes due at December 31, 1999 of $620,000 plus accrued interest is due April 30, 2000. An amount of $4.9 million was attributed to the intrinsic value of the beneficial conversion option and has been included in additional paid-in capital with an offsetting entry to interest expense.



     Upon entering into the agreement, the Company issued warrants to purchase 3,802,750 shares of common stock at $1.25 per share to the external holders of the debentures and warrants to purchase 216,500 shares of common stock at $1.50 per share to directors and management of the Company. An amount of $2.4 million based on the Black Scholes pricing model has been included in additional paid-in capital as the estimated value of the warrants. During the year ended December 31, 1999, the board of directors offered the warrant holders an option to exchange 100 warrants for 95 shares on a cashless basis. As such, 3,696,500 of these warrants were exercised on a cashless basis and exchanged for 3,517,933 shares of common stock.



     In addition, warrants to purchase 2,000,000 shares at an exercise price of $1.25 per share were provided to the agent as a placement fee. An amount of $1.8 million based on the Black Scholes pricing model has been attributed to the value of the warrants and has been recorded to additional paid-in capital. The placement fee is attributable to the equity portion of the debt and, therefore, this issue cost has also been recorded as a charge against additional paid-in capital. On May 1, 1999, the Company entered into an agreement to retain the holder of the majority of the notes as a financial advisor for a period of one year. Compensation for the services received under the agreement include payment of $5,000 per month and issuance of warrants to purchase 2,000,001 shares of common stock at par value. A value of $1.2 million, based on the Black Scholes pricing model, has been assigned as the estimated value of the warrants, which is being amortized to consulting expense at the rate of $100,000 per month over the one-year contract term. During the year ended December 31, 1999, the board of directors offered the warrant

                                FUTURELINK CORP.

holders an option to exchange 100 warrants for 95 shares on a cashless basis. As such, 4,000,001 warrants were exercised on a cashless basis and exchanged for 3,799,974 shares of common stock.



     The initial terms of the notes contained certain anti-dilution provisions. The subsequent issuance of securities at terms and conditions preferential to that of the promissory notes resulted in an additional 289,599 shares issued to those noteholders. An amount of $246,000 was attributed to these additional shares and has been included in contributed capital with an offsetting entry to interest expense. These anti-dilution privileges also resulted in the remaining $620,000 of unconverted notes at December 31, 1999 having a conversion price of $0.89 for noteholders and $1.34 for management.



10% CONVERTIBLE DEBENTURE



     During 1999, the Company issued a $275,000 promissory note that was subsequently converted into a 10% debenture that can be converted into shares of the Company's common stock at $1.15 per share. The note matures on April 20, 2002, and the Company may prepay upon 30 days advance notice. Accrued interest of $18,000 at December 31, 1999 is due at maturity. In the accompanying consolidated financial statements as of December 31, 1999, the balance due on the convertible debt and the accrued interest is reflected net of $50,000 unamortized debt discount and finder's fee, which is being amortized to interest expense over the life of the debenture.



     An amount of $79,821 was attributed to the intrinsic value of the beneficial conversion option and has been reflected as interest expense during the year and included in additional paid-in capital. Upon entering the agreement, the Company issued warrants to purchase 44,505 shares of common stock of the Company at $1.25 per share to the holder of the debenture. The warrants expire April 30, 2001. An amount of $41,800 has been included in additional paid-in capital as the estimated value of the warrants and debt discount.



10. STOCKHOLDERS' EQUITY



     On October 15, 1999, the Company amended its authorized preferred shares from 5,000,000 to 20,000,000 and its authorized common shares from 100,000,000 to 300,000,000.



ISSUANCE OF COMMON STOCK AND WARRANTS FOR CASH



     During 1999, the Company completed a private placement which resulted in net proceeds to the Company of $46.1 million through the issuance of 9,090,909 common shares and warrants to purchase 2,401,041 shares of common stock. The warrants are exercisable for up to five years at an exercise price of $8.50 per share. A finance fee of $3.0 million was paid to the placement agent. The Company also issued 909,091 warrants to purchase shares of common stock to the placement agent. The warrants are exercisable for up to five years at an exercise price of $8.50 per share. Subsequent to year end, the warrant holders exercised all the outstanding warrants (see Note 16).



     During 1998, the Company issued 51,163 common shares and 51,163 warrants for $847,000 cash. Of the warrants, 16,667 are exercisable at $15.50 on or before January 29, 2000 (which have subsequently expired); 21,163 are exercisable at $20.00 on or before April 20, 2000; and 13,333 are exercisable at $16.25 on or before April 22, 2000. At December 31, 1999, none of the warrants have been exercised.

                                FUTURELINK CORP.

ISSUANCE OF COMMON STOCK UPON CONVERSION OF CONVERTIBLE DEBT



     During 1999, the Company issued $301,241 aggregate principal amount of its 10% convertible debentures, due on June 30, 1999 in exchange for stockholders' advances of $289,000 including interest existing at December 31, 1998. Upon entering into the convertible debenture agreement, the Company issued warrants to purchase 150,621 shares of common stock to the holders of the debentures. Each warrant gives the holder the right to purchase one common share of the Company for $2.00 per share on or before February 22, 2000, for $3.00 per share between February 23, 2000 and February 22, 2001 and $4.00 per share between February 23, 2001 and February 22, 2002. An amount of $20,000 has been included in additional paid-in capital as the estimated value attributed to the 150,621 warrants. During 1999, the Company repaid $253,000 of the principal amount and $55,000 of principal and interest was converted into 27,431 common shares such that the full principal and interest relating to the note has been settled.



     During 1999, the Company issued $500,000 aggregate principal amount of its 8% convertible debentures, due February 28, 2002, convertible at $1.51 per share. An amount of $125,000 was attributed to the intrinsic value of the conversion option and was included in additional paid-in capital. Upon entering into the 8% convertible debenture agreement, the Company issued warrants to purchase 26,553 of common stock of the Company to the holder of the 8% convertible debentures at $1.88 per share. The warrants expire on February 28, 2001. An amount of $36,000 was reflected as original issue discount and included in additional paid-in capital as the estimated value of the warrants. On August 21, 1999, $500,000 of principal and $37,000 of accrued interest and other fees were converted into 355,836 common shares.



     During 1999, the Company issued 8% senior subordinated convertible promissory notes and warrants for gross proceeds of $15.0 million. In addition, warrants to purchase 2,250,000 shares of common stock were issued to note holders at an exercise price of $8.50 per common share. The notes were initially due on the earlier of (i) July 19, 2001; (ii) the consummation of a public offering of the Company's securities; (iii) the completion of a private placement resulting in gross proceeds of at least $15.0 million; and (iv) the consummation of a merger, combination or the sale of substantially all of the Company's assets, or the purchase by a single entity or person of more than 50% of the Company's voting stock. The notes were initially convertible into common stock at an exercise price of $8.50 per common share. However, if prior to maturity, the Company completed a private placement of debt or equity securities resulting in gross proceeds of at least $15.0 million, and the terms of this subsequent placement are acceptable to the agent and the noteholders, the notes will automatically convert as payment for an investment into the securities sold in the subsequent conversion, and were to be converted at the same price and terms as that private placement. Concurrent with the private placement described above, the notes were converted into 2,727,172 common shares. Additional warrants to purchase 711,818 shares of common stock were also issued. The warrants are exercisable for up to five years at an exercise price of $8.50 per common share. As part of the transaction, the Company paid $1.4 million cash and issued 225,000 warrants to the placement agent as a finance fee. These warrants are exercisable at $8.50 per share and expire July 27, 2001. Additional issue costs of $42,592 were incurred. The warrants to purchase 2,475,000 shares of common stock initially issued under this offering were recorded as a component of equity since it was known that the notes would convert into the securities of a subsequent offering. Accordingly, no amount has been recorded to additional paid-in capital.



     During 1999, the Company issued $8.0 million of 8% Senior Convertible Promissory notes, of which $7.4 million of notes were converted into 8,579,019 shares of common stock. In addition, 7,696,501 warrants related to these notes were exercised during 1999.



     During 1998, a stockholder advanced the Company $729,802. Interest incurred on the loan to July 2, 1998 in the amount of $2,849 was added to the principal amount owing. $350,000 of the loan was assigned

                                FUTURELINK CORP.

to another stockholder on July 2, 1998. On the same date, both portions of the loan were converted into 225,448 common shares with an ascribed value of $732,651, and an equal number of warrants. Each warrant entitles the holders to purchase one common share at $5.00 on or before June 30, 1999 and $6.25 on or before June 30, 2000. At December 31, 1999, none of the warrants have been exercised.



LOAN RECEIVABLE FROM OFFICER



     On August 1, 1999, the Company loaned $2.0 million to an executive with recourse which was then used by the executive to purchase 232,829 common shares of the Company. The loan receivable has been recorded as a reduction of stockholders' equity (deficit). The shares have been escrowed. On October 1, 1999, 29,129 shares were released from escrow. An additional 29,100 shares will be released from escrow on a quarterly basis commencing January 1, 2000. So long as the executive remains employed by the Company, $250,000 of the principal amount of the loan shall be forgiven on a quarterly basis. The loan bears interest at 5.625% per year. Interest is payable annually; however, should the executive be employed at the end of each annual period, the interest will be forgiven at such time. During the year ended December 31, 1999, the Company recognized $500,000 as salary expense relating to the services received from the employee in relation to the loan agreement.



ISSUANCE OF COMMON STOCK FOR SERVICES



     On July 27, 1998, the Company issued 700,000 shares of common stock to employees, officers and directors of the Company for $3,500. The fair value of these shares at that time was approximately $2.1 million. The difference between the fair value and the cash consideration received has been included as additional paid-in capital and as salary expense for the year ended December 31, 1998.



     During 1998, the Company entered into an agreement for consulting services which provided for the settlement of fees with shares of the Company's common stock. The number of shares issued was based on 95% of the average closing price of the Company's stock during the trading days for the month in question as quoted on the NASD Over the Counter Bulletin Board. At December 31, 1998, $50,000 was owing for consulting services in relation to this agreement, equating to 23,051 shares. During 1999, the 23,051 shares were issued along with an additional 41,652 shares relating to services performed in 1999.



STOCK OPTION PLAN



     The Company's Stock Option Plan (the "Plan") became effective on June 29, 1998, and was amended on November 30, 1998, September 23, 1999, November 17, 1999 and December 10, 1999. The Plan provides for the issuance of incentive and non-qualified stock options. The aggregate number of shares which may be issued pursuant to options under the Plan may not exceed twenty percent of our shares of common stock issued and outstanding on a fully diluted basis. The maximum number of shares which may be issued pursuant to options was fixed at 11,000,000 by the Company's board of directors.



     The Plan is administered by the Company's board of directors. Generally, the board may amend or terminate the Plan if it does not cause any adverse effect on any then outstanding options or unexercised portions thereof. The board of directors must obtain the consent of the stockholders to increase the number of shares covered by the Plan, to change the class of persons eligible to receive options, or to extend the term of the Plan beyond 10 years. The board of directors sets the consideration for each option award. All options must generally have an exercise price equal to at least 85% of the fair market value of the underlying common stock on the date of the grant. Incentive stock options must have an exercise price equal to at least 100% of the fair market value of the underlying common stock on the date of the grant, and options granted to a person who owns more than 10% of the voting power of our outstanding stock and

                                FUTURELINK CORP.

any outstanding stock of our subsidiaries must have an exercise price equal to at least 110% of the fair market value of the underlying common stock on the date of the grant.



     Activity under the Plan is as follows:



                                                                                  OPTIONS OUTSTANDING
                                                                             ------------------------------
                                                                 NUMBER                         WEIGHTED
                                                                   OF         PRICE PER         AVERAGE
                                                                 SHARES         SHARE        EXERCISE PRICE
                                                                ---------    ------------    --------------
Balance at January 1, 1998..................................           --              --           --
Options granted.............................................      872,500    $2.25-$ 5.85        $4.05
Options canceled............................................      (40,000)   $3.80-$ 5.85        $4.31
                                                                ---------    ------------        -----
Balance at December 31, 1998................................      832,500    $2.25-$ 5.85        $4.05
Options granted.............................................    6,559,000    $1.40-$23.13        $7.90
Options expired.............................................     (117,900)   $1.40-$ 8.50        $3.90
Options exercised...........................................     (252,600)   $1.40-$ 5.85        $4.39
                                                                ---------    ------------        -----
Balance at December 31, 1999................................    7,021,000    $1.40-$23.13        $8.01
                                                                =========    ============        =====



     The weighted average remaining contractual life and weighted average exercise price of options outstanding and of options exercisable as of December 31, 1999 were as follows:



                                                     WEIGHTED           OPTIONS
                                   WEIGHTED          AVERAGE        EXERCISABLE AT       WEIGHTED
RANGE OF            OPTIONS        AVERAGE          REMAINING        DECEMBER 31,        AVERAGE
EXERCISE PRICES   OUTSTANDING   EXERCISE PRICE   CONTRACTUAL LIFE        1999         EXERCISE PRICE
---------------   -----------   --------------   ----------------   ---------------   --------------
 $ 1.40-$ 3.80     2,893,500        $ 3.10             2.81            1,054,166          $3.38
 $ 5.00-$ 8.97     2,857,500        $ 6.76             4.11              672,500          $6.28
 $       14.69       500,000        $14.69             4.84                   --             --
 $22.69-$23.13       770,000        $23.01             4.94                   --             --



     The price at which options were granted during 1998 and 1999 were generally based upon the market value of the Company's common stock at the time of the grants. At December 31, 1999, there were options to purchase 11,000,000 shares of common stock available to grant.



     The weighted average fair value of options granted during 1998 and 1999 was $2.49 and $8.02 per share, respectively. Pursuant to FAS No. 123, the Company has elected to continue using the intrinsic value method of accounting for stock-based awards granted to employees and directors in accordance with APB Opinion No. 25 and related Interpretations in accounting for its stock option and purchase plans.



     The Company recorded approximately $1.6 million of net deferred compensation in the year ended December 31, 1999, for the difference between the exercise price of certain of the Company's stock options granted under the Plan and the fair market value of the underlying common stock. Such amount has been presented as a reduction of stockholders' equity and is being amortized ratably over the vesting period of the applicable options. The Company amortized an aggregate of $524,000 of deferred compensation during 1999.

                                FUTURELINK CORP.

Accordingly, no compensation cost has been recognized for its stock option plans and its stock purchase plan other than that described above. For pro forma purposes, the estimated value of the Company's stock options to employees is amortized over the vesting period of the underlying instruments. The results of applying FAS No. 123 to the Company's options to employees would approximate the following:



                                                        1998          1999
                                                     ----------    -----------
Net loss
  As reported......................................  $   (5,880)   $   (35,744)
  Pro forma........................................  $   (7,197)   $   (89,041)
Basic and fully diluted loss per share:
  As reported......................................  $    (1.86)   $     (2.50)
  Pro forma........................................  $    (2.27)   $     (6.23)
Basic and diluted weighted average common shares...   3,169,413     14,279,647



     The pro forma effect on net loss for 1998 and 1999 is not likely to be representative of the effects on reported net loss for future years.



     The fair value of options granted under the Company's stock option plan during 1998 and 1999 was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:



                                                           1998          1999
                                                        ----------    ----------
Weighted average risk-free interest rates.............        5.03%         5.03%
Expected years from vest date to exercise date........  2.1 to 3.5    2.1 to 3.5
Expected stock volatility.............................       135.5%        135.5%
Dividend yield........................................        None          None



WARRANTS



     The Company has issued warrants to purchase the Company's common stock to certain individuals or organizations at December 31, 1999 as follows:



     Warrants to acquire 225,448 shares of common stock. Each warrant entitles the holders to purchase one common share at $6.25 by June 30, 2000.



     Warrants to acquire 51,163 shares of common stock. 16,667 of the warrants entitles the holders to purchase one common share at $15.50 by January 29, 2000 (which have subsequently expired); 21,163 of the warrants entitles the holders to purchase one common share at $20.00 per share by April 20, 2000, and; 13,333 of the warrants entitle the holders to purchase one common share at $16.25 per share by April 22, 2000.



     Warrants to acquire 2,401,041 shares of common stock. Each warrant initially entitled the holders to purchase one common share at $8.50 by June 30, 2000. However, to induce holders to exercise such warrants, subsequent to December 31, 1999, the Company offered to pay each holder $0.95 per underlying share of common stock to compensate such holders for committing their capital to an early exercise of their warrants per share for aggregate net proceeds to the Company of $18,008,000 (see Note 16).



     Warrants to acquire 2,475,000 shares of common stock. Each warrant entitles the holders to purchase one common share at $8.50 by July 27, 2001.

                                FUTURELINK CORP.

     Warrants to acquire 310,250 shares of common stock, of which 27,750 are owned by members of management. Each warrant entitles the holders to purchase one common share at $1.11 or $1.34 by April 6, 2000, by management.



     Warrants to acquire 1,620,909 shares of common stock. Each warrant entitles the holders to purchase one common share at $8.50 by October 15, 2001.



     Warrants to acquire 150,621 shares of common stock. Each warrant entitles the holders to purchase one common share at $2.00 by February 23, 2013.



     Warrants to acquire 261,124 shares of common stock. Each warrant entitles the holders to purchase one common share at prices ranging from $1.25 to $8.50 through 2004.



COMMON STOCK ISSUABLE



     At December 31, 1999, the following shares of common stock are issuable for:



Warrants....................................................   7,495,556
Common stock options........................................   7,021,000
Convertible debentures......................................     918,283
Acquisitions................................................   4,074,426
                                                              ----------
                                                              19,509,265
                                                              ==========



11. INCOME TAXES



     The income tax benefit differs from the amount computed by applying the U.S. federal statutory rate to the loss before income taxes as follows (in thousands):



                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                1998          1999
                                                              ---------    ----------
Tax benefit at U.S. statutory rate (34%)....................   $(2,069)     $(11,866)
Increase (decrease) in taxes resulting from:
  Valuation allowance.......................................     1,690         3,240
  State taxes...............................................      (121)           --
  Non deductible expenses...................................       541         5,717
  Foreign tax rate differences and foreign losses without
     benefit................................................      (258)        2,909
  Other.....................................................        12            --
                                                               -------      --------
Provision (benefit) for income taxes........................   $  (205)     $     --
                                                               =======      ========

                                FUTURELINK CORP.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred taxes are as follows at December 31, 1998 and 1999 (in thousands):



                                                               1998       1999
                                                              -------    -------
Deferred tax liability:
  Assembled workforce.......................................  $(1,212)   $  (808)
  Depreciation..............................................       --       (467)
  Cash to accrual adjustment................................       --       (392)
                                                              -------    -------
     Total deferred tax liability...........................   (1,212)    (1,667)
                                                              -------    -------
Deferred tax asset:
  Net operating loss carryforwards..........................    1,905      7,084
  Bad debt reserve..........................................       --        475
  Inventory reserve.........................................       --        100
  Deferred compensation.....................................       --        224
  Other.....................................................      368        293
                                                              -------    -------
Deferred tax assets.........................................    2,273      8,176
Valuation allowance.........................................   (2,273)    (7,097)
                                                              -------    -------
                                                                   --      1,079
                                                              -------    -------
Net deferred tax liability..................................  $(1,212)   $  (588)
                                                              =======    =======



     The Company has recorded a valuation allowance for the full amount of deferred tax assets in light of its history of operating losses since its inception. When recognized, $288,000 of the valuation allowance will reduce goodwill. The remaining balance may be available to offset future tax expense. The net change in the valuation allowance for deferred tax assets was an increase of approximately $4.8 million resulting primarily from an increase in net operating losses.



     The Company has U.S. net operating losses carryforward of $8.7 million which begins to expire in 2012. Certain Company ownership changes can significantly limit the utilization of net operating loss carryforwards in the period following the ownership change. The Company has not determined whether such changes have occurred and the effect such changes could have on its ability to carry forward all or some of the U.S. net operating losses.



     The Company has non-capital losses carried forward for Canadian income tax purposes of $10.6 million. These losses expire beginning in 2001.



12. RELATED PARTY TRANSACTIONS



     On August 1, 1999, the Company loaned $2.0 million to an officer of the Company that was used to purchase 232,829 shares of common stock (see Note 10).



     During the year ended December 31, 1999, management of the Company participated in the 8% senior subordinated convertible promissory note offering by purchasing notes totaling $433,000 (see Note 9).

                                FUTURELINK CORP.

     During the year ended December 31, 1999, the Company provided services and products of $78,000 to Jaws Technologies Inc., an entity of which a Director was also a Director of the Company. An amount of $57,000 is owing from Jaws Technologies Inc. at December 31, 1999. In addition, the Company obtained services from Jaws Technologies Inc. in the amount of $12,000. At December 31, 1999, $2,000 remains owing by the Company.



     During the year ended December 31, 1998, the Company provided services and products of $40,000 to Jaws Technologies Inc. An amount of $37,000 was owing from Jaws Technologies Inc. at December 31, 1998.



     During the year ended December 31, 1999, the Company provided services and products of $550,000 to Willson Stationers Ltd. and e-Supplies Inc., related entities of which a previous Director was also a Director of these companies. At December 31, 1999, $543,000 remained due from these entities. An allowance for doubtful accounts has been recorded for the entire amount due to the uncertainty of collection.



     During the year ended December 31, 1998, the Company provided services and products of $64,000 to Willson Stationers Ltd. At December 31, 1998, an amount of $59,000 was owing from Willson Stationers Ltd. In addition, the Company obtained $21,000 of products from Willson Stationers Ltd. during the period. At December 31, 1999, $25,000 remains due to this entity.



     During 1998, two of the Company's stockholders advanced the Company $289,000. In addition, one of the Company's stockholders advanced the Company an additional $17,000 which was outstanding at December 31, 1998. These amounts were repaid during 1999.



13. COMMITMENTS AND CONTINGENCIES



COMMITMENTS



     The Company has various leases for office premises which expire on various dates through 2004. The future minimum lease payments at December 31, 1999 under operating leases are as follows (in thousands):



2000........................................................    $1,515
2001........................................................     1,081
2002........................................................       399
2003........................................................       165
2004........................................................        71
                                                                ------
Total future minimum lease payments.........................    $3,231
                                                                ======



     Rent expense was $118,000 and $937,000 for the years ended December 31, 1998 and 1999, respectively.



CONTINGENCIES



     On January 20, 2000, the Company commenced a lawsuit against Cameron Chell, its founder and former chief executive officer, several other former employees of the Company, C Me Run Corp., a company organized by these former employees and various entities organized by these former employees. The suit alleges that the defendants, while many were employed by the Company, misappropriated plans to develop ASP services in breach of fiduciary and contractual obligations. The Company seeks, among

                                FUTURELINK CORP.

other things, damages in the amount of $54.0 million. On January 27, 2000, Mr. Chell filed a counterclaim for $28.3 million, alleging interference of ongoing economic interests, defamation of character and damages concerning his ability to exercise 100,000 options to purchase common stock which had previously vested and his ability to enjoy the vesting of an additional 700,000 unvested options he claims to hold in the Company. The Company did not dispute Mr. Chell's right to exercise 275,000 of these options that vested prior to his termination all of which he has exercised. On January 31, 2000, C Me Run filed a counterclaim for $84.0 million, alleging conspiracy to cause economic harm, unlawful interference with its economic interests, interference with contractual relations and abuse of process. On January 31, 2000 Mr. Kevin Sebastian, a former manager of client services, filed a counterclaim against the Company seeking $350,000 for 16,000 options that either did not vest or were not granted to him. On February 7, 2000, Mr. David Bolink, a former director of business development, filed a counterclaim against the Company seeking $760,000 for 53,000 options that he alleges were promised to him by the Company but not granted. On March 17, 2000, Mr. Colin Curwen, a former director of channel sales, filed a counterclaim against the Company seeking $1.0 million for 50,000 to 100,000 options that he alleges were promised to him by the Company but never granted, and for commissions allegedly payable to him for services rendered. Other defendants formerly in our employ have also filed counterclaims against us seeking, in the aggregate, damages of $0.1 million, primarily for 3,750 options that either did not vest or were allegedly promised to them but not granted.



     On January 26, 2000, Michael Chan, an individual who had provided managerial services on a contractual basis to the Company in the past, commenced a lawsuit against the Company and Cameron Chell seeking options to purchase 50,000 shares of common stock that he alleges Mr. Chell promised him for services he allegedly provided to the Company or in the alternative $1.5 million in cash. Mr. Chan also seeks general damages of $200,000 and punitive damages of $200,000.



     On January 7, 2000, Tony Bryson, an individual who had previously been employed by the Company, filed a lawsuit against the Company seeking $180,000 for the value of lost stock options, salary and benefits the Company allegedly promised him, and other damages he allegedly sustained as a result of the Company's alleged actions.



     On February 11, 2000, the Company entered into an agreement with SmallCaps Online Group LLC to settle litigation commenced against it by SmallCaps. SmallCaps had brought this action claiming fees for financial advisory services. The settlement agreement obligates the Company to pay SmallCaps $5.0 million by March 14, 2000. The Company is also obligated to issue to Small Caps warrants to purchase 2,000,000 shares of common stock at $20.50 per share, 500,000 shares of common stock at $8.50 per share and 500,000 shares of common stock at $22.50 per share. The warrants, which have an aggregate value of $60.0 million based upon a Black-Scholes valuation model, are exercisable at any time prior to March 14, 2005 and are subject to adjustment for stock splits, stock dividends, reorganizations, below market issuances and similar transactions. The Company may be obligated to register the shares underlying Small Caps' warrants. As of December 31, 1999, the Company recorded the $5.0 million as a settlement obligation and the $60.0 million value of the warrants as additional paid-in capital in the accompanying consolidated balance sheet. The warrants to purchase the 3,000,000 shares were issued on March 1, 2000. The $5.0 million was paid on March 14, 2000. Warrants to purchase an additional 140,600 shares of common stock which the Company had previously agreed to issue to SmallCaps' predecessor were cancelled as a result of this agreement.



     Under certain California State regulatory requirements, the Company was to offer a rescission of certain options granted to California employees. The Company applied for and has received an order from the State of California approving the proposed terms of the rescission offer. The rescission offer was made with respect to 1,240,500 options at an exercise price of $8.50, and 40,000 shares issued in relation to other

                                FUTURELINK CORP.

options exercised to date which offer will remain open subsequent to December 31, 1999. In light of market prices for the Company's common stock recently being significantly in excess of the exercise price, the Company received rescission notices from only three option holders in January 2000 for a total of 29,000 options. The Company paid $31,800 plus interest to these option holders in exchange for cancellation of their options under the rescission offer.



     A claim has been filed against the Company in the amount of approximately $340,000 plus costs for damages from alleged Company misrepresentations and interference with contractual relations regarding a sale transaction between two third parties involving shares of the Company's common stock. The Company has entered into an indemnity agreement with a former principal of the Company whereby the former principal defends this action on behalf of the Company, bears the costs of legal counsel and agrees to indemnify the Company for any losses. Management believes the claim is without merit.



     A claim has been filed against the Company's subsidiary, FutureLink Alberta in the amount of $194,000 plus costs for damages and loss of rent related to a purported lease agreement with respect to a building in Calgary, Alberta, Canada. The Company is counter claiming an amount of approximately $266,000 against the claimant. The plaintiff has now leased the premises in question to a third party, thereby mitigating its alleged losses. However, it is impossible at this time for the Company to predict with any certainty the outcome of such litigation. Management believes the claim is without merit and will defend the Company's position vigorously.



     A claim was filed against the Company's subsidiary, SysGold (now merged into FutureLink Alberta) by TAP Consulting Ltd. in the amount of approximately $102,000 for damages and loss of compensation relating to services provided to the Company. Management believes the claim is without merit. An indemnity agreement has been obtained from the previous stockholders of SysGold.



     The Company is currently aware of other former employees and consultants who may make claims against the Company that represent, in the aggregate, $3.9 million in damages which includes approximately 272,000 stock options and monetary damages. At this time, management is unable to determine an amount, if any, it may ultimately be required to pay to settle these issues.


     The Company is also involved in other legal proceedings, claims and litigation arising in the ordinary course of business.


     The Company's pending lawsuits involve complex questions of fact and law and could require the expenditure of significant costs and diversion of resources to defend. Although management believes the outcome of the Company's outstanding legal proceedings, claims and litigation will not have a material adverse effect on the Company's business, results of operations or financial position, the results of litigation are inherently uncertain. The Company is unable to make an estimate of the range of possible loss from outstanding litigation, and no amounts have been provided for such matters in the accompanying consolidated financial statements.

                                FUTURELINK CORP.

14. SEGMENT INFORMATION



     The Company's activities are conducted in one operating segment with all activities relating to the sales and support of information technology solutions. These activities for all of 1998 and virtually all of 1999 were carried out in two geographic segments, Canada and the United States. On December 22, 1999, the Company acquired KNS which is located in the United Kingdom.



                                                         DECEMBER 31, 1998
                                              ----------------------------------------
                                              CANADA      U.S.      EUROPE     TOTAL
                                              ------    --------    ------    --------
Revenue.....................................  $2,437    $     --     $ --     $  2,437
Long-lived assets...........................  $8,966    $      3     $ --     $  8,969



                                                         DECEMBER 31, 1999
                                              ----------------------------------------
                                              CANADA      U.S.      EUROPE     TOTAL
                                              ------    --------    ------    --------
Revenue.....................................  $7,178    $  6,215     $207     $ 13,600
Long-lived assets...........................  $9,556    $187,560     $722     $197,838



     Long-lived assets consist of property and equipment, goodwill, and assembled workforce.



15. 401(k) PLAN



     The Company assumed several 401(k) plans in connection with the acquisitions in 1999. Pursuant to these plans, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to these plans. These plans permit the Company, but do not require, additional matching contributions to these plans on behalf of all participants in these plans. Through December 31, 1999, the Company has not made any contributions to these plans.



16. SUBSEQUENT EVENTS



     On January 31, 2000, the Company completed the acquisition of Vertical Software, Inc. and on February 29, 2000 the Madison Technology Group of Companies for an aggregate purchase price of $85.1 million consisting of cash of $14.6 million, a promissory note of $7.3 million due July 2000; and 3,001,486 shares of common stock valued at $63.2 million. The acquisitions will be accounted for by the purchase method, and the estimated excess purchase price over the estimated fair value of net assets acquired of $82.9 million will be allocated to goodwill and amortized over five years.



     On February 3, 2000, the Company entered into a definitive agreement to acquire Charon Systems Inc. for $6.9 million in cash and 1,072,940 shares of common stock.



     On February 11 and February 29, 2000, warrant holders exercised their rights to acquire 2,401,041 shares of common stock at an effective price of $7.50 per share for aggregate net proceeds to the Company of $18.0 million. The warrants had an adjusted (for anti-dilution) exercise price of $8.40 per share and the holders of these warrants effectively paid $7.50 per share after adjustment for a warrant exercise fee of $0.90 for each warrant exercised.

                            VERTICAL SOFTWARE, INC.

                              FINANCIAL STATEMENTS

                         REPORT OF INDEPENDENT AUDITORS



The Board of Directors and Stockholders of


Vertical Software, Inc.



     We have audited the accompanying balance sheets of Vertical Software, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vertical Software, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.



                                          /s/ ERNST & YOUNG LLP



McLean, Virginia


January 28, 2000

                            VERTICAL SOFTWARE, INC.



                                 BALANCE SHEETS



                                                                     DECEMBER 31,
                                                                -----------------------
                                                                   1998         1999
                                                                ----------   ----------
ASSETS
Current assets:
  Cash......................................................    $  206,178   $   46,458
  Accounts receivable:
     Trade..................................................     1,693,700    2,369,446
     Related party..........................................        51,056       67,782
  Inventory.................................................       270,424      172,310
  Employee advances and prepaid expenses....................        12,092       37,150
                                                                ----------   ----------
          Total current assets..............................     2,233,450    2,693,146
Property and equipment, net.................................       157,193      140,410
Other asset.................................................         5,547        6,142
                                                                ----------   ----------
          Total assets......................................    $2,396,190   $2,839,698
                                                                ==========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Demand note payable.......................................    $        -   $  400,000
  Accounts payable:
     Trade..................................................       526,443      299,548
     Related party..........................................        17,395       26,600
  Accrued expenses..........................................       241,675      307,579
  Customer deposits.........................................       148,026      120,032
  Deferred revenue..........................................       381,710      461,394
  Demand notes payable -- related parties...................       201,623       45,092
                                                                ----------   ----------
          Total current liabilities.........................     1,516,872    1,660,245
Stockholders' equity:
  Common stock -- $1 par value, 100,000 shares authorized,
     102 shares issued and outstanding......................           102          102
  Additional paid-in capital................................           898          898
  Retained earnings.........................................       878,318    1,178,453
                                                                ----------   ----------
          Total stockholders' equity........................       879,318    1,179,453
                                                                ----------   ----------
          Total liabilities and stockholders' equity........    $2,396,190   $2,839,698
                                                                ==========   ==========



See accompanying notes.

                            VERTICAL SOFTWARE, INC.



                            STATEMENTS OF OPERATIONS



                                                                     DECEMBER 31,
                                                        ---------------------------------------
                                                           1997          1998          1999
                                                        ----------    ----------    -----------
Net revenues:
  Equipment sales.....................................  $3,220,679    $6,774,585    $ 8,357,469
  Installation, services, and other fees..............   1,897,846     3,014,287      4,760,548
                                                        ----------    ----------    -----------
Total net revenues....................................   5,118,525     9,788,872     13,118,017
Costs and expenses:
  Costs of equipment sales............................   2,501,350     5,382,931      6,656,798
  Costs of services and other fees....................     167,753       246,964        315,852
  Sales and marketing.................................     192,573       360,156        732,960
  General and administrative..........................   1,406,058     2,499,222      4,084,556
  Depreciation........................................      31,323        37,737         49,853
                                                        ----------    ----------    -----------
Total costs and expenses..............................   4,299,057     8,527,010     11,840,019
                                                        ----------    ----------    -----------
Income from operations................................     819,468     1,261,862      1,277,998
Other expense:
  Loss on disposal of equipment.......................      (5,073)      (11,115)        (5,396)
  Interest (expense) income, net......................      (3,818)       15,888         (2,967)
                                                        ----------    ----------    -----------
                                                            (8,891)        4,773         (8,363)
Net income............................................  $  810,577    $1,266,635    $ 1,269,635
                                                        ==========    ==========    ===========
Unaudited pro forma information:
Pro forma income tax expense..........................  $  313,353    $  482,601    $   491,845
                                                        ==========    ==========    ===========
Pro forma net income..................................  $  497,224    $  784,034    $   777,790
                                                        ==========    ==========    ===========



See accompanying notes.

                            VERTICAL SOFTWARE, INC.



                       STATEMENTS OF STOCKHOLDERS' EQUITY



                                                            ADDITIONAL    RETAINED        TOTAL
                                                   COMMON    PAID-IN      EARNINGS    STOCKHOLDERS'
                                                   STOCK     CAPITAL     (DEFICIT)       EQUITY
                                                   ------   ----------   ----------   -------------
Balance, December 31, 1996.......................   $102       $898      $  182,610    $  183,610
  Net income.....................................      -          -         810,577       810,577
  Distributions..................................      -          -        (449,304)     (449,304)
                                                    ----       ----      ----------    ----------
Balance, December 31, 1997.......................    102        898         543,883       544,883
  Net income.....................................      -          -       1,266,635     1,266,635
  Distributions..................................      -          -        (932,200)     (932,200)
                                                    ----       ----      ----------    ----------
Balance, December 31, 1998.......................    102        898         878,318       879,318
  Net income.....................................     --         --       1,269,635     1,269,635
  Distributions..................................     --         --        (969,500)     (969,500)
                                                    ----       ----      ----------    ----------
Balance, December 31, 1999.......................   $102       $898      $1,178,453    $1,179,453
                                                    ====       ====      ==========    ==========



See accompanying notes.

                            VERTICAL SOFTWARE, INC.



                            STATEMENTS OF CASH FLOWS



                                                                YEAR ENDED DECEMBER 31,
                                                         -------------------------------------
                                                           1997          1998          1999
                                                         ---------    ----------    ----------
OPERATING ACTIVITIES
Net income.............................................  $ 810,577    $1,266,635    $1,269,635
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation.........................................     31,323        37,737        49,853
  Loss on disposal of equipment........................      5,073        11,115         5,396
  Changes in operating assets and liabilities:
     Accounts receivable -- trade......................    (30,732)   (1,089,788)     (675,746)
     Accounts receivable -- related party..............         --       (51,056)      (16,726)
     Inventory.........................................    109,533      (194,139)       98,114
     Employee advances and prepaid expenses............       (422)        1,460       (25,058)
     Accounts payable -- trade.........................   (267,305)      386,561      (226,895)
     Accounts payable -- related party.................         --        17,395         9,205
     Accrued expenses..................................     42,192       132,268        65,904
     Customer deposits.................................     82,793        37,110       (27,994)
     Deferred revenue..................................    102,226       177,578        79,684
                                                         ---------    ----------    ----------
Net cash provided by operating activities..............    885,258       732,876       605,372
INVESTING ACTIVITIES
Proceeds from sale of equipment........................         --           818         8,905
Purchases of property and equipment....................    (36,693)     (101,382)      (47,966)
                                                         ---------    ----------    ----------
Net cash used in investing activities..................    (36,693)     (100,564)      (39,061)
FINANCING ACTIVITIES
Net borrowings (repayments) on credit line.............   (245,000)           --       400,000
Proceeds from issuance of demand notes
  payable -- related parties...........................     42,863       184,045        77,371
Payments on demand notes payable -- related parties....    (44,265)      (75,379)     (233,902)
Distributions to stockholders..........................   (449,304)     (932,200)     (969,500)
                                                         ---------    ----------    ----------
Net cash used in financing activities..................   (695,706)     (823,534)     (726,031)
                                                         ---------    ----------    ----------
Net (decrease) increase in cash........................    152,859      (191,222)     (159,720)
Cash at beginning of year..............................    244,541       397,400       206,178
                                                         ---------    ----------    ----------
Cash at end of year....................................  $ 397,400    $  206,178    $   46,458
                                                         =========    ==========    ==========
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest.................................  $  13,000    $    8,000    $   12,000
                                                         =========    ==========    ==========



See accompanying notes.

                            VERTICAL SOFTWARE, INC.



                         NOTES TO FINANCIAL STATEMENTS



1. ORGANIZATION



     Vertical Software, Inc. (the "Company") is a regional provider of system integration and information technology services. The Company was incorporated in 1989 under the laws of the State of Maryland. The Company expects to continue to focus on increasing its client base in Maryland, Virginia and Washington D.C. and expand into the southern states market.



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



USE OF ESTIMATES



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



INVENTORIES



     Inventories consist primarily of computer equipment purchased for specific contracts and are carried at the lower of cost or market. Cost of inventories purchased for contracts is determined on a specific identification basis. Inventory also consists of computer equipment frequently used in fulfilling installation contracts. These items are carried at the lower of cost or market, under the first in first out method (FIFO).



PROPERTY AND EQUIPMENT



     Property and equipment are recorded at cost. Depreciation is calculated over the estimated useful lives of the assets ranging between five and seven years for furniture and equipment and three years for computer software. Maintenance and repairs are charged to expense as incurred and the costs of improvements that extend the useful lives of assets are capitalized.



IMPAIRMENT OF LONG-LIVED ASSETS



     The Company reviews the recoverability of long-lived assets whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. If the expected future cash flows from the use of such assets (undiscounted and without interest charges) are less than the carrying value, the Company's policy is to record a write-down that is determined based on the difference between the carrying value of the asset and its estimated fair value.



REVENUE RECOGNITION AND COST OF REVENUE



     The Company provides services through time and material contracts and effective October 1, 1999, through fixed fee contracts. For time and material contracts, the Company recognizes equipment and software sales at the time of shipment and installation revenue on a time-and-material basis based upon time (at established rates) and direct costs as incurred. For fixed fee contracts, the Company recognizes revenue on the percentage of completion method based on costs incurred in relation to total estimated costs. The Company also offers maintenance contracts for technical support services that are generally paid for in advance by customers. The Company defers recognition of revenue on these advance payments and

                            VERTICAL SOFTWARE, INC.

amortizes such amounts as services are provided. The Company writes off uncollectible accounts for customers who are provided credit terms based on specific identification.



     Costs of revenues consist primarily of computer equipment, software, and labor costs inherent in the provision of network and Internet integration and infrastructures services.



ADVERTISING COSTS



     Advertising and promotion costs are expensed as incurred. For the years ended December 31, 1997, 1998, and 1999, advertising and promotion costs were $12,788, $56,845, and $80,126 respectively.



INCOME TAXES



     Historically, the Company has elected, by the consent of its stockholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code (the "Code"). Under provisions of the Code, the stockholders include the Company's corporate income in their personal income tax returns. The Company has elected to be treated under similar provisions for state income tax reporting purposes. Accordingly, the Company was not subject to federal and state corporate income taxes during the period for which it was an S Corporation.



FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK



     The carrying value of cash, accounts receivable, accounts payable and accrued expenses approximates their fair value based on the liquidity of these financial instruments or based on their short-term nature.



     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company places its cash with its principal bank, which is a high credit quality financial institution. Accounts receivable are subject to credit limits, ongoing credit evaluations and account monitoring procedures to minimize the risk of loss. In certain instances, customer deposits are obtained which would also reduce the risk of loss. Collateral is generally not required. During the years ended December 31, 1997, 1998, and 1999, four of the Company's clients comprised approximately 34%, 39%, and 27%, respectively, of total revenue.



SOURCES OF SUPPLIES



     The Company relies on computer and computer equipment distributors to provide computer hardware, software and supplies. Although management believes alternative suppliers could be found in a timely manner, any disruption of these services could have an adverse effect on operating results. In addition, if the suppliers are unable to meet the Company's needs as its business and market share grow, then delays and increased costs in the expansion of the Company's integration and information technology solutions service could potentially result in an adverse effect on the Company's operating results.



BUSINESS SEGMENTS



     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 (Statement No. 131), Disclosures About Segments of an Enterprise and Related Information, which was required to be adopted for the year ended December 31, 1998. Statement No. 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim reports to stockholders. The Company has only one reportable segment, system integration and information technology services.

                            VERTICAL SOFTWARE, INC.

3. PROPERTY AND EQUIPMENT



     Property and equipment consist of the following:



                                                                  DECEMBER 31
                                                              --------------------
                                                                1998        1999
                                                              --------    --------
Furniture, fixtures, and office equipment...................  $204,804    $239,193
Vehicles....................................................    50,308      29,769
Other.......................................................     4,874       6,201
                                                              --------    --------
                                                               259,986     275,163
Less accumulated depreciation...............................   102,793     134,753
                                                              --------    --------
                                                              $157,193    $140,410
                                                              ========    ========



4. ACCRUED EXPENSES



     Accrued expenses consist of the following:



                                                                  DECEMBER 31
                                                              --------------------
                                                                1998        1999
                                                              --------    --------
Payroll and related costs...................................  $176,505    $256,001
Sales tax payable...........................................    38,072      20,126
Employee benefits payable...................................    27,098      31,452
                                                              --------    --------
Total accrued expenses......................................  $241,675    $307,579
                                                              ========    ========



5. RELATED PARTY TRANSACTIONS



     Commencing in 1998, the Company is reimbursed monthly from a commonly owned affiliate for payroll and benefits provided to its employees by Vertical Software, Inc. Amounts received from the related party were $37,675 and $280,091 for the years ended December 31, 1998 and 1999, respectively, and were netted against the related expenses. The Company discontinued these activities with the affiliate effective January 1, 2000. The Company also purchases computer software, for resale, from this affiliate.



     During August of 1999, the Company entered into a month to month agreement for travel services with a party related by common ownership. The agreement terms require monthly reimbursements of $1,000 for the Company's portion of expenses.



     The Company also has $201,623 and $45,092 of unsecured demand notes payable to related parties at December 31, 1998 and 1999, respectively. These notes bear interest in a range of 7 1/2% to 8%, per annum. Interest expense related to the notes was $8,344 and $15,787 for the years ended December 31, 1998 and 1999, respectively.



6. DEMAND NOTES PAYABLE



     The Company maintains a $1 million ($520,000 at December 31, 1998) line of credit with its principal bank. Borrowings against the line bear interest at 9 1/2% per annum. The line is secured by accounts receivable and inventory and is personally guaranteed by the Company's stockholders. There were no borrowings related to this line outstanding at December 31, 1998. Borrowings of $400,000 related to this line of credit were outstanding as of December 31, 1999.

                            VERTICAL SOFTWARE, INC.

     During 1998, and 1999, the Company maintained a $275,000 line of credit with a financial service corporation. This borrowing arrangement is secured by a second collateral position in the Company's accounts receivable and inventory and is used to make significant inventory purchases for contracts. No borrowings related to this line of credit were outstanding as of December 31, 1998 and 1999. The Company will terminate this arrangement in February, 2000.



7. RETIREMENT PLAN



     The Company maintains a defined contribution pension plan covering substantially all employees. Under this plan, participants may elect to defer a portion of their wages subject to the annual limitations imposed by section 402 of the Internal Revenue Code. Matching and profit sharing contributions to the plan are made at the discretion of the Board of Directors. Matching contributions charged to expense, for the years ended December 31, 1997 and 1998 were $15,945 and $28,051, respectively. No contributions were made to this plan in 1999.



     Effective June 1, 1999, the Company adopted a qualified 401(k) profit sharing plan for substantially all employees. Under this plan, participants can elect to contribute a portion of their compensation, subject to limitations imposed by the Internal Revenue Code, to the plan. The Company may make annual discretionary matching and qualified non-elective contributions to the plan. Matching 401(k) Plan contributions, charged to expense, for the year ended December 31, 1999, were $77,058.



     The Company intends to make all future contributions to the 401(k) profit sharing plan and discontinue payments to the defined contribution pension plan.



8. COMMITMENTS AND CONTINGENCIES



     The Company leases its office space under a non-cancelable operating lease that expires on February 28, 2000. Rent expense was $70,280, $96,919, and $106,338 for the years ended December 31, 1997, 1998 and 1999, respectively. During 1999, the Company entered into two operating leases for office space in Virginia. These leases require monthly rentals of $1,537 and expire through October 2001. The Company has also entered into a new operating lease for its Maryland offices commencing March 1, 2000 through February 28, 2010. This lease requires initial monthly rentals of $14,720 that increase 3% each year.



     Future minimum lease payments under all leases are:



2000........................................................     181,816
2001........................................................     190,476
2002........................................................     186,472
2003........................................................     192,072
2004........................................................     197,834
Thereafter..................................................   1,318,056
                                                              ----------
Total.......................................................  $2,266,726
                                                              ==========

                            VERTICAL SOFTWARE, INC.

9. INCOME TAX



     Upon consummation of an agreement to sell the outstanding stock of the Company to FutureLink Corp. and FutureLink Maryland Acquisition Corp. (collectively "FutureLink"; see Note 10), the Company's status as an S Corporation under the Code will automatically terminate and normal Federal and state corporate income tax rates will apply.



     On a pro forma basis (unaudited), assuming the Company's status as an S corporation terminated as of December 31, 1996, the Company would have had pro forma federal and state income tax expense of $313,353, $482,601, and $491,845 for the years ended 1997, 1998, and 1999, respectively. The Company would have had pro forma net deferred tax liabilities of approximately $91,000 and $148,000 at December 31, 1998 and 1999, respectively.



10. SUBSEQUENT EVENTS



     The Company's stockholders have entered into an agreement to sell their shares of capital stock in the Company to FutureLink. The Company's stockholders will exchange their shares in the Company for cash and shares of common stock of FutureLink. Upon consummation of the agreement, FutureLink will become the sole stockholder of the Company. The related party unsecured demand note payable as described in Note 5 will be paid upon consummation of the merger discussed above.

                             MICROLAN SYSTEMS, INC.


                         "DBA" MADISON TECHNOLOGY GROUP

                           DECEMBER 31, 1998 AND 1999

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors


Microlan Systems, Inc.


"DBA" Madison Technology Group


New York, New York



     We have audited the accompanying balance sheets of Microlan Systems, Inc. "DBA" Madison Technology Group as of December 31, 1998 and 1999 and the related statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



     We have conducted our audits in accordance with generally accepted audited standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Microlan Systems Inc. "DBA" Madison Technology Group as of December 31, 1998 and 1999, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.



                                          /s/ JOEL E. SAMMET & CO.


                                          Certified Public Accountants



New York, New York


February 14, 2000

                             MICROLAN SYSTEMS, INC.


                         "DBA" MADISON TECHNOLOGY GROUP



                                 BALANCE SHEETS


                           DECEMBER 31, 1998 AND 1999



                                                                 1998          1999
                                                              ----------    ----------
ASSETS
Current Assets
  Cash and cash equivalents (Note 3)........................  $   53,572    $   31,867
  Accounts receivable, less allowance for doubtful accounts
     of $40,149 and $33,008 (Note 2)........................   1,964,688     4,347,545
  Inventory (Note 2)........................................     278,747       462,145
  Due from related parties..................................      16,204             0
  Other current assets......................................       6,789        11,014
  Due from shareholders (Note 7)............................           0       550,000
                                                              ----------    ----------
          Total Current Assets..............................   2,320,000     5,402,571
                                                              ----------    ----------

Property and Other Assets
  Property and equipment (net of accumulated depreciation of
     $177,647 and $265,503).................................     238,509       357,958
  Other assets..............................................      30,000        51,263
                                                              ----------    ----------
          Total Property, Equipment and Other Assets........     268,509       409,221
                                                              ----------    ----------
          Total Assets......................................  $2,588,509    $5,811,792
                                                              ==========    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Cash overdraft............................................  $        0    $   86,749
  Line of credit (Note 4)...................................     950,000     2,000,000
  Loans payable -- due to related parties (Note 5)..........     150,000       269,775
  Accounts payable..........................................     742,755     1,780,574
  Accrued purchases and expenses............................     390,000       316,720
  Legal settlement payable (Note 6).........................           0       550,000
  Other current liabilities (Note 2)........................           0       209,883
                                                              ----------    ----------
          Total Current Liabilities.........................   2,232,755     5,213,701
                                                              ----------    ----------

Shareholders' Equity
  Capital stock, 200 shares authorized 100 shares issued and
     outstanding............................................      20,863        20,863
  Additional paid-in capital (Note 7).......................           0       550,000
  Retained earnings.........................................     334,891        27,228
                                                              ----------    ----------
          Total Shareholders' Equity........................     355,754       598,091
                                                              ----------    ----------
          Total Liabilities and Shareholders' Equity........  $2,588,509    $5,811,792
                                                              ==========    ==========



See the Accompanying Notes to Financial Statements.

                             MICROLAN SYSTEMS, INC.


                         "DBA" MADISON TECHNOLOGY GROUP



                            STATEMENT OF OPERATIONS


                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999



                                                                 1998          1999
                                                              ----------    -----------
Revenue
  Hardware and software.....................................  $3,794,190    $10,132,508
  Service and delivery......................................   2,003,934      3,324,869
Cost of sales
  Hardware and software.....................................   2,619,991      8,276,675
  Service and delivery......................................   1,290,483      1,657,068
Selling, general and administrative expenses................   1,779,576      2,955,230
Legal settlement............................................           0        744,293
                                                              ----------    -----------
Income (Loss) from operations...............................     108,074       (175,889)
Interest income.............................................       1,947          1,300
Interest expense............................................     (99,521)      (132,027)
                                                              ----------    -----------
Income (Loss) before income taxes...........................      10,500       (306,616)
Provision for State and City taxes..........................       7,581          1,047
                                                              ----------    -----------
Net Income (Loss)...........................................  $    2,919    $  (307,663)
                                                              ==========    ===========
Unaudited pro forma information:
  Pro forma provision for income taxes......................  $    4,305    $        --
                                                              ==========    ===========
  Pro forma net income......................................  $    6,195    $  (307,663)
                                                              ==========    ===========



See the Accompanying Notes to Financial Statements.

                             MICROLAN SYSTEMS, INC.


                         "DBA" MADISON TECHNOLOGY GROUP



                       STATEMENT OF STOCKHOLDERS' EQUITY


                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999



                                          COMMON STOCK       ADDITIONAL
                                        -----------------     PAID-IN      RETAINED
                                        SHARES    AMOUNT      CAPITAL      EARNINGS       TOTAL
                                        ------    -------    ----------    ---------    ---------
BALANCES AS OF DECEMBER 31, 1997......   100      $20,863     $      0     $ 385,141    $ 406,004
Net income............................     0            0            0         2,919        2,919
Distribution to shareholders..........     0            0            0       (53,169)     (53,169)
                                         ---      -------     --------     ---------    ---------
BALANCES AS OF DECEMBER 31, 1998......   100       20,863            0       334,891      355,754
                                         ---      -------     --------     ---------    ---------
Net income............................                                      (307,663)    (307,663)
Additional paid-in capital............     0            0      550,000             0      550,000
                                         ---      -------     --------     ---------    ---------
BALANCES AS OF DECEMBER 31, 1999......   100      $20,863     $550,000     $  27,228    $ 598,091
                                         ===      =======     ========     =========    =========



See the Accompanying Notes to Financial Statements.

                             MICROLAN SYSTEMS, INC.


                         "DBA" MADISON TECHNOLOGY GROUP



                            STATEMENT OF CASH FLOWS


                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999



                                                                1998          1999
                                                              ---------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $   2,919    $  (307,663)
  Adjustments to reconcile net income to net cash used
     provided by operating activities:
     Provision for losses on accounts receivable............     59,490         43,865
     Depreciation...........................................     69,137         87,855
     (Increase) decrease in operating assets:
       Inventory............................................   (219,332)      (183,398)
       Accounts receivable..................................    349,329     (2,426,721)
       Due from related parties.............................    (12,088)        16,204
       Other current assets.................................     (6,302)        (4,225)
       Other assets.........................................     10,000        (21,263)
     Increase (decrease) in operating liabilities:
       Accounts payable.....................................   (294,957)     1,037,819
       Accrued purchases and expenses.......................    205,256        (73,280)
       Other current liabilities............................    (86,506)       209,883
       Legal settlement payable.............................          0        550,000
                                                              ---------    -----------
          Net Cash Provided (Used) By Operating
            Activities......................................     76,946     (1,070,924)
                                                              ---------    -----------
CASH FLOWS (USED BY) INVESTING ACTIVITIES:
  Purchase of computers, office equipment and leasehold
     improvements...........................................    (65,993)      (207,305)
                                                              ---------    -----------
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
  Proceeds from line of credit..............................    200,000      1,050,000
  (Payments) proceeds of loans from shareholders and related
     party..................................................    (90,539)       119,775
  Distribution to shareholders..............................    (53,169)             0
                                                              ---------    -----------
          Net Cash Provided By Financing Activities.........     56,292      1,169,775
                                                              ---------    -----------
Net increase (decrease) in cash.............................     67,245       (108,454)
Cash, at beginning of period................................    (13,673)        53,572
                                                              ---------    -----------
Cash, at end of period......................................  $  53,572    $   (54,882)
                                                              =========    ===========
Comprised of:
  Cash and checking (overdraft).............................  $  23,034    $   (86,749)
  Certificate of deposit....................................     30,538         31,867
                                                              ---------    -----------
Cash, at end of period......................................  $  53,572    $   (54,882)
                                                              =========    ===========
Supplemental Schedule of Non-Cash Investing and Financing
  Activities:
  Amounts due from shareholders for legal settlement........  $       0    $   550,000
                                                              =========    ===========



Cash paid for income taxes for the years ended December 31, 1998 and 1999 was $14,325 and $1,895, respectively. Cash paid for interest for the years ended December 31, 1998 and 1999 was $96,978 and $171,274, respectively.



See the Accompanying Notes to Financial Statements.

                             MICROLAN SYSTEMS, INC.


                         "DBA" MADISON TECHNOLOGY GROUP



                         NOTES TO FINANCIAL STATEMENTS


                           DECEMBER 31, 1998 AND 1999



NOTE 1  NATURE OF BUSINESS



     Microlan Systems, Inc. doing business as Madison Technology Group (the "Company") installs, services and provides consultant, design and integration services for computer hardware systems, software systems and networks. The Company is an authorized dealer for Novell, Microsoft, Citrix, Cisco and various other major companies.



NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



USE OF ESTIMATES



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



REVENUE RECOGNITION



     Revenue from sales of computer hardware and software is recognized when products are shipped or upon installation, when required under contract terms. Revenue from training revenue is recognized when performed. Income from service contracts is recognized over the life of the contract on a pro rata basis. Revenue is reflected net of all provisions for estimated returns and allowances.



INVENTORY



     Inventory consists primarily of hardware and software products and other related parts. It is valued at the lower of cost or market on a first-in, first-out basis. Market is current selling price.



PROPERTY AND EQUIPMENT



     Property and equipment are recorded at cost. The Company provides for depreciation by charges to operations based upon estimated useful lives of the assets using the straight-line method. Maintenance and repair costs are charged to expense when incurred.



ALLOWANCE FOR DOUBTFUL ACCOUNTS



     The Company reflects accounts receivable at net realizable value. There is an allowance for doubtful accounts of $40,149 and $33,008 at December 31, 1998 and 1999, respectively.



INCOME TAXES



     The Company has elected under the Internal Revenue Service Code to be taxed as an S corporation which is also effective for state tax purposes. In lieu of corporate income taxes, the shareholders of an S corporation are taxed on their proportionate share of the company's taxable income. Therefore, no provision or liability for federal income tax has been included in the financial statements. However, state and city taxes calculated at the greater of minimum, regular or alternative tax methods have been provided for in the financial statements.

                             MICROLAN SYSTEMS, INC.


                         "DBA" MADISON TECHNOLOGY GROUP



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


     Upon consummation of an agreement to sell the outstanding stock of the Company to Futurelink Corp. (see Note 13), the Company's status as an S corporation under the Code will automatically terminate and normal federal and state corporate income tax rates will apply.



     On a pro forma basis (unaudited), assuming the Company's status as an S corporation terminated as of December 31, 1997, the Company would have had pro forma federal and state tax expense of $4,305 and $0 for the years ended December 31, 1998 and 1999, respectively.



DEFERRED SERVICE CONTRACT INCOME



     The Company sells service contracts which may cover a period of time of one year or more. At December 31, 1999 several service contracts were prepaid. Management determines deferred service contract income based upon the contract period. The amount of deferred service contract income is shown as other current liabilities.



NOTE 3  CASH AND CASH EQUIVALENTS



     Cash and cash equivalents include a certificate of deposit which represents an investment in a three month certificate of deposit, which is being held as collateral pursuant to the Company's line of credit arrangement (Note 4). The investment is shown at cost. At December 31, 1998 and 1999, the Company held a certificate of deposit of $30,538 and $31,867, respectively.



NOTE 4  LINE OF CREDIT



     The Company has a line of credit with a bank, which is in the form of a time secured loan maturing March 14, 2000. The loan is secured by eligible accounts receivable and a certificate of deposit held with the bank (see Note
3). The Company can borrow up to 70% of eligible accounts receivable (outstanding 90 days or less) up to $1,000,000 and $2,000,000 at December 31, 1998 and 1999, respectively. Interest is payable monthly at 1.50% over the bank's prime rate which amounted to 10.00% at December 31, 1998 and 1999. As of December 31, 1998 and 1999, outstanding borrowings under the line of credit are $950,000 and $2,000,000, respectively. Loans payable to shareholders are subordinated to this time secured loan.



NOTE 5  LOANS PAYABLE -- RELATED PARTIES



     Loans payable to shareholders and related parties consists of borrowings for working capital purposes and are summarized as follows:



                                                             DECEMBER 31,
                                                         --------------------
                                                           1998        1999
                                                         --------    --------
Shareholders...........................................  $150,000    $150,000
Related Parties --
  Madison Resources Consulting, Inc....................         0     100,940
  Madison Resources Consulting NJ, Inc.................         0      18,835
                                                         --------    --------
                                                         $150,000    $269,775
                                                         ========    ========

                             MICROLAN SYSTEMS, INC.


                         "DBA" MADISON TECHNOLOGY GROUP



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



NOTE 5  LOANS PAYABLE -- RELATED PARTIES (CONTINUED)


     Loans payable to shareholders are unsecured, bear interest at a rate of 8.5%, and are subordinated to the bank line of credit. Loans from related parties are unsecured and do not bear interest.



NOTE 6  LEGAL SETTLEMENT PAYABLE



     In 1999, the Company agreed to pay a settlement in the amount of $550,000 relating to a lawsuit in which the plaintiff alledged that the Company took key employees away from the plaintiff by offering them positions. The payment of this settlement is personally guaranteed by the shareholders of the corporation. Additional capital has been contributed to the corporation to fund this liability. $250,000 was paid in early 2000.



NOTE 7  ADDITIONAL PAID IN CAPITAL



     The shareholders contributed additional capital of $550,000 for the purpose of funding the payment due on the legal settlement (Note 6). This contribution was still due to the corporation on December 31, 1999. $250,000 was contributed in early 2000.



NOTE 8  RELATED PARTY TRANSACTIONS



     During 1998 and 1999, the Company had transactions with affiliated companies, Madison Consulting Resources, Inc., a Company which is owned by the father of the shareholders of the Company and Madison Consulting Resources NJ, Inc. During 1998 and 1999, the Company shared office space with these affiliated companies, and charged overhead, primarily for rent and shared administrative salaries. Management believes that the allocation of common expenses to the affiliated companies are reasonable and consistent with what the expenses would have been on a stand-alone basis.



     Following is a summary of transactions and balances with these affiliated companies for 1998 and 1999:



                                                                1998        1999
                                                              --------    --------
Sales.......................................................  $435,558    $ 46,794
                                                              ========    ========
Outsourced labor expenses...................................  $      0    $285,352
                                                              ========    ========
Accounts receivable (included in the accompanying balance
  sheets)...................................................  $ 72,102    $  1,108
                                                              ========    ========
Due from affiliated company (included in the accompanying
  balance sheets)...........................................  $ 16,204    $      0
                                                              ========    ========
Account payable (included in the accompanying balance
  sheets)...................................................  $      0    $107,616
                                                              ========    ========
Due to affiliated company (included in the accompanying
  balance sheets)...........................................  $      0    $119,775
                                                              ========    ========
Overhead charged (included as a reduction to general and
  administrative expenses)
  Madison Consulting Resources, Inc.........................  $202,912    $ 19,152
  Madison Consulting Resources NJ, Inc......................    15,291      22,848
                                                              --------    --------
                                                              $218,203    $ 42,000
                                                              ========    ========

                             MICROLAN SYSTEMS, INC.


                         "DBA" MADISON TECHNOLOGY GROUP



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



NOTE 9  LEASES



     The Company leases office space under an operating lease expiring in 2007. Total rental expense recorded in the financial statements under this office lease was $130,953 and $179,811 for 1998 and 1999, respectively.



     Future minimum rental payments at December 31, 1999, under this operating lease is as follows:



Year ended December 31,
  2000......................................................  $  273,726
  2001......................................................     273,726
  2002......................................................     273,726
  2003......................................................     273,726
  2004......................................................     212,296
  Thereafter................................................     349,267
                                                              ----------
                                                              $1,656,467
                                                              ==========



     There is an informal agreement with an affiliated company, Madison Consulting Resources NJ, Inc. to share rent related to shared office space. In 1999, $51,614 of Madison Technology's lease payments were paid by this affiliate.



NOTE 10  INCOME TAXES



     Income tax expense for the years ended December 31, 1998 and 1999 is comprised of the following:



                                                              1998      1999
                                                             ------    ------
New York State franchise tax...............................  $  325    $  425
New York City corporation tax..............................   7,256       622
                                                             ------    ------
                                                             $7,581    $1,047
                                                             ======    ======



NOTE 11  PENSION PLAN



     The Company has adopted a qualified pension plan (the "Plan") under provisions of Section 401(k) of the Internal Revenue Code. Under the provisions of the Plan, each participant is able to defer a percentage of his compensation up to statutory maximums. The plan is administered by a professional retirement plan consulting firm and assets are held in trust in mutual funds run by a major insurance company. The Company has not made any contributions to the Plan for the years ending December 31, 1998 and 1999, respectively.



NOTE 12  CONCENTRATION OF CREDIT RISK



     Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents and trade receivables. The Company places its cash with federally insured financial institutions and as of December 31, 1998 and 1999, the Company's balances do not exceed federally insured limits. Fair value of these financial instruments approximates their carrying values.



     Trade receivables are primarily short-term receivables which arise in the normal course of business. The Company generally does not require collateral, and all of its trade receivables are unsecured. At

                             MICROLAN SYSTEMS, INC.


                         "DBA" MADISON TECHNOLOGY GROUP



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



NOTE 12  CONCENTRATION OF CREDIT RISK (CONTINUED)


December 31, 1999, the Company had one customer which had an accounts receivable balance of approximately 15% of the total accounts receivable balance. There were no other customers that individually had accounts receivable balances exceeding 10% of the total accounts receivable balance for the years ended December 31, 1998 and 1999, respectively.



NOTE 13  SUBSEQUENT EVENTS



     On February 1, 2000, Microlan Systems, Inc., doing business as Madison Technology Group, as well as sister companies Madison Consulting Resources Inc. and Madison Consulting Resources of New Jersey (collectively "Madison"), entered into an agreement to sell all of their existing and outstanding shares to Futurelink Corp. ("Futurelink") Under the terms of the agreement, Futurelink will pay total consideration of $57.5 million consisting of $6.5 million in cash, $7.25 million in short term notes and 1.975 million common shares of Futurelink for 100% of Madison. The transaction is expected to close by February 29, 2000.

                       MADISON CONSULTING RESOURCES, INC.

                           DECEMBER 31, 1998 AND 1999

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors


Madison Consulting Resources, Inc.


New York, New York



     We have audited the accompanying balance sheets of Madison Consulting Resources, Inc. as of December 31, 1998 and 1999, and the related statements of income, shareholders equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We have conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. Our audits include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also include assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Madison Consulting Resources, Inc. as of December 31, 1998 and 1999, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.



                                          /s/ JOEL E. SAMMET & CO.


                                          Certified Public Accountants



New York, New York


February 15, 2000

                       MADISON CONSULTING RESOURCES, INC.



                                 BALANCE SHEETS


                           DECEMBER 31, 1998 AND 1999



                                                                 1998          1999
                                                              ----------    ----------
ASSETS
Current Assets
  Cash......................................................  $   51,186    $    4,448
  Accounts receivable (less allowance for doubtful accounts
     of $10,000 at December 31, 1999) (Note 2)..............     620,914       695,473
  Due from affiliate (Note 6)...............................           0       100,940
  Due from related party (Note 4)...........................     672,238       738,225
  Prepaid expenses..........................................           0        11,512
  Other current assets......................................           0         1,713
                                                              ----------    ----------
          Total Current Assets..............................   1,344,338     1,552,311
  Other assets..............................................       7,000         1,185
                                                              ----------    ----------
          Total Assets......................................  $1,351,338    $1,553,496
                                                              ==========    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable and accrued expenses.....................  $  154,556    $  130,039
  Due to affiliate (Note 6).................................      16,204             0
  Line of credit (Note 3)...................................     785,000       900,000
  Income taxes payable......................................       1,028        12,801
                                                              ----------    ----------
          Total Current Liabilities.........................     956,788     1,042,840
Long-Term Liabilities
  Loan payable -- shareholder (Note 5)......................     437,400       437,400
                                                              ----------    ----------
          Total Liabilities.................................   1,394,188     1,480,240
                                                              ----------    ----------
Shareholders' Equity
  Capital stock -- 50 shares issued and outstanding.........      20,000        20,000
  Retained (deficit) earnings...............................     (62,850)       53,256
                                                              ----------    ----------
          Total Shareholders' Equity........................     (42,850)       73,256
                                                              ----------    ----------
          Total Liabilities and Shareholders' Equity........  $1,351,338    $1,553,496
                                                              ==========    ==========



See the Accompanying Notes to Financial Statements.

                       MADISON CONSULTING RESOURCES, INC.



                              STATEMENTS OF INCOME


                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999



                                                                 1998          1999
                                                              ----------    ----------
Service revenues............................................  $2,577,819    $3,725,665
Cost of service revenues....................................   1,980,654     2,534,937
Selling, general and administrative expenses................     568,357     1,061,821
                                                              ----------    ----------
  Operating income before income taxes......................      28,808       128,907
Provision for state and city taxes..........................       1,028        12,801
                                                              ----------    ----------
Net income..................................................  $   27,780    $  116,106
                                                              ==========    ==========
Unaudited pro forma information:
  Pro forma provision for income taxes......................  $   11,811    $   52,852
                                                              ==========    ==========
  Pro forma net income......................................  $   16,997    $   76,055
                                                              ==========    ==========



See the Accompanying Notes to Financial Statements.

                       MADISON CONSULTING RESOURCES, INC.



                       STATEMENT OF SHAREHOLDERS' EQUITY


                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999



                                                        COMMON STOCK       RETAINED
                                                      -----------------    EARNINGS
                                                      SHARES    AMOUNT     (DEFICIT)     TOTAL
                                                      ------    -------    ---------    --------
BALANCES AS OF DECEMBER 31, 1997....................    50      $20,000    $(90,630)    $(70,630)
Net income..........................................     0            0      27,780       27,780
                                                        --      -------    --------     --------
BALANCES AS OF DECEMBER 31, 1998....................    50       20,000     (62,850)     (42,850)
Net income..........................................     0            0     116,106      116,106
                                                        --      -------    --------     --------
BALANCES AS OF DECEMBER 31, 1999....................    50      $20,000    $ 53,256     $ 73,256
                                                        ==      =======    ========     ========



See the Accompanying Notes to Financial Statements.

                       MADISON CONSULTING RESOURCES, INC.



                            STATEMENT OF CASH FLOWS


                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999



                                                                1998         1999
                                                              ---------    ---------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net income................................................  $  27,780    $ 116,106
  Adjustments to reconcile net income to net cash provided
     (used) by operating activities:
     Provision for losses on accounts receivable............          0       84,998
     (Increase) decrease in operating assets:
       Accounts receivable..................................   (370,062)    (159,557)
       Due from affiliate...................................          0     (100,940)
       Prepaid expenses.....................................          0      (11,512)
       Other current assets.................................          0       (1,713)
       Other assets.........................................     (7,000)       5,815
     Increase (decrease) in operating liabilities:
       Accounts payable and accrued expenses................     35,089      (24,517)
       Due to affiliate.....................................     12,088      (16,204)
       Income taxes payable.................................      1,028       11,773
                                                              ---------    ---------
          Net Used By Operating Activities..................   (301,077)     (95,751)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from line of credit..........................    785,000      115,000
  Amounts received on loans from shareholder................    187,400            0
  Payments on loans due from related party..................   (672,238)     (65,987)
                                                              ---------    ---------
          Net Cash Provided By Financing Activities.........    300,162       49,013
                                                              ---------    ---------
Net decrease in cash........................................       (915)     (46,738)
Cash at January 1, 1998 and 1999............................     52,101       51,186
                                                              ---------    ---------
Cash at December 31, 1998 and 1999..........................  $  51,186    $   4,448
                                                              =========    =========



Cash paid for income taxes for the years ended December 31, 1998 and 1999 was $625 and $1,028, respectively. Cash paid for interest for the years ended December 31, 1998 and 1999 was $17,865 and $79,106, respectively.



See the Accompanying Notes to Financial Statements.

                       MADISON CONSULTING RESOURCES, INC.



                         NOTES TO FINANCIAL STATEMENTS


                           DECEMBER 31, 1998 AND 1999



NOTE 1  NATURE OF BUSINESS



     Madison Consulting Resources, Inc. (the "Company") was formed in 1997 and is a provider of information technology through placement of computer consultants on a temporary and permanent basis to Fortune 1000 companies.



NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



USE OF ESTIMATES



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



REVENUE RECOGNITION



     Revenue is recognized from the temporary placement of computer consultants as services are performed. Permanent placement revenues are recognized when computer consultants are placed. Revenue is reflected net of estimated returns and allowances.



ALLOWANCE FOR DOUBTFUL ACCOUNTS



     The Company reflects accounts receivable at net realizable value. There is no allowance for doubtful accounts at December 31, 1998. There is an allowance for doubtful accounts at December 31, 1999 of $10,000.



INCOME TAXES



     The Company has elected under the Internal Revenue Service Code to be taxed as an S corporation, which is also effective for state tax purposes. In lieu of corporate income taxes, the shareholders of an S corporation are taxed on their proportionate share of the company's taxable income. Therefore, no provision or liability for federal income tax has been included in the financial statements. However, state and city taxes calculated at the greater of minimum, regular or alternative tax methods have been provided for in the financial statements.



     Upon consummation of an agreement to sell the outstanding stock of the Company to Futurelink Corp. (see Note 8), the Company's status as an S corporation under the Code will automatically terminate and normal federal and state corporate income tax rates will apply.



     On a pro forma basis (unaudited), assuming the Company's status as an S corporation terminated as of December 31, 1997, the Company would have had pro forma federal and state tax expense of $11,811 and $52,852 for the years ended December 31, 1998 and 1999, respectively.



NOTE 3  LINE OF CREDIT



     The Company has a line of credit with a bank, which is in the form of a time secured loan maturing March 14, 2000. The loan is secured by eligible accounts receivable. The Company can borrow up to 80%

                       MADISON CONSULTING RESOURCES, INC.

NOTE 3  LINE OF CREDIT (CONTINUED)


of eligible accounts receivable (outstanding 90 days or less) up to $1,000,000 and $2,000,000 at December 31, 1998 and 1999, respectively. Interest is payable monthly at 1.50% over the bank's prime rate which amounted to 10.00% at December 31, 1998 and 1999. As of December 31, 1998 and 1999, outstanding borrowings under the line of credit was $785,000 and $900,000, respectively. Loan payable to shareholder is subordinated to this time secured loan.



NOTE 4  DUE FROM RELATED PARTY



     During 1998 and 1999, the Company had transactions with an affiliated company, Madison Consulting Resources NJ, Inc. ("MCR NJ") a company which is majority owned by the sole shareholder of the Company. During 1998 and 1999, the Company shared office expenses with MCR NJ, and charged it for common office and administrative expenses paid for or incurred by the Company primarily based on an allocation of monthly sales or outstanding accounts receivable balances. In addition, the Company charged MCR NJ $120,000 for management services for the year ended December 31, 1998. Management believes that the allocation of common expenses from Microlan Systems, Inc. are reasonable and consistent with what the expenses would have been on a stand-alone basis.



     The Company also loaned MCR NJ amounts for working capital purposes. At December 31, 1998 and 1999, the Company had balances due from MCR NJ in the amount of $672,238 and $738,225, respectively.



NOTE 5  LOAN PAYABLE -- SHAREHOLDER



     Loan payable to shareholder consists of borrowings for working capital purposes and amounted to $437,400 at December 31, 1998 and 1999.



     Loan payable to shareholder is unsecured and is subordinated to the bank line of credit.



NOTE 6  RELATED PARTY TRANSACTIONS



     During 1998 and 1999, the Company had transactions with an affiliated company, Microlan Systems, Inc. DBA Madison Technology Group, a company which is owned by the sons of the sole shareholder of the Company. During 1998 and 1999, the Company shared office space with this affiliated company, and was charged for overhead, primarily for rent and shared administrative salaries.

                       MADISON CONSULTING RESOURCES, INC.

NOTE 6  RELATED PARTY TRANSACTIONS (CONTINUED)


     Following is a summary of transactions and balances with this affiliated company for 1998 and 1999:



                                                                1998        1999
                                                              --------    --------
Sales.......................................................  $      0    $285,352
                                                              ========    ========
Purchase of computer consultants labor (included in cost of
  sales)....................................................  $435,558    $ 46,784
                                                              ========    ========
Accounts receivable (included in the accompanying balance
  sheets)...................................................  $      0    $107,616
                                                              ========    ========
Due from affiliated company (included in the accompanying
  balance sheets)...........................................  $      0    $100,940
                                                              ========    ========
Accounts payable (included in the accompanying balance
  sheets)...................................................  $ 72,102    $  1,108
                                                              ========    ========
Due to affiliated company (included in the accompanying
  balance sheets)...........................................  $ 16,204    $      0
                                                              ========    ========
Overhead charged, reduced by $15,291 and $22,848 in 1998 and
  1999, respectively, for amounts allocated to MCR NJ
  (included in general and administrative expenses).........  $202,912    $ 19,152
                                                              ========    ========



NOTE 7  CONCENTRATION OF CREDIT RISK



     Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents and trade receivables. The Company places its cash with federally insured financial institutions and as of December 31, 1998 and 1999, the Company's balances do not exceed federally insured limits. Fair value of these financial instruments approximates their carrying values.



     Trade receivables are primarily short-term receivables which arise in the normal course of business. The Company generally does not require collateral, and all of its trade receivables are unsecured. At December 31, 1998, approximately 38% of the Company's trade receivables were represented by two customers, with one customer representing approximately 25% of the outstanding trade receivable balance. At December 31, 1999, approximately 38% of the Company's trade receivables were represented by two customers, with one customer representing approximately 22% of the outstanding trade receivable balance. There were no other customers that individually had accounts receivable balances exceeding 10% of the total accounts receivable balance for the year ended December 31, 1998 and 1999, respectively.



NOTE 8  SUBSEQUENT EVENTS



     On February 1, 2000, Microlan Systems, Inc., doing business as Madison Technology Group, as well as sister companies Madison Consulting Resources Inc. and Madison Consulting Resources of New Jersey (collectively "Madison"), entered into an agreement to sell all of their existing and outstanding shares to Futurelink Corp. ("Futurelink") Under the terms of the agreement, Futurelink will pay total consideration of $57.5 million consisting of $6.5 million in cash, $7.25 million in short term notes and 1.975 million common shares of Futurelink for 100% of Madison. The transaction is expected to close by February 29, 2000.

                     MADISON CONSULTING RESOURCES NJ, INC.

                           DECEMBER 31, 1998 AND 1999

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors


Madison Consulting Resources NJ, Inc.


New York, New York



     We have audited the accompanying balance sheets of Madison Consulting Resources NJ, Inc. as of December 31, 1998 and 1999, and the related statements of income, shareholders' equity and cash flows for the year then ended and for the period from inception January 22, 1998 to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



     We have conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Madison Consulting Resources NJ, Inc. as of December 31, 1998 and 1999, and the results of its operations and cash flows for the year and the initial period then ended in conformity with generally accepted accounting principles.



                                          /s/ JOEL E. SAMMET & CO.


                                          Certified Public Accountants



New York, New York


February 15, 2000

                     MADISON CONSULTING RESOURCES NJ, INC.



                                 BALANCE SHEETS


                           DECEMBER 31, 1998 AND 1999



                                                                  1998        1999
                                                                --------   ----------
ASSETS
Current Assets
  Cash......................................................    $ 43,320   $    3,442
  Accounts receivable -- trade (less allowance for doubtful
     accounts of $10,000 at December 31, 1999)..............     670,738    1,159,172
  Loan receivable -- shareholder............................       8,000       25,500
  Due from affiliate (Note 4)...............................           0       18,835
  Prepaid expenses..........................................           0       22,447
  Other current assets......................................           0          305
                                                                --------   ----------
          Total Current Assets..............................     722,058    1,229,701
                                                                --------   ----------
Property and Other Assets
  Property and equipment (net of accumulated depreciation of
     $11,772)...............................................           0       52,347
  Other assets..............................................           0          442
                                                                --------   ----------
          Total Property, Equipment and Other Assets........           0       52,789
                                                                --------   ----------
          Total Assets......................................    $722,058   $1,282,490
                                                                ========   ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable and accrued expenses.....................    $  7,920   $  263,460
  Loan payable -- shareholder...............................           0        5,000
  Income taxes payable......................................         200        4,796
  Due to related party (Note 3).............................     672,238      738,225
                                                                --------   ----------
          Total Current Liabilities.........................     680,358    1,011,481
                                                                --------   ----------
Shareholders' Equity
  Capital stock -- 200 shares issued and outstanding........      20,000       20,000
  Retained earnings.........................................      21,700      251,009
                                                                --------   ----------
          Total Shareholders' Equity........................      41,700      271,009
                                                                --------   ----------
          Total Liabilities and Shareholders' Equity........    $722,058   $1,282,490
                                                                ========   ==========



See the Accompanying Notes to Financial Statements.

                     MADISON CONSULTING RESOURCES NJ, INC.



                              STATEMENTS OF INCOME


              FROM INCEPTION JANUARY 22, 1998 TO DECEMBER 31, 1998


                      AND THE YEAR ENDED DECEMBER 31, 1999



                                                                 1998          1999
                                                              ----------    ----------
Service revenues............................................  $2,512,757    $6,404,652
Cost of service revenues....................................   1,850,451     4,765,283
Selling, general and administrative expenses................     640,406     1,405,064
                                                              ----------    ----------
  Income before income taxes................................      21,900       234,305
Provision for state taxes...................................         200         4,996
                                                              ----------    ----------
Net income..................................................  $   21,700    $  229,309
                                                              ==========    ==========
Unaudited pro forma information:
  Pro forma income tax expense..............................  $    8,979    $   96,065
                                                              ==========    ==========
  Pro forma net income......................................  $   12,921    $  133,244
                                                              ==========    ==========



See the Accompanying Notes to Financial Statements.

                     MADISON CONSULTING RESOURCES NJ, INC.



                       STATEMENT OF SHAREHOLDERS' EQUITY


              FROM INCEPTION JANUARY 22, 1998 TO DECEMBER 31, 1998


                      AND THE YEAR ENDED DECEMBER 31, 1999



                                                        COMMON STOCK
                                                      -----------------    RETAINED
                                                      SHARES    AMOUNT     EARNINGS     TOTAL
                                                      ------    -------    --------    --------
Common stock issued.................................   200      $20,000    $      0    $ 20,000
Net income..........................................     0            0      21,700      21,700
                                                       ---      -------    --------    --------
BALANCES AS OF DECEMBER 31, 1998....................   200       20,000      21,700      41,700
Net income..........................................     0            0     229,309     229,309
                                                       ---      -------    --------    --------
BALANCES AS OF DECEMBER 31, 1999....................   200      $20,000    $251,009    $271,009
                                                       ===      =======    ========    ========



See the Accompanying Notes to Financial Statements.

                     MADISON CONSULTING RESOURCES NJ, INC.



                            STATEMENT OF CASH FLOWS


              FROM INCEPTION JANUARY 22, 1998 TO DECEMBER 31, 1998


                      AND THE YEAR ENDED DECEMBER 31, 1999



                                                                1998         1999
                                                              ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  21,700    $ 229,309
  Adjustments to reconcile net income to net cash provided
     (used) by operating activities:
     Provision for losses on accounts receivable............          0       13,923
     Depreciation...........................................          0       11,772
     (Increase) decrease in operating assets:
       Accounts receivable..................................   (670,738)    (502,357)
       Due from affiliate...................................          0      (18,835)
       Prepaid expenses.....................................          0      (22,447)
       Other current assets.................................          0         (305)
       Other assets.........................................          0         (442)
     Increase (decrease) in operating liabilities:
       Accounts payable and accrued expenses................      7,920      255,540
       Income taxes payable.................................        200        4,596
                                                              ---------    ---------
          Net Cash Used By Operating Activities.............   (640,918)     (29,246)
CASH FLOWS (USED BY) INVESTING ACTIVITIES:
  Purchase of computers, office equipment and furniture and
     fixtures...............................................          0      (64,119)
                                                              ---------    ---------
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
  Payments on loan receivable to shareholder................     (8,000)     (17,500)
  Amounts received from loan payable to shareholder.........          0        5,000
  Amounts received on loan payable to related party.........    672,238       65,987
  Proceeds from issuance of capital stock...................     20,000            0
                                                              ---------    ---------
          Net Cash Provided By Financing Activities.........    684,238       53,487
                                                              ---------    ---------
Net increase (decrease) in cash.............................     43,320      (39,878)
Cash at January 1, 1998 and 1999............................          0       43,320
                                                              ---------    ---------
Cash at December 31, 1998 and 1999..........................  $  43,320    $   3,442
                                                              =========    =========



Cash paid for income taxes for the years ended December 31, 1998 and 1999 was $-0- and $400, respectively. Cash paid for interest for the years ended December 31, 1998 and 1999 was $-0- and $96,958, respectively.



See the Accompanying Notes to Financial Statements.

                     MADISON CONSULTING RESOURCES NJ, INC.



                         NOTES TO FINANCIAL STATEMENTS


                           DECEMBER 31, 1998 AND 1999



NOTE 1  NATURE OF BUSINESS



     Madison Consulting Resources NJ, Inc. (the "Company") was formed in 1998 and is a top provider of information technology through placement of computer consultants on a temporary and permanent basis to Fortune 1000 companies.



NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



USE OF ESTIMATES



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



REVENUE RECOGNITION



     Revenue is recognized from the temporary placement of computer consultants as services are performed. Permanent placement revenues are recognized when computer consultants are placed. Revenue is reflected net of estimated returns and allowances.



ALLOWANCE FOR DOUBTFUL ACCOUNTS



     The Company reflects accounts receivable at net realizable value. There is no allowance for doubtful accounts at December 31, 1998. There is an allowance for doubtful accounts at December 31, 1999 of $10,000.



INCOME TAXES



     The Company has elected under the Internal Revenue Service Code to be taxed as an S corporation. In lieu of corporate income taxes, the shareholders of an S corporation are taxed on their proportionate share of the company's taxable income. Therefore, no provision or liability for federal income tax has been included in the financial statements. However, state taxes calculated at the greater of minimum, regular or alternative tax methods have been provided for in the financial statements.



     Upon consummation of an agreement to sell the outstanding stock of the Company to Futurelink Corp. (see Note 6), the Company's status as an S corporation under the Code will automatically terminate and normal federal and state corporate income tax rates will apply.



     On a pro forma basis (unaudited), assuming the Company's status as an S corporation terminated as of December 31, 1997, the Company would have had pro forma federal and state tax expense of $8,979 and $96,065 for the years ended December 31, 1998 and 1999.



NOTE 3  DUE TO RELATED PARTY



     During 1998 and 1999, the Company had transactions with an affiliated company, Madison Consulting Resources, Inc. ("MCR"), a company which is owned by the majority shareholder of the Company. During 1998 and 1999, the Company shared office expenses with MCR, and was charged for common

                     MADISON CONSULTING RESOURCES NJ, INC.

office and administrative expenses paid or incurred by MCR primarily based on an allocation of monthly sales or outstanding accounts receivable balances. In addition, MCR charged the Company $120,000 for management services for the year ended December 31, 1998.



     The Company also had borrowings from MCR for working capital purposes. At December 31, 1998 and 1999, the Company had balances due to MCR in the amount of $672,238 and $738,225, respectively.



NOTE 4  RELATED PARTY TRANSACTIONS



     During 1998 and 1999, the Company was allocated with overhead charges by MCR from an affiliated company, Microlan Systems, Inc. DBA Madison Technology Group, a company which is owned by the sons of the majority shareholder of the Company. For the year ending December 31, 1998 and 1999, overhead allocated by MCR from this affiliate amounted to $15,291 and $22,848, respectively, and is included in general and administrative expenses in the accompanying statements of income. Management believes that the allocation of common expenses from Microlan Systems, Inc. are reasonable and consistent with what the expenses would have been on a stand-alone basis.



     At December 31, 1999, the Company had a balance due from this affiliated company in the amount of $18,835.



NOTE 5  CONCENTRATION OF CREDIT RISK



     Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents and trade receivables. The Company places its cash with federally insured financial institutions and as of December 31, 1998 and 1999, the Company's balances do not exceed federally insured limits. Fair value of these financial instruments approximates their carrying values.



     Trade receivables are primarily short-term receivables which arise in the normal course of business. The Company generally does not require collateral, and all of its trade receivables are unsecured. At December 31, 1998, approximately 75% of the Company's trade receivables were represented by three customers, with one customer representing approximately 40% of the outstanding trade receivable balance. At December 31, 1999, approximately 70% of the Company's trade receivables were represented by two customers, with one customer representing approximately 52% of the outstanding trade receivable balance. There were no other customers that individually had accounts receivable balances exceeding 10% of the total accounts receivable balance for the year ended December 31, 1998 and 1999, respectively.



NOTE 6  SUBSEQUENT EVENTS



     On February 1, 2000, Microlan Systems, Inc., doing business as Madison Technology Group, as well as sister companies Madison Consulting Resources Inc. and Madison Consulting Resources of New Jersey (collectively "Madison"), entered into an agreement to sell all of their existing and outstanding shares to Futurelink Corp. ("Futurelink") Under the terms of the agreement, Futurelink will pay total consideration of $57.5 million consisting of $6.5 million in cash, $7.25 million in short term notes and 1.975 million common shares of Futurelink for 100% of Madison. The transaction is expected to close by February 29, 2000.

                              CHARON SYSTEMS INC.

                              FINANCIAL STATEMENTS

                                AUDITORS' REPORT



To the Shareholders of


Charon Systems Inc.



     We have audited the balance sheets of Charon Systems Inc. as at December 31, 1998 and 1999 and the statements of operations and retained earnings and cash flows for the periods then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.



     In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1998 and 1999 and the results of its operations and its cash flows for the periods then ended in accordance with generally accepted accounting principles in Canada.



                                          /s/ BDO DUNWOODY LLP


                                          Chartered Accountants



Markham, Ontario


February 14, 2000

                              CHARON SYSTEMS INC.



                                 BALANCE SHEETS


                                  (CANADIAN $)



                                                                  FOR THE TWELVE MONTH
                                                                     PERIODS ENDED
                                                              ----------------------------
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1998            1999
                                                              ------------    ------------
ASSETS
Current
  Cash......................................................   $  173,727      $  285,289
  Accounts receivable.......................................    4,056,948       3,876,704
  Inventory.................................................      196,097         552,466
  Prepaid expenses and deposits.............................       13,885         104,311
                                                               ----------      ----------
                                                                4,440,657       4,818,770
Equipment (Note 1)..........................................      161,343         277,802
                                                               ----------      ----------
                                                               $4,602,000      $5,096,572
                                                               ==========      ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current
  Accounts payable and accrued liabilities..................   $3,483,498      $3,828,805
  Income taxes payable......................................      204,692          37,096
  Deferred income taxes.....................................           --          40,000
                                                               ----------      ----------
                                                                3,688,190       3,905,901
Due to shareholder (Note 2).................................       75,000              --
Deferred income taxes.......................................           --          40,000
                                                               ----------      ----------
                                                                3,763,190       3,945,901
                                                               ----------      ----------
Shareholders' equity
  Share capital (Note 3)....................................          900          67,350
  Retained earnings.........................................      837,910       1,083,321
                                                               ----------      ----------
                                                                  838,810       1,150,671
                                                               ----------      ----------
                                                               $4,602,000      $5,096,572
                                                               ==========      ==========



     The accompanying summary of significant accounting policies and notes are an integral part of these financial statements.

                              CHARON SYSTEMS INC.



                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS


                                  (CANADIAN $)



                                                              FOR THE TWELVE MONTH PERIODS
                                                                   ENDED DECEMBER 31,
                                                              ----------------------------
                                                                  1998            1999
                                                              ------------    ------------
Sales
  Sales -- computer hardware and software...................  $14,347,093     $14,567,149
  Sales -- services.........................................    3,091,484       5,450,937
                                                              -----------     -----------
                                                               17,438,577      20,018,086
                                                              -----------     -----------
Expenses
  Cost of Hardware and Software.............................   12,232,182      12,408,256
  Cost of Service Delivery..................................    1,822,217       3,212,676
  Selling, general and administrative.......................    2,829,474       3,964,585
  Depreciation..............................................       37,576          61,530
  Interest and bank charges.................................        2,247           7,806
                                                              -----------     -----------
                                                               16,923,696      19,654,853
                                                              -----------     -----------
Income before income taxes..................................      514,881         363,233
                                                              -----------     -----------
Income taxes
  Current...................................................      184,635          37,822
  Deferred..................................................           --          80,000
                                                              -----------     -----------
                                                                  184,635         117,822
                                                              -----------     -----------
Net income for the period...................................      330,246         245,411
Retained earnings, beginning of period......................      657,564         837,910
Premium paid on cancellation of shares previously issued and
  outstanding...............................................     (149,900)             --
                                                              -----------     -----------
Retained earnings, end of period............................  $   837,910     $ 1,083,321
                                                              ===========     ===========



     The accompanying summary of significant accounting policies and notes are an integral part of these financial statements.

                              CHARON SYSTEMS INC.



                            STATEMENTS OF CASH FLOWS


                                  (CANADIAN $)



                                                              FOR THE TWELVE MONTH PERIODS
                                                                   ENDED DECEMBER 31,
                                                              ----------------------------
                                                                  1998            1999
                                                              -------------    -----------
Cash provided by (used in)
Cash flows from operating activities
  Net income for the period.................................   $   330,246      $ 245,411
  Adjustments to reconcile net income to net cash provided
     by operating activities
  Deferred income taxes.....................................            --         80,000
     Depreciation...........................................        37,576         61,530
     Changes in non-cash working capital balances
       Accounts receivable..................................    (1,928,095)       180,244
       Inventory............................................       (52,589)      (356,369)
       Prepaid expenses and deposits........................        (3,955)       (90,426)
       Accounts payable and accrued liabilities.............     1,310,196        345,307
       Income taxes.........................................        94,578       (167,596)
                                                               -----------      ---------
                                                                  (212,043)       298,101
                                                               -----------      ---------
Cash flows from investing activities
  Purchase of equipment.....................................       (76,709)      (177,989)
                                                               -----------      ---------
Cash flows from financing activities
     Payment on cancellation of common shares...............       (75,000)
     Issuance of common shares..............................            --         16,450
     Due to/from shareholder (net)..........................            --        (25,000)
                                                               -----------      ---------
                                                                   (75,000)        (8,550)
                                                               -----------      ---------
Increase (decrease) in cash and short term investments
  during the period.........................................      (363,752)       111,562
Cash, beginning of period...................................       537,479        173,727
                                                               -----------      ---------
Cash, end of period.........................................   $   173,727      $ 285,289
                                                               ===========      =========
Supplemental Cash Flow Information
  Cash paid for interest....................................   $     2,247      $   7,806
  Cash paid for income taxes................................   $    90,057      $      --
Non-Cash Transactions
  Issuance of common shares.................................   $    50,000      $ 133,550
  Cancellation of common shares.............................   $   (75,000)     $      --
  Due from/to shareholder...................................   $    25,000      $(133,550)
                                                               ===========      =========



     The accompanying summary of significant accounting policies and notes are an integral part of these financial statements.

                              CHARON SYSTEMS INC.



                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


                                  (CANADIAN $)


         FOR THE TWELVE MONTH PERIODS ENDED DECEMBER 31, 1998 AND 1999



INVENTORY                   Inventory is stated at the lower of cost and net
                            realizable value. Cost is generally determined based on a specific item basis.



EQUIPMENT                   Equipment is stated at cost less accumulated
                            depreciation. Depreciation is provided based on the estimated useful life as follows:



                                     Computer equipment               --   30% declining balance basis
                                     Computer software                --   30% declining balance basis
                                     Leasehold improvements           --   20% declining balance basis
                                     Office furniture and fixtures    --   20% declining balance basis



FOREIGN CURRENCY
TRANSLATION                 Foreign currency accounts are translated to Canadian
                            dollars as follows:



                            At the transaction date, each asset, liability, revenue and expense is translated into Canadian dollars by the use of the exchange rate in effect at that date. At the year end date, monetary assets and liabilities are translated into Canadian dollars by using the exchange rate in effect at that date and the resulting foreign exchange gains and losses are included in income in the current period.



USE OF ESTIMATES            The preparation of financial statements in
                            accordance with generally accepted accounting principles requires management to make estimates that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from management's best estimates as additional information becomes available in the future.



REVENUE RECOGNITION         Revenue from product sales is generally recorded on
                            shipment. Service revenue is recognized when the service is provided.

                              CHARON SYSTEMS INC.



                         NOTES TO FINANCIAL STATEMENTS


                                  (CANADIAN $)



         FOR THE TWELVE MONTH PERIODS ENDED DECEMBER 31, 1998 AND 1999



1. EQUIPMENT



                                                           1998                      1999
                                                  -----------------------   -----------------------
                                                             ACCUMULATED               ACCUMULATED
                                                    COST     DEPRECIATION     COST     DEPRECIATION
                                                  --------   ------------   --------   ------------
Computer equipment..............................  $108,633     $ 55,266     $229,219     $ 89,364
Computer software...............................     7,363        5,485           --           --
Leasehold improvements..........................    75,106       26,106       98,011       43,418
Office furniture and fixtures...................    82,218       25,121      124,080       40,726
                                                  --------     --------     --------     --------
                                                  $273,321     $111,978     $451,310     $173,508
                                                               --------                  --------
Cost less accumulated depreciation..............               $161,343                  $277,802
                                                               ========                  ========



2. DUE TO SHAREHOLDER



     The amount is non-interest bearing, with no specific terms of repayment.



3. SHARE CAPITAL



     Authorized


          Unlimited voting common shares


          Unlimited non-voting common shares



                                                                1998                   1999
                                                    -------   --------   ---------   ---------
                                                       #                     #
ISSUED
Voting common shares..............................  950,000   $ 50,900   1,055,000   $ 155,900
Non-voting common shares..........................       --         --      45,000      45,000
                                                    -------   --------   ---------   ---------
                                                    950,000     50,900   1,100,000     200,900
Less: Share purchase loan.........................             (50,000)               (133,550)
                                                              --------               ---------
                                                              $    900               $  67,350
                                                              ========               =========



     On January 8, 1999, pursuant to Articles of Amendment, the company revised its authorized share capital to an unlimited number of voting and unlimited non-voting common shares, from an unlimited number of common shares. All shares that were previously considered common shares became voting common shares.



     In 1999, 150,000 (1998 -- 50,000) common shares were issued for cash of $16,450 (1998 -- nil) and share purchase loans of $133,550 (1998 -- $50,000). In
1998, the company redeemed 100,000 common shares (stated value of $100) for $150,000.



     The share purchase loans are non-interest bearing with no specific terms of repayment.

                              CHARON SYSTEMS INC.

                                  (CANADIAN $)



         FOR THE TWELVE MONTH PERIODS ENDED DECEMBER 31, 1998 AND 1999



4. RELATED PARTY TRANSACTIONS



     The following table summarizes the company's related party transactions for the periods:



                                                           1998        1999
                                                         --------    --------
Management fees paid to companies owned by shareholders
  included in
  consulting fees......................................  $445,010    $347,055
                                                         --------    --------



     The transactions were measured at the exchange amount.



                                                           1998        1999
                                                         --------    --------
Accounts payable
  Shareholders.........................................  $     --    $ 25,157
  Companies 100% owned by shareholders.................  $ 22,400    $182,807



5. COMMITMENTS



     The Company has leased realty to December 2003 and equipment to January
2003.



     Future minimum lease payments for the next four years are approximately as follows:



2000........................................................  $204,050
2001........................................................   193,561
2002........................................................   153,124
2003........................................................    62,134
                                                              --------
                                                              $612,869
                                                              ========



6. SUBSEQUENT EVENTS



     On January 4, 2000 the company issued 50,000 options to acquire voting shares at an exercise price of $2.50 per share. All 50,000 options were exercised on January 24, 2000. On January 4, 2000 the company also issued 5,000 options to acquire voting shares and 45,000 options to acquire non-voting shares for $1.00 per share which were exercised on January 24, 2000. On January 31, 2000 the company issued 25,300 options to acquire voting common shares at an exercise price of $1.00 per share which were immediately exercised.



     On February 2, 2000, pursuant to Articles of Amendment, the company revised its authorized share capital to add 272,289, non-voting, cumulative preferred shares at 8% of the paid-up amount, redeemable at $36.7257 per share plus unpaid dividends.



     On February 2, 2000, 882,981 outstanding voting common shares and 70,004 outstanding non-voting common shares were exchanged for 272,289 preference shares of the company.



     On February 2, 2000, 105,890 voting common shares were issued.



     On February 4, 2000, FutureLink Corp., a public company in the United States, signed an agreement to acquire 100% of the outstanding shares of the company.

                              CHARON SYSTEMS INC.

                                  (CANADIAN $)



         FOR THE TWELVE MONTH PERIODS ENDED DECEMBER 31, 1998 AND 1999



7. STOCK OPTIONS



     The Company has a fixed stock option plan. The status of the stock option plans as of December 31, 1998 and December 31, 1999, and changes during the periods ending on those dates is presented below:



                                                                           EXERCISE PRICE
                                                       1998      1999        PER SHARE
                                                       ----    --------    --------------
Outstanding at beginning of period...................  --            --
Granted during period................................  --       150,000
Exercised during the period..........................  --      (150,000)        $ 1
                                                        --     --------
Outstanding at end of period.........................  --            --
                                                        ==     ========



8. FINANCIAL INSTRUMENTS



     Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, credit, or currency risks arising from its financial instruments.



9. UNCERTAINTY DUE TO THE YEAR 2000 ISSUE



     The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. Although the change in date has occurred, it is not possible to conclude that all aspects of the Year 2000 Issue that may affect the entity, including those related to customers, suppliers, or other third parties, have been fully resolved.



10. CANADIAN/U.S. GAAP RECONCILIATION



     The financial statements of the company have been prepared in accordance with Canadian generally accepted accounting principles which differ from U.S. generally accepted accounting principles as follows:



                                                                1998        1999
                                                              --------    --------
Net income per Canadian GAAP................................  $330,246    $245,411
Stock compensation expense..................................        --     (75,000)
                                                              --------    --------
                                                               330,246     170,411
Income tax effect --
  Stock compensation expense................................        --      33,000
                                                              --------    --------
Net income per U.S. GAAP....................................  $330,246    $203,411
                                                              ========    ========



     Under Canadian GAAP, options issued at lower than fair value do not result in a compensation expense. For U.S. GAAP, in accordance with APB 25 for accounting for options issued to employees, the difference between fair value of the shares of $1.50 and the exercise price is recorded as compensation expense.



     The effect on the balance sheet would be to increase share capital by $75,000, decrease income taxes payable by $33,000 and decrease retained earnings by $42,000.

                        EXECUTIVE LAN MANAGEMENT, INC.,
                               DBA MICRO VISIONS
                              FINANCIAL STATEMENTS

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Executive LAN Management, Inc., dba Micro Visions

     We have audited the accompanying balance sheets of Executive LAN Management, Inc., dba Micro Visions (the "Company") as of December 31, 1997 and 1998 and September 30, 1999, and the related statements of operations, shareholders' equity, and cash flows for the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Executive LAN Management, Inc., dba Micro Visions at December 31, 1997 and 1998 and September 30, 1999, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999, in conformity with accounting principles generally accepted in the United States.


                                          /s/ ERNST & YOUNG LLP


Orange County, California
November 17, 1999

                        EXECUTIVE LAN MANAGEMENT, INC.,
                               DBA MICRO VISIONS

                                 BALANCE SHEETS

                                            DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                1997           1998           1998            1999
                                            ------------   ------------   -------------   -------------
                                                                           (UNAUDITED)
ASSETS
Current assets:
  Cash....................................   $  690,000     $  157,000     $  234,000      $  135,000
  Accounts receivable, less allowance for
     doubtful accounts of $79,000 and
     $115,000 at December 31, 1997 and
     1998, respectively, and $50,000 and
     $531,000 at September 30, 1998 and
     1999, respectively...................    1,052,000      2,063,000      2,679,000       4,235,000
  Inventories.............................      231,000        815,000        501,000         594,000
  Advances due from officers..............       72,000          2,000             --              --
  Other current assets....................        1,000         15,000         15,000              --
                                             ----------     ----------     ----------      ----------
     Total current assets.................    2,046,000      3,052,000      3,429,000       4,964,000
Property and equipment, less accumulated
  depreciation of $83,000 and $122,000 at
  December 31, 1997 and 1998,
  respectively, and $93,000 and $206,000
  at September 30, 1998 and 1999,
  respectively............................       83,000        389,000        323,000       1,019,000
Other assets..............................       33,000        146,000         77,000          44,000
                                             ----------     ----------     ----------      ----------
Total assets..............................   $2,162,000     $3,587,000      3,829,000      $6,027,000
                                             ==========     ==========     ==========      ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................   $  169,000     $  797,000     $  511,000      $2,333,000
  Line of credit..........................      150,000        261,000        588,000       1,394,000
  Income taxes payable....................      237,000        153,000        218,000              --
  Deferred income taxes...................      235,000        435,000        487,000         588,000
  Bonuses payable.........................      141,000             --             --         444,000
  Commissions payable.....................       40,000        157,000        168,000         306,000
  Payroll taxes payable...................           --             --             --         186,000
  Other accrued expenses and other
     liabilities..........................      251,000        307,000        129,000         245,000
  Deferred revenue........................       90,000         73,000        303,000         124,000
                                             ----------     ----------     ----------      ----------
Total current liabilities.................    1,313,000      2,183,000      2,404,000       5,620,000
Commitments
Shareholders' equity:
  Common stock, no par value:
     Authorized shares -- 1,000,000
     Issued and outstanding shares -- 200
       in 1999, 1998, and 1997............       10,000         10,000         10,000          10,000
  Retained earnings.......................      839,000      1,394,000      1,415,000         397,000
                                             ----------     ----------     ----------      ----------
     Total shareholders' equity...........      849,000      1,404,000      1,425,000         407,000
                                             ----------     ----------     ----------      ----------
Total liabilities and shareholders'
  equity..................................   $2,162,000     $3,587,000     $3,829,000      $6,027,000
                                             ==========     ==========     ==========      ==========

See accompanying notes.

                        EXECUTIVE LAN MANAGEMENT, INC.,
                               DBA MICRO VISIONS

                            STATEMENTS OF OPERATIONS


                                                                          NINE MONTHS     NINE MONTHS
                                            YEAR ENDED     YEAR ENDED        ENDED           ENDED
                                           DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                               1997           1998           1998            1999
                                           ------------   ------------   -------------   -------------
                                                                          (UNAUDITED)
Revenue:
  Hardware and software..................   $6,450,000    $ 8,071,000     $4,071,000      $10,458,000
  Service delivery.......................    3,115,000      5,598,000      5,445,000        6,099,000
                                            ----------    -----------     ----------      -----------
                                             9,565,000     13,669,000      9,516,000       16,557,000
                                            ----------    -----------     ----------      -----------
Costs and expenses:
  Cost of hardware and software..........    5,749,000      6,687,000      4,515,000        9,123,000
  Cost of service delivery...............      758,000      1,808,000      2,254,000        1,651,000
  Selling, general and administrative....    2,158,000      4,270,000      1,909,000        6,594,000
  Depreciation and amortization..........       20,000         39,000         10,000           84,000
  Interest expense.......................       10,000         44,000             --           19,000
  Interest income........................      (63,000)       (34,000)            --           (7,000)
                                            ----------    -----------     ----------      -----------
                                             8,632,000     12,814,000      8,688,000       17,464,000
                                            ----------    -----------     ----------      -----------
(Loss) income before income taxes........      933,000        855,000        828,000         (907,000)
Provision for income taxes...............      395,000        178,000        252,000               --
                                            ----------    -----------     ----------      -----------
Net income (loss)........................   $  538,000    $   677,000     $  576,000      $  (907,000)
                                            ==========    ===========     ==========      ===========
Unaudited pro forma information:
  Pro forma income tax expense
     (benefit)...........................   $  395,000    $   329,000     $  317,000      $  (357,000)
                                            ==========    ===========     ==========      ===========
  Pro forma net income (loss)............   $  538,000    $   526,000     $  511,000      $  (550,000)
                                            ==========    ===========     ==========      ===========


See accompanying notes.

                        EXECUTIVE LAN MANAGEMENT, INC.,
                               DBA MICRO VISIONS

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                    COMMON STOCK
                                                  -----------------     RETAINED
                                                  SHARES    AMOUNT      EARNINGS       TOTAL
                                                  ------    -------    ----------    ----------
Balance at December 31, 1996....................   200      $10,000    $  301,000    $  311,000
  Net income....................................    --           --       538,000       538,000
                                                   ---      -------    ----------    ----------
Balance at December 31, 1997....................   200       10,000       839,000       849,000
                                                   ---      -------    ----------    ----------
  Net income (unaudited)........................    --           --       576,000       576,000
  Distributions to shareholders (unaudited).....    --           --            --            --
                                                   ---      -------    ----------    ----------
Balance at September 30, 1998 (unaudited).......   200       10,000     1,415,000     1,425,000
                                                   ---      -------    ----------    ----------
  Net income (unaudited)........................    --           --       101,000       101,000
  Distribution to shareholders (unaudited)......    --           --      (122,000)     (122,000)
                                                   ---      -------    ----------    ----------
Balance at December 31, 1998....................   200       10,000     1,394,000     1,404,000
                                                   ---      -------    ----------    ----------
  Net loss......................................    --           --      (907,000)     (907,000)
  Distributions to shareholders.................    --           --       (90,000)      (90,000)
                                                   ---      -------    ----------    ----------
Balance at September 30, 1999...................   200      $10,000    $  397,000    $  407,000
                                                   ===      =======    ==========    ==========

See accompanying notes.

                        EXECUTIVE LAN MANAGEMENT, INC.,
                               DBA MICRO VISIONS

                            STATEMENTS OF CASH FLOWS

                                                                          NINE MONTHS     NINE MONTHS
                                            YEAR ENDED     YEAR ENDED        ENDED           ENDED
                                           DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                               1997           1998           1998            1999
                                           ------------   ------------   -------------   -------------
                                                                          (UNAUDITED)
OPERATING ACTIVITIES
Net (loss) income........................   $ 538,000     $   677,000     $   576,000    $   (907,000)
Adjustments to reconcile net (loss)
  income to net cash (used in) provided
  by operating activities:
     Depreciation and amortization.......      20,000          39,000          10,000          84,000
     Change in operating assets and
       liabilities:
       Accounts receivable...............    (495,000)     (1,011,000)     (1,627,000)     (2,172,000)
       Inventories.......................    (183,000)       (584,000)       (270,000)        221,000
       Other current assets..............          --         (14,000)        (14,000)         15,000
       Advance due from officers.........     (72,000)         70,000          72,000           2,000
       Other assets......................     (25,000)       (113,000)        (44,000)        102,000
       Accounts payable and accrued
          expenses.......................     281,000         660,000         207,000       2,253,000
       Income taxes payable..............     237,000         (84,000)        (19,000)       (153,000)
       Deferred income taxes.............     141,000         200,000         252,000         153,000
       Deferred revenue..................      90,000         (17,000)        213,000          51,000
                                            ---------     -----------     -----------    ------------
          Net cash (used in) provided by
            operating activities.........     532,000        (177,000)       (644,000)       (351,000)
INVESTING ACTIVITIES
Purchases of equipment...................     (50,000)       (345,000)       (250,000)       (714,000)
FINANCING ACTIVITIES
Distribution to shareholders.............          --        (122,000)             --         (90,000)
Net borrowings (repayment) from/of line
  of credit..............................     (93,000)        111,000         438,000       1,133,000
                                            ---------     -----------     -----------    ------------
Net cash provided by (used in) financing
  activities.............................     (93,000)        (11,000)        438,000       1,043,000
                                            ---------     -----------     -----------    ------------
Increase (decrease) in cash..............     389,000        (533,000)       (456,000)        (22,000)
Cash at beginning of period..............     301,000         690,000         690,000         157,000
                                            ---------     -----------     -----------    ------------
Cash at end of period....................   $ 690,000     $   157,000     $   234,000    $    135,000
                                            =========     ===========     ===========    ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
Interest paid............................   $  11,000     $     4,000     $     3,000    $     19,000
Income taxes paid........................      17,000          62,000          55,000             800

See accompanying notes.

                         EXECUTIVE LAN MANAGEMENT, INC.
                               DBA MICRO VISIONS

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     Executive LAN Management, Inc., dba Micro Visions (the "Company") was incorporated in California in 1993 and is a leading reseller and service provider of thin client/server-based computing systems. The Company also provides a full line of information technology consulting services including internet/intranet consulting, LAN/WAN implementation, internetworking analysis and design, application deployment and desktop management, and Year 2000 consulting. The Company's principal markets are in the United States.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

REVENUE RECOGNITION


     The Company recognizes service delivery revenue upon delivery of service. Hardware and software revenue is recognized upon delivery, or upon installation when required under contract terms.


UNBILLED ACCOUNTS RECEIVABLES

     Unbilled accounts receivable, representing unbilled consulting services, of $65,000 and $89,000 at December 31, 1997 and 1998, respectively, and $88,000 and $0 at September 30, 1998 and 1999, respectively, are billable upon attainment of performance milestones and included in accounts receivable on the accompanying balance sheets. The Company expects such amounts to be billed and collected within twelve months of each respective balance sheet date.

INVENTORY

     Inventory is stated at the lower of cost (first in, first out) or market and primarily consists of prepackaged third-party computer software.

                         EXECUTIVE LAN MANAGEMENT, INC.
                               DBA MICRO VISIONS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the related assets which range from five to seven years. Leasehold improvements are amortized using the straight-line method over seven years. Property and equipment were comprised of the following:

                                           DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                               1997           1998           1998            1999
                                           ------------   ------------   -------------   -------------
Office furniture.........................    $ 15,000      $  90,000       $ 47,000       $  124,000
Computer equipment.......................     149,000        376,000        329,000          978,000
Computer software........................          --             --             --           52,000
Leasehold improvements...................       2,000         45,000         40,000           71,000
                                             --------      ---------       --------       ----------
                                              166,000        511,000        416,000        1,225,000
Less accumulated depreciation and
  amortization...........................     (83,000)      (122,000)       (93,000)        (206,000)
                                             --------      ---------       --------       ----------
                                             $ 83,000      $ 389,000       $323,000       $1,019,000
                                             ========      =========       ========       ==========

LONG-LIVED ASSETS

     Effective January 1, 1997, the Company adopted Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present. Implementation of SFAS No. 121 was immaterial to the financial statements of the Company.

INCOME TAXES

     Prior to July 1, 1998, the Company utilized the liability method to account for income taxes as set forth in SFAS No. 109, Accounting for Income Taxes. Under the liability method, deferred taxes are determined based on differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

     Effective July 1, 1998, the shareholders of the Company elected, under Subchapter S of the Internal Revenue Code, to include the Company's income in their own income for federal income tax purposes. Accordingly, the Company is generally not subject to federal income taxes.


     The unaudited pro forma information included on the accompanying Statements of Operations is presented to show the pro forma income tax expense (benefit) on the separate return basis for periods subsequent to July 1, 1998.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist principally of cash, receivables, payables, and borrowings. The Company believes all the financial instruments' recorded values approximate current values.

                         EXECUTIVE LAN MANAGEMENT, INC.
                               DBA MICRO VISIONS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

CONCENTRATION OF CREDIT RISK

     The Company sells the majority of its products and provides services to various customers, which include a variety of large companies and distributors throughout the United States. In 1997, sales to the Company's two largest customers accounted for 47% and 19% of total sales. Accounts receivable from those customers aggregated 44% of total accounts receivable at December 31, 1997. In 1998, sales to the Company's largest customer accounted for 10% of total sales. Accounts receivable from that customer represented 12% of total accounts receivable at December 31, 1998. In 1999, there were no individual customers which accounted for 10% of total sales. The Company provides for uncollectible amounts upon recognition of revenue and when specific credit problems arise. The Company performs credit evaluations on all new customers. During 1998, the Company did not perform credit evaluations on its customers, however, the Company required a twenty-five percent deposit for its first time customers. The Company generally does not require collateral on its accounts receivable.

ADVERTISING

     The Company expenses advertising costs as incurred. These costs include promotional literature, direct mailing brochures, telemarketing and trade shows. Advertising expense for the years ended December 31, 1997 and 1998 was $11,000 and $106,000, respectively, and $71,000 and $80,000 for the nine months ended September 30, 1998 and 1999, respectively.

COMPREHENSIVE INCOME

     Effective January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and displaying comprehensive income and its components in the financial statements. The Company did not have any components of comprehensive income as defined by SFAS No. 130 for any period presented.

SEGMENTS OF A BUSINESS ENTERPRISE

     Effective January 1, 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS 131 superseded SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect the results of operations or financial position of the Company. The Company views its business as a single segment, a network service solution company, and therefore has no reportable segments under FAS 131. All segment disclosures are included in or can be derived from the Company's financial statements.

CERTAIN RECLASSIFICATIONS

     Certain amounts in the 1998 and 1997 financial statements have been reclassified to conform to the current period presentation.

                         EXECUTIVE LAN MANAGEMENT, INC.
                               DBA MICRO VISIONS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

INTERIM FINANCIAL INFORMATION

     The unaudited financial statements for the nine month period ended September 30, 1998 included herein are unaudited; however, they contain all normal recurring accruals and adjustments which, in the opinion of management, are necessary to present fairly the consolidated financial position of the Company at September 30, 1998 and the results of its operations and cash flows for the nine months ended September 30, 1998.

2. INCOME TAXES

     Provision (benefit) for income taxes is comprised of the following:

                                                                      NINE MONTHS      NINE MONTHS
                                      YEAR ENDED      YEAR ENDED         ENDED            ENDED
                                     DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,    SEPTEMBER 30,
                                         1997            1998            1998             1999
                                     ------------    ------------    -------------    -------------
Current:
  Federal..........................    $201,000        $(22,000)       $     --            $--
  State............................      53,000              --              --            --
                                       --------        --------        --------            --
                                        254,000         (22,000)             --            --
Deferred:
  Federal..........................     120,000         162,000         180,000            --
  State............................      21,000          38,000          72,000            --
                                       --------        --------        --------            --
                                        141,000         200,000         252,000            --
                                       --------        --------        --------            --
Total provision for income taxes...    $395,000        $178,000        $252,000            $--
                                       ========        ========        ========            ==

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets (liabilities) are as follows:

                                            DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                1997           1998           1998            1999
                                            ------------   ------------   -------------   -------------
Deferred tax assets:
  Depreciation............................   $   1,000      $   1,000       $   1,000       $      --
  Other...................................          --             --         151,000              --
                                             ---------      ---------       ---------       ---------
Total deferred tax assets.................       1,000          1,000         152,000              --
Deferred tax liabilities:
  Inventory adjustment....................     (92,000)      (213,000)       (167,000)       (213,000)
  Accrual to cash adjustment..............    (144,000)      (223,000)       (472,000)       (223,000)
  Other...................................          --             --              --        (152,000)
                                             ---------      ---------       ---------       ---------
Net deferred tax liabilities..............    (236,000)      (436,000)       (639,000)       (588,000)
                                             ---------      ---------       ---------       ---------
Total net deferred tax liabilities........   $(235,000)     $(435,000)      $(487,000)      $(588,000)
                                             =========      =========       =========       =========

     On July 1, 1998, the Company changed its tax status, as defined by the Internal Revenue Code, to Subchapter S, which eliminated the requirement for the Company to pay federal income taxes as net income is passed through and taxable to the individual shareholders. A state provision for income taxes will be recorded based on a California statutory rate of 1.5% for Subchapter S Corporations.

                         EXECUTIVE LAN MANAGEMENT, INC.
                               DBA MICRO VISIONS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     Income tax benefit computed at the statutory federal income tax rate (34%) and income tax expense provided in the financial statements differ as follows:

                                                                       NINE MONTHS     NINE MONTHS
                                         YEAR ENDED     YEAR ENDED        ENDED           ENDED
                                        DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                            1997           1998           1998            1999
                                        ------------   ------------   -------------   -------------
Benefit computed at the statutory
  rate................................    $317,000      $ 291,000       $ 282,000       $(308,000)
S Corporation income not subject to
  tax.................................          --       (111,000)        (24,000)        308,000
Nondeductible expenses................       6,000         (6,000)         (6,000)             --
State income tax, net of federal
  income tax benefit..................      54,000         19,000              --              --
Other.................................      18,000        (15,000)             --              --
                                          --------      ---------       ---------       ---------
Income tax expense....................    $395,000      $ 178,000       $ 252,000       $      --
                                          ========      =========       =========       =========

3. LINE OF CREDIT

     The Company entered into a $2.5 million line of credit agreement with a financial institution to finance its inventory purchases. The available credit line is based on a percentage of the Company's eligible accounts receivable balance, less the outstanding balance owed to the financial institution. The outstanding balance bears interest at prime (8.25% at September 30, 1999) plus 3.03%. At September 30, 1999, the unused credit line was $1,106,000. Substantially all of the Company's assets are collateral under the line of credit agreement. This debt is guaranteed by the shareholders of the Company.

4. COMMITMENTS

     The Company has entered into various operating leases ranging from three to five years for its facilities. Rentals under certain leases have rent escalation clauses as set forth in their respective lease agreements. Future minimum rental commitments as of September 30, 1999 are as follows:

1999.....................................................  $  117,000
2000.....................................................     382,000
2001.....................................................     267,000
2002.....................................................     182,000
2003.....................................................      91,000
                                                           ----------
                                                           $1,039,000
                                                           ==========

     Rent expense was $36,000 and $135,000 for the years ended December 31, 1997 and 1998, respectively, and $105,000 and $206,000 for the nine months ended September 30, 1998 and 1999, respectively.

5. RELATED PARTY TRANSACTIONS

     During 1997 and 1998, the Company made various advances to its officers. Advances in 1997 aggregated $72,000, including one advance to a shareholder in the amount of $68,000. This advance was canceled by the Company in 1998 and recorded as a bonus payment. Outstanding advances to officers at December 31, 1997 and 1998 was $72,000 and $2,000, respectively, and $0 and $0 at September 30, 1998 and 1999, respectively.

                         EXECUTIVE LAN MANAGEMENT, INC.
                               DBA MICRO VISIONS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     During the period ended September 30, 1999, the Company entered into transactions with FutureLink Distribution Corp. ("FutureLink"). At September 30, 1999, there was a receivable from FutureLink of $107,000, which is included in accounts receivable on the accompanying balance sheet (see Note 7).

6. PENSION PLANS

     The Company has three defined contribution pension plans covering employees over the age of 21 years with one year of service. The Company's contribution requirements under these plans range from zero percent to one hundred percent of participants' eligible annual compensation as defined in the plan documents. The Company's combined contributions to these plans for the years ended December 31, 1997 and 1998 were $15,000 and $108,000, respectively, and $54,000 and $104,000 for the nine months ended September 30, 1998 and 1999, respectively.

7. SUBSEQUENT EVENTS

     On June 2, 1999, the Company and the Company's shareholders signed an Agreement and Plan of Reorganization and Merger (the "Agreement") with FutureLink. The Agreement provides for a merger of the Company with a subsidiary of FutureLink such that the Company's outstanding stock shall be converted into and become a right to receive the consideration as set forth in the agreement.

     On October 15, 1999, the Agreement was approved and finalized. In addition, the name of the Company was changed from Executive LAN Management, Inc. dba Micro Visions to FutureLink Micro Visions Corporation.

8. IMPACT OF YEAR 2000 (UNAUDITED)

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. The Company has completed an assessment of their IT systems as well as the software and hardware sold to its customers noting that they are Year 2000 compliant. The Company's IT systems primarily consist of its financial reporting system. In July 1998, the Company purchased and implemented a Year 2000 compliant financial reporting software package totaling $42,000. The Company's non-IT systems primarily consist of heating, sprinklers and security equipment at the Company's facilities. The Company has completed its review and remediation of its non-IT systems and its IT systems other than the financial reporting system. The Company estimates that the total remaining costs to complete any required modifications, upgrades or replacements of its IT and non-IT systems will not have a material adverse effect on its business or results of operations. The Company has obtained Year 2000 compliant certification letters from its major software and hardware vendors noting that their software and hardware sold by the Company are Year 2000 compliant. However, the failure of the Company's other vendors and suppliers to be fully Year 2000 compliant with regards to their products by January 1, 2000 could result in interruptions in the Company's normal business work operations. The Company has completed contingency plans to address the year 2000 issues that may pose a significant risk to the Company's ongoing operations.

                               CN NETWORKS, INC.
                             DBA COMPUTER NETWORKS
                              FINANCIAL STATEMENTS

To The Board of Directors
CN Networks, Inc.
dba Computer Networks
Pleasanton, California


     We have audited the accompanying balance sheets of Computer Networks, Inc. as of December 31, 1997 and 1998 and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We have conducted our audits in accordance with generally accepted audited standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CN Networks, Inc. dba Computer Networks as of December 31, 1997 and 1998, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                 /s/ MORELAND & DAVIS

Livermore, California
August 30, 1999

                               CN NETWORKS, INC.
                             DBA COMPUTER NETWORKS

                                 BALANCE SHEETS

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998



                                                                          1997            1998
                                                                       ----------      ----------
      Current Assets
        Cash.....................................................      $   13,913      $   37,628
        Accounts Receivable......................................       1,077,401       1,060,736
        Prepaid Federal Taxes....................................               0           6,805
        Inventory, at cost.......................................         229,783         206,672
                                                                       ----------      ----------
                Total Current Assets.............................       1,321,096       1,311,840
                                                                       ----------      ----------
      Property, Plant & Equipment
        Property, Plant & Equipment, at cost.....................         209,409         226,832
        Accumulated Depreciation.................................         (99,642)       (182,534)
                                                                       ----------      ----------
                Total Property, Plant & Equipment................         109,767          44,297
                                                                       ----------      ----------
      Other assets
        Lease Security Deposits..................................          10,383          11,440
        Deferred Tax Asset.......................................           7,923          14,635
                                                                       ----------      ----------
                Total Other Assets...............................          18,306          26,075
                                                                       ----------      ----------
                Total Assets.....................................      $1,449,169      $1,382,213
                                                                       ==========      ==========
      LIABILITIES AND EQUITY
      Current Liabilities
        Accounts Payable.........................................      $  605,072      $  381,923
        Notes Payable, Current Portion (See Note 3)..............         402,564         509,381
        Sales Tax Payable........................................          23,389          34,224
        Federal Income Taxes Payable.............................          13,900               0
        State Franchise Taxes Payable............................           3,031             584
        Deferred Tax Liability...................................           1,055               0
                                                                       ----------      ----------
                Total Current Liabilities........................       1,049,011         926,112
                                                                       ----------      ----------
        Notes Payable, Long Term (See Note 3)....................          41,899          17,119
                                                                       ----------      ----------
                Total Liabilities................................       1,090,910         943,231
                                                                       ----------      ----------
      Stockholders' Equity
        Common Stock, no par, 1,000,000 Shares Authorized, 10,000
           Shares Issued and Outstanding.........................          10,000          10,000
        Retained Earnings........................................         348,258         428,981
                                                                       ----------      ----------
                Total Stockholders' Equity.......................         358,258         438,981
                                                                       ----------      ----------
                Total Liabilities and Equity.....................      $1,449,169      $1,382,213
                                                                       ==========      ==========



See Accompanying Notes to the Financial Statements.

                               CN NETWORKS, INC.
                             DBA COMPUTER NETWORKS

                              STATEMENTS OF INCOME

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998



                                                                 1997          1998
                                                              ----------    ----------
Revenue
  Net Sales.................................................  $6,439,637    $5,540,938
  Sales Discounts...........................................      (3,802)       (2,703)
  Freight...................................................      40,645        30,003
                                                              ----------    ----------
     Total Revenue..........................................   6,476,480     5,568,238
                                                              ----------    ----------
Cost of Sales...............................................   4,308,540     3,179,433
Purchase Returns............................................        (147)            0
                                                              ----------    ----------
     Gross Profit...........................................   2,168,087     2,388,805
General and Administrative Expenses.........................   1,964,094     2,229,931
                                                              ----------    ----------
     Net Income from Operations.............................     203,993       158,874
                                                              ----------    ----------

Other Income and (Expense)
  Miscellaneous Income......................................       1,570           187
  Interest Expense..........................................     (44,092)      (41,176)
                                                              ----------    ----------
     Total Other Income and (Expense).......................     (42,521)      (40,989)
                                                              ----------    ----------
     Earnings Before Income Taxes...........................     161,471       117,885

Provision for Income Taxes
  Federal Income Taxes......................................      43,337        24,885
  State Franchise Taxes.....................................      14,863        12,277
                                                              ----------    ----------
     Net Income.............................................  $  103,271    $   80,723
                                                              ==========    ==========


                               CN NETWORKS, INC.
                             DBA COMPUTER NETWORKS
                       STATEMENT OF STOCKHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998


                                                      COMMON STOCK
                                                  --------------------    RETAINED
                                                   SHARES      AMOUNT     EARNINGS    TOTAL
                                                  ---------    -------    --------   --------
Balances as of December 31, 1996................  1,000,000    $10,000    $244,987   $254,987
  Net Income....................................         --        --     103,271     103,271
                                                  ---------    -------    --------   --------
Balances as of December 31, 1997................  1,000,000    $10,000    348,258     358,258
  Net Income....................................         --        --      80,723      80,723
                                                  ---------    -------    --------   --------
Balances as of December 31, 1998................  1,000,000    $10,000    $428,981   $438,981
                                                  =========    =======    ========   ========


              See Accompanying Notes to the Financial Statements.

                               CN NETWORKS, INC.
                             DBA COMPUTER NETWORKS

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998



                                                                1997         1998
                                                              --------    ----------
Cash Flows from Operating Activities
  Net Income................................................  $103,271    $   80,723
  Adjustments to Reconcile Net Income to Net Cash (Used)
     Provided by Operating Activities
     Depreciation...........................................    58,339        82,892
     Deferred Income Tax....................................    (9,931)       (7,767)
  (Increase) Decrease In:
     Accounts Receivable....................................  (332,659)       16,664
     Inventory..............................................  (153,611)       23,111
     Other Assets...........................................        15        (1,057)
     Prepaid Income Taxes...................................         0        (6,805)
  Increase (Decrease) In:
     Accounts Payable.......................................   169,757      (223,149)
     Sales Tax Payable......................................    16,855        10,835
     Income Taxes Payable...................................     3,992       (16,347)
                                                              --------    ----------
     Net Cash (Used) by Operating Activities................  (143,971)      (40,899)
                                                              --------    ----------
Cash Flows from Investing Activities
  Acquisition of Property and Equipment.....................  (126,554)      (17,423)
                                                              --------    ----------
     Net Cash (Used) by Investing Activities................  (126,554)      (17,423)
                                                              --------    ----------
Cash Flows from Financing Activities Acquisition of Debt....   618,707       410,000
  Repayment of Debt.........................................  (364,387)     (327,962)
                                                              --------    ----------
     Net Cash Provided by Financing Activities..............   254,320        82,038
                                                              --------    ----------
Net (Decrease) Increase in Cash.............................   (16,205)       23,716
Cash at January 1, 1997 and 1998............................    30,118        13,913
                                                              --------    ----------
Cash at December 31, 1997 and 1998..........................  $ 13,913    $   37,628
                                                              ========    ==========



Cash paid for income taxes for the years ended December 31, 1997 and 1998 was $51,210 and $68,081, respectively. Cash paid for interest for the years ended December 31, 1997 and 1998 was $44,092 and $41,176, respectively.



              See Accompanying Notes to the Financial Statements.

                               CN NETWORKS, INC.
                             DBA COMPUTER NETWORKS

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1998


NOTE 1 -- ORGANIZATION

Organization and Purpose

     CN Networks, Inc., doing business as Computer Networks, Inc. (the Company) was founded in 1991 and incorporated under the laws of the State of California in 1994 with its main office located in Pleasanton, California. The Company provides expert consulting, design and integration services for corporate remote LAN access and dial-out needs.

     The Company is governed by a Board of Directors, comprised of the president and corporate secretary. Financial Statements are prepared in-house and reviewed by the directors on a monthly basis.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

     For purposes of the Statement of Cash Flows, the Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents. At the financial statement date, the Company had no investments other than cash on the books.

Inventories

     Inventories are stated at the lower of cost or market, cost being determined by the average cost method, market being replacement cost.

Property, Plant & Equipment

     The cost of property, plant, and equipment is depreciated over the estimated useful lives of the related assets. For financial reporting purposes, the useful lives of assets are 18 to 24 months for Computer Hardware and three years for Office Furniture and Certain Software. Useful lives for tax purposes are five years for Computer Hardware and Software and seven years for Office Furniture. Depreciation is computed on the straight line method for financial reporting purposes and on the double declining balance for income tax purposes. Maintenance and repairs are charged to operations when incurred. Betterments and renewals are capitalized.

Advertising Costs

     Advertising costs are charged to operations when incurred.

Revenue Recognition


     Revenue from sales of computer and hardware sales are recognized when products are shipped or upon installation, where applicable. Revenues from support contracts are recognized based on the terms of the contracts, and training revenue is recognized when performed. Revenue is reflected net of estimated returns and allowances.

                               CN NETWORKS, INC.
                             DBA COMPUTER NETWORKS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998


Income Taxes

     The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109 (SFAS 109). SFAS 109 requires, among other things, that deferred income taxes be provided for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities as part of the income tax provisions.

NOTE 3 -- INVENTORIES


     Inventories at December 31, 1997 and 1998 consist of:



Hardware..................    87,318
Software..................   142,465
                            --------
     Total................  $229,783
                            ========
Hardware..................    75,347
Software..................   131,325
                            --------
     Total................  $206,672
                            ========


NOTE 4 -- LONG-TERM DEBT


     Following is a summary of long-term debt at December 31, 1997 and 1998:



10.5% note payable to bank in monthly principal installments of $1,370 plus
  interest, through November 19, 2000, secured by the assets
  of the Company............................................  $  47,934    $  31,494
10.5% note payable to bank in monthly principal installments of $695 plus interest, through March 18, 2000, secured by
  the assets of the Company.................................     18,745       10,405
11.0% note payable to bank in monthly principal installments of $564 plus interest, through May 18, 1998, secured by
  the assets of the Company.................................      2,808            0
Line of credit with bank, maturing March 31, 1999. Interest
  payable monthly at 10%, maximum line of credit is $700,000 in 1997 and $1,000,000 in 1998. Secured by accounts
  receivable, expected to be refinanced. The line of credit
  was renewed March 23, 1999 in the amount of $1,000,000
  maturing March 31, 2000 with a rate of 9.75%..............    374,976      484,601
                                                              ---------    ---------
                                                                444,463      526,500
Less: Current maturities included in current liabilities....   (402,564)    (509,381)
                                                              ---------    ---------
                                                              $  41,899    $  17,119
                                                              =========    =========


     Following are maturities of long-term debt for each of the next two years:

Year ended December 31,
  1999....................................................  $509,381
  2000....................................................    17,119
                                                            --------
                                                            $526,500
                                                            ========

NOTE 5 -- LEASES


     The Company leases it's main office and a training facility under operating leases expiring in 2001. The Company has entered into a new lease agreement for it's main office effective September 1, 1999 and expiring 2004. Total rental expense recorded in the financial statements for the years under these leases was $96,514 for 1997 and $113,893 for 1998. In addition, on February 3, 1999 the Company signed a lease

                               CN NETWORKS, INC.
                             DBA COMPUTER NETWORKS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998



for additional space to accommodate an expansion of the training facility. Occupancy is scheduled for April, 1999. The Company also pays lease payments on an automobile effective February, 1997 for 60 months. The automobile lease expense recorded in the financial statements was $24,775 for 1997 and $19,551 for 1998. Future minimum rental payments under these operating leases are as follows:


Year ended December 31,
  1999...................................................  $  209,133
  2000...................................................     245,329
  2001...................................................     254,259
  2002...................................................     211,691
  2003...................................................     210,062
                                                           ----------
                                                           $1,130,474
                                                           ==========

NOTE 6 -- INCOME TAXES


     Income tax expense for the year ended December 31, 1997 and 1998 is comprised of the following:



                                                        1997                          1998
                                             ---------------------------   ---------------------------
                                             CURRENT   DEFERRED   TOTAL    CURRENT   DEFERRED   TOTAL
                                             -------   --------   ------   -------   --------   ------
Federal....................................  48,538     5,201     43,337   31,505     6,620     24,885
State......................................  16,010     1,147     14,863   14,485     2,208     12,277
                                             ------     -----     ------   ------     -----     ------
                                             64,548     6,348     58,200   45,990     8,828     37,162
                                             ======     =====     ======   ======     =====     ======



     Deferred tax (liabilities) assets comprise the following at December 31, 1997 and 1998:



Depreciation................................................   (1,055)         0
  Gross deferred tax liabilities............................   (1,055)         0
State taxes, net of federal benefit.........................    5,808      4,564
Depreciation................................................    2,115     10,071
  Gross deferred tax assets.................................    7,923     14,635
                                                              -------    -------
  Net deferred tax assets...................................  $ 6,868    $14,635
                                                              =======    =======


     The net deferred tax asset represents temporary differences for future tax deductions which can generally be realized by carryback to taxable income in prior years.


     The provisions for income taxes differ from the amount of income tax determined by applying the applicable U.S. statutory income tax rate to pre-tax income as follows for the years ended December 31, 1997 and 1998:



Federal statutory rate......................................   30%    25%
State income taxes, net of federal tax benefit and
  credits...................................................    6%     7%
                                                              ---    ---
                                                               36%    32%
                                                              ===    ===

                               CN NETWORKS, INC.
                             DBA COMPUTER NETWORKS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998


NOTE 7 -- CONCENTRATION OF CREDIT RISK


     Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents and trade receivables. The Company places its cash with federally insured financial institutions and as of December 31, 1997 and 1998, the Company's balances do not exceed federally insured limits. Fair value of these financial instruments approximates their carrying values.


     The Company believes any risk of accounting loss is significantly reduced due to the diversity of its services, end customers, and geographic sales areas. The Company performs credit evaluations of its customers' financial condition whenever necessary. The Company generally does not require cash collateral or other security to support customer receivables and has historically had little problems with collecting their accounts receivable. For the year ended December 31, 1997 the Company had two customers that individually had accounts receivable balances exceeding 10% of the total accounts receivable balance. For the year ended December 31, 1998 no individual customer exceeded 10% of the total accounts receivable balance.

To The Board of Directors
CN Networks, Inc.
dba Computer Networks, Inc.
Pleasanton, California


     We have reviewed the accompanying balance sheets of CN Networks, Inc. dba Computer Networks as of September 30, 1998 and 1999 and the related statements of income and retained earnings and cash flows for the nine months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of CN Networks, Inc.


     A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

                                                     MORELAND & DAVIS
                                                     Accountancy firm


Alameda County, California

November 3, 1999

                               CN NETWORKS, INC.
                             DBA COMPUTER NETWORKS

                                 BALANCE SHEETS

                          SEPTEMBER 30, 1998 AND 1999



                                                                 1998          1999
                                                              -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)
ASSETS
Current Assets
  Cash......................................................  $  146,665    $  272,314
  Accounts Receivable.......................................     916,227     1,759,730
  Inventory, at cost........................................     263,537       201,807
                                                              ----------    ----------
       Total Current Assets.................................   1,326,428     2,233,850
                                                              ----------    ----------
Property, Plant & Equipment
  Property, Plant & Equipment, at cost......................     209,409       242,570
  Accumulated Depreciation..................................    (166,729)     (205,273)
                                                              ----------    ----------
       Total Property, Plant & Equipment....................      42,680        37,297
                                                              ----------    ----------
Other Assets
  Lease Security Deposits...................................      10,383        28,389
  Deferred Tax Asset........................................      10,976        18,188
                                                              ----------    ----------
       Total Other Assets...................................      21,359        46,577
                                                              ----------    ----------
       Total Assets.........................................  $1,390,468    $2,317,724
                                                              ==========    ==========
LIABILITIES AND EQUITY
Current Liabilities
  Accounts Payable..........................................  $  444,091    $1,143,632
  Notes Payable, Current Portion (See Note 3)...............     454,670       549,186
  Sales Tax Payable.........................................      30,237        51,983
  Payroll Taxes Payable.....................................      19,676        36,456
  Federal Income Taxes Payable..............................         354        11,970
  State Franchise Taxes Payable.............................       2,329         2,516
                                                              ----------    ----------
       Total Current Liabilities............................     951,358     1,795,743
                                                              ----------    ----------
  Notes Payable, Long Term (See Note 3).....................      23,314         2,724
                                                              ----------    ----------
       Total Liabilities....................................     974,672     1,798,467
                                                              ----------    ----------
Stockholders' Equity
  Common Stock, no par, 1,000,000 Shares Authorized, 10,000
     Shares Issued and Outstanding..........................      10,000        10,000
  Retained Earnings.........................................     405,796       509,257
                                                              ----------    ----------
       Total Stockholders' Equity...........................     415,796       519,257
                                                              ----------    ----------
       Total Liabilities and Equity.........................  $1,390,468    $2,317,724
                                                              ==========    ==========


See Accountant's Review Report and Accompanying Notes.

                               CN NETWORKS, INC.
                             DBA COMPUTER NETWORKS

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999



                                                                   1998           1999
                                                                -----------    -----------
                                                                (UNAUDITED)    (UNAUDITED)
Revenue
  Net Sales.................................................    $3,962,871     $5,862,391
  Sales Discounts...........................................        (2,101)        (1,012)
  Freight...................................................        17,055         38,068
                                                                ----------     ----------
     Total Revenue..........................................     3,977,825      5,899,447
                                                                ----------     ----------
Cost of Sales...............................................     2,229,366      3,850,358
                                                                ----------     ----------
     Gross Profit...........................................     1,748,459      2,049,089
General and Administrative Expenses.........................     1,630,072      1,899,508
                                                                ----------     ----------
       Net Income from Operations...........................       118,387        149,581
                                                                ----------     ----------
Other Income and (Expense)
  Miscellaneous Income......................................           187             --
  Interest Expense..........................................       (28,362)       (34,527)
                                                                ----------     ----------
     Total Other Income and (Expense).......................       (28,175)       (34,527)
                                                                ----------     ----------
     Earnings Before Income Taxes...........................        90,212        115,054
Provision for Income Taxes
  Federal Income Taxes......................................        22,117         20,663
  State Franchise Taxes.....................................        10,558         14,116
                                                                ----------     ----------
                                                                    32,675         34,779
                                                                ----------     ----------
     Net Income.............................................        57,537         80,275
Retained Earnings at Beginning of Year......................       348,259        428,982
                                                                ----------     ----------
Retained Earnings at End of Year............................    $  405,796     $  509,257
                                                                ==========     ==========



See Accountant's Review Report and Accompanying Notes.

                               CN NETWORKS, INC.
                             DBA COMPUTER NETWORKS

                            STATEMENTS OF CASH FLOWS

                          SEPTEMBER 30, 1998 AND 1999



                                                                 1998           1999
                                                              -----------    -----------
                                                              (UNAUDITED)    (UNAUDITED)
Cash Flows from Operating Activities
  Net Income................................................   $  57,537      $  80,275
  Adjustments to Reconcile Net Income to Net
     Cash (Used) Provided by Operating Activities
       Depreciation.........................................      67,087         22,739
       Deferred Income Tax..................................      (3,053)        (3,553)
  (Decrease) Increase In:
       Accounts Receivable..................................     161,174       (698,995)
       Inventory............................................     (33,754)         4,865
       Other Assets.........................................          --        (16,949)
       Prepaid Income Taxes.................................          --          6,805
  (Decrease) Increase In:
       Accounts Payable.....................................    (160,981)       761,709
       Sales Tax Payable....................................       6,848         17,759
       Payroll Taxes Payable................................      19,676         36,456
       Income Taxes Payable.................................     (15,303)        13,902
                                                               ---------      ---------
          Net Cash Provided by Operating Activities.........      99,231        225,014
                                                               ---------      ---------
Cash Flows from Investing Activities
  Acquisition of Property and Equipment.....................          --        (15,738)
                                                               ---------      ---------
          Net Cash (Used) by Investing Activities...........          --        (15,738)
                                                               ---------      ---------
Cash Flows from Financing Activities
  Acquisition of Debt.......................................      54,914         42,819
  Repayment of Debt.........................................     (21,393)       (17,409)
                                                               ---------      ---------
          Net Cash Provided by Financing Activities.........      33,521         25,410
                                                               ---------      ---------
Net Increase (Decrease) in Cash.............................     132,752        234,686
Cash at January 1, 1998 and 1999............................      13,913         37,628
                                                               ---------      ---------
Cash at September 30, 1998 and 1999.........................   $ 146,665      $ 272,314
                                                               =========      =========



Cash paid for income taxes for the nine months ended September 30, 1998 and 1999 was $34,100 and $23,216, respectively. Cash paid for interest for the nine months ended September 30, 1998 and 1999 was $28,362 and $34,527, respectively.



See Accountant's Review Report and Accompanying Notes.

                               CN NETWORKS, INC.
                             DBA COMPUTER NETWORKS

                         NOTES TO FINANCIAL STATEMENTS

                          SEPTEMBER 30, 1998 AND 1999


                                  (UNAUDITED)



NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION


Organization and Purpose

     CN Networks, Inc., doing business as Computer Networks, Inc. (the Company) was founded in 1991 and incorporated under the laws of the State of California in 1994 with its main office located in Pleasanton, California. The Company provides expert consulting, design and integration services for corporate remote LAN access and dial-out needs.

     The Company is governed by a Board of Directors, comprised of the president and corporate secretary. Financial Statements are prepared in-house and reviewed by the directors on a monthly basis.


     The interim financial statements included herein are unaudited; however, they contain all normal recurring accruals and adjustments which, in the opinion of management, are necessary to present fairly the financial position of the Company at September 30, 1998 and 1999 and for the nine months ended September 30, 1998 and 1999. It should be understood that accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for the full year.


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

     For purposes of the Statement of Cash Flows, the Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents. At the financial statement date, the Company had no investments other than cash on the books.

Inventories

     Inventories are stated at the lower of cost or market, cost being determined by the average cost method, market being replacement cost.

Property, Plant & Equipment

     The cost of property, plant, and equipment is depreciated over the estimated useful lives of the related assets. For financial reporting purposes, the useful lives of assets are 18 to 24 months for Computer Hardware and three years for Office Furniture and Certain Software. Useful lives for tax purposes are five years for Computer Hardware and Software and seven years for Office Furniture. Depreciation is computed on the straight line method for financial reporting purposes and on the double declining balance for income tax purposes. Maintenance and repairs are charged to operations when incurred. Betterments and renewals are capitalized.

                         See Accountant's Review Report

                               CN NETWORKS, INC.
                             DBA COMPUTER NETWORKS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                          SEPTEMBER 30, 1998 AND 1999


                                  (UNAUDITED)


Advertising Costs

     Advertising costs are charged to operations when incurred.

Revenue Recognition


     Revenue from computer hardware and software sales are recognized when products are shipped, or upon installation, where applicable. Revenues from support contracts are recognized based on the terms of the contracts, and training revenue is recognized when performed. Losses on returns and contract costs are recorded when they occur. Revenue is reflected net of estimated returns and allowances.


Income Taxes

     The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109 (SFAS 109). SFAS 109 requires, among other things, that deferred income taxes be provided for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities as part of the income tax provisions.

NOTE 3 -- LONG-TERM DEBT


     Following is a summary of long-term debt at September 30, 1998 and 1999:



10.5% note payable to bank in monthly principal installments of $1,370.00 plus interest, through November 19, 2000,
secured by the assets of the Company........................  $  35,604    $  20,369

10.5% note payable to bank in monthly principal installments of $695.00 plus interest, through March 18, 2000, secured by
the assets of the Company...................................     12,490        4,120

Line of credit with bank, maturing March 31, 1999. Interest
payable monthly at 10%, maximum line of credit is
$700,000.00 in 1997 and $1,000,000.00 in 1998. Secured by
accounts receivable, expected to be refinanced..............    429,890      527,420
                                                              ---------    ---------
                                                                477,984      551,909
Less: Current maturities included in current liabilities....   (454,670)    (549,185)
                                                              ---------    ---------
                                                              $  23,314    $   2,724
                                                              =========    =========


     Following are maturities of long-term debt for each of the next two years:

Year ended September 30,
  2000....................................................  $549,215
  2001....................................................     2,724
                                                            --------
                                                            $551,939
                                                            ========

NOTE 4 -- LEASES

     The Company leases it's main office and a training facility under operating leases expiring in 2001. The Company has entered into a new lease agreement for it's main office effective September 1, 1999 and expiring 2004. Total rental expense recorded in the financial statements for the nine months ended

                         See Accountant's Review Report

                               CN NETWORKS, INC.
                             DBA COMPUTER NETWORKS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                          SEPTEMBER 30, 1998 AND 1999


                                  (UNAUDITED)



September 30, under these leases was $87,835 for 1998 and $123,585 for 1999. In addition, on February 3, 1999 the Company signed a lease for additional space to accommodate an expansion of the training facility. Occupancy is scheduled for April, 1999. The Company also pays lease payments on an automobile effective February, 1997 for 60 months. The automobile lease expense recorded in the financial statements was $24,775 for 1998 and $19,551 for 1999. Future minimum rental payments under these operating leases are as follows:


Year ended December 31,
  1999...................................................  $  209,133
  2000...................................................     245,329
  2001...................................................     254,259
  2002...................................................     211,691
  2003...................................................     210,062
                                                           ----------
                                                           $1,130,474
                                                           ==========

NOTE 5 -- INCOME TAXES


     Income tax expense for the period ended September 30, 1998 and 1999 is comprised of the following:



                                               1998                             1999
                                   -----------------------------    -----------------------------
                                   CURRENT    DEFERRED    TOTAL     CURRENT    DEFERRED    TOTAL
                                   -------    --------    ------    -------    --------    ------
Federal..........................  25,894      3,777      22,117    26,966       6,303     20,663
State............................  10,889        331      10,558    11,366      (2,750)    14,116
                                   ------      -----      ------    ------      ------     ------
                                   36,783      4,108      32,675    38,332       3,553     34,779
                                   ======      =====      ======    ======      ======     ======



     Deferred tax (liabilities) assets comprise the following at September 30, 1998 and 1999:



Depreciation................................................        0          0
  Gross deferred tax liabilities............................        0          0
State taxes, net of federal benefit.........................    3,423      3,650
Depreciation................................................    7,553     14,538
                                                              -------    -------
  Gross deferred tax assets.................................   10,976     18,188
                                                              -------    -------
  Net deferred tax assets...................................  $10,976    $18,188
                                                              =======    =======


     The net deferred tax asset represents temporary differences for future tax deductions which can generally be realized by carryback to taxable income in prior years.


     The provisions for income taxes differ from the amount of income tax determined by applying the applicable U.S. statutory income tax rate to pretax income as follows for the periods ended September 30, 1998 and 1999:



Federal statutory rate......................................   27%    28%
State income taxes, net of federal tax benefit and
  credits...................................................   10%     3%
                                                              ---    ---
                                                               37%    31%
                                                              ===    ===


                         See Accountant's Review Report

                               CN NETWORKS, INC.
                             DBA COMPUTER NETWORKS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                          SEPTEMBER 30, 1998 AND 1999


                                  (UNAUDITED)


NOTE 6 -- CONCENTRATION OF CREDIT RISK


     Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents and trade receivables. The Company places its cash with federally insured financial institutions and as of September 30, 1998 and 1999, the Company's balances do not exceed federally insured limits. Fair value of these financial instruments approximates their carrying values.



     The Company believes any risk of accounting loss is significantly reduced due to the diversity of its services, end customers, and geographic sales areas. The Company performs credit evaluations of its customers' financial condition whenever necessary. The Company generally does not require cash collateral or other security to support customer receivables and has historically had little problems with collecting their accounts receivable. For the periods ended September 30, 1998 and 1999 the Company had one customer that individually had an accounts receivable balance exceeding 10% of the total accounts receivable balance.



                        See Accountant's Review Report.

          ASYNC TECHNOLOGIES, INC. AND ASYNC TECHNICAL INSTITUTE, INC.

                         COMBINED FINANCIAL STATEMENTS

                          INDEPENDENT AUDITORS' REPORT

To the Director and Shareholders
Async Technologies, Inc.
Async Technical Institute, Inc.
Walled Lake, Michigan

     We have audited the accompanying combined balance sheets of Async Technologies, Inc. (a Michigan corporation) and Async Technical Institute, Inc. (a Michigan corporation) as of December 31, 1997 and 1998, and the related combined statements of operations, retained deficit, and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Async Technologies, Inc. and Async Technical Institute, Inc. as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ M. JEVAHIRIAN & CO.


Birmingham, Michigan



February 3, 2000

                            ASYNC TECHNOLOGIES, INC.
                        ASYNC TECHNICAL INSTITUTE, INC.

                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998


                                                                1997          1998
                                                              ---------    ----------
ASSETS
Current Assets
  Cash......................................................  $   5,981    $   13,478
  Accounts receivable.......................................    557,867     1,541,773
  Inventory
     Purchased from unrelated parties.......................     73,983       220,673
     Purchased from related parties.........................         --         8,970
  Prepaid expenses..........................................     12,223            --
  Other current assets......................................         --         2,264
                                                              ---------    ----------
          Total Current Assets..............................    650,054     1,787,158
Property and equipment, net.................................     57,925        77,638
Other assets................................................      2,952         4,702
                                                              ---------    ----------
          Total Assets......................................  $ 710,931    $1,869,498
                                                              =========    ==========
LIABILITIES AND SHAREHOLDER EQUITY
Current Liabilities
  Line of credit............................................  $ 234,067    $  518,689
  Accounts payable
     Due to unrelated parties...............................    321,534     1,119,220
     Due to related parties.................................     20,199        76,153
  Accrued wages and other current liabilities...............     62,418       106,295
  Deferred revenue..........................................    238,444       322,295
                                                              ---------    ----------
          Total Current Liabilities.........................    876,662     2,142,652
                                                              ---------    ----------
Shareholder Equity
  Common stock
     Async Technologies, Inc. (60,000 shares authorized;
      1,000 shares issued and outstanding; no par value)....      1,000         1,000
     Async Technical Institute, Inc. (60,000 shares
      authorized; 100 shares issued and outstanding; no par
      value)................................................         --           100
  Retained deficit..........................................   (166,731)     (274,254)
                                                              ---------    ----------
          Total Shareholder Equity..........................   (165,731)     (273,154)
                                                              ---------    ----------
          Total Liabilities and Shareholder Equity..........  $ 710,931    $1,869,498
                                                              =========    ==========



The accompanying notes are an integral part of these combined financial statements.

                            ASYNC TECHNOLOGIES, INC.
                        ASYNC TECHNICAL INSTITUTE, INC.

             COMBINED STATEMENTS OF OPERATIONS AND RETAINED DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998


                                                                 1997          1998
                                                              ----------    ----------
Revenue:
  Hardware and software.....................................  $3,984,151    $5,076,079
  Service delivery..........................................     614,408       980,159
                                                              ----------    ----------
       Total revenue........................................   4,598,559     6,056,238
                                                              ----------    ----------
Cost of sales:
  Hardware and software
     Purchased from unrelated parties.......................  (2,988,661)   (4,015,660)
     Purchased from related parties.........................          --       (79,703)
  Service delivery..........................................    (237,988)     (266,559)
                                                              ----------    ----------
       Total cost of sales..................................  (3,226,649)   (4,361,922)
                                                              ----------    ----------
Selling, general and administrative expenses
  Provided by unrelated parties.............................  (1,013,840)   (1,162,506)
  Provided by related parties...............................    (124,732)     (260,351)
                                                              ----------    ----------
       Total selling, general and administrative expenses...  (1,138,572)   (1,422,857)
                                                              ----------    ----------
Depreciation................................................     (41,185)      (37,982)
                                                              ----------    ----------
       Income from Operations...............................     192,153       233,477
Interest income.............................................         131             8
Interest expense............................................     (39,539)      (33,453)
Other.......................................................      (5,621)      (16,988)
                                                              ----------    ----------
  Net Income................................................     147,124       183,044
Retained deficit -- Beginning of year.......................    (170,985)     (166,731)
  Shareholder distributions, net............................    (142,870)     (290,567)
                                                              ----------    ----------
Retained deficit -- End of year.............................  $ (166,731)   $ (274,254)
                                                              ==========    ==========
Unaudited pro forma information:
  Pro forma income tax expense..............................  $   46,256    $   61,074
                                                              ==========    ==========
  Pro forma net income......................................  $  100,868    $  121,970
                                                              ==========    ==========



The accompanying notes are an integral part of these combined financial statements.

                            ASYNC TECHNOLOGIES, INC.
                        ASYNC TECHNICAL INSTITUTE, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998

                                                                1997         1998
                                                              ---------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income................................................  $ 147,124    $183,044
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................     41,185      37,982
     Other..................................................      5,621      16,988
  Changes in working capital:
     Accounts receivable....................................    125,828    (983,906)
     Inventory
       Unrelated parties....................................     40,007    (146,690)
       Related parties......................................         --      (8,970)
     Prepaid expenses.......................................     (9,403)     12,223
     Other current assets...................................         --      (2,264)
     Accounts payable
       Unrelated parties....................................   (235,063)    777,487
       Related parties......................................         --      76,153
     Accrued wages and other current liabilities............    (16,307)     43,877
     Deferred revenue.......................................    166,188      83,851
                                                              ---------    --------
  Net Cash Provided by Operating Activities.................    265,180      89,775
                                                              ---------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment.......................    (28,630)    (75,433)
  Proceeds from disposal of property and equipment..........         --         750
  Payments for other assets.................................       (320)     (1,750)
                                                              ---------    --------
  Net Cash Used in Investing Activities.....................    (28,950)    (76,433)
                                                              ---------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance of common stock..................................         --         100
  Proceeds from (payments on) line of credit, net...........   (149,933)    284,622
  Distributions to shareholder, net.........................   (142,870)   (290,567)
                                                              ---------    --------
  Net Cash Used in Financing Activities.....................   (292,803)     (5,845)
                                                              ---------    --------
Net (Decrease) Increase in Cash.............................    (56,573)      7,497
Cash -- Beginning of year...................................     62,554       5,981
                                                              ---------    --------
Cash -- End of year.........................................  $   5,981    $ 13,478
                                                              =========    ========
Supplemental Cash Flow Information:
  Cash paid for interest during the year....................  $  37,170    $ 34,539
                                                              =========    ========


The accompanying notes are an integral part of these combined financial statements.

                            ASYNC TECHNOLOGIES, INC.
                        ASYNC TECHNICAL INSTITUTE, INC.

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998


 1. DESCRIPTION OF BUSINESS


     Async Technologies, Inc. ("ATI") provides computer software and hardware installation and maintenance services to medium and large businesses located in the mid-western United States. Certain sales involve installations to multiple locations reaching international markets.

     The financial statements are prepared on a combined basis with Async Technical Institute, Inc. ("ATII"), a company under common control. ATII began operations in September, 1998, and provides technical training to customers of ATI.


     As described in Note 11 to the combined financial statements, the companies were merged on October 7, 1999. The combined entities are hereinafter referred to as the Company.


 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

     The Company's combined financial statements are prepared in accordance with generally accepted accounting principles.

Use of Estimates

     The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Allowance for Doubtful Accounts

     The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is reported.

Inventory

     Inventory consists primarily of software products and is valued at the lower of cost or market on a first-in, first-out basis. Market is current selling price less estimated selling costs.

Property and Equipment

     Property and equipment are recorded at cost. The Company provides for depreciation by charges to operations based upon estimated useful lives of the assets using the straight-line method. Maintenance and repair costs are charged to expense when incurred.

Income Taxes


     Historically each company, with the consent of the shareholder, has elected under the Internal Revenue Code to be taxed as an S corporation. In lieu of corporate income taxes, the shareholders of an S corporation are taxed on their proportionate share of the company's taxable income. Therefore, no provision or liability for federal income tax has been included in the combined financial statements.

                            ASYNC TECHNOLOGIES, INC.
                        ASYNC TECHNICAL INSTITUTE, INC.

             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1997 AND 1998

Deferred Revenue

     The Company sells maintenance contracts and recognizes the related revenue over the life of the contract.

Revenue Recognition


     Revenue from the sale and installation of computer software and hardware is recognized at the point of delivery, or upon installation when required under contract terms.


 3. NOTES RECEIVABLE

     At December 31, 1998, the Company has non-interest bearing notes receivable in the amount of $2,264 from an employee which are due on demand. The notes receivable are included in other current assets in the attached financial statements.

 4. PROPERTY AND EQUIPMENT

                                                                1997        1998
                                                              --------    --------
Computer equipment..........................................  $111,802    $ 98,224
Furniture and fixtures......................................     8,151      13,110
Leasehold improvements......................................     9,110       9,110
                                                              --------    --------
                                                               129,063     120,444
Accumulated depreciation....................................   (71,138)    (42,806)
                                                              --------    --------
       Property and equipment, net..........................  $ 57,925    $ 77,638
                                                              ========    ========

 5. LINE OF CREDIT

     The Company has a $550,000 line of credit with a bank, which is due on demand, secured by all assets, and personally guaranteed by the shareholder. Interest is payable monthly at 1.50% over the bank's prime rate which amounted to 9.50% and 10.00% at December 31, 1997 and 1998, respectively. As of December 31, 1997 and 1998, outstanding borrowings under the line of credit are $234,067 and $518,689, respectively.

 6. ADVERTISING COSTS

     The Company follows the policy of charging the costs of advertising to expense as incurred. Advertising costs for the years ended December 31, 1997 and 1998 amounted to $16,001 and $25,348, respectively.

                            ASYNC TECHNOLOGIES, INC.
                        ASYNC TECHNICAL INSTITUTE, INC.

             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1997 AND 1998

 7. OPERATING LEASE

     The Company has entered into a non-cancelable operating lease for its corporate facilities which expires July 31, 2002. Scheduled payments for the term of the lease are as follows:

1999......................................................  $ 31,212
2000......................................................   105,834
2001......................................................   110,283
2002......................................................    61,610

     Rent expense for the years ended December 31, 1997 and 1998 amounted to $47,956 and $55,444, respectively.

 8. PENSION PLAN

     Effective January 1, 1998, the Company adopted a qualified pension plan (the "Plan") under provisions of Section 401(k) of the Internal Revenue Code. Under the provisions of the Plan, each participant is able to defer up to 20% of their compensation. The Company has not made any contributions to the Plan for the year ending December 31, 1998.

 9. RELATED PARTY TRANSACTIONS

     The Company purchases products and services from certain related parties.

     Management and administrative services are purchased from Intelligent Signage, Inc., an entity owned by the shareholder's parent.

     The Company also purchases computer software products developed by Lakeside Software, Inc., an entity owned by the shareholder's brother.


10. INCOME TAXES



     Upon consummation of an Agreement and Plan of Reorganization and Merger with FutureLink Michigan Acquisition Corp. (see Note 11), the Company's status as an S corporation under the Internal Revenue Code will automatically terminate and normal federal corporate income tax rates will apply.



     On a proforma basis (unaudited), assuming the Company's status as an S corporation terminated as of December 31, 1996, the Company would have proforma federal income tax expense of $46,256 and $61,074 for the years ended December 31, 1997 and 1998, respectively.



11. SUBSEQUENT EVENTS


     Effective August 30, 1999, Async Technologies, Inc. authorized 60,000 additional shares of common stock. The total authorized shares (120,000) are divided into two equal classes of voting and non-voting shares. ATI also authorized the issuance of 54,000 shares during September and October, 1999.

     Effective October 7, 1999, ATI entered into a Plan of Merger with ATII. Under the terms of the merger, all of the outstanding shares of ATII will be converted into voting shares of ATI. Upon consummation of the merger, the separate corporate existence of ATII shall terminate.

                            ASYNC TECHNOLOGIES, INC.
                        ASYNC TECHNICAL INSTITUTE, INC.

             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1997 AND 1998

     Effective September 7, 1999, and subject to the consummation of the above described events, the Company entered into an Agreement and Plan of Reorganization and Merger with Futurelink Michigan Acquisition Corp., a wholly owned subsidiary of Futurelink Distribution Corp. (the "Parent"). Under the terms of the agreement, all outstanding shares of the Company will be exchanged for cash and common stock of the Parent. Upon consummation of the merger, the separate corporate existence of the Company shall terminate.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Director and Shareholders

Async Technologies, Inc.
Async Technical Institute, Inc.
Walled Lake, Michigan

     We have reviewed the accompanying combined balance sheets of Async Technologies, Inc. (a Michigan corporation) and Async Technical Institute, Inc. (a Michigan corporation) as of September 30, 1998 and 1999 and the related combined statements of operations and retained (deficit) earnings and cash flows for the nine months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these combined financial statements is the representation of the management of Async Technologies, Inc. and Async Technical Institute, Inc.

     A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our reviews, we are not aware of any material modifications that should be made to the accompanying combined financial statements in order for them to be in conformity with generally accepted accounting principles.


/S/ M. JEVAHIRIAN & CO.



Birmingham, Michigan


February 3, 2000

                            ASYNC TECHNOLOGIES, INC.
                        ASYNC TECHNICAL INSTITUTE, INC.

                            COMBINED BALANCE SHEETS
                          SEPTEMBER 30, 1998 AND 1999

                                  (UNAUDITED)


                                                                 1998           1999
                                                              -----------    -----------
ASSETS
Current Assets
  Cash......................................................  $   54,930     $   68,958
  Accounts receivable.......................................     914,807      1,409,200
  Inventory
     Purchased from unrelated parties.......................     198,397        316,179
     Purchased from related parties.........................      41,860             --
  Other current assets......................................       2,264          1,709
                                                              ----------     ----------
       Total Current Assets.................................   1,212,258      1,796,046
Property and equipment, net.................................      82,296        128,187
Other assets................................................       4,552          6,890
                                                              ----------     ----------
       Total Assets.........................................  $1,299,106     $1,931,123
                                                              ==========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Line of credit............................................  $  405,989     $  323,989
  Accounts payable
     Due to unrelated parties...............................     573,513      1,102,714
     Due to related parties.................................      10,129             --
  Accrued wages and other current liabilities...............      55,557        120,985
  Deferred revenue..........................................     334,794        303,874
                                                              ----------     ----------
       Total Current Liabilities............................   1,379,982      1,851,562
                                                              ----------     ----------
Shareholders' Equity
  Common stock
     Async Technologies, Inc.
       (120,000 shares authorized; 1,000 and 36,900 shares
      issued and outstanding; no par value).................       1,000          1,000
     Async Technical Institute, Inc.
       (60,000 shares authorized; 100 shares issued and
      outstanding; no par value)............................         100            100
  Retained (deficit) earnings...............................     (81,976)        78,461
                                                              ----------     ----------
       Total Shareholders' Equity...........................     (80,876)        79,561
                                                              ----------     ----------
       Total Liabilities and Shareholders' Equity...........  $1,299,106     $1,931,123
                                                              ==========     ==========


(The accompanying notes are an integral part of these combined financial statements.)



(See accountants' review report.)

                            ASYNC TECHNOLOGIES, INC.
                        ASYNC TECHNICAL INSTITUTE, INC.

       COMBINED STATEMENTS OF OPERATIONS AND RETAINED (DEFICIT) EARNINGS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999

                                  (UNAUDITED)



                                                                 1998           1999
                                                              -----------    -----------
Revenue:
  Hardware and software.....................................  $ 3,157,009    $ 5,050,090
  Service delivery..........................................      679,337      1,158,375
                                                              -----------    -----------
       Total revenue........................................    3,836,346      6,208,465
                                                              -----------    -----------
Cost of sales:
  Hardware and software
     Purchased from unrelated parties.......................   (2,320,534)    (3,749,366)
     Purchased from related parties.........................      (40,365)       (33,134)
  Service delivery..........................................     (192,334)      (461,140)
                                                              -----------    -----------
       Total cost of sales..................................   (2,553,233)    (4,243,640)
                                                              -----------    -----------
Selling, general and administrative expenses
  Provided by unrelated parties.............................     (821,886)    (1,158,402)
  Provided by related parties...............................     (155,873)      (113,033)
                                                              -----------    -----------
       Total selling, general and administrative expenses...     (977,759)    (1,271,435)
                                                              -----------    -----------
Depreciation................................................      (28,934)       (36,061)
                                                              -----------    -----------
  Income from Operations....................................      276,420        657,329
Interest income.............................................            8             --
Interest expense............................................      (21,711)       (30,266)
Other.......................................................      (12,553)            --
                                                              -----------    -----------
  Net Income................................................      242,164        627,063
Retained deficit -- Beginning of period.....................     (166,731)      (274,254)
  Shareholder distributions, net............................     (157,409)      (274,348)
                                                              -----------    -----------
Retained (deficit) earnings -- End of period................  $   (81,976)   $    78,461
                                                              ===========    ===========
Unaudited pro forma information
  Pro forma income tax expense..............................  $    80,221    $   215,509
                                                              ===========    ===========
  Pro forma net income......................................  $   161,943    $   411,554
                                                              ===========    ===========


(The accompanying notes are an integral part of these combined financial statements.)


(See accountants' review report.)

                            ASYNC TECHNOLOGIES, INC.
                        ASYNC TECHNICAL INSTITUTE, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999

                                  (UNAUDITED)


                                                                 1998           1999
                                                              -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income................................................   $ 242,164      $ 627,063
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................      28,934         36,061
     Other..................................................      12,553             --
  Changes in working capital:
     Accounts receivable....................................    (356,940)       132,573
     Inventory
       Unrelated parties....................................    (124,414)       (95,506)
       Related parties......................................     (41,860)         8,970
     Prepaid expenses.......................................      12,223             --
     Other current assets...................................      (2,264)           555
     Accounts payable
       Unrelated parties....................................     251,979        (16,506)
       Related parties......................................     (10,070)       (76,153)
     Accrued wages and other current liabilities............      (6,861)        14,690
     Deferred revenue.......................................      96,350        (18,421)
                                                               ---------      ---------
          Net Cash Provided By Operating Activities.........     101,794        613,326
                                                               ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment.......................     (66,608)       (86,610)
  Proceeds from disposal of property and equipment..........         750             --
  Payments for other assets.................................      (1,600)        (2,188)
                                                               ---------      ---------
          Net Cash Used in Investing Activities.............     (67,458)       (88,798)
                                                               ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance of common stock..................................         100             --
  Proceeds from (payments on) line of credit, net...........     171,922       (194,700)
  Distributions to shareholder, net.........................    (157,409)      (274,348)
                                                               ---------      ---------
          Net Cash Provided By (Used in) Financing
            Activities......................................      14,613       (469,048)
                                                               ---------      ---------
NET INCREASE IN CASH........................................      48,949         55,480
Cash -- Beginning of period.................................       5,981         13,478
                                                               ---------      ---------
Cash -- End of period.......................................   $  54,930      $  68,958
                                                               =========      =========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest during the period..................   $  20,162      $  31,688
                                                               =========      =========


(The accompanying notes are an integral part of these combined financial statements.)



(See accountants' review report.)

                            ASYNC TECHNOLOGIES, INC.
                        ASYNC TECHNICAL INSTITUTE, INC.

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1998 AND 1999

                                  (UNAUDITED)


 1. DESCRIPTION OF BUSINESS

     Async Technologies, Inc. ("ATI") provides computer software and hardware installation and maintenance services to medium and large businesses located in the mid-western United States. Certain sales involve installations to multiple locations reaching international markets.

     The financial statements are prepared on a combined basis with Async Technical Institute, Inc. ("ATII"), a company under common control. ATII began operations in September, 1998, and provides technical training to customers of ATI.


     As described in Note 12 to the combined financial statements, the companies were merged on October 7, 1999. The combined entities are hereinafter referred to as the Company.


 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

     The Company's combined financial statements are prepared in accordance with generally accepted accounting principles.


     The interim financial statements included herein are unaudited; however, they contain all normal recurring accruals and adjustments which, in the opinion of management, are necessary to present fairly the financial position of the Company at September 30, 1998 and 1999 and the results of operations and cash flows for the nine months ended September 30, 1998 and 1999. The results of operations for the nine months ended September 30, 1998 and 1999 are not necessarily indicative of the results to be expected for the full years.


Use of Estimates

     The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Allowance for Doubtful Accounts

     The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is reported.

Inventory

     Inventory consists primarily of software products and is valued at the lower of cost or market on a first-in, first-out basis. Market is current selling price less estimated selling costs.

                       (See accountants' review report.)

                            ASYNC TECHNOLOGIES, INC.
                        ASYNC TECHNICAL INSTITUTE, INC.

             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
                          SEPTEMBER 30, 1998 AND 1999

                                  (UNAUDITED)


Property and Equipment

     Property and equipment are recorded at cost. The Company provides for depreciation by charges to operations based upon estimated useful lives of the assets using the straight-line method. Maintenance and repair costs are charged to expense when incurred.

Income Taxes


     Historically, each company has elected under the Internal Revenue Code to be taxed as an S corporation. In lieu of corporate income taxes, the shareholders of an S corporation are taxed on their proportionate share of the company's taxable income. Therefore, no provision or liability for federal income tax has been included in the combined financial statements.


Deferred Revenue

     The Company sells maintenance contracts and recognizes the related revenue over the life of the contract.

Revenue Recognition


     Revenue from the sale and installation of computer software and hardware is recognized at the point of delivery, or upon installation when required under contract terms.


 3. NOTES RECEIVABLE

     At September 30, 1998, the Company has non-interest bearing notes receivable in the amount of $2,264 from an employee which are due on demand. The notes receivable are included in other current assets in the attached financial statements.

 4. PROPERTY AND EQUIPMENT

                                                                1998        1999
                                                              --------    --------
Computer equipment..........................................  $108,895    $155,920
Furniture and fixtures......................................    13,521      22,248
Leasehold improvements......................................     9,110      19,776
                                                              --------    --------
                                                               131,526     197,944
Accumulated depreciation....................................   (49,230)    (69,757)
                                                              --------    --------
       Property and equipment, net..........................  $ 82,296    $128,187
                                                              ========    ========

 5. LINE OF CREDIT

     The Company has a $550,000 line of credit with a bank, which is due on demand, secured by all assets, and personally guaranteed by the shareholder. Interest is payable monthly at 1.50% over the bank's prime rate which amounted to 10.14% and 9.89% at September 30, 1998 and 1999, respectively. As of
                       (See accountants' review report.)

                            ASYNC TECHNOLOGIES, INC.
                        ASYNC TECHNICAL INSTITUTE, INC.

             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
                          SEPTEMBER 30, 1998 AND 1999

                                  (UNAUDITED)


September 30, 1998 and 1999, outstanding borrowings under the line of credit are $405,989 and $323,989, respectively.

 6. ADVERTISING COSTS

     The Company follows the policy of charging the costs of advertising to expense as incurred. Advertising costs for the nine months ended September 30, 1998 and 1999 amounted to $21,136 and $6,609, respectively.

 7. OPERATING LEASE

     The Company has entered into a non-cancelable operating lease for its corporate facilities which expires July 31, 2002. Scheduled payments for the term of the lease are as follows:


2000......................................................  $ 95,565
2001......................................................   117,342
2002......................................................   102,278


     Rent expense for the nine months ended September 30, 1998 and 1999 amounted to $36,934 and $47,541, respectively.

 8. PENSION PLAN

     Effective January 1, 1998, the Company adopted a qualified pension plan (the "Plan") under provisions of Section 401(k) of the Internal Revenue Code. Under the provisions of the Plan, each participant is able to defer up to 20% of their compensation. The Company has not made any contributions to the Plan for the periods ending September 30, 1998 and 1999.

 9. RELATED PARTY TRANSACTIONS

     The Company purchases products and services from certain related parties.

     Management and administrative services are purchased from Intelligent Signage, Inc., an entity owned by the shareholders' parent.

     The Company also purchases computer software products developed by Lakeside Software, Inc., an entity owned by a shareholder of the Company.

10. ISSUANCE OF COMMON STOCK

     Effective August 30, 1999, Async Technologies, Inc. authorized 60,000 additional shares of common stock. The total authorized shares (120,000) are divided into two equal classes of voting and non-voting shares.

                       (See accountants' review report.)

                            ASYNC TECHNOLOGIES, INC.
                        ASYNC TECHNICAL INSTITUTE, INC.

             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
                          SEPTEMBER 30, 1998 AND 1999

                                  (UNAUDITED)


     Under a non-compensatory agreement, 35,900 shares of ATI common stock were issued to the existing shareholders and other related parties of the Company. The shares were issued during September, 1999, as follows:


                                                                   SHARES
                                                              ----------------
Beginning balance of common stock -- all Class A............             1,000
  Class A Common Stock -- with full voting rights...........  32,900
  Class B Common Stock -- with no voting rights.............   3,000
                                                              ------
                                                                        35,900
                                                                        ------
Ending balance of common stock..............................            36,900
                                                                        ======



     An additional 16,200 shares of Class B Common Stock and 1,900 of Class C Common Stock (with limited voting rights) were issued to employees of the Company during October, 1999.



11. INCOME TAXES



     Upon consummation of an Agreement and Plan of Reorganization and Merger with FutureLink Michigan Acquisition Corp. (see Note 12), the Company's status as an S corporation under the Internal Revenue Code will automatically terminate and normal federal corporate income tax rates will apply.



     On a proforma basis (unaudited), assuming the Company's status as an S corporation terminated as of December 31, 1996, the Company would have proforma federal income tax expense of $80,221 and $215,509 for the periods ended September 30, 1998 and 1999, respectively.



12. SUBSEQUENT EVENTS


     Effective October 7, 1999, ATI entered into a Plan of Merger with ATII. Under the terms of the merger, all of the outstanding shares of ATII will be converted into voting shares of ATI. Upon consummation of the merger, the separate corporate existence of ATII shall terminate.

     Effective September 7, 1999, and subject to the consummation of the above described events, the Company entered into an Agreement and Plan of Reorganization and Merger with Futurelink Michigan Acquisition Corp., a wholly owned subsidiary of Futurelink Distribution Corp. (the "Parent"). Under the terms of the agreement, all outstanding shares of the Company will be exchanged for cash and common stock of the Parent. Upon consummation of the merger, the separate corporate existence of the Company shall terminate.


                       (See accountants' review report.)

                              KNS HOLDINGS LIMITED


                       CONSOLIDATED FINANCIAL STATEMENTS

                              KNS HOLDINGS LIMITED



                       CONSOLIDATED FINANCIAL STATEMENTS


                      FOR THE YEAR ENDED FEBRUARY 28, 1999



                               TABLE OF CONTENTS



                                                              PAGE
                                                              -----
Report of Independent Auditors..............................  F-125
Consolidated Profit and Loss Account........................  F-126
Consolidated Balance Sheets.................................
Consolidated Statement of Movements in Shareholders'
  Funds.....................................................  F-128
Consolidated Cash Flow Statements...........................  F-129
Notes to the Accounts.......................................  F-131

                       REPORT OF THE INDEPENDENT AUDITORS

To the directors of KNS Holdings Limited


     We have audited the consolidated balance sheets of KNS Holdings Limited as at February 28, 1998 and February 28, 1999, and the related consolidated profit and loss accounts and statements of movements in invested capital and cash flows for the periods then ended. These financial statements are the responsibility of KNS Holdings Limited's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with United Kingdom auditing standards which do not differ in any significant respect from United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis of our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of KNS Holdings Limited at February 28, 1998 and February 28, 1999 and the consolidated results of its operations and its consolidated cash flows for the periods then ended in conformity with accounting principles generally accepted in the United Kingdom which differ in certain respects from those generally accepted in the United States (see Note 21 of Notes to the Financial Statements).



                                          /S/ ERNST & YOUNG

                                          Registered Auditor

Reading, England

March 28, 2000

                              KNS HOLDING LIMITED


                      CONSOLIDATED PROFIT AND LOSS ACCOUNT


                      FOR THE YEAR ENDED FEBRUARY 28, 1999



                                                    PERIOD ENDED    YEAR ENDED     9 MONTHS ENDED
                                                    FEBRUARY 28     FEBRUARY 28     NOVEMBER 30
                                            NOTE        1998           1999             1999
                                            ----    ------------    -----------    --------------
                                                                                    (UNAUDITED)
TURNOVER..................................   2        $947,872      $18,324,373     $17,391,380
Cost of sales.............................             786,042       14,979,474      12,499,410
                                                      --------      -----------     -----------
                                                       161,830        3,344,899       4,891,970
GROSS PROFIT
Distribution expenses.....................               3,911           99,947          37,383
Selling and marketing expenses............              80,515        1,650,021       3,423,314
Establishment expenses....................              13,618          367,561         266,782
Administration expenses...................              36,044          593,427         421,404
                                                      --------      -----------     -----------
OPERATING PROFIT..........................   3          27,742          633,943         743,087
Exception Item: continuing operations
  Profit/(loss) on disposal of fixed asset
  investments.............................                  --         (283,387)         99,884
Profit on disposal of fixed assets........                  --               --          11,459
Other income..............................   5             853           57,528          98,640
Interest payable and similar charges......   6         (17,290)        (336,892)       (200,383)
                                                      --------      -----------     -----------
PROFIT ON ORDINARY ACTIVITIES BEFORE
  TAXATION................................              11,305           71,192         752,687
Taxation on profit on ordinary
  activities..............................              (7,447)        (116,127)       (249,528)
                                                      --------      -----------     -----------
PROFIT/(LOSS) ON ORDINARY ACTIVITIES AFTER
  TAXATION................................               3,858          (44,935)        503,159
Minority interests: equity................                  --          (17,884)       (150,948)
                                             --       --------      -----------     -----------
PROFIT FOR THE FINANCIAL YEAR ATTRIBUTABLE
  TO MEMBERS OF THE PARENT COMPANY (i)....            $  3,858      $   (62,819)    $   352,211
                                                      ========      ===========     ===========


     There are no recognized gains or losses other than the loss of $62,819 for the year ended February 28, 1999 and profit of $3,858 for the year ended February 28, 1998.
-------------------------
(i) A summary of the significant adjustments to profit for the year that would be required if US generally accepted accounting principles were to be applied instead of those generally in the United Kingdom is set forth in
    Note 21 to the Financial Statements.

                              KNS HOLDING LIMITED


                      CONSOLIDATED PROFIT AND LOSS ACCOUNT


                      FOR THE YEAR ENDED FEBRUARY 28, 1999



                                                       FEBRUARY 28    FEBRUARY 28    NOVEMBER 30
                                               NOTE       1998           1999           1999
                                               ----    -----------    -----------    -----------
                                                                                     (UNAUDITED)
FIXED ASSETS
Tangible fixed assets........................    8     $  410,109     $  694,643     $  732,376
Investments..................................    9        344,935        522,882             99
                                                       ----------     ----------     ----------
                                                          755,044      1,217,525        732,475
CURRENT ASSETS
Stocks.......................................   10      1,998,377      2,093,636      1,624,828
Debtors......................................   11      3,537,736      3,592,460      7,046,317
Cash at bank and in hand.....................           1,221,645        539,999      1,014,813
                                                       ----------     ----------     ----------
                                                        6,757,758      6,226,095      9,685,958
CREDITORS: amounts falling due within one
  year.......................................   12      6,271,137      5,902,080      8,541,019
                                                       ----------     ----------     ----------
  NET CURRENT ASSETS.........................             486,621        324,015      1,144,939
                                                       ----------     ----------     ----------
  TOTAL ASSETS LESS CURRENT LIABILITIES......           1,241,665      1,541,540      1,877,414
  PROVISIONS FOR LIABILITIES & CHARGES.......   13             --         12,959             --
  ACCRUALS AND DEFERRED INCOME...............   14        297,644        379,163        238,120
                                                       ----------     ----------     ----------
                                                          944,021      1,149,418      1,639,294
  MINORITY INTERESTS: EQUITY.................                  --        291,739        421,794
                                                       ----------     ----------     ----------
                                                          944,021        857,679      1,217,500
                                                       ==========     ==========     ==========
CAPITAL AND RESERVES
Called up share capital......................          $  237,096     $  237,096     $  237,096
Other reserves...............................             703,056        421,022        421,022
Profit & loss account........................               3,858        224,428        576,639
Cumulative translation adjustment............                  11        (24,867)       (17,257)
                                                       ----------     ----------     ----------
  Total shareholders' funds..................          $  944,021     $  857,679     $1,217,500
                                                       ==========     ==========     ==========


-------------------------

(i) A summary of the adjustments to invested capital that would be required if US generally accepted accounting principles were to be applied is set forth in Note 21 of Notes to the Financial Statements.

                              KNS HOLDING LIMITED



           CONSOLIDATED STATEMENT OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                              AT FEBRUARY 28, 1999


                                                                                      9 MONTHS
                                                      PERIOD ENDED    YEAR ENDED        ENDED
                                                      FEBRUARY 28     FEBRUARY 28    NOVEMBER 30
                                                          1998           1999           1999
                                                      ------------    -----------    -----------
                                                                                     (UNAUDITED)
Recognized profit/(loss)............................    $  3,858       $(62,819)     $  352,211
Other movements:
  New shares issued.................................     940,152             --              --
  Exchange movements................................          11        (23,523)          7,610
                                                        --------       --------      ----------
          Total movements in the periods............     944,021        (86,342)        359,821
Shareholders' funds at March 1......................          --        944,021         857,679
                                                        --------       --------      ----------
Shareholders' funds at February 28/November 30......    $944,021       $857,679      $1,217,500
                                                        ========       ========      ==========

                              KNS HOLDING LIMITED


                       CONSOLIDATED CASH FLOW STATEMENTS

                              AT FEBRUARY 28, 1999


                                                        PERIOD ENDED    YEAR ENDED    9 MONTHS ENDED
                                                         FEBRUARY 28    FEBRUARY 28    NOVEMBER 30
                                                 NOTES      1998           1999            1999
                                                 -----  -------------   -----------   --------------
                                                                                       (UNAUDITED)
NET CASH (OUTFLOW)/INFLOW FROM OPERATING
  ACTIVITIES...................................     17    $ (62,432)    $1,133,929     $(1,876,157)
                                                          ---------     ----------     -----------
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
  Interest received............................                  --         57,528          98,640
  Interest paid................................                  --       (336,892)       (200,383)
                                                          ---------     ----------     -----------
Net cash outflow from returns on investments
  and servicing of finance.....................                  --       (279,364)       (101,743)
                                                          ---------     ----------     -----------
TAXATION
  Corporation tax paid.........................                  --       (142,101)        (49,364)
                                                          ---------     ----------     -----------
Tax paid.......................................                  --       (142,101)        (49,364)
                                                          ---------     ----------     -----------
INVESTING ACTIVITIES
  Payments to acquire tangible fixed assets....             (87,190)      (554,350)       (336,663)
  Receipts from sales of tangible fixed
     assets....................................                  --         47,499         101,119
  Receipts from sale of fixed asset
     investment................................                  --             --         626,390
  Loan to fixed asset investment...............            (259,404)      (193,394)             --
                                                          ---------     ----------     -----------
Net cash (outflow)inflow from investing
  activities...................................            (346,594)      (700,245)        390,846
                                                          ---------     ----------     -----------
Net cash (outflow)/inflow before financing.....            (409,026)        12,219      (1,636,418)
                                                          ---------     ----------     -----------
FINANCING
  Other loan advances..........................             959,246             --       2,120,728
  Loan repayments..............................                  --       (682,064)             --
                                                          ---------     ----------     -----------
Net cash inflow from financing.................             959,246       (682,064)      2,120,728
                                                          ---------     ----------     -----------
Increase/(decrease) in cash and cash
  equivalents..................................  17...    $ 550,220     $ (669,845)    $   484,310
                                                          =========     ==========     ===========

                              KNS HOLDING LIMITED


                       CONSOLIDATED CASH FLOW STATEMENTS

                              AT FEBRUARY 28, 1999

            RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET DEBT


                                                     PERIOD ENDED     YEAR ENDED     9 MONTHS ENDED
                                                     FEBRUARY 28     FEBRUARY 28      NOVEMBER 30
                                             NOTES       1998            1999             1999
                                             -----   ------------    ------------    --------------
                                                                                      (UNAUDITED)
Increase/(decrease) in cash................          $   550,220     $  (669,845)     $   484,310
Cash inflow from increase in loans.........             (959,246)             --       (2,120,728)
Repayment of loans.........................                   --         682,064               --
                                                     -----------     -----------      -----------
Change in net debt resulting from cash
  flows....................................             (409,026)         12,219       (1,636,418)
Exchange differences.......................               (7,888)         75,923           37,376
Other movements............................           (2,406,528)             --               --
                                                     -----------     -----------      -----------
Movement in Net Debt.......................           (2,823,442)         88,142       (1,599,042)
Net Debt at March 1........................                   --      (2,823,442)      (2,735,300)
                                                     -----------     -----------      -----------
Net Debt at February 28/November 30........          $(2,823,442)    $(2,735,300)     $(4,334,342)
                                                     ===========     ===========      ===========

                              KNS HOLDING LIMITED

                             NOTES TO THE ACCOUNTS
                              AT FEBRUARY 28, 1999
 1. ACCOUNTING POLICIES

Basis of accounting

     The accounts have been prepared under the historical cost convention and in accordance with all applicable accounting standards.


     KNS Holdings Limited was incorporated on November 25, 1997 and had no operations until its acquisition of KNS Limited, on January 15, 1998. The accompanying financial statements for the period ended February 28, 1998 consist of the operations of KNS Limited for the period January 15, 1998 to February 28, 1998. On November 12, 1998, the company granted options to three directors of KNS Limited to purchase from the company 50,000 L1 ordinary shares each in KNS Limited. These options were exercised by the directors on November 12, 1998. Consequently, KNS Holdings Limited now owns 70% of KNS Limited.



     The interim financial statements included herein are unaudited; however, they contain all normal recurring accruals and adjustments which, in the opinion of the directors, are necessary to present fairly the financial position of the company at November 30, 1999 and for the nine months ended November 30, 1999. It should be understood that accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of operations for the nine months ended November 30, 1999 are not necessarily indicative of the results to the expected for the full year.


Turnover

     Turnover represents the net invoiced value of goods and services excluding Value Added Tax.

Fixed assets

     Depreciation is provided to write off the cost of the assets over their expected useful lives at the following annual rates/lives on a straight line basis:

Computers and other equipment...............................  25%
Motor vehicles..............................................  25%
Office equipment............................................  25%

Stocks

     Stocks and work in progress are stated at the lower of cost and net realizable value, having made appropriate provisions for obsolete or slow moving items. Cost represents the net purchase price of stock less trade discounts and allowances.


Leased assets and hire purchase agreements


     Where assets are financed by leasing or hire purchase agreements which give risks and rewards approximating to ownership (finance leases) they are treated as if they had been purchased outright on credit. They are therefore initially recorded as a fixed asset and a liability at a sum equal to the fair value of the asset. Leasing payments on such assets are regarded as consisting of a capital element which reduces the outstanding liability and an interest charge.

     All other asset leases are regarded as operating leases and the total payments made under them are charged to the profit and loss account on a straight line basis over the lease term.

                              KNS HOLDING LIMITED

                              AT FEBRUARY 28, 1999


 1. ACCOUNTING POLICIES (CONTINUED)

Use of estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles in the United Kingdom requires management to make estimates and assumptions that affect reported revenues, expenses, assets and liabilities. Actual amounts could differ from such estimates.

Pension schemes

     The company operates defined contribution pension schemes on behalf of the directors and employees. Contributions payable for the period are charged to the profit and loss account.

Foreign currency translation

     The functional currency of the group is sterling (StgL).

     Transaction gains or losses arising on changes in the exchange rates between the functional currency and foreign currencies are included in net income/(loss) for the period.

     Translation adjustments arising from the translation of the results, assets and liabilities of the group into US dollars (US$) are reported as a component of shareholders' funds.


 2. TURNOVER


     The turnover and profit on ordinary activities before taxation are attributable to the one principal activity of the company.

     An analysis of turnover is given below:


                                               PERIOD ENDED   YEAR ENDED    9 MONTHS ENDED
                                               FEBRUARY 28    FEBRUARY 28    NOVEMBER 30
                                                   1998          1999            1999
                                               ------------   -----------   --------------
                                                                             (UNAUDITED)
United Kingdom...............................    $937,320     $18,075,874    $17,150,888
Europe.......................................       3,845         109,738        104,122
Rest of world................................       6,707         138,761        136,370
                                                 --------     -----------    -----------
                                                 $947,872     $18,324,373    $17,391,380
                                                 ========     ===========    ===========

                              KNS HOLDING LIMITED

                              AT FEBRUARY 28, 1999


 3. OPERATING PROFIT



     The operating profit is stated after charging:



                                                PERIOD ENDED   YEAR ENDED    9 MONTHS ENDED
                                                FEBRUARY 28    FEBRUARY 28    NOVEMBER 30
                                                    1998          1999            1999
                                                ------------   -----------   --------------
                                                                              (UNAUDITED)
Depreciation of tangible fixed assets.........    $22,489       $213,227        $104,721
Rent on buildings held under operating
  lease.......................................      7,427        184,843         204,843
Hire on other assets..........................      2,510          8,395           8,502
Exchange loss.................................      1,934         54,822          24,432
Auditors' remuneration:
  -- audit services...........................    $ 2,736       $ 13,135        $ 14,525
                                                  =======       ========        ========


 4. DIRECTORS AND EMPLOYEES

     Staff costs during the period were as follows:


                                    PERIOD ENDED    YEAR ENDED     9 MONTHS ENDED
                                    FEBRUARY 28     FEBRUARY 28     NOVEMBER 30
                                        1998           1999             1999
                                    ------------    -----------    --------------
                                                                    (UNAUDITED)
Wages and salaries................    $286,351      $2,724,882       $2,331,542
Value of benefits in kind.........      21,936         211,746           41,347
Social security costs.............      29,834         277,627          241,573
Other pension costs...............      12,586         121,923           96,027
                                      --------      ----------       ----------
                                      $350,707      $3,336,178       $2,710,489
                                      ========      ==========       ==========


     The average weekly number of employees of the company, included above, was as follows:


                                                    PERIOD ENDED    YEAR ENDED
                                                    FEBRUARY 28     FEBRUARY 28
                                                        1998           1999
                                                    ------------    -----------
Office and management.............................        5              5
Production and sales..............................       19             34
                                                         --             --
                                                         24             39
                                                         ==             ==



     Remuneration in respect of directors of the company, included above, was payable by the company as follows:



                                                    PERIOD ENDED    YEAR ENDED
                                                    FEBRUARY 28     FEBRUARY 28
                                                        1998           1999
                                                    ------------    -----------
Emoluments........................................    $63,051        $754,571
Pension contributions.............................      2,579          26,394
                                                      -------        --------
                                                      $65,630        $780,965
                                                      =======        ========

                              KNS HOLDING LIMITED

                              AT FEBRUARY 28, 1999


 4. DIRECTORS AND EMPLOYEES (CONTINUED)

     Pension contributions are payable under defined contributions schemes on behalf of three directors.


                                                    PERIOD ENDED    YEAR ENDED
                                                    FEBRUARY 28     FEBRUARY 28
                                                        1998           1999
                                                    ------------    -----------
Highest paid director
  Emoluments......................................    $21,466        $256,199
  Pension contributions...........................        789           8,303
                                                      -------        --------
                                                      $22,255        $264,502
                                                      =======        ========


 5. OTHER INCOME


                                            PERIOD ENDED    YEAR ENDED     9 MONTHS ENDED
                                            FEBRUARY 28     FEBRUARY 28     NOVEMBER 30
                                                1998           1999             1999
                                            ------------    -----------    --------------
                                                                            (UNAUDITED)
Loan interest receivable..................      $853          $33,311         $98,640
Bank interest receivable..................        --           24,217              --
                                                ----          -------         -------
                                                $853          $57,528         $98,640
                                                ====          =======         =======


 6. INTEREST PAYABLE AND SIMILAR CHARGES


                                            PERIOD ENDED    YEAR ENDED     9 MONTHS ENDED
                                            FEBRUARY 28     FEBRUARY 28     NOVEMBER 30
                                                1998           1999             1999
                                            ------------    -----------    --------------
                                                                            (UNAUDITED)
Loan interest payable.....................    $17,290        $334,347         $200,383
                                              =======        ========         ========


 7. TAXATION ON PROFIT ON ORDINARY ACTIVITIES

     The tax charge on the profit on ordinary activities for the year was as follows:


                                            PERIOD ENDED    YEAR ENDED     9 MONTHS ENDED
                                            FEBRUARY 28     FEBRUARY 28     NOVEMBER 30
                                                1998           1999             1999
                                            ------------    -----------    --------------
                                                                            (UNAUDITED)
UK Corporation tax........................     $7,447        $102,291         $262,583
Deferred tax..............................         --          12,959          (13,055)
                                               ------        --------         --------
                                               $7,447        $115,250         $249,528
                                               ======        ========         ========

                              KNS HOLDING LIMITED

                              AT FEBRUARY 28, 1999

 8. TANGIBLE FIXED ASSETS


                                 COMPUTERS
                                 AND OTHER     MOTOR       OFFICE EQUIPMENT,
                                 EQUIPMENT    VEHICLES    FIXTURES & FITTINGS       TOTAL
                                 ---------    --------    --------------------    ----------
Cost:
  At March $1, 1998............  $233,320     $325,100          $ 30,289          $  588,709
  Additions....................   234,756      165,402           154,192             554,350
  Disposals....................    (4,636)     (31,907)           (8,780)            (45,323)
  Difference on exchange.......   (13,593)     (13,015)           (5,425)            (32,033)
                                 --------     --------          --------          ----------
  At February 28, 1999.........   449,847      445,580           170,276           1,065,703
                                 --------     --------          --------          ----------
Depreciation:
  At March 1, 1998.............    89,517       84,640             4,443             178,600
  Provided during year.........    86,302       98,526            28,399             213,227
  Disposals....................       (83)      (8,459)             (943)             (9,485)
  Difference on exchange.......    (5,151)      (5,142)             (989)            (11,282)
                                 --------     --------          --------          ----------
  At February 28, 1999.........   170,585      169,565            30,910             371,060
                                 --------     --------          --------          ----------
Net book value:
  At February 28, 1999.........   279,262      276,015           139,366             694,643
                                 ========     ========          ========          ==========
  At March 1, 1998.............   143,803      240,460            25,846             410,109
                                 ========     ========          ========          ==========
  At November 30, 1999
     (unaudited)...............  $229,648     $387,147          $115,581          $  732,376
                                 ========     ========          ========          ==========


 9. INVESTMENTS


                                                                   LOAN TO
                                                   INVESTMENT    FIXED ASSET
                                                   IN SHARES     INVESTMENT      TOTAL
                                                   ----------    -----------    --------
Cost
  At March 1, 1998...............................     $99         $344,836      $344,935
  Additions......................................      --          193,394       193,394
  Difference on exchange.........................      --          (15,447)      (15,447)
                                                      ---         --------      --------
  At February 28, 1999...........................      99          522,783       522,882
                                                      ===         ========      ========
  At November 30, 1999 (unaudited)...............     $99         $     --      $     99
                                                      ===         ========      ========


     The investment in shares relates to 30% holding in the issued ordinary share capital of Panic Systems Limited. Panic Systems Limited is incorporated in England and Wales and its principal activity is the design and manufacture of communications equipment. The company's accounting date is 31 March.


     The following information was taken from the Panic Systems Limited accounts for the year end 31 March 1998.



                                                          1998         1997
                                                        ---------    --------
Loss for the financial year...........................  $(293,100)   $(60,831)
                                                        =========    ========
Aggregate capital & reserves..........................  $(343,486)   $(44,004)
                                                        =========    ========

                              KNS HOLDING LIMITED

                              AT FEBRUARY 28, 1999


10. STOCKS



                                               FEBRUARY 28    FEBRUARY 28    NOVEMBER 30
                                                  1998           1999           1999
                                               -----------    -----------    -----------
                                                                             (UNAUDITED)
Goods for resale.............................  $1,998,377     $2,093,636     $1,624,828
                                               ==========     ==========     ==========



11. DEBTORS



                                               FEBRUARY 28    FEBRUARY 28    NOVEMBER 30
                                                  1998           1999           1999
                                               -----------    -----------    -----------
                                                                             (UNAUDITED)
Trade debtors................................  $3,457,846     $3,281,822     $6,085,923
Prepayments..................................      79,890        221,624        114,530
Other debtors................................          --         89,014        845,864
                                               ----------     ----------     ----------
                                               $3,537,736     $3,592,460     $7,046,317
                                               ==========     ==========     ==========



12. CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR



                                               FEBRUARY 28    FEBRUARY 28    NOVEMBER 30
                                                  1998           1999           1999
                                               -----------    -----------    -----------
                                                                             (UNAUDITED)
Trade creditors..............................  $2,136,434     $2,490,899     $2,287,506
Other creditors..............................   4,045,087      3,275,299      5,851,577
Social security & other taxes................          --         86,801        142,721
Corporation tax..............................      89,616         49,082        259,215
                                               ----------     ----------     ----------
                                               $6,271,137     $5,902,081     $8,541,019
                                               ==========     ==========     ==========



13. PROVISIONS FOR LIABILITIES AND CHARGES


     Deferred taxation provided in the accounts and amounts not provided are as follows:


                                               FEBRUARY 28    FEBRUARY 28    NOVEMBER 30
                                                  1998           1999           1999
                                               -----------    -----------    -----------
                                                                             (UNAUDITED)
PROVIDED
Capital allowances in advance of
  depreciation...............................   $     --        $12,959       $     --
                                                ========        =======       ========



                                               FEBRUARY 28    FEBRUARY 28    NOVEMBER 30
                                                  1998           1999           1999
                                               -----------    -----------    -----------
                                                                             (UNAUDITED)
NOT PROVIDED
Capital allowances in advance of
  depreciation...............................   $(14,069)       $    --       $(36,908)
                                                ========        =======       ========

                              KNS HOLDING LIMITED

                              AT FEBRUARY 28, 1999

14. ACCRUALS AND DEFERRED INCOME


                                                       FEBRUARY 28    FEBRUARY 28    NOVEMBER 30
                                                          1998           1999           1999
                                                       -----------    -----------    -----------
                                                                                     (UNAUDITED)
  Accruals...........................................   $161,047       $310,053       $140,809
  Deferred income....................................    136,597         69,110         97,311
                                                        --------       --------       --------
                                                        $297,644       $379,163       $238,120
                                                        ========       ========       ========


15. SHARE CAPITAL


                                                       FEBRUARY 28    FEBRUARY 28    NOVEMBER 30
                                                          1998           1999           1999
                                                       -----------    -----------    -----------
                                                                                     (UNAUDITED)
Authorized:
  Ordinary shares of L0.01p each.....................   $237,096       $237,096       $237,096
                                                        ========       ========       ========
Allotted, issued and fully paid:
  Ordinary shares of L0.01p each.....................   $237,096       $237,096       $237,096
                                                        ========       ========       ========



16. MOVEMENTS IN RESERVES



                                                                            CUMULATIVE        TOTAL
                                       SHARE       OTHER       PROFIT &     TRANSLATION   SHAREHOLDERS'
                                      CAPITAL    RESERVES    LOSS ACCOUNT   ADJUSTMENT        FUNDS
                                      --------   ---------   ------------   -----------   -------------
At March 1, 1997....................  $     --   $      --     $     --      $     --      $       --
  Arising on share issues...........   237,096     703,056           --            --         940,152
  Retained profit...................        --          --        3,858            --           3,858
  Exchange gain.....................        --          --           --            11              11
                                      --------   ---------     --------      --------      ----------
At February 28, 1998................   237,096     703,056        3,858            11         944,021
  Retained loss.....................        --          --      (62,819)           --         (62,819)
  Exchange loss.....................        --          --           --       (23,523)        (23,523)
  Transfer from other reserves......        --    (282,034)     283,389        (1,355)             --
                                      --------   ---------     --------      --------      ----------
At February 28, 1999................   237,096     421,022      224,428       (24,867)        857,679
                                      ========   =========     ========      ========      ==========
At November 30, 1999 (unaudited)....  $237,096   $ 421,022     $576,639      $(17,257)     $1,217,500
                                      ========   =========     ========      ========      ==========

                              KNS HOLDING LIMITED

                              AT FEBRUARY 28, 1999

17. NOTES TO THE STATEMENT OF CASH FLOWS

     (a) Reconciliation of operating profit to net cash inflow from operating activities


                                            PERIOD ENDED    YEAR ENDED     9 MONTHS ENDED
                                            FEBRUARY 28     FEBRUARY 28     NOVEMBER 30
                                                1998           1999             1999
                                            ------------    -----------    --------------
                                                                            (UNAUDITED)
Operating profit..........................   $  22,743      $  633,945      $   743,088
Depreciation..............................      22,489         213,227          204,843
Profit on sale of fixed assets............          --         (11,667)              --
(Increase)/decrease in debtors............     502,848        (154,152)      (3,520,967)
(Increase)/decrease in stocks.............    (560,965)       (155,256)         462,733
Increase/(decrease) in creditors..........     (54,547)        607,832          234,146
                                             ---------      ----------      -----------
Net cash inflow from operating
  activities..............................   $ (62,432)     $1,133,929      $(1,876,157)
                                             =========      ==========      ===========


     (b) Analysis of net debt

                                       AT                                         AT
                                     MARCH 1        CASH        EXCHANGE      FEBRUARY 28
                                      1998          FLOW       DIFFERENCES       1999
                                   -----------    ---------    -----------    -----------
Cash at bank and in hand.........  $ 1,221,645    $(669,845)    $(11,801)     $   539,999
Loans............................   (4,045,087)     682,064       87,724       (3,275,299)
                                   -----------    ---------     --------      -----------
                                   $(2,823,442)   $  12,219     $ 75,923      $(2,735,300)
                                   ===========    =========     ========      ===========


                                                                                   AT
                                      AT                                       30 NOVEMBER
                                    MARCH 1         CASH         EXCHANGE         1999
                                     1999           FLOW        DIFFERENCES    (UNAUDITED)
                                  -----------    -----------    -----------    -----------
Cash at bank and in hand........  $   539,999    $   484,310      $(9,496)     $ 1,014,813
Loans...........................   (3,275,299)    (2,120,728)      46,872       (5,349,155)
                                  -----------    -----------      -------      -----------
                                  $(2,735,300)   $(1,636,418)     $37,376      $(4,334,342)
                                  ===========    ===========      =======      ===========


18. RELATED PARTY TRANSACTIONS

     The group's ultimate controlling parties are the Bennett family settlements.

     During the year the group undertook the following transactions with Kerridge Computer Limited, a company which is controlled by the same parties as KNS Holdings Limited:

     - The group sold good and services totaling $679,229 of which a balance of $91,809 was outstanding at the period end.

     - The group bought goods and services totaling $122,695 of which a balance of $74,519 was outstanding at the period end.

     - Kerridge Computer Company Limited incurred expenditure totaling $2,189,876 on behalf of the group which has not been repaid at the period end.

                              KNS HOLDING LIMITED

                              AT FEBRUARY 28, 1999


18. RELATED PARTY TRANSACTIONS (CONTINUED)

     - Kerridge Computer Company Limited has charged a management charge amounting to $111,677 which was outstanding at the period end.

     - Kerridge Computer Company Limited has charged interest on the loan amounting to $336,892 which was outstanding at the period end.

     - KNS Limited has loaned Panic Systems Limited $160,083 to assist in the development of a new product. KNS Limited has charged interest of $33,310 on this loan. The loan and accrued interest are outstanding at the period end.

19. COMMITMENTS UNDER OPERATING LEASES

     At February 28, 1999 the group had annual commitments under non-cancelable operating leases as set out below:

                                                    1998                    1999
                                             -------------------    --------------------
                                              LAND &                 LAND &
                                             BUILDINGS    OTHER     BUILDINGS     OTHER
                                             ---------    ------    ---------    -------
Operating leases which expire:
  within one year..........................  $     --     $2,282    $     --     $    --
  within two to five years.................   189,348         --     184,230      10,525
                                             --------     ------    --------     -------
                                             $189,348     $2,282    $184,230     $10,525
                                             ========     ======    ========     =======

20. PENSION SCHEMES

     The group operates defined contribution pension schemes on behalf of the directors and employees, the assets of which are held separately from those of the group in independently administered funds. Pension costs are charged to the profit and loss account as incurred. At February 28, 1999 unpaid contributions totaled $nil.

21. DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP") which differ in certain respects from those generally accepted in the United States ("US GAAP"). The significant differences applicable to KNS Holdings Limited are described below.

Deferred taxation

     Under UK GAAP provision is made for deferred taxation using the liability method on short-term timing differences and all material timing differences which are not expected to continue in the future. Under US GAAP, deferred taxation is provided on a full liability basis on all temporary differences between the tax and book bases of assets and liabilities including the differences between the assigned fair values and tax bases of assets and liabilities acquired. Future tax benefits are recognized as deferred tax assets, subject to a valuation allowance to the extent that it is more likely than not that any part will be realized.

                              KNS HOLDING LIMITED

                              AT FEBRUARY 28, 1999


21. DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

PROFIT FOR THE PERIOD


                                            PERIOD ENDED    YEAR ENDED     9 MONTHS ENDED
                                            FEBRUARY 28     FEBRUARY 28     NOVEMBER 30
                                                1998           1999             1999
                                            ------------    -----------    --------------
                                                                            (UNAUDITED)
Profit/(loss) for the period as reported
  in the consolidated profit and loss
  account under UK GAAP...................     $3,858        $(62,819)        $352,211
                                               ------        --------         --------
Adjustments:
  Deferred taxation Methodology...........      1,169              --           36,908
                                               ------        --------         --------
Net income as adjusted to accord with US
  GAAP....................................     $5,027        $(62,819)        $389,119
                                               ======        ========         ========


INVESTED CAPITAL


                                            PERIOD ENDED    YEAR ENDED     9 MONTHS ENDED
                                            FEBRUARY 28     FEBRUARY 28     NOVEMBER 30
                                                1998           1999             1999
                                            ------------    -----------    --------------
                                                                            (UNAUDITED)
Invested capital as reported in the
  consolidated balance sheet under UK
  GAAP....................................    $944,021       $857,679        $1,217,500
                                              --------       --------        ----------
Adjustments:
  Deferred taxation methodology...........      14,069             --            36,423
                                              --------       --------        ----------
Invested capital as adjusted to accord
  with US GAAP............................    $958,090       $857,679        $1,253,923
                                              ========       ========        ==========


REVENUE RECOGNITION

     The group recognizes revenues in accordance with American Institute of Certified Public Accountants statement of Position 97-2, Software Revenue Recognition, as amended. Accordingly, no adjustment is necessary under US GAAP.

CONSOLIDATED STATEMENT OF CASH FLOWS

     The consolidated statements of cash flows prepared under UK GAAP present substantially the same information as those required under US GAAP but they differ, however, with regard to classification of items within them and as regards the definition of cash and cash equivalents.

     Under UK GAAP, cash is defined as cash in hand and at bank and deposits repayable on demand less bank overdrafts. Under US GAAP, cash and cash equivalents would not include bank overdrafts but would include cash deposits repayable within three months at inception. Under UK GAAP, cash flows are presented separately for operating activities, returns on investments and servicing of finance, taxation,

                              KNS HOLDING LIMITED

                              AT FEBRUARY 28, 1999


21. DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

capital expenditure and financial investment, acquisitions, equity dividends, management of liquid resources and financing. US GAAP require only three categories of cash flow activity to be reported: operating, investing and financing. Cash flows from taxation and returns on investments and servicing of finance shown under UK GAAP would be included in the determination of cash flows from operating activities under US GAAP. Under US GAAP, the payment of dividends would be included as a financing activity and capital expenditure and financial investment and acquisitions would be included within investing activities.

     The categories of cash flow activity under US GAAP can be summarized as follows:


                                            PERIOD ENDED    YEAR ENDED     9 MONTHS ENDED
                                            FEBRUARY 28     FEBRUARY 28     NOVEMBER 30
                                                1998           1999             1999
                                            ------------    -----------    --------------
                                                                            (UNAUDITED)
Cash (outflow)/inflow from operating
  activities..............................   $ (62,432)      $ 712,464      $(2,027,264)
Cash (outflow)/inflow on investing
  activities..............................    (346,594)       (700,245)         390,846
Cash inflow/(outflow) from financing
  activities..............................     959,246        (682,064)       2,120,728
                                             ---------       ---------      -----------
Increase/(Decrease) in cash and cash
  equivalents.............................   $ 550,220       $(669,845)     $   484,310
                                             =========       =========      ===========



CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME


     KNS Holdings Limited has no amounts which, under US GAAP, would be reported as other comprehensive income.

CONCENTRATIONS OF CREDIT RISK

     KNS Holdings Limited did not consider there to be any significant concentration of credit risk at February 28, 1999.

FINANCIAL INSTRUMENTS

     The carrying amounts and fair values of the material financial instruments of KNS Holdings Limited which comprise cash and external borrowings, approximate their carrying amounts. KNS Holdings Limited has not utilized derivatives.

                              KNS HOLDING LIMITED

                              AT FEBRUARY 28, 1999


21. DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

DEFERRED TAXATION

     The analysis of the deferred taxation balance under US GAAP is as follows:


                                            PERIOD ENDED    YEAR ENDED     9 MONTHS ENDED
                                            FEBRUARY 28     FEBRUARY 28     NOVEMBER 30
                                                1998           1999             1999
                                            ------------    -----------    --------------
                                                                            (UNAUDITED)
                                                                           --------------
Deferred taxation liabilities
Excess of book value over taxation value
  of fixed assets.........................    $    --        $(12,959)        $    --
                                              -------        --------         -------
                                                   --         (12,959)             --
                                              -------        --------         -------
Deferred taxation assets
  Excess of taxation value over book value
     of fixed assets......................     14,069              --          36,423
                                              -------        --------         -------
                                               14,069              --          36,423
                                              -------        --------         -------
Net deferred taxation asset/(liability)...    $14,069        $(12,959)        $36,423
                                              =======        ========         =======



INVESTMENT IN PANIC SYSTEMS LIMITED



     Under US GAAP, the investment in Panic Systems is accounted for under the equity method. In the opinion of the directors, no write down is required against the investment under this method.

                                  [BACK COVER]



 [INSERT GRAPHIC DISPLAYING COMPONENTS OF SERVER-BASED SERVICES, INCLUDING THE
   METHODS OF DELIVERY OF SOFTWARE APPLICATIONS FROM OUR DATA CENTERS TO OUR
                                   CUSTOMERS]

------------------------------------------------------
------------------------------------------------------


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY SHARES OF OUR COMMON STOCK IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF OUR COMMON STOCK.


                           -------------------------


                               TABLE OF CONTENTS


                           -------------------------


                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    5
Forward-Looking Statements............   12
Use of Proceeds.......................   13
Dividend Policy.......................   13
Price Range of Our Common Stock.......   14
Capitalization........................   16
Dilution..............................   17
Acquisitions..........................   18
Pro Forma Condensed Consolidated
  Financial Information...............   21
Selected Consolidated Financial
  Data................................   29
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   30
Business..............................   37
Management............................   49
Principal Stockholders................   58
Certain Relationships and Related
  Transactions........................   60
Description of Capital Stock..........   62
Shares Eligible for Future Sale.......   66
Underwriting..........................   68
Legal Matters.........................   70
Experts...............................   70
Where You Can Find More Information...   71
Index to Financial Statements.........  F-1


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                               [FUTURELINK LOGO]


                                5,000,000 SHARES


                                  COMMON STOCK

                           -------------------------

                                   PROSPECTUS

                           -------------------------


                            BEAR, STEARNS & CO. INC.



                               ROBERTSON STEPHENS



                               CIBC WORLD MARKETS


                             C.E. UNTERBERG, TOWBIN

                                            , 2000


------------------------------------------------------
------------------------------------------------------

                                    PART II



                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.



SEC registration fee........................................  $49,335
NASD filing fee.............................................   13,581
Blue Sky fees and expenses..................................    7,500
Attorneys' fees and expenses................................
Accountants' fees and expenses..............................
Transfer Agent's and Registrar's fees and expenses..........
Printing and engraving fees.................................
Miscellaneous...............................................
                                                              -------
          Total.............................................  $
                                                              =======



     The amounts set forth above are estimates except for the SEC registration fee and the NASD filing fee.



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.



     Section 145 of the Delaware General Corporation Law provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities, including attorneys' fees, incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the Company only as authorized in each specific case upon a determination by the shareholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.



     The Company's Certificate of Incorporation provides that to the fullest extent permitted by the laws of the State of Delaware, as the same may be amended from time to time, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.



     The Certificate of Incorporation and By-Laws provide for indemnification of its directors and officers to the fullest extent permitted by Delaware law, as the same may be amended from time to time.



     In addition, the Company maintains liability insurance for its directors and officers.



     The following is a description of our securities issuances since January 31, 1997.



ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.



     Since January 1, 1997, we have issued the following securities without registration under the Securities Act. Each of the disclosures take into account the stock splits referred to in the prospectus.

 1. On June 9, 1997, we issued 6,000 shares of common stock to two non-U.S. residents. In exchange for the issuance, we received total consideration of $10,000. We issued these securities under an exemption provided by Rule 903 of Regulation S under the Securities Act Rules. We made no directed selling efforts of these securities within the United States. The purchasers of the securities certified that they are not U.S. persons, that they were not acquiring the securities for the account or benefit of any U.S. person and that they would not resell the securities in the U.S. for at least one year. The securities issued by us were appropriately legended to reflect these restrictions and we have the right to refuse to register any transfer of these securities not made in accordance with Regulation S.



 2. On July 23, 1997, we issued 10,000 shares of common stock to twenty-three non-U.S. residents. In exchange for the issuance, we received total consideration of $100,000. We issued these securities under an exemption provided by Rule 903 of Regulation S under the Securities Act Rules. We made no directed selling efforts of these securities within the United States. Each purchaser of the securities certified that it is not a U.S. person, was not acquiring the securities for the account or benefit of any U.S. person and would not resell the securities in the U.S. for at least one year. The securities issued by us were appropriately legended to reflect these restrictions and we have the right to refuse to register any transfer of these securities not made in accordance with Regulation S.



 3. On December 18, 1997, we issued 2,000,000 shares of common stock to twenty-five non-U.S. residents. In exchange for the issuance, we received total consideration of $100,000. We issued these securities under an exemption provided by Rule 903 of Regulation S under the Securities Act Rules. We made no directed selling efforts of these securities within the United States. The purchasers of the securities certified they are not U.S. persons, and were not acquiring the securities for the account or benefit of any U.S. person.



 4. On January 20, 1998, we issued 308,000 shares of common stock to 5 non-US residents. In exchange for the issuances, we received 1,540,000 Class A Common Voting shares of FutureLink Alberta. We also issued 700,000 shares of common stock to 18 entities or individuals who were officers, directors, or employees of FutureLink Alberta, or their nominees, in exchange for prior services. We issued these securities under an exemption provided by Rule 903 of Regulation S under the Securities Act Rules. We made no directed selling efforts of these securities within the United States. Each recipient of these securities certified that it is not a U.S. person, was not acquiring the securities for the account or benefit of any U.S. person and would not resell the securities in the U.S. for at least one year. The securities issued by us were appropriately legended to reflect these restrictions and we have the right to refuse to register any transfer of these securities not made in accordance with Regulation S.



 5. On January 29, 1998, we issued 16,666 shares of common stock and a warrant to purchase up to 16,666 shares of common stock, which is now expired, to a non-U.S. entity. In exchange for this issuance, we received total consideration of $250,000. We issued these securities under an exemption provided by Rule 903 of Regulation S under the Securities Act Rules. We made no directed selling efforts of these securities within the United States. The purchaser of the securities certified that it is not a U.S. person, was not acquiring the securities for the account or benefit of any U.S. person and would not resell the securities in the U.S. for at least one year. The securities issued by us were appropriately legended to reflect these restrictions and we have the right to refuse to register any transfer of these securities not made in accordance with Regulation S.



 6. On April 3, 1998, we issued 13,696 shares of common stock and a warrant to purchase up to 13,696 shares of common stock to a non-U.S. entity. In exchange for the issuances, we received total consideration of $256,000. We issued these securities under an exemption provided by Rule 903 of Regulation S under the Securities Act Rules. We made no directed selling efforts of these securities within the United States. The purchaser of the securities certified that it is not a U.S. person, was not acquiring the securities for the account or benefit of any U.S. person and would not resell the securities in the U.S. for at least one year. The securities issued by us were appropriately legended to reflect these restrictions and we have the right to refuse to register any transfer of these securities not made in accordance with Regulation S.



 7. On April 3, 1998, we issued 7,467 shares of common stock and a warrant to purchase up to 7,467 shares of common stock to a non-U.S. entity. In exchange for the issuances, we received total consideration of $140,000. We issued these securities under an exemption provided by Rule 903 of Regulation S under the Securities Act Rules. We made no directed selling efforts of these securities within the United States. The purchaser of the securities certified that it is not a U.S. person, was not acquiring the securities for the account or benefit of any U.S. person and would not resell the securities in the U.S. for at least one year. The securities issued by us were appropriately legended to reflect these restrictions and we have the right to refuse to register any transfer of these securities not made in accordance with Regulation S.



 8. On April 22, 1998, we issued 9,333 shares of common stock and a warrant to purchase up to 9,333 shares of common stock to a non-U.S. entity. In exchange for the issuances, we received total consideration of $140,000. We issued these securities under an exemption provided by Rule 903 of Regulation S under the Securities Act Rules. We made no directed selling efforts of these securities within the United States. The purchaser of the securities certified that it is not a U.S. person, was not acquiring the securities for the account or benefit of any U.S. person and would not resell the securities in the U.S. for at least one year. The securities issued by us were appropriately legended to reflect these restrictions and we have the right to refuse to register any transfer of these securities not made in accordance with Regulation S.



 9. On April 24, 1998, we issued 4,000 shares of common stock and a warrant to purchase up to 4,000 shares of common stock to a non-U.S. entity. In exchange for the issuances, we received total consideration of $60,000. We issued these securities under an exemption provided by each of Rule 903 of Regulation S under the Securities Act Rules. We made no directed selling efforts of these securities within the United States. The purchaser of the securities certified that it is not a U.S. person, was not acquiring the securities for the account or benefit of any U.S. person and would not resell the securities in the U.S. for at least one year. The securities issued by us were appropriately legended to reflect these restrictions and we have the right to refuse to register any transfer of these securities not made in accordance with Regulation S.



10. On April 29, 1998, we issued 117,756 shares of common stock and a warrant to purchase up to 117,756 shares of common stock to a non-U.S. entity. In exchange for this issuance, we received total consideration of $382,706. We also issued 107,692 shares of common stock and a warrant to purchase up to 107,692 shares of common stock to a second non-US entity. In exchange for this issuance, we received total consideration of $350,000. We issued all of these securities under an exemption provided by Rule 903 of Regulation S under the Securities Act Rules. We made no directed selling efforts of these securities within the United States. Each purchaser of these securities certified that it is not a U.S. person, was not acquiring the securities for the account or benefit of any U.S. person and would not resell the securities in the U.S. for at least one year. The securities issued by us were appropriately legended to reflect these restrictions and we have the right to refuse to register any transfer of these securities not made in accordance with Regulation S.



11. On August 14, 1998, we financed, with Thomson Kernaghan & Co. Limited, a non-U.S. entity, a $5 million convertible debenture facility consisting of 10% convertible debentures and warrants to subscribe for 208,333 shares of common stock. We placed in an escrow account 3,800,000 shares of common stock underlying the convertible debenture and warrants. We also compensated Thomson Kernaghan & Co. Limited for acting as a financial consultant to us by issuing it 64,703 shares of common stock. In February 1999, we increased the total of this debenture facility to $6,000,000. On April 26, 1999, we repriced the warrants and set a new fixed conversion price for the debentures. At that time, we also issued to Thomson Kernaghan & Co. Limited additional warrants to purchase

    1,121,201 shares of common stock. On June 1, 1999, we issued 36,706 shares of common stock to Thomson Kernaghan & Co. Limited to cover interest accrued on $1,470,000 of outstanding convertible debentures which had been called by us in accordance with the April 26, 1999 amendment. Effective December 7, 1999, we entered into another agreement with Thomson Kernaghan & Co. Limited its remaining $1.53 million of convertible debentures and exercised its remaining warrants, under which it converted these debentures the accrued interest on the debentures plus these warrants into 2,882,867 shares of common stock and received an additional 125,000 shares. A portion of the securities were registered under Amendment No. 4 to our registration statement on Form SB-2 filed December 21, 1998. The rest of the securities were issued under an exemption provided by Rule 903 of Regulation S under the Securities Act Rules. We made no directed selling efforts of these securities within the United States. Thomson Kernaghan & Co. Limited certified that it is not a U.S. person, was not acquiring the securities for the account or benefit of any U.S. person and would not resell the securities in the U.S. for at least one year, except in accordance with the registration statement. The securities issued by us were appropriately legended to reflect these restrictions and we have the right to refuse to register any transfer of these securities not made in accordance with Regulation S. Rule 506 of Regulation D under the Securities Act Rules could also be relied upon to exempt this transaction from registration requirements.



12. On August 24, 1998, we issued 4,250,000 exchangeable shares convertible into 850,000 shares of common stock to two non-US residents. In exchange for the issuance, we received all of the outstanding stock of Riverview Management Corporation, (renamed FutureLink/SysGold Ltd. at closing) and, indirectly, its wholly-owned subsidiaries SysGold Inc., and SysGold Ltd. We issued these securities under an exemption provided by Rule 903 of Regulation S under the Securities Act Rules. We made no directed selling efforts of these securities within the United States. Both purchasers of the securities certified that they are not U.S. persons, were not acquiring the securities for the account or benefit of any U.S. person and would not resell the securities in the U.S. for at least one year. The securities issued by us were appropriately legended to reflect these restrictions and we have the right to refuse to register any transfer of these securities not made in accordance with Regulation S.



13. On November 23, 1998, we issued 334,755 shares of common stock to 77 non-U.S. investors. In exchange for the issuances, we received 1,673,775 shares of Class A Common Voting shares of FutureLink Alberta, giving us 96.4% of FutureLink Alberta's voting stock. We issued these securities under an exemption provided by Rule 903 of Regulation S under the Securities Act Rules. We made no directed selling efforts of these securities within the United States. The purchasers of the securities certified that they are not U.S. persons, were not acquiring the securities for the account or benefit of any U.S. person and would not resell the securities in the U.S. for at least one year. The securities issued by us were appropriately legended to reflect these restrictions and we have the right to refuse to register any transfer of these securities not made in accordance with Regulation S.



14. On February 22, 1999, we issued a $150,620.62 convertible debenture to two non-U.S. residents, and granted to each of these persons warrants to purchase up to 75,310 shares of common stock. The issuances were made in exchange for the satisfaction of the principal and interest due on loans of $144,632 that each purchaser had made to us on August 11, 1998. On August 18, 1999, we issued 27,431 shares to one of the purchasers on conversion of the remaining $54,862 of debenture principal outstanding. During February 2000, we issued 144,742 shares to these purchasers upon the exercise of their warrants. We issued these securities under an exemption provided by Rule 903 of Regulation S under the Securities Act Rules. We made no directed selling efforts of these securities within the United States. The purchasers of the securities certified that they are not U.S. persons, were not acquiring the securities for the account or benefit of any U.S. person and would not resell the securities in the U.S. for at least one year. The securities issued by us were appropriately legended to reflect these restrictions and we have the right to refuse to register any transfer of these securities not made in accordance with Regulation S.

15. On February 26, 1999, we issued an aggregate of 23,500 shares of our common stock to the remaining 12 minority shareholders of FutureLink Alberta, all of whom are non-US residents. In exchange for the issuances, we received the final 107,500 Class A Common Voting Shares of FutureLink Alberta which we did not already own. We issued these securities under an exemption provided by Rule 903 of Regulation S under the Securities Act Rules. We made no directed selling efforts of these securities within the United States. The purchasers of the securities certified that they were not U.S. persons, were not acquiring the securities for the account or benefit of any U.S. person and would not resell the securities in the U.S. for at least one year. The securities issued by us were appropriately legended to reflect these restrictions and we have the right to refuse to register any transfer of these securities not made in accordance with Regulation S.



16. On March 2, 1999, we issued an aggregate of $500,000 in 8% convertible debentures, and warrants to purchase up to 26,553 shares of common stock to a U.S.-based entity. In exchange for this issuance, we received total consideration of $500,000. In August 1999, we issued 355,836 shares to such entity upon conversion of the principal amount of the debenture together with interest and penalties. In December 1999, this entity it exercised its warrants to acquire 26,553 shares of common stock. We issued these securities under an exemption provided by Rule 506 of Regulation D under the Securities Act Rules. The purchaser of these securities certified that it was an "accredited investor" as defined in Rule 501 of Regulation D, was acquiring the securities as an investment and not with a view to distribution, and would not resell the securities unless they became registered or another exemption from registration was available. The securities issued by us were appropriately legended to reflect these restrictions.



17. Between April 29 and May 7, 1999, we issued 8% Senior Subordinated Convertible Notes totaling $8,038,500 to various investors, including $433,000 in notes to certain members of management. We also issued warrants to acquire up to 3,802,750 shares of common stock to the various investors and warrants to purchase 216,500 shares to members of our management. Commonwealth Associates, L.P. acted as our placement agent and advisor in the offering in exchange for $723,465 (9% of the gross proceeds of the offering) and 4,000,001 agent's warrants. Between August 23, 1999 and November 8, 1999 we issued 8,579,020 shares upon the conversion of $7,418,000 of principal outstanding on the notes. We also issued 7,329,782 shares upon the exercise of 7,709,001 warrants. These securities were issued by us pursuant to an exemption from registration requirements provided by Rule 506 of Regulation D under the Securities Act Rules. The purchasers of these securities certified that they were "accredited investors" as defined in Rule 501 of Regulation D, were acquiring the securities as an investment and not with a view to distribution, and would not resell the securities unless they became registered or another exemption from registration was available. The securities issued by us were appropriately legended to reflect these restrictions.



18. On May 7, 1999, we issued a 10% convertible debenture in the amount of $278,160 and a warrant to purchase up to 44,505 shares of common stock to a non-U.S. entity. We made these issuances in satisfaction of a debt in the amount of $278,160 owed to that entity. On March 30, 2000, this entity elected to convert $200,000 of the principal amount of its convertible debenture plus accrued interest into 189,160 shares of common stock. We issued these securities pursuant to an exemption provided by Rule 903 of Regulation S under the Securities Act Rules. We made no directed selling efforts of these securities within the United States. The purchaser of the securities certified that it is not a U.S. person, was not acquiring the securities for the account or benefit of any U.S. person and would not resell the securities in the U.S. for at least one year. The securities issued by us were appropriately legended to reflect these restrictions and we have the right to refuse to register any transfer of these securities not made in accordance with Regulation S.



19. On June 1, 1999, we effected a one-for-five reverse stock split. We issued 227 new shares to round fractional shares up to the nearest whole share as directed by the Securities and Exchange Commission.

20. On July 27, 1999, we issued $15 million in units, consisting of 8% senior subordinated convertible notes and warrants to purchase up to 2,250,000 shares of common stock, to various investors. In exchange for those issuances, we received gross proceeds of $15 million. Commonwealth Associates, L.P. acted as our placement agent and advisor in the offering in exchange for commissions and placement fees equal to $1,350,000 (9% of the gross proceeds of the offering) and 225,000 agent's warrants. In October 1999, we issued 2,727,172 shares and warrants which currently entitle their holders to purchase an additional 720,299 shares of common stock upon the automatic conversion of the notes. We issued these securities under an exemption provided by Rule 506 of Regulation D under the Securities Act Rules. The purchaser of these securities certified that they were "accredited investors" as defined in Rule 501 of Regulation D, were acquiring the securities as an investment and not with a view to distribution, and would not resell the securities unless they became registered or another exemption from registration was available. The securities issued by us were appropriately legended to reflect these restrictions.



21. On August 1, 1999, we issued 232,829 shares of common stock to Vincent L. Romano and delivered such shares to an escrow account. In exchange for the issuance, Mr. Romano agreed to serve as our Executive Vice President of Sales and Marketing. We issued these securities to Mr. Romano under an exemption provided by Rule 506 of Regulation D under the Securities Act Rules. Mr. Romano certified that he was an "accredited investor" as defined in Rule 501 of Regulation D, was acquiring the securities as an investment and not with a view to distribution, and would not resell the securities unless they became registered or another exemption from registration was available. The securities issued by us were appropriately legended to reflect these restrictions.



22. Effective August 7, 1999, we issued 53,552 shares of common stock and 33,467 warrants to purchase shares of common stock to a U.S. entity. In exchange for the issuances and certain other consideration, we retained that entity to provide us with marketing and advertising services. We issued these securities under an exemption provided by Rule 506 of Regulation D under the Securities Act Rules. The purchaser of these securities certified that it was an "accredited investor" as defined in Rule 501 of Regulation D, was acquiring the securities as an investment and not with a view to distribution, and would not resell the securities unless they became registered or another exemption from registration was available. The securities issued by us were appropriately legended to reflect these restrictions.



23. On October 15, 1999, we issued 7,200,000 shares of common stock to the Holmes Trust, a trust formed pursuant to the laws of California. In exchange for this issuance and certain other consideration, we acquired all of the outstanding shares of Executive LAN Management, Inc., doing business as Micro Visions. We issued these securities under an exemption provided by Rule 506 of Regulation D under the Securities Act Rules. The Holmes Trust certified that it was an "accredited investor" as defined in Rule 501 of Regulation D, was acquiring the securities as an investment and not with a view to distribution, and would not resell the securities unless they became registered or another exemption from registration was available. The securities issued by us were appropriately legended to reflect these restrictions.



24. On October 15, 1999, we issued 9,090,909 shares of common stock and warrants to purchase up to 2,372,727 shares of common stock to various U.S.-based investment funds. In exchange for the issuances, we received total consideration of $50 million. During February 2000, we issued 2,401,041 shares of common stock to such investment funds upon the conversion of these warrants, which gives effect to antidilution since their issuance. Gerard Klauer Mattison & Co., Inc. acted as our placement agent in the offering and received commissions and placement fees equal to $3 million (6% of the gross proceeds of the offering) and agent's warrants which currently allow that firm to acquire 919,939 shares of common stock. We issued these securities under an exemption provided by Rule 506 of Regulation D under the Securities Act Rules. Each purchaser of these securities certified that it was an "accredited investor" as defined in Rule 501 of Regulation D, was acquiring the securities as an investment and not with a view to distribution, and would not resell the securities unless they became registered or another exemption from registration was available. The securities issued by us were appropriately legended to reflect these restrictions.



25. On November 3, 1999, we issued warrants to purchase up to 29,413 shares of our common stock to TBCC Funding Trust. The issuance was made at the same time as a lease financing arrangement with Transamerica Business Credit Corporation. We issued these securities under an exemption provided by Rule 506 of Regulation D under the Securities Act Rules. TBCC Funding Trust certified that it was an "accredited investor" as defined in Rule 501 of Regulation D, was acquiring the securities as an investment and not with a view to distribution, and would not resell the securities unless they became registered or another exemption from registration was available. The securities issued by us were appropriately legended to reflect these restrictions.



26. On November 5, 1999, we issued 1,181,816 shares of our common stock to the 11 former shareholders of CN Networks, Inc. In exchange for the issuances and certain other consideration, we acquired all of CN Networks, Inc.'s outstanding shares. We issued these securities under an exemption provided by Rule 506 of Regulation D under the Securities Act Rules. Of the selling shareholders, all of whom reside in California, one was accredited and 10 were non-accredited. The non-accredited investors were furnished with information on our company in compliance with the provisions of Rule 502(b) of Regulation D. The single accredited investor certified to us that it is an "accredited investor" as defined in Rule 501 of Regulation D. All of the former shareholders of CN Networks, Inc. certified that they were acquiring the securities as an investment and not with a view to distribution and would not resell the securities unless they became registered or another exemption from registration was available. The securities issued by us were appropriately legended to reflect these restrictions.



27. On November 26, 1999, we issued 1,298,705 shares of our common stock to the 16 former shareholders of Async Technologies, Inc. In exchange for the issuances and certain other consideration, we acquired all of the outstanding shares of Async Technologies, Inc. We issued these securities under an exemption provided by Rule 506 of Regulation D under the Securities Act Rules of the selling shareholders, all of whom reside in Michigan, two were accredited and 14 were non-accredited. The non-accredited investors were furnished with information on our company in compliance with the provisions of Rule 502(b) of Regulation D. The accredited investors certified to us that they were "accredited investors" as defined in Rule 501 of Regulation D. All of the former shareholders of Async Technologies, Inc. certified that they were acquiring the securities as an investment and not with a view to distribution and would not resell the securities unless they became registered or another exemption from registration was available. The securities issued by us were appropriately legended to reflect these restrictions.



28. On December 12, 1999, we issued 112,590 shares of common stock to a U.S. entity. In exchange for the issuance, we received total consideration of $2.2 million. We issued these securities under an exemption provided by Rule 506 of Regulation D under the Securities Act Rules. The purchaser of these securities certified that it was an "accredited investor" as defined in Rule 501 of Regulation D, was acquiring the securities as an investment and not with a view to distribution, and would not resell the securities unless they became registered or another exemption from registration was available. The securities issued by us were appropriately legended to reflect these restrictions.



29. On December 16, 1999, we issued a warrant to acquire up to 13,140 shares of common stock to EMC(2) Corporation. The issuance was made as partial consideration for an equipment financing arrangement. We issued these securities under an exemption provided by Rule 506 of Regulation D under the Securities Act Rules. EMC(2) Corporation certified that it was an "accredited investor" as defined in Rule 501 of Regulation D, was acquiring the securities as an investment and not with a view to distribution, and would not resell the securities unless they became registered or another exemption from registration was available. The securities issued by us were appropriately legended to reflect these restrictions.

30. On December 22, 1999, we issued 2,160,307 shares of common stock to the selling shareholders of KNS Holdings Limited, a foreign entity, all of such selling shareholders being non-U.S. residents or entities. In exchange for the issuances and certain other consideration, we acquired all of the outstanding shares of KNS Holdings Limited. We issued these securities under an exemption provided by Rule 903 of Regulation S under the Securities Act Rules. We made no directed selling efforts of these securities within the United States. The purchasers of the securities certified that they were not U.S. persons, were not acquiring the securities for the account or benefit of any U.S. person and would not resell the securities in the U.S. for at least one year. The securities issued by us were appropriately legended to reflect these restrictions and we have the right to refuse to register any transfer of these securities not made in accordance with Regulation S.



31. On January 31, 2000, we issued 1,026,316 shares of common stock to the two selling shareholders of Vertical Software, Inc. d.b.a VSI Technology Solutions. In exchange for the issuances and certain other consideration, we acquired all of the outstanding shares of VSI Technology Solutions. We issued these securities under an exemption provided by Rule 506 of Regulation D under the Securities Act Rules both selling shareholders were accredited investors and certified to us that they complied with Rule 501 of Regulation D. These former shareholders of Vertical Software, Inc. certified that they were acquiring the securities as an investment and not with a view to distribution and would not resell the securities unless they became registered or another exemption from registration was available. The securities issued by us were appropriately legended to reflect these restrictions.



32. On February 29, 2000, we issued 1,975,170 shares of common stock to the four selling shareholders of MicroLAN Systems, Inc., doing business as Madison Technology Group, Madison Consulting Resources, Inc. and Madison Consulting Resources NJ, Inc. to acquire all of the outstanding shares of such companies. We issued these securities pursuant to an exemption provided by Rule 506 of Regulation D under the Securities Act Rules. All four selling shareholders certified to us that they are "accredited investors" as defined in Rule 501 of Regulation D. All of the former shareholders of these companies also certified that they were acquiring the securities as an investment and not with a view to distribution and would not resell the securities unless they became registered or another exemption from registration was available. The securities issued by us were appropriately legended to reflect these restrictions. The shares were issued under a stock purchase agreement that was entered into prior to the filing of this registration statement and had no conditions to closing for the selling shareholders that were within their control.



33. Between June 29, 1998 and March 10, 2000, we issued an aggregate of 8,972,500 stock options to directors, officers and employees at various exercises prices of which 4,000,000 underlying shares were registered by our registration statement on Form S-8 filed August 6, 1999 and 4,500,000 underlying shares were registered by our registration statement on Form S-8 filed February 29, 2000. We issued these securities under Rule 701 of Regulation E under the Securities Act Rules.



34. On February 11, 2000 we agreed to, and on March 1, 2000 did issue, warrants to acquire, in the aggregate, up to 3,000,000 shares of common stock to a U.S. entity to settle litigation commenced against us by such entity claiming fees for financial advisory services earned between April 1999 and November 1999. We issued these securities under an exemption provided for Rule 506 of Regulation D under the Securities Act Rules. The party to whom we issued these securities is an "accredited investor" as defined in Rule 501 of Regulation D, acquired the securities as an investment and not with a view to distribution, and has agreed to not resell the securities unless they became registered or another exemption from registration was available. The securities issued by us were appropriately legended to reflect these restrictions.



35. On February 3, 2000 we entered into a definitive agreement to acquire all of the outstanding shares of Charon Systems Inc., a foreign entity, from its 14 current shareholders, all of whom being non-US residents or entities. At closing, we intend to issue 1,072,940 shares of common stock as part of the consideration payable to these non-U.S. selling shareholders pursuant to an exemption provided by

    Rule 903 of Regulation S under the Securities Act Rules. The selling shareholders will be required to certify that they are not U.S. persons, that they are not acquiring the securities for the account or benefit of any U.S. person and that they will not resell the securities in the U.S. for at least one year. When we issue these securities, we intend to appropriately legend the certificates representing these securities to reflect these restrictions and we will retain the right to refuse to register any transfer of these securities not made in accordance with Regulation S.



     Except as otherwise set forth above, no underwriters were engaged in the sales of securities described above.



ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.



(a) EXHIBITS



EXHIBIT
 NUMBER                            DESCRIPTION
-------                            -----------
  1.1*     Form of Underwriting Agreement
  2.1      Share Purchase Agreement dated August 4, 1998 between
           FutureLink Distribution Corp., a Colorado corporation,
           Donald A. Bialik, Olivia B. Bialik, Bialik Family Trust,
           Riverview Management Corporation, SysGold Ltd., and
           FutureLink Distribution Corp., an Alberta corporation(1)
  2.2      Targetco Acquisition Agreement dated August 3, 1998 between
           FutureLink Distribution Corp., a Colorado corporation, and
           FutureLink Alberta(1)
  2.3      Amending Agreement to Share Purchase Agreement dated August
           21, 1998 between FutureLink Distribution Corp., a Colorado corporation, Donald A. Bialik, Olivia B. Bialik, Bialik
           Family Trust, Riverview Management Corporation, SysGold
           Ltd., and FutureLink Alberta(3)
  2.4      Agreement and Plan of Reorganization and Merger dated June
           2, 1999 between FutureLink Distribution Corp., FutureLink
           California Acquisition Corp., Executive LAN Management,
           Inc., dba Micro Visions, and the selling shareholders of
           Micro Visions(6)
  2.5      Agreement and Plan of Merger dated August 1, 1999 between
           FutureLink Distribution Corp. and FutureLink California
           Acquisition Corporation, a Delaware corporation(8)
  2.6      Agreement and Plan of Reorganization and Merger dated
           September 7, 1999 between FutureLink Distribution Corp.,
           FutureLink Pleasanton Acquisition Corp., CN Networks, Inc.,
           and the selling shareholders of CN Networks, Inc.(9)
  2.7      Agreement and Plan of Reorganization and Merger dated
           September 7, 1999 between FutureLink Distribution Corp.,
           FutureLink Michigan Acquisition Corp., Async Technologies,
           Inc., and the selling shareholders of Async Technologies,
           Inc.(10)
  2.8      Certificate of Merger dated October 15, 1999 of FutureLink
           Distribution Corp., a Colorado corporation, into FutureLink
           California Acquisition Corp., a Delaware corporation(8)
  2.9      Amending Agreement dated October 15, 1999 to Agreement and
           Plan of Reorganization and Merger between FutureLink Corp.,
           FutureLink California Acquisition Corp., and the selling
           shareholders of Executive LAN Management, Inc.(8)
  2.10     Amending Agreement dated October 29, 1999 to Agreement and
           Plan of Reorganization and Merger, between FutureLink
           Distribution Corp., FutureLink Michigan Acquisition Corp.,
           Async Technologies, Inc., and the selling shareholders of
           Async Technologies, Inc.(10)
  2.11     Amending Agreement dated October 31, 1999 to Agreement and
           Plan of Reorganization and Merger between FutureLink Corp.,
           FutureLink Pleasanton Acquisition Corp., CN Networks, Inc.
           and the selling shareholders of CN Networks, Inc.(9)

EXHIBIT
 NUMBER                            DESCRIPTION
-------                            -----------
  2.12     Amending Agreement dated November 14, 1999 to Agreement and
           Plan of Reorganization and Merger between FutureLink Corp.,
           FutureLink Michigan Acquisition Corp., Async Technologies,
           Inc., and the selling shareholders of Async Technologies,
           Inc.(10)
  2.13     Agreement for the Sale and Purchase of the Entire Issued
           Share Capital of KNS Holdings Limited dated November 15,
           1999 between FutureLink Corp. and the selling shareholders of KNS Holdings Limited(11)
  2.14     Amending Agreement dated November 26, 1999 to Agreement and
           Plan of Reorganization and Merger between FutureLink Corp.,
           FutureLink Michigan Acquisition Corp., Async Technologies,
           Inc., and the selling shareholders of Async Technologies,
           Inc.(10)
  2.15     Supplemental Agreement dated December 20, 1999 to Agreement for Sale and Purchase of the Entire Issued Share Capital of
           KNS Holdings Limited, between FutureLink Corp. and the
           selling shareholders of KNS Holdings Limited(11)
  3.1      Certificate of Incorporation of FutureLink Corp.(8)
  3.2      Bylaws of FutureLink Corp.(8)
  5.1*     Opinion of Paul, Hastings, Janofsky & Walker LLP with
           respect to the validity of the securities being offered
 10.1      Stock Option Plan dated June 29, 1998(1)
 10.2      First Amendment to Second Amended and Restated Stock Option
           Plan dated December 10, 1999, as amended(12)
 10.3      Agency Agreement dated April 14, 1999 between FutureLink
           Distribution Corp. and Commonwealth(5)
 10.4      Letter Agreement dated December 6, 1999 between FutureLink
           Distribution Corp. and Thomson Kernaghan & Co. Limited(12)
 10.5      Advisory Agreement dated May 1, 1999 between FutureLink
           Distribution Corp. and Commonwealth Associates, L.P.(5)
 10.6      Agency Agreement dated July 1, 1999 between FutureLink
           Distribution Corp. and Commonwealth Associates, L.P.(7)
 10.7      Loan Agreement dated August 1, 1999 between FutureLink Corp.
           and Vincent L. Romano(7)
 10.8      Securities Purchase Agreement dated October 15, 1999 between
           FutureLink Corp., Pequot Private Investment Fund II, L.P.
           and certain other investors(8)
 10.9      Registration Rights Agreement dated October 15, 1999 between
           FutureLink Corp., Pequot Private Investment Fund II, L.P.
           and certain other investors(8)
 10.10     Registration Rights Agreement dated December 6, 1999 between
           FutureLink Corp. and CPQ Holdings, Inc.(12)
 10.11     Securities Purchase Agreement dated December 6, 1999 between
           FutureLink Corp. and CPQ Holdings, Inc.(12)
 10.12     Employment Agreement dated June 1, 1999 between Philip R.
           Ladouceur and FutureLink Distribution Corp.(12)(13)
 10.13     Employment Agreement dated September 30, 1999 between Glenn
           C. Holmes and FutureLink Corp.(12)
 10.14     Employment Agreement dated August 1, 1999 between Vincent L.
           Romano and FutureLink Corp.(12)
 10.15     Client/Agency Agreement dated August 7, 1999 between Sicola,
           Martin, Koons & Frank, Inc. and FutureLink Distribution
           Corp., as revised(12)

EXHIBIT
 NUMBER                            DESCRIPTION
-------                            -----------
 10.16     Master Loan and Security Agreement dated November 3, 1999
           between Transamerica Business Credit Corporation, FutureLink
           Corp. and FutureLink Micro Visions Corp.(12)
 10.17     Security Agreement dated November 3, 1999 between
           Transamerica Business Credit Corporation and FutureLink
           Distribution Corp.(12)
 10.18     Master Lease and Financing Agreement dated November 15, 1999 between Compaq Financial Services and FutureLink Corp.(12)
 10.19     Master Lease Agreement dated December 16, 1999 between
           EMC(2) and FutureLink Corp.(12)
 10.20     Revised Offer to Lease dated March 24, 1998 between Bow
           Valley Square Management Ltd. and SysGold, Ltd., as amended, for 250 6th Avenue, Calgary(1)
 10.21     Lease Agreement dated September 23, 1999 between Kilroy
           Realty, L.P., Kilroy Realty Corporation, and FutureLink
           Distribution Corporation for 220 Technology Drive, Irvine
           and assignment of Lease Agreement dated October 15, 1999(12)
 10.22**   Microsoft Certified Solution Provider Agreement dated
           January 28, 2000 between Microsoft Corporation and
           FutureLink Corp.(14)
 10.23     Microsoft Application Services Agreement dated December 23,
           1999 between Microsoft Corporation and FutureLink
           Corp.(12)(14)
 10.24     Final Invoice/Enrollment Contract (MSCP) dated April 28,
           1998 between Microsoft Corporation and FutureLink Corp.(1)
 10.25     Direct Commercial Service License Agreement dated May 21,
           1999 between Microsoft and Corporation FutureLink
           Distribution Corp.(12)(14)
 10.26     Service Agreement dated June 1, 1998 between Willson
           Stationers Ltd. and FutureLink Alberta(1)
 10.27     Solution Provider Contract dated July 27, 1998 between IBM
           Canada Ltd. and FutureLink/ SysGold Ltd.(1)
 10.28     Hosting Services Distributor Agreement (version 4) dated
           November 12, 1998 between Onyx Software Corp. and FutureLink
           Distribution Corp.(12)
 10.29     Onyx Software License Agreement dated August 5, 1998 between
           Onyx Software Corp. and FutureLink Distribution Corp.(12)
 10.30     Alliance Partner Agreement dated October 26, 1998 between
           Great Plains Software and FutureLink Distribution Corp.(12)
 10.31     Citrix Solutions Network Gold Renewal Membership Agreement
           dated July 16, 1999 between Citrix Systems, Inc. and
           FutureLink Distribution Corp.(12)(14)
 10.32     Citrix Solutions Network Platinum Renewal Membership
           Agreement dated April 20, 1999 between Citrix Systems, Inc.
           and Async Technologies, Inc.(12)(14)
 10.33     Information Systems Services Agreement dated January 19,
           1999 between FutureLink Alberta and Numac Energy, Inc.(12)
 10.34     Information Systems Services Agreement dated July 1, 1999
           between Canadian Natural Resources, Ltd. and FutureLink
           Alberta(12)
 10.35     Alliance Partner Agreement dated February 12, 1999 between
           FutureLink Alberta and JAWS Technologies, Inc.(1)
 10.36     Master Consulting Agreement dated December 1, 1998 between
           Ameriquest Mortgage Company and Micro Visions(12)
 10.37     Internet Data Center Services Agreement dated May 7, 1999
           between Exodus Communications, Inc. and Executive LAN
           Management, Inc.(12)

EXHIBIT
 NUMBER                            DESCRIPTION
-------                            -----------
 10.38     Form of EMC(2) Corporation Software License Agreement(12)
 15.1**    Letter of Acknowledgement, Moreland & Davis, Alameda County,
           California
 15.2**    Letter of Acknowledgement, M. Jevahirian & Co., Birmingham,
           Michigan
 21.0**    List of Subsidiaries
 23.1*     Consent of Paul, Hastings, Janofsky & Walker LLP (consent
           included in 5.1)
 23.2**    Consent of Ernst & Young LLP, Independent Auditors, Orange
           County, California
 23.3**    Consent of Ernst & Young LLP, Independent Auditors, McLean,
           Virginia
 23.4**    Consents of Joel E. Sammet & Co., Certified Public
           Accountants, New York, New York
 23.5**    Consent of BDO Dunwoody LLP, Independent Auditors, Markham,
           Ontario
 23.6**    Consent of Ernst & Young LLP, Independent Auditors, Orange
           County, California
 23.7**    Consent of Moreland & Davis, Alameda County, California
 23.8**    Consent of M. Jevahirian and Co., Independent Auditors,
           Birmingham, Michigan
 23.9**    Consent of Ernst & Young, Independent Auditors, Reading,
           England
 24.1      Power of Attorney(12) (included in signature page)


-------------------------

 * To be filed in an amendment.



** Filed herewith.



 (1) Included as an Exhibit to FutureLink's registration statement on Form SB-2 filed August 24, 1998.



 (2) Included as an Exhibit to FutureLink's Amendment No. 1 to registration statement on Form SB-2 filed October 23, 1998.



 (3) Included as an Exhibit to FutureLink's Amendment No. 2 to registration statement on Form SB-2 filed November 24, 1998.



 (4) Included as an Exhibit to FutureLink's Amendment No. 3 to registration statement on Form SB-2 filed December 14, 1998.



 (5) Included as an Exhibit to FutureLink's Quarterly Report on Form 10-QSB for period ended March 31, 1999, filed May 20, 1999.



 (6) Included as an Exhibit to FutureLink's Current Report on Form 8-K filed June 16, 1999.



 (7) Included as an Exhibit to FutureLink's Quarterly Report on Form 10-QSB for period ended June 30, 1999, filed August 18, 1999.



 (8) Included as an Exhibit to FutureLink's Current Report on Form 8-K filed October 27, 1999.



 (9) Included as an Exhibit to FutureLink's Current Report on Form 8-K filed November 23, 1999.



(10) Included as an Exhibit to FutureLink's Current Report on Form 8-K filed December 8, 1999.



(11) Included as an Exhibit to FutureLink's Current Report on Form 8-K filed January 6, 2000.



(12) Included as an Exhibit to FutureLink's registration statement on Form SB-2 filed February 11, 2000.



(13) We entered into an employment agreement with Raghu Kilambi on June 1, 1999, which we amended on October 8, 1999 that is substantially identical in all material respects to our employment agreement with Mr. Ladouceur, except as to salary and bonus provisions. Mr. Kilambi's base salary is $180,000 per year and he is entitled to receive a performance bonus of up to $180,000.



(14) Some of our subsidiaries are parties to agreements with the same party that are substantially identical in all material respects.

(b) FINANCIAL STATEMENT SCHEDULES.



ITEM 17. UNDERTAKINGS



     (a) The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.



     (b) To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant under the above provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in respect of the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.



     The undersigned registrant hereby undertakes that:



          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.



          (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered in that prospectus, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this Amendment No. 1 to Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in Irvine, California on April 14, 2000.



                                          FUTURELINK CORP.



                                          By:      /s/ KYLE B.A. SCOTT

                                            ------------------------------------

                                                      Kyle B.A. Scott


                                                      Attorney-in-Fact

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement on Form SB-2 has been signed below by the following persons in the capacities and on the dates indicated.



                    NAME                                       TITLE                         DATE
                    ----                                       -----                         ----
                      *                        Chairman, Chief Executive Officer and    April 14, 2000
---------------------------------------------  Director
             Philip R. Ladouceur

                      *                        President, Chief Operating Officer       April 14, 2000
---------------------------------------------  and Director
               Glen C. Holmes

            /s/ RAGHU N. KILAMBI               Executive Vice President, Chief          April 14, 2000
---------------------------------------------  Financial Officer, Principal
              Raghu N. Kilambi                 Accounting Officer and Director

                      *                        Director                                 April 14, 2000
---------------------------------------------
              F. Bryson Farrill

                      *                        Director                                 April 14, 2000
---------------------------------------------
              Timothy P. Flynn

                      *                        Director                                 April 14, 2000
---------------------------------------------
               Michael S. Falk

                      *                        Director                                 April 14, 2000
---------------------------------------------
               Gerald A. Poch

                      *                        Director                                 April 14, 2000
---------------------------------------------
               James P. McNiel

             /s/ KYLE B.A. SCOTT               Vice President, Secretary and General    April 14, 2000
---------------------------------------------  Counsel
               Kyle B.A. Scott



*By: /s/               KYLE B.A.
SCOTT


--------------------------------
        Kyle B.A. Scott
        Attorney-in-Fact

                                 EXHIBIT INDEX



EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
     1.1*  Form of Underwriting Agreement
     2.1   Share Purchase Agreement dated August 4, 1998 between
           FutureLink Distribution Corp., a Colorado corporation,
           Donald A. Bialik, Olivia B. Bialik, Bialik Family Trust,
           Riverview Management Corporation, SysGold Ltd., and
           FutureLink Distribution Corp., an Alberta corporation(1)
     2.2   Targetco Acquisition Agreement dated August 3, 1998 between
           FutureLink Distribution Corp., a Colorado corporation, and
           FutureLink Alberta(1)
     2.3   Amending Agreement to Share Purchase Agreement dated August
           21, 1998 between FutureLink Distribution Corp., a Colorado corporation, Donald A. Bialik, Olivia B. Bialik, Bialik
           Family Trust, Riverview Management Corporation, SysGold
           Ltd., and FutureLink Alberta(3)
     2.4   Agreement and Plan of Reorganization and Merger dated June
           2, 1999 between FutureLink Distribution Corp., FutureLink
           California Acquisition Corp., Executive LAN Management,
           Inc., dba Micro Visions, and the selling shareholders of
           Micro Visions(6)
     2.5   Agreement and Plan of Merger dated August 1, 1999 between
           FutureLink Distribution Corp. and FutureLink California
           Acquisition Corporation, a Delaware corporation(8)
     2.6   Agreement and Plan of Reorganization and Merger dated
           September 7, 1999 between FutureLink Distribution Corp.,
           FutureLink Pleasanton Acquisition Corp., CN Networks, Inc.,
           and the selling shareholders of CN Networks, Inc.(9)
     2.7   Agreement and Plan of Reorganization and Merger dated
           September 7, 1999 between FutureLink Distribution Corp.,
           FutureLink Michigan Acquisition Corp., Async Technologies,
           Inc., and the selling shareholders of Async Technologies,
           Inc.(10)
     2.8   Certificate of Merger dated October 15, 1999 of FutureLink
           Distribution Corp., a Colorado corporation, into FutureLink
           California Acquisition Corp., a Delaware corporation(8)
     2.9   Amending Agreement dated October 15, 1999 to Agreement and
           Plan of Reorganization and Merger between FutureLink Corp.,
           FutureLink California Acquisition Corp., and the selling
           shareholders of Executive LAN Management, Inc.(8)
     2.10  Amending Agreement dated October 29, 1999 to Agreement and
           Plan of Reorganization and Merger, between FutureLink
           Distribution Corp., FutureLink Michigan Acquisition Corp.,
           Async Technologies, Inc., and the selling shareholders of
           Async Technologies, Inc.(10)
     2.11  Amending Agreement dated October 31, 1999 to Agreement and
           Plan of Reorganization and Merger between FutureLink Corp.,
           FutureLink Pleasanton Acquisition Corp., CN Networks, Inc.
           and the selling shareholders of CN Networks, Inc.(9)
     2.12  Amending Agreement dated November 14, 1999 to Agreement and
           Plan of Reorganization and Merger between FutureLink Corp.,
           FutureLink Michigan Acquisition Corp., Async Technologies,
           Inc., and the selling shareholders of Async Technologies,
           Inc.(10)
     2.13  Agreement for the Sale and Purchase of the Entire Issued
           Share Capital of KNS Holdings Limited dated November 15,
           1999 between FutureLink Corp. and the selling shareholders of KNS Holdings Limited(11)
     2.14  Amending Agreement dated November 26, 1999 to Agreement and
           Plan of Reorganization and Merger between FutureLink Corp.,
           FutureLink Michigan Acquisition Corp., Async Technologies,
           Inc., and the selling shareholders of Async Technologies,
           Inc.(10)
     2.15  Supplemental Agreement dated December 20, 1999 to Agreement for Sale and Purchase of the Entire Issued Share Capital of
           KNS Holdings Limited, between FutureLink Corp. and the
           selling shareholders of KNS Holdings Limited(11)
     3.1   Certificate of Incorporation of FutureLink Corp.(8)
     3.2   Bylaws of FutureLink Corp.(8)
     5.1*  Opinion of Paul, Hastings, Janofsky & Walker LLP with respect to the validity of the securities being offered

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
    10.1   Stock Option Plan dated June 29, 1998(1)
    10.2   First Amendment to Second Amended and Restated Stock Option
           Plan dated December 10, 1999, as amended(12)
    10.3   Agency Agreement dated April 14, 1999 between FutureLink
           Distribution Corp. and Commonwealth(5)
    10.4   Letter Agreement dated December 6, 1999 between FutureLink
           Distribution Corp. and Thomson Kernaghan & Co. Limited(12)
    10.5   Advisory Agreement dated May 1, 1999 between FutureLink
           Distribution Corp. and Commonwealth Associates, L.P.(5)
    10.6   Agency Agreement dated July 1, 1999 between FutureLink
           Distribution Corp. and Commonwealth Associates, L.P.(7)
    10.7   Loan Agreement dated August 1, 1999 between FutureLink Corp.
           and Vincent L. Romano(7)
    10.8   Securities Purchase Agreement dated October 15, 1999 between
           FutureLink Corp., Pequot Private Investment Fund II, L.P.
           and certain other investors(8)
    10.9   Registration Rights Agreement dated October 15, 1999 between
           FutureLink Corp., Pequot Private Investment Fund II, L.P.,
           and certain other investors(8)
    10.10  Registration Rights Agreement dated December 6, 1999 between
           FutureLink Corp. and CPQ Holdings, Inc.(12)
    10.11  Securities Purchase Agreement dated December 6, 1999 between
           FutureLink Corp. and CPQ Holdings, Inc.(12)
    10.12  Employment Agreement dated June 1, 1999 between Philip R.
           Ladouceur and FutureLink Distribution Corp.(12)(13)
    10.13  Employment Agreement dated September 30, 1999 between Glenn
           C. Holmes and FutureLink Corp.(12)
    10.14  Employment Agreement dated August 1, 1999 between Vincent L.
           Romano and FutureLink Corp.(12)
    10.15  Client/Agency Agreement dated August 7, 1999 between Sicola,
           Martin, Koons & Frank, Inc. and FutureLink Distribution
           Corp., as revised(12)
    10.16  Master Loan and Security Agreement dated November 3, 1999 between Transamerica Business Credit Corporation, FutureLink
           Corp. and FutureLink Micro Visions Corp.(12)
    10.17  Security Agreement dated November 3, 1999 between
           Transamerica Business Credit Corporation and FutureLink
           Distribution Corp.(12)
    10.18  Master Lease and Financing Agreement dated November 15, 1999 between Compaq Financial Services and FutureLink Corp.(12)
    10.19  Master Lease Agreement dated December 16, 1999 between
           EMC(2) and FutureLink Corp.(12)
    10.20  Revised Offer to Lease dated March 24, 1998 between Bow
           Valley Square Management Ltd. and SysGold, Ltd., as amended, for 250 6th Avenue, Calgary(1)
    10.21  Lease Agreement dated September 23, 1999 between Kilroy
           Realty, L.P., Kilroy Realty Corporation, and FutureLink
           Distribution Corporation for 220 Technology Drive, Irvine
           and assignment of Lease Agreement dated October 15, 1999(12)
    10.22** Microsoft Certified Solution Provider Agreement dated
           January 28, 2000 between Microsoft Corporation and
           FutureLink Corp.(14)
    10.23  Microsoft Application Services Agreement dated December 23,
           1999 between Microsoft Corporation and FutureLink
           Corp.(12)(14)
    10.24  Final Invoice/Enrollment Contract (MSCP) dated April 28,
           1998 between Microsoft Corporation and FutureLink Corp.(1)
    10.25  Direct Commercial Service License Agreement dated May 21,
           1999 between Microsoft Corporation and FutureLink
           Distribution Corp.(12)(14)
    10.26  Service Agreement dated June 1, 1998 between Willson
           Stationers Ltd. and FutureLink Alberta(1)

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
    10.27  Solution Provider Contract dated July 27, 1998 between IBM
           Canada Ltd. and FutureLink/ SysGold Ltd.(1)
    10.28  Hosting Services Distributor Agreement (version 4) dated
           November 12, 1998 between Onyx Software Corp. and FutureLink
           Distribution Corp.(12)
    10.29  Onyx Software License Agreement dated August 5, 1998 between
           Onyx Software Corp. and FutureLink Distribution Corp.(12)
    10.30  Alliance Partner Agreement dated October 26, 1998 between
           Great Plains Software and FutureLink Distribution Corp.(12)
    10.31  Citrix Solutions Network Gold Renewal Membership Agreement
           dated July 16, 1999 between Citrix Systems, Inc. and
           FutureLink Distribution Corp.(12)(14)
    10.32  Citrix Solutions Network Platinum Renewal Membership
           Agreement dated April 20, 1999 between Citrix Systems, Inc.
           and Async Technologies, Inc.(12)(14)
    10.33  Information Systems Services Agreement dated January 19,
           1999 between FutureLink Alberta and Numac Energy, Inc.(12)
    10.34  Information Systems Services Agreement dated July 1, 1999 between Canadian Natural Resources, Ltd. and FutureLink
           Alberta(12)
    10.35  Alliance Partner Agreement dated February 12, 1999 between
           FutureLink Alberta and JAWS Technologies, Inc.(1)
    10.36  Master Consulting Agreement dated December 1, 1998 between
           Ameriquest Mortgage Company and Micro Visions(12)
    10.37  Internet Data Center Services Agreement dated May 7, 1999 between Exodus Communications, Inc. and Executive LAN
           Management, Inc.(12)
    10.38  Form of EMC(2) Corporation Software License Agreement(12)
    15.1** Letter of Acknowledgement, Moreland & Davis, Alameda County,
           California
    15.2** Letter of Acknowledgement, M. Jevahirian & Co., Birmingham,
           Michigan
    21.0** List of Subsidiaries
    23.1*  Consent of Paul, Hastings, Janofsky & Walker LLP (consent included in 5.1)
    23.2** Consent of Ernst & Young LLP, Independent Auditors, Orange
           County, California
    23.3** Consent of Ernst & Young LLP, Independent Auditors, McLean,
           Virginia
    23.4** Consents of Joel E. Sammet & Co., Certified Public
           Accountants
    23.5** Consent of BDO Dunwoody LLP, Independent Auditors, Markham,
           Ontario
    23.6** Consent of Ernst & Young LLP, Independent Auditors, Orange
           County, California
    23.7** Consent of Moreland & Davis, Alameda County, California
    23.8** Consent of M. Jevahirian and Co., Independent Auditors,
           Birmingham, Michigan
    23.9** Consent of Ernst & Young, Independent Auditors, Reading,
           England
    24.1   Power of Attorney(12) (included in signature page)


-------------------------

 * To be filed in an amendment.



** Filed herewith.



 (1) Included as an Exhibit to FutureLink's registration statement on Form SB-2 filed August 24, 1998.



 (2) Included as an Exhibit to FutureLink's Amendment No. 1 to registration statement on Form SB-2 filed October 23, 1998.



 (3) Included as an Exhibit to FutureLink's Amendment No. 2 to registration statement on Form SB-2 filed November 24, 1998.



 (4) Included as an Exhibit to FutureLink's Amendment No. 3 to registration statement on Form SB-2 filed December 14, 1998.



 (5) Included as an Exhibit to FutureLink's Quarterly Report on Form 10-QSB for period ended March 31, 1999, filed May 20, 1999.



 (6) Included as an Exhibit to FutureLink's Current Report on Form 8-K filed June 16, 1999.

 (7) Included as an Exhibit to FutureLink's Quarterly Report on Form 10-QSB for period ended June 30, 1999, filed August 18, 1999.



 (8) Included as an Exhibit to FutureLink's Current Report on Form 8-K filed October 27, 1999.



 (9) Included as an Exhibit to FutureLink's Current Report on Form 8-K filed November 23, 1999.



(10) Included as an Exhibit to FutureLink's Current Report on Form 8-K filed December 8, 1999.



(11) Included as an Exhibit to FutureLink's Current Report on Form 8-K filed January 6, 2000.



(12) Included as an Exhibit to FutureLink's registration statement on Form SB-2 filed February 11, 2000.



(13) We entered into an employment agreement with Raghu Kilambi on June 1, 1999, which we amended on October 8, 1999 that is substantially identical in all material respects to our employment agreement with Mr. Ladouceur, except as to salary and bonus provisions. Mr. Kilambi's base salary is $180,000 per year and he is entitled to receive a performance bonus of up to $180,000.



(14) Some of our subsidiaries are parties to agreements with the same party that are substantially identical in all material respects.